As filed with the Securities and Exchange Commission on January 22, 2004
Registration No. 333-89756

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 4

to
Form S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Alion

Science and Technology Corporation
(Exact Name of Registrant as Specified in its Charter)

Delaware	8731	54-2061691
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1750 Tysons Boulevard Suite 1300 McLean, VA 22102 (703) 918-4480	10 West 35th Street Chicago, IL 60616 (312) 567-4000
(Address, including Zip Code and Telephone Number,
including Area Code of Registrant’s Principal Executive Offices)

Manik K. Rath

Alion Science and Technology Corporation
1750 Tysons Boulevard
Suite 1300
McLean, VA 22102
(703) 918-4480
(Name, Address, including Zip Code and Telephone Number,
including Area Code, of Agent for Service)

Copies to:

Marc R. Paul
Baker & McKenzie
815 Connecticut Avenue, N.W.
Washington, DC 20006

      Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

      If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:     ☐

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.     ☑

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.     ☐

      The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the SEC, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the SEC becomes effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Common Stock of Alion Science and Technology Corporation

and
Offering of Interests
in
The Alion Science and Technology Corporation
Employee Ownership, Savings and Investment Plan

        We are making eligible employees an offer to acquire a beneficial interest in the common stock of Alion Science and Technology Corporation, by directing the investment of

•	their eligible retirement account balances, and/or

•	a portion of their pre-tax payroll income,

into the employee stock ownership plan component of The Alion Science and Technology Corporation Employee Ownership, Savings and Investment Plan.

      State Street Bank & Trust Company, as the employee stock ownership plan trustee, will use the proceeds from this offering to purchase shares of Alion common stock at a price per share based on the applicable semi-annual valuation of our common stock.

      Neither our common stock nor the beneficial interests in our common stock will be publicly traded. You will be able to sell the common stock allocated to your employee stock ownership plan account only to Alion, and only in the limited circumstances described in this prospectus.

      Your investment involves risks. We urge you to read the “Risk Factors” section of this prospectus beginning on page 9 which describes risks associated with your investment.

      Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 22, 2004.

Table of Contents

Prospectus Summary	1
Summary Financial Data of Alion Science and Technology Corporation	7
Risk Factors	9
Risks Related to the Offering	9
Risks Related to Our Business	13
Special Note Regarding Forward-Looking Statements	22
S Corporation Status	22
The Acquisition and Deal Terms for the Purchase of Assets from IITRI	24
Description of Notes and Warrants	28
Senior Credit Facility	28
Notes	32
Warrants	36
Use of Proceeds	43
Plan of Distribution	43
Distribution, or Dividend, Policy	43
Capitalization	44
Selected Financial Data	45
Unaudited Pro Forma Consolidated Financial Data	47
Management’s Discussion and Analysis of Financial Condition and Operating Results	50
Overview	50
Results of Operations	53
Liquidity and Capital Resources	56
Discussion of Debt Structure	57
Critical Accounting Policies	61
Contractual Obligations	62
Off-Balance Sheet Financing Arrangements	62
Qualitative and Quantitative Disclosure about Market Risk	63
Business	64
Background	64
Overview	64
Corporate History	68
Growth Strategy	69
Market and Industry Background	69
Corporate Culture, Employees and Recruiting	72
Our Customers	73
Competition	73
Business Development and Promotional Activities	73
Resources	74
Patents and Proprietary Information	74
Foreign Operations	74
Company Information Available on the Internet	74
Environmental Matters	75
Properties	76
Legal Proceedings	76
The Alion Science and Technology Corporation Employee Ownership, Savings and Investment Plan	78
Introduction	78
Eligibility and Enrollment	80

i

Pre-Tax Deferrals to the KSOP	80
Company Contributions	84
Vesting	87
Valuation of Your Accounts	88
Voting Common Stock	91
Diversification	91
Requesting a Distribution	94
Loans	97
Hardship Withdrawals	98
Other In-Service Withdrawal Provisions	98
Taxation of Distributions	99
Other Important Facts	100
Your Individual One-Time ESOP Investment Election	102
Your Investment Options in the Non-ESOP Component	104
Description of Our Common Stock and KSOP Interests	108
Authorized Capital Stock and KSOP Interests	108
Authorized but Unissued Shares	108
Delaware Law and Certain Certificate of Incorporation and Bylaw Provisions	108
Management	111
Information Regarding the Directors of the Registrant	111
Compensation of Directors	113
Compensation Committee Interlocks and Insider Participation	113
Information Regarding the Executive Officers of the Registrant	114
Executive Compensation	116
Summary Compensation Table	116
Stock Appreciation Rights Plan	118
Phantom Stock Plan	120
Long-Term Incentive Plan Awards in Last Fiscal Year	123
Employment Agreements	123
Deferred Compensation Arrangement for Bahman Atefi	126
Deferred Compensation Plans	126
Certain Relationships and Related Transactions	128
Where You Can Find More Information	128
Legal Matters	128
Experts	128
Index to Financial Statements	F-1

ii

Prospectus Summary

        This summary highlights information contained elsewhere in this prospectus. You should read the entire prospectus carefully, including the “Risk Factors” section beginning on page 9 and our consolidated financial statements and notes thereto, before making an investment decision.

      Because we acquired substantially all the assets of IIT Research Institute, or IITRI, in the acquisition we completed on December 20, 2002, references to “our” company prior to December 20, 2002, in this prospectus refer to IITRI. These historical references do not include discussion of IITRI’s Life Sciences Operation, which was the only business unit of IITRI that we did not acquire in the acquisition. References in this prospectus to “we,” “us” and “our” refer either to IITRI prior to December 20, 2002, including its subsidiary, Human Factors Applications, Inc., but excluding the Life Sciences Operation, or to Alion following completion of the acquisition, as the context indicates. References to Alion after the acquisition refer to Alion and its subsidiaries, and references to Alion employees include employees of its subsidiaries.

      As further described herein, certain financial data are presented on a pro forma basis assuming that the acquisition of IITRI occurred on the first day of the earliest period presented.

      The summaries of the agreements described in this prospectus are qualified by the agreements themselves, which are filed as exhibits to the registration statement of which this prospectus forms a part.

Alion Science and Technology Corporation, or Alion

      Alion Science and Technology Corporation, formerly known as Beagle Holdings, Inc., was organized on October 10, 2001, as a for-profit Delaware corporation for the purpose of purchasing substantially all of the assets of IITRI, a not-for-profit Illinois corporation organized in 1936, in an acquisition which was completed on December 20, 2002.

      Alion’s activities include the research and development of technological solutions for problems relating to public health, safety and national defense. Alion is primarily a government contractor, providing research services mainly to agencies of the federal government, with the U.S. Department of Defense being its largest customer. Alion also provides research services to departments of state and local governments, foreign governments, and commercial customers. Applying its scientific and engineering expertise, Alion offers services to its customers in the following core research fields:

•	wireless communications,

•	defense operations,

•	information technology,

•	industrial technology,

•	chemical, environmental and biodefense technologies,

•	explosive science,

•	transportation technology, and

•	nuclear safety and analysis.

      Alion’s principal executive offices are located at 1750 Tysons Boulevard, Suite 1300, McLean, VA 22102 with a telephone number of (703) 918-4480 and at 10 West 35th Street, Chicago, IL 60616 with a telephone number of (312) 567-4000.

The KSOP and Your Investment Decision

      A “KSOP” is an employee benefit plan that consists of an employee stock ownership plan, or ESOP, which allows employees of a company to own an interest in that company’s stock, and a 401(k) element, which allows employees to have diversified retirement savings in other investments.

      The Alion Science and Technology Corporation Employee Ownership, Savings and Investment Plan, which we refer to as our KSOP, is a qualified retirement plan and is comprised of what we refer to as an ESOP component and a non-ESOP component. If you invest in the ESOP component, you invest indirectly in Alion common stock. If you invest in the non-ESOP component, you are investing, at your direction, in any of a number of mutual funds which Fidelity Investments offers.

      The ESOP component of our KSOP owns all of Alion’s currently outstanding common stock, although, as a result of the structure of the purchase price paid in the acquisition of IITRI’s assets, IITRI has warrants to purchase up to approximately 34 percent of our common stock, and one of our senior officers has warrants to purchase for $10.00 per share up to approximately 0.7 percent of our common stock, on a fully diluted basis (assuming the exercise of all outstanding warrants), calculated as of September 30, 2003. The offering of interests in our KSOP allows eligible employees to acquire ownership in Alion through investing in the ESOP component. Specifically, the ESOP trustee will use the proceeds from the offering to purchase shares of our common stock, for allocation to accounts of ESOP participants.

          How Can You Purchase Beneficial Interests in Alion’s Common Stock?

      If you are an eligible employee you can purchase beneficial interests in our common stock by:

•	directing the investment of your eligible retirement account balances into the ESOP component of our KSOP by making the individual one-time ESOP investment election available to new hires; and/or

•	directing a portion of your pre-tax payroll income to be invested in the ESOP component of our KSOP.

          Eligible Employees:

      You are eligible to make pre-tax payroll deferrals to the ESOP component if you are a full-, half-, or part-time or adjunct employee of Alion.

      You are eligible to make an individual one-time ESOP investment election if you

•	are hired by Alion on or after December 21, 2002; and

•	are an employee of Alion on the last day of your individual one-time ESOP election period and on that date the shares of our common stock are purchased by the ESOP trust according to your directions.

      We are making eligible employees, acting as “named fiduciaries” under the terms of the KSOP, an offer to acquire a beneficial interest in our common stock, by giving them the opportunity to direct the investment of their eligible retirement account balances in the ESOP component of Alion’s KSOP, where it will be invested in our common stock. We refer to acceptance of this offer and investment in the ESOP component as “an individual one-time ESOP investment election.” After completion of your individual one-time ESOP investment election period, you will not have another opportunity to invest in our common stock by electing to direct eligible retirement plan account balances to the ESOP component of the KSOP.

      Eligible Funds: The plans from which eligible participants may rollover funds are:

•	an Individual Retirement Account;

•	an individual retirement annuity;

•	an employer’s qualified retirement plan;

•	a qualified annuity plan, or 403(a) plan;

•	a tax-sheltered annuity, or 403(b) plan;

•	an eligible deferred compensation plan of a state, political subdivision of a state, any agency or instrumentality of a state or political subdivision of a state, or governmental 457(b) plan; and

•	other companies’ qualified retirement plan assets that are merged into the KSOP in connection with Alion’s acquisition of those companies.

      Role of the ESOP Trustee: Our board of directors appointed State Street Bank & Trust Company to serve as the trustee for the ESOP trust. State Street, as ESOP trustee, will use proceeds from any offering of KSOP interests to purchase Alion common stock. We will then use the funds we receive from the sale of our common stock to the ESOP for fulfillment of our ESOP repurchase obligations, then repayment of our debt obligations and general corporate purposes.

      Alion’s board of directors may remove the trustee and appoint a new trustee at any time. The trustee selects the appraiser used to value Alion common stock, which allows the ESOP trustee to set a value for Alion common stock.

      Your Role as Named Fiduciary: You are the named fiduciary under the KSOP for your own account. “Named fiduciaries” under the federal Employee Retirement Income and Security Act of 1974, which we refer to as ERISA, are those persons that have decision-making authority under plans with respect to the management or disposition of plan assets. Our KSOP designates eligible participants like you as “named fiduciaries” for the purpose of determining whether or not to direct the ESOP trustee to invest all or a portion of your KSOP balance in the ESOP component, and to invest these funds in our common stock. This means that it is solely up to you and your personal advisors whether to invest in our KSOP and as follow-on to that decision, whether to invest in our common stock by directing the investment of any of your eligible retirement account balances into our ESOP component.

      Fiduciaries under ERISA, including persons designated as named fiduciaries, are required to comply with ERISA. By law, State Street acts, in its capacity as trustee, as a fiduciary, which means that it must act prudently and solely in the best interests of the ESOP.

      Because you are designated as a named fiduciary with respect to:

•	your election to direct the ESOP trustee to invest your eligible balances in the ESOP component;

•	your decision to direct State Street to invest future pre-tax payroll deferrals in our common stock; and

•	your direction to vote the shares allocated to your account on certain major events (discussed in more detail below).

      State Street is generally required to follow your directions to the extent they are in accordance with the terms of the KSOP and are not contrary to ERISA.

      Named fiduciaries are required to act prudently, solely in the interest of the plan’s participants and beneficiaries and for the exclusive purpose of providing benefits to the plan’s participants and beneficiaries. A fiduciary, including a named fiduciary, who breaches the fiduciary responsibility rules of ERISA, may be liable to the plan for any losses caused by the fiduciary’s conduct. Therefore, when you act as a named fiduciary, you should do so in a prudent manner.

      Please remember that the ESOP trustee generally has no responsibility or liability under ERISA or any other law to make a determination as to the advisability or prudence of any individual’s decision whether or not to direct the investment of all or any portion of his or her eligible funds in our common stock.

      You can acquire a beneficial interest in our common stock in several ways:

•	by making an individual one-time ESOP investment election;

•	by making pre-tax payroll deferrals; and

•	through our company retirement plan and matching contributions.

      Individual One-Time ESOP Investment Elections: The period during which you are able to elect to invest either your rollover balances or your account balances transferred to the Alion KSOP as a result of another qualified retirement plan’s assets being merged into the ESOP component of Alion’s KSOP is called your individual one-time ESOP investment election period. Your individual one-time ESOP investment election period runs for 90 days from your first date of employment by Alion. Your rollover balances must be received by the ESOP component no later than the last day of the semi-annual valuation period following your 90th day of employment. If you became our employee due to Alion’s acquisition of your former employer and your former employer’s qualified retirement plan assets are merged into the KSOP, the ESOP Committee may, in its discretion, extend this one-time election period beyond your 90th day of employment. If you make a one-time ESOP investment election, you will acquire an indirect interest in Alion’s common stock upon timely receipt of your account balance(s) by the ESOP component and reinvestment of the funds in Alion stock.

      Although we will allocate shares of our common stock to your account within the ESOP component, the ESOP trust will continue to hold the common stock. State Street, the ESOP trustee, will hold record title to our common stock and you will have a beneficial interest in the shares of common stock allocated to your ESOP account. As an ESOP participant, you will have a right to receive the value of the shares of common stock allocated to your account in the ESOP component subject to the terms and conditions of the KSOP.

      Any decision you make to invest all or any portion of your eligible retirement account balances in our common stock is voluntary on your part. You are not obligated to do so and your failure to invest in our common stock will have no effect on your continued employment with us. No right to employment or continuing employment with Alion or HFA currently exists or is created by this offering.

      Pre-Tax Payroll Deferrals: The KSOP has a 401(k) feature which permits employees to defer pre-tax income. As an Alion employee you are able to direct future pre-tax payroll deferrals of your Alion salary to:

•	the ESOP component of our KSOP;

•	the non-ESOP component of our KSOP; or

•	any combination of the two.

      Your pre-tax deferrals to the ESOP component may, however, not exceed seven percent of your compensation. Any deferrals you direct in excess of this amount will automatically be re-invested in the non-ESOP component according to your then current investment allocation on file with Fidelity.

      Retirement Plan Contributions and Matching Contributions: Alion will make retirement plan contributions to all its employees who are eligible participants in the Alion KSOP. These retirement plan contributions will be made to your accounts in both the ESOP and the non-ESOP components of the KSOP. We will also make matching contributions on your behalf, in the ESOP component, based on your pre-tax deferrals of your Alion salary. New hires will be eligible to receive retirement plan and matching contributions after completion of one year of employment with Alion.

      Your Voting Rights: Because the ESOP trustee holds record title to the common stock allocated to your account and you will only have a beneficial interest in our shares, the ESOP trustee will usually vote those shares on your behalf at the direction of the ESOP committee. (The ESOP committee is comprised of four members of Alion’s management team and three other Alion employees and is responsible for the financial management and administration of the ESOP component.) If, however, the ESOP trustee determines that the direction of the ESOP committee is not in accordance with the terms of the KSOP or is not a proper direction under ERISA, it will vote the shares as it determines appropriate to fulfill its fiduciary duty under ERISA.

      You will be able to direct the ESOP trustee as to how to vote the shares allocated to your account in the ESOP component on certain corporate transactions that require shareholder approval under state law. These include:

•	our merger with another company;

•	our liquidation or dissolution;

•	the sale of all or substantially all of our assets, and

•	any stock reclassification and recapitalization.

      We are also giving you the right to vote on any tender offer for, or other offer to purchase, the shares of our common stock held by the ESOP component.

      In these instances you will have one vote for each share of Alion common stock allocated to your account in the ESOP component. If, however, the ESOP trustee determines that the votes cast by employees are not in accordance with the terms of the KSOP or is not a proper direction under ERISA, it will vote the shares as it determines appropriate to fulfill its fiduciary duty under ERISA.

      Important KSOP Features: Our KSOP includes a number of features beyond those required by law:

•	Special Diversification Feature: Diversification is a process which allows you to move a portion of your account balance invested in company stock to other investment alternatives in the non-ESOP component. Our KSOP provides you with a special diversification feature. If you were hired on December 20, 2002, the date that Alion purchased substantially all of the assets of IITRI, beginning in the first quarter of the plan year which begins on October 1, 2007, and then in the first quarter of each year thereafter, you will be permitted to move 10 percent of your ESOP account balance to the non-ESOP component, provided this does not violate any of our loan covenants in effect at that time. Alion employees hired on or after December 21, 2002 are eligible for this diversification feature following five years of service with Alion. This feature is in addition to any diversification right you may be entitled to under law as an ESOP participant.

•	Valuation of Your ESOP Account: By law, we are required to value the common stock held in the ESOP component at least once a year. We have elected to have the common stock in the ESOP component valued by the trustee twice a year — as of March 31 and September 30. Because all ESOP transactions must occur at the current fair market value of the common stock held in the trust, this provision affords you the opportunity to invest in company stock and request distributions of your account at the end of each semi-annual period, rather than waiting until the end of each plan year.

•	Our Retirement Plan Contribution and Matching Contribution: An employee becomes eligible for Alion’s retirement plan contributions and to receive Alion’s matching contribution to the employee’s account in the ESOP component after the employee has completed one year of service with us.

•	You Can Vote on Any Sale of Alion: We have elected to extend to you the right to direct the ESOP trustee to vote the shares of common stock allocated to your account on any tender offer for, or other offer to purchase, the shares of Alion common stock held in the ESOP component, even though by law participants in the KSOP are only required to have voting rights in the event of a sale of all or substantially all of Alion’s assets, a merger of Alion and several other specific corporate transactions. If, however, the ESOP trustee determines that the votes cast by employees are not in accordance with the terms of the KSOP or is not a proper direction under ERISA, it will vote the shares as it determines appropriate to fulfill its fiduciary duty under ERISA.

•	Purchase Price of Alion’s Common Stock Via Pre-Tax Payroll Deferrals: To the extent allowed by the KSOP, the ESOP trustee will use your pre-tax payroll deferrals to purchase shares of our common stock based on the per share price on the valuation date preceding or following the date on which you make each pre-tax payroll deferral, whichever is lower.

•	Purchase Price of Alion’s Common Stock Via Individual One-Time ESOP Investment Elections: To the extent allowed by the KSOP, the ESOP trustee will use the balance(s) invested pursuant to your individual one-time ESOP investment election to purchase Alion common stock at the per share price ascribed to the stock in the valuation at the end of the semi-annual period immediately following receipt of your balance(s) by the ESOP component.

      We make this offering of interests in the KSOP pursuant to exemptions from registration under state securities laws where eligible employees reside. Most states have an exemption from registration for the issuance and sale of employee benefit plan interests. The remaining states have a limited offering exemption or an exemption for transactions in securities pursuant to a registration statement declared effective by the SEC. In the event that an applicable exemption from registration is not available under the laws of any state, or in the event that qualification of the securities in any state is impracticable in the judgment of management, the offering will not be available to employees in those states. We will make the sale of common stock by Alion to the ESOP pursuant to an exemption from registration available for limited offerings.

Summary of Historical and Pro Forma

Consolidated Financial Data

      The following table presents summary historical and pro forma consolidated financial data for Alion or the Selected Operations of IITRI for the fiscal years in the three-year period ended September 30, 2003. You should read the information set forth below in conjunction with “Management’s Discussion and Analysis of Financial Condition and Operating Results” and our historical consolidated financial statements and notes to those statements included elsewhere in this prospectus.

      The consolidated operating data for the fiscal year ended September 30, 2003 and the consolidated balance sheet data as of September 30, 2003 are derived from, and are qualified by reference to, the consolidated financial statements of Alion included elsewhere in this prospectus. The consolidated operating data for the fiscal years ended September 30, 2002 and 2001 and the consolidated balance sheet data as of September 30, 2002 and 2001 are derived from and are qualified by reference to, the consolidated financial statements of Selected Operations of IIT Research Institute, included elsewhere in this prospectus. The historical consolidated financial information for Selected Operations of IITRI has been carved out from the consolidated financial statements of IITRI using the historical results of operations and bases of assets and liabilities of the portion of IITRI’s business that were sold to Alion and gives effect to allocations of expenses from IITRI.

      Alion completed the acquisition of substantially all of the assets and the assumption of certain of the liabilities of IITRI on December 20, 2002 (the IITRI acquisition). The pro forma consolidated data for fiscal years ended September 30, 2002 and 2003, assume that the acquisition had been consummated as of October 1, 2001.

      Our historical consolidated financial information may not be indicative of our future performance and does not necessarily reflect what our financial position and results of operations would have been had we operated as a separate, stand-alone entity during the periods presented.

Summary Financial Data of Alion Science and Technology Corporation

For Years Ended September 30,

				Pro Forma	Pro Forma
	2003(1)	2002(2)	2001(2)	Fiscal 2003(8)	Fiscal 2002(8)

	(in thousands except per share data)
Consolidated Operating Data
Contract revenue	$165,917	$201,738	$193,152	$213,182	$201,738
Operating income (loss)(3)	(109)	5,873	10,871	(6,069)	(3,581)
Other income (expense)(4)	(12,507)	(586)	(1,072)	(14,652)	(9,652)
Income tax (expense) benefit(5)	—	(589)	(302)	(27)	(589)

Net income (loss)(6)	$(12,616)	$4,698	$9,497	$(20,748)	$(13,822)

Unaudited pro forma as adjusted basic and diluted earnings (loss) per common share (7)				$(7.83)	$(5.37)

Consolidated Balance Sheet Data at End of Period
Net accounts receivable	$42,777	$49,051	$56,095
Total assets	144,754	71,096	76,309
Current portion of long-term debt	5,000	3,330	141
Long-term debt, excluding current portion	77,647	1,654	11,886
Redeemable common stock warrants	14,762	—	—
Long-term deferred gain on sale of building to the Illinois Institute of Technology, excluding current portion	—	3,523	4,054
Other Data
Depreciation and amortization	$9,553	$3,447	$3,488
Capital expenditures	1,329	3,643	1,940

(1)	For historical operating year 2003 (October 1, 2002 to September 30, 2003), the operations data presented reflect approximately nine months of Alion operations, because the IITRI acquisition occurred on December 20, 2002 which was at the end of IITRI’s first quarter of operations for 2003. During the period October 1, 2002 to December 20, 2002, Alion was organizationally a business shell, operationally inactive until the IITRI acquisition occurred.

(2)	Represents consolidated operating and balance sheet data of Selected Operations of IIT Research Institute which were acquired by Alion on December 20, 2002.

(3)	Operating income (loss) include (i) non-recurring transaction expenses of approximately $6.7 million and $6.4 million for fiscal years ended September 30, 2003 and 2002, respectively, (ii) non-recurring, conversion and roll-out expenses of approximately $1.5 million for the fiscal year ended September 30, 2003, and (iii) intangible amortization expense of approximately $7.9 million for the fiscal year ended September 30, 2003 that is associated with estimated value of $30.6 million attributed to the value of the customer contracts purchased from the Selected Operations of IITRI. The intangible assets have an estimated use life of three years and have been amortized accordingly using the straight line method.

(4)	Other income (expense) for the year ended September 30, 2003, includes approximately $7.5 million of interest-related expense associated with the debt financing resulting from the IITRI acquisition.

(5)	Income tax (expense) benefit primarily relates to income (loss) of our for-profit, wholly-owned subsidiary, Human Factors Applications, Inc. prior to Human Factors Applications, Inc. becoming a qualified subchapter S subsidiary beginning on December 21, 2002.

(6)	The decrease in net income for the year ended September 30, 2002, as compared to the year ended September 30, 2001 is primarily attributable to approximately $6.4 million in non-recurring costs (e.g., outside legal, finance, accounting and audit fees) related to the acquisition of the Selected Operations of IITRI. Decrease in net income for the year ended September 30, 2003 as compared to the year ended September 30, 2002 is primarily attributable to (i) approximately $6.7 million in non- recurring transaction expenses, (ii) approximately $10.5 million in amortization expense related to customer contracts purchased from IITRI, and (iii) approximately $7.5 million in interest-related expense associated with the debt financing resulting from the IITRI acquisition.

(7)	IITRI has operated as a non-stock, not-for-profit corporation since its inception. Therefore, prior to the IITRI acquisition our historical capital structure was not indicative of our current capital structure and, accordingly, historical earnings per share information has not been presented. Pro forma basic and diluted earnings per common share are computed based upon approximately 2.575 million shares of our stock outstanding after closing of the IITRI acquisition and completion of the one-time ESOP investment election being reflected as outstanding for the period prior to the closing of the IITRI acquisition. As of September 30, 2003 and 2002, the pro forma basic and diluted earnings per common share are computed based upon approximately 2.65 and 2.58 million weighted average shares outstanding, respectively.

(8)	The unaudited pro forma summary information for fiscal years 2003 and 2002 should be read in connection with, and are qualified by reference to, our consolidated financial statements and related notes, “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Unaudited Pro Forma Statement of Operations,” included elsewhere in this prospectus. We believe that the assumptions used in the preparation of this unaudited pro forma information provide a reasonable basis for presenting the significant effects directly attributable to the transactions discussed below. The unaudited pro forma consolidated operating data are not necessarily indicative of the results that would have been reported had such events actually occurred on the dates described below, nor are they indicative of our future results. The unaudited pro forma consolidated operating data have been prepared to reflect the following adjustments to our historical results of operations and to give effect to the following transactions as if those transactions had been consummated on October 1, 2001:

•	our incurrence of approximately $96.1 million of debt with detachable warrants to purchase common stock, in connection with the purchase of IITRI’s assets, please read “Management’s Discussion and Analysis of Financial Condition and Operating Results — Liquidity and Capital Resources” for further discussion about the debt we assumed and about the warrants;

•	the acquisition of IITRI’s assets, which was accounted for under the purchase method of accounting, including an estimate of fair value of the identifiable net assets acquired; and

•	the purchase of our common stock for approximately $25.8 million by the ESOP Trust.

Risk Factors

        You should carefully consider the following factors and all other information in this prospectus before investing in the ESOP component. Investing in the ESOP component involves a degree of risk. Any of the factors set forth under “Risks Related to Our Business” could harm our business and negatively affect our future operating results and could result in a partial or complete loss of your investment. A partial or complete loss of your investment could also result from any of the factors set forth under “Risks Related to the Offering”.

Risks Related to the Offering:

If you direct the investment of all or a significant portion of your eligible retirement plan account balances into the ESOP component of the KSOP, then your retirement portfolios will be less diversified and therefore subject to greater risk, and the overall risk to your personal finances will be more concentrated because both your job and your retirement portfolio performance will depend on your employer.

      Many financial advisors and investors consider it prudent to diversify investments to spread the risk of any particular investment decreasing in value. If all or a significant part of your retirement savings plan assets are invested in our common stock in the ESOP component, then those assets will not be diversified and will be subject to changes in value based on our financial performance and the fair market value of our company. Furthermore, except for your diversification rights as described in this prospectus, you will not have the ability to redirect those assets into other non-ESOP investments once they are transferred to the ESOP component, even if you later determine that those other non-ESOP investments are more desirable.

      As an employee-investor, these risks are more concentrated than those of an investor only. If both your employment and some or all of your retirement investments are dependent on Alion and Alion’s financial performance, your financial situation will be even less diversified and this will expose you to greater financial risk.

Because there are substantial restrictions on the ownership and transfer of our common stock held in the ESOP component, and because there is no public market for our common stock or the KSOP interests, your ability to liquidate your investment will be limited.

      If you acquire a beneficial interest in our common stock held in the ESOP trust, you will not directly own the common stock allocated to your account in the ESOP component. The ESOP is the legal shareholder of our common stock and the ESOP trustee holds record title to the common stock in the name of the ESOP trust. Because our common stock is held in the ESOP trust and not by individual participants, individual participants will not be able to sell, pledge or otherwise transfer the shares of common stock allocated to their accounts. Furthermore, there is no public market for our common stock or our KSOP interests, and we do not anticipate that such a market will develop in the future. Except to the extent you utilize your diversification rights, we will hold any retirement funds you direct to the ESOP component until such time as you are eligible for, and request, a distribution in accordance with the plan. Accordingly, the purchase of KSOP interests, the proceeds from which are directed to the ESOP component, is suitable only for persons who have limited need for liquidity in this investment.

You do not have the right to vote the common stock allocated to your account, except in the event of extraordinary transactions.

      The ESOP trustee, at the direction of the ESOP committee, votes the shares of common stock held in the ESOP trust. As a participant in the ESOP, you are entitled to direct the ESOP trustee’s voting of the shares of common stock allocated to your account only with respect to certain corporate transactions, including:

•	merger,
•	consolidation,
•	recapitalization,

•	reclassification,
•	liquidation,
•	dissolution,
•	sale of substantially all of Alion’s assets, and
•	tender offer for, or other offer to purchase, the shares of Alion common stock held in the ESOP component.

      Therefore, as an ESOP participant you will have the power to direct the ESOP trustee’s voting of the shares of common stock allocated to your account in the above instances, but you will not be able to vote for directors or on other business matters subject to shareholder approval. In addition, if the ESOP trustee determines that the votes cast by employees on any matter are not in accordance with the terms of the KSOP or is not a proper direction under ERISA, it will vote the shares as it determines appropriate to fulfill its fiduciary duty under ERISA.

Your investment in the ESOP component will be a long-term investment and your ability to realize the value of that investment will be limited.

      Investment in the ESOP is participation in a retirement plan subject to various IRS and ERISA rules relating to distributions from retirement plans. There are also specific limitations on distributions and transfers from the ESOP component. These provisions and limitations provide that, except for your diversification rights, you will only be entitled to a distribution related to your investment in the ESOP upon termination of your employment. Distributions may, at the discretion of the ESOP committee, be made in a series of equal installments distributed over a period of no more than five years from when they begin. Because of these limitations, your ability to realize the value of your investment in the ESOP component will be restricted and your investment will not be as liquid as an investment in a publicly traded security. These restrictions may limit your ability to liquidate your investment in the ESOP component even if the value of your ESOP account is declining.

We may not have sufficient cash resources to pay you the value of your ESOP account balance in a single lump sum following your separation from service with us, which may cause the value of your retirement funds to decrease.

      We have a legal obligation to repurchase the shares of common stock allocated to your account at the current fair market value of the common stock at the time you receive your distribution. This obligation affects our cash flow. Several factors not under our control could exacerbate this potential risk, including:

•	significant increases, if any, in the fair market value of your account;

•	a large number of participants separating from service who request simultaneous distributions from the ESOP component;

•	the exercise of any demand for us to purchase warrants from mezzanine note warrantholders with put rights; and

•	the exercise of any demand for us to purchase warrants from subordinated note warrantholders with put rights.

      In addition, the terms of our senior credit agreement and the mezzanine note contain restrictions which may, in certain circumstances, limit our ability to make lump sum distributions to our employees.

      As a result, our cash resources could be insufficient to meet all lump sum requests and the ESOP committee could determine that the shares of common stock allocated to your ESOP account can only be distributed in a series of equal installments over a period of not more than five years from when they begin. If the ESOP committee makes this determination, then each installment distribution and repurchase will be made at the then current fair market value which may be more or less than the value determined on the previous installment distribution date, unless the shares distributed are subject to price protection.

Unless your investment in the ESOP component is subject to special price protection, we may repurchase the shares of common stock allocated to your ESOP account at less than the price you paid for them.

      The value of our common stock may decline as a result of the risks discussed in this prospectus or other unanticipated risks. When your participation in the ESOP terminates, we have the obligation to repurchase the shares of common stock allocated to your account in the ESOP component at the fair market value of the common stock at the time you receive your distribution. The fair market value of your investment in the ESOP component at that time may be less than the per share price of the common stock allocated to your ESOP account at the time of your investment, unless you qualify for special price protection under the KSOP. Special price protection will be made available only to those employees who were 55 years of age or older as of December 31, 2002, and whose beneficiary requests a distribution at any time prior to January 1, 2008 (1) due to death or disability or (2) upon leaving Alion for any reason on or after reaching age 60. This special price protection only applies to distributions of shares allocated to the ESOP component that were purchased as a result of the initial one-time ESOP investment election in connection with the acquisition of IITRI assets. In the event you qualify for price protection, but are subject to a delay in your distribution, or receive your distribution in a series of installments that extend beyond 2007, we will extend price protection to all such delayed payments and installment payments.

Pre-tax deferrals invested in our ESOP could have a dilutive effect on your ownership interest and the value of each share of common stock; our matching and retirement plan contributions could also have a dilutive effect on your ownership interest.

      You are able to increase your ownership interest in the ESOP component by purchasing additional KSOP interests with pre-tax payroll deferrals, subject to the limits of the plan, and directing that your pre-tax deferrals be invested in the ESOP component. These pre-tax deferrals may be used to purchase stock at a per share price that is less than its fair market value, since the ESOP trustee will purchase shares of our common stock based on the lower of the per share price on the valuation date either preceding or succeeding the date on which you make the pre-tax payroll deferral. This may have a dilutive effect on both the ownership interest and the value of each share of common stock allocated to your ESOP amount.

      Our business strategy includes growth through acquisitions. Employees of acquired companies who become our employees upon completion of an acquisition, and other new employees who join Alion, may be eligible to invest in our ESOP component by making an individual one-time ESOP investment election to direct the investment of eligible retirement plan account balances into the ESOP component. In addition to these individual one-time ESOP investment elections by new employees, our matching and retirement plan contributions made in common stock to the accounts of eligible employees could also dilute your ownership interest.

Future equity issuances could have a dilutive effect on your ownership interest.

      Under the anti-dilution provisions of the warrants, if in the future we issue additional common stock to the ESOP component of the KSOP or other capital stock at less than fair market value, the exercise price of the outstanding warrants will decrease. There is a limited exception for issuances of common stock to the ESOP resulting from some pre-tax payroll deferrals. A decrease in the exercise price of the outstanding warrants will decrease the value of your ownership interest.

The existence of our stock appreciation rights plan and our phantom stock plan could decrease the value of your ownership interest.

      Issuance of stock appreciation rights under our stock appreciation rights plan, and the issuance of phantom stock awards under our phantom stock plan, will cause the per share value of our common stock to be lower than if the stock appreciation rights and phantom stock awards had not been issued. Additionally, the creation of additional stock appreciation rights plans, phantom stock plans or stock option plans could further decrease the value of your ownership interest.

The ESOP committee, including members of our senior management team, has indirect control over the appointment of our board members and senior officers, which could create conflicts of interest.

      Members of our senior management team constitute a majority of the members of the ESOP committee. Because the ESOP committee directs the ESOP trustee, as sole shareholder, in how to vote its shares of Alion common stock in most matters, directors and senior officers will have the opportunity to entrench themselves in office. Since the members of our senior management team represent a majority of votes necessary to direct the ESOP trustee to elect Alion’s board of directors, who will appoint Alion’s senior officers, it is unlikely that other members of the ESOP committee will be able to change the composition of the board. Given the ESOP committee’s indirect control over the appointment of our senior officers, it may create actual or perceived conflicts of interest between our senior officers’ interests in being officers of Alion and their representation of the interests of ESOP participants.

If the ESOP or Alion does not continue to be exempt from federal income tax and any unrelated business income tax, the economic value of your investment will decrease.

      We have made an election to be taxed as an S corporation for federal income tax purposes. As an S corporation, we generally are not subject to federal income taxation or state income taxation in most states. Rather, our income, gains, losses, deductions and credits should flow through to the ESOP. Under current provisions of the Internal Revenue Code, the ESOP trust is exempt from federal income taxation and any unrelated business income tax. Unrelated business income tax is a special federal income tax imposed on an otherwise tax-exempt entity (such as a tax-exempt charity or qualified pension plan, including an ESOP) to the extent it earns income from a trade or business unrelated to its exempt purpose. The Internal Revenue Code specifically exempts ESOPs that invest in S corporation stock of the employer from unrelated business income tax.

      If for any reason we lose our S corporation status, we would be required to pay federal income tax, thereby reducing the amount of cash available to repay debt, reinvest in our operations or fulfill our repurchase obligation to ESOP participants, which would decrease the economic value of your investment in our ESOP component. Applicable laws and regulations may change in a way which results in the taxation of Alion as a corporation other than as an S corporation. Furthermore, current law that exempts the ESOP trust from federal income taxation and unrelated business income tax may change. Similarly, if the ESOP becomes subject to federal income taxation, we may have to distribute cash to the ESOP to allow it to pay this tax, again reducing the amount of cash we have available to repay debt, to reinvest in our operations or to fulfill our repurchase obligations.

The passage of legislation requiring earlier diversification opportunities in defined contribution plans may significantly impair our ability to meet our repurchase obligations because of increased demands on our cash resources due to participants electing to diversify earlier than anticipated.

      As a result of the bankruptcy filing of Enron Corp. and the loss Enron employees suffered in their retirement accounts invested in Enron stock, the U.S. Congress considered various proposals which would require earlier diversification opportunities than what are currently required by law. If a bill is passed which lowers the age or shortens the time period after which employees may diversify their investments in the ESOP component, our cash resources could be insufficient to meet our repurchase obligations. This may result in a delay in the distribution of your ESOP account balances and may cause the amount of your benefits to decrease, because it may leave us with insufficient cash resources to perform our business plan, meet our debt obligations or meet our repurchase obligations related to employee distribution requests.

If the amount of pre-tax deferrals which employees make is less than we anticipate, we may not have sufficient cash flow to operate our business successfully and the value of your investment could decrease.

      Our business model contemplates new purchases of stock by employees with pre-tax payroll deferrals. If pre-tax deferrals are less than we anticipate, our overall cash flow will decrease and a portion of our available cash resources may be required to meet our repurchase obligations rather than being utilized in the business.

A decrease in the amount of available cash flow for use in our business operations could decrease the value of your investment.

Management has received financial incentives, some of which create conflicts of interest for them.

      Members of the management team have received awards of deferred compensation notes and warrants, stock appreciation rights and of phantom stock. These awards create a conflict of interest between management’s interests in these plans and their participation in the design of the KSOP and its associated distribution and repurchase procedures.

Risks Related to Our Business:

We expect to experience net losses in at least our first three years of operation.

      We incurred a net loss in fiscal year 2003, and we expect to incur a net loss in at least our next two years of operation, fiscal years 2004 and 2005. Contributing factors to the initial net losses include the significant amount of interest expense associated with the debt financing for the acquisition of IITRI assets and the amortization expense related to intangible assets acquired. The amount of the initial net losses and our ability to regain future profitability are subject to our ability to achieve and sustain a significant level of revenue growth coupled with our ability to manage our operating expenses. If revenues grow slower than we anticipate, or if operating expenses exceed our expectations, we may not become profitable. Even if we become profitable we may not be able to sustain our profitability.

We incurred a significant amount of debt in order to complete the IITRI acquisition, which may limit our operational flexibility and negatively affect the value of your investment in the ESOP component.

      In order to complete the acquisition of IITRI’s assets, we incurred a substantial amount of indebtedness. On a pro forma basis after giving effect to the acquisition, our consolidated debt was approximately $103.1 million at closing, and approximately $90.4 million at September 30, 2003. We do not have extensive experience in functioning as a highly leveraged company.

      Our indebtedness could:

•	limit our ability to obtain additional financing for working capital, capital expenditures, acquisitions and other general corporate activities;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	make it more difficult for us to satisfy our obligations to our creditors, including our repurchase obligations to ESOP participants, and, if we fail to comply with the requirements of the indebtedness, may require refinancing on terms unfavorable to us, or if refinancing is not possible, our creditors could accelerate the maturity of our indebtedness, which could cause us to default under other indebtedness, dispose of assets or declare bankruptcy;

•	limit our ability to successfully withstand a downturn in our business or the economy generally; and

•	place us at a competitive disadvantage against other less leveraged competitors.

We face intense competition from many competitors that have greater resources than we do, which could result in price reductions, reduced profitability, and loss of market share.

      We operate in highly competitive markets and generally encounter intense competition to win contracts. If we are unable to successfully compete for new business, our revenue growth and operating margins may decline. Many of our competitors are larger and have greater financial, technical, marketing, and public relations resources, larger client bases, and greater brand or name recognition than we do. Larger competitors include federal systems integrators such as Computer Sciences Corporation and Science Applications International Corporation, and divisions of large defense contractors such as Northrop Grumman Corporation.

Our larger competitors may be able to compete more effectively for very large-scale government contracts. Our larger competitors also may be able to provide clients with different or greater capabilities or benefits than we can provide in areas such as technical qualifications, past performance on large-scale contracts, geographic presence, price, and the availability of key professional personnel. Our competitors also have established or may establish relationships among themselves or with third parties, including through mergers and acquisitions, to increase their ability to address client needs. Accordingly, it is possible that new competitors or alliances among competitors may emerge.

The purchase price paid to IITRI in the acquisition may have been too high because valuing private businesses can be difficult and uncertain.

      The purchase price and terms of the acquisition were negotiated between IITRI, the Illinois Institute of Technology, the ESOP trustee, and representatives of our management team. In those negotiations, the assets we purchased may have been overvalued because of the many difficulties and uncertainties in valuing private business operations. If the purchase price and, therefore, the debt we incurred in connection with the acquisition were too great, repayment of that debt could prove difficult and may have a negative effect on our operating results and financial condition and the value of your investment in the ESOP component.

Our ability to service our debt and meet other future obligations is dependent on our future operating results and we cannot be sure that we will be able to meet these obligations as they come due.

      Our ability to meet our payment obligations and to comply with the financial covenants contained in the agreements relating to our indebtedness is subject to a variety of factors, including changes in:

•	funding of our contract backlog;

•	the time within which our customers pay our accounts receivable;

•	new contract awards and our performance under these contracts;

•	continued increase in revenues on an annual basis;

•	interest rate levels;

•	our status as an S corporation for federal income tax purposes; and

•	general economic conditions.

      These factors will also affect our ability in the future to meet our obligations related to the put rights associated with the warrants and to our repurchase obligations under the KSOP. We also have significant debt obligations which become due in 2007, 2008, 2009, and 2010.

      We may not generate sufficient cash flows to comply with our financial covenants and to meet our payment obligations when they become due. If we are unable to comply with our financial covenants, or if we are unable to generate sufficient cash flow or otherwise obtain funds necessary to make the required payments on our indebtedness, then we may be required to refinance our indebtedness. We cannot be certain that our indebtedness could be refinanced on terms that are favorable to us, if at all. In the absence of a refinancing, our lenders would be able to accelerate the maturity of our indebtedness, which could cause us to default under our other indebtedness, dispose of assets or declare bankruptcy. Any of these actions would result in a substantial diminution in the value of your investment in the ESOP and could result in the loss of your entire investment.

We are dependent on government contracts for substantially all of our revenues.

      Approximately 98% of our revenues for fiscal year 2003 were derived from contracts with the federal government. Contracts with the U.S. Department of Defense accounted for approximately 95%, and contracts with other government agencies accounted for approximately 3%, of our total revenues in fiscal year 2003. For fiscal year 2002, contracts with the U.S. Department of Defense accounted for approximately 90% of our revenues, and contracts with other government agencies accounted for approximately 8% of our revenues. We expect that government contracts are likely to continue to account for a significant portion of our revenues in the future. A significant decline in government expenditures, or a shift of expenditures away from government programs that we support, could cause a decline in our revenues.

Historically, a few contracts have provided us with most of our revenues, and if we do not retain or replace these contracts our operations will suffer and the value of your investment will decrease.

      The following five large federal government contracts accounted for approximately 71% of our revenues for the fiscal year ended September 30, 2003:

1. Information Technology Services for General Services Administration — U.S. Department of Defense (24%);

2. Joint Spectrum Center Engineering Support Services for the U.S. Department of Defense Joint Spectrum Center (21%);

3. Modeling and Simulation Information Analysis Center for the U.S. Department of Defense — Defense Information Systems Agency (18%);

4. Weapons Systems Technology Information Analysis Center for the U.S. Department of Defense — Defense Information Systems Agency (4%); and

5. Subcontract (to Raytheon Corporation) for Annex 14 — Ordnance Services under the Guam Base Operating Services contract for the U.S. Navy (4%).

      These contracts, some of which are performed for multiple customers, are likely to continue to account for a significant percentage of our revenues in the future. Termination of these contracts or our inability to renew or replace them when they expire could cause our revenues, and the value of your investment, to decrease.

Government contracts contain termination provisions that are unfavorable to us.

      Generally, government agencies can terminate contracts with their suppliers at any time without cause. If a government agency does terminate one of its contracts with us without cause, we will likely be entitled to receive compensation for the services provided or costs incurred up to the date of termination as well as a negotiated amount of the fee on the contract and termination-related costs we incur. Further, if a government contract is terminated because we defaulted under the terms of the contract, we will likely be entitled to receive compensation for the services provided and accepted up to the date of termination plus a percentage of the fee relating to the provided and accepted services. In fact, if a default were to occur, we may be liable for excess costs the government incurs in procuring the undelivered portion of the contract from another source. Termination of any of our large government contracts may negatively impact our revenues and, in turn, the value of your investment.

We may not receive the full amount of our backlog, which could lower future revenues and harm our business.

      The maximum contract value specified under a government contract is not necessarily indicative of revenues that we will realize under that contract. Congress normally appropriates funds for a given program on a fiscal year basis, even though actual contract performance may take many years. As a result, contracts ordinarily are only partially funded at the time of award, and normally the procuring agency commits additional monies to the contract only as Congress makes appropriations in subsequent fiscal years. The portion of a government contract which has not yet been performed is referred to as backlog. The original value of a government contract is used in estimating the amount of our backlog. We define backlog to include both funded and unfunded orders for services under existing signed contracts, assuming the exercise of all options relating to those contracts that have been priced. We define funded backlog to be the portion of backlog for which funding currently is appropriated and obligated to us under a contract or other authorization for payment which an authorized purchasing authority signs, less the amount of revenue we have previously recognized under the contract. We define unfunded backlog as the total estimated value of signed contracts, less funding to date. Unfunded backlog includes all contract options that have been priced but not yet funded. Estimates of future revenues attributed to backlog are not necessarily precise and the receipt and timing of any of these revenues are subject to various contingencies such as changed federal government spending priorities and government decisions not to exercise options on existing contracts. Many of these contingencies are beyond our control. The backlog on a given contract may not ultimately be funded or may only be partially funded, which may cause our revenues to be lower than anticipated. For example, a contract on which we perform ordnance handling services for the U.S. Navy in Guam may be subject to a recompete earlier than anticipated. If Alion is not successful in winning its bid in this recompete, the loss of the contract would adversely affect our backlog, our revenues and, in turn, the value of your investment.

Because government contracts are subject to government audits, contract payments are subject to adjustment and repayment which may result in revenues attributed to a contract being lower than expected.

      Government contract payments received that are in excess of allowable costs are subject to adjustment and repayment after government audit of the contract payments. Government audits have been completed on indirect costs related to our federal government contracts through fiscal year 2001, and are continuing for subsequent periods. We have included estimated reserves in our financial statements for excess billings and contract losses, which we believe are adequate based on our interpretation of contracting regulations and past experience. These reserves, however, may not be adequate. If our reserves are not adequate, revenues attributed to our contracts may be lower than expected.

Our subcontractors’ failure to perform contractual obligations could damage our reputation as a prime contractor and thereby our ability to obtain future business.

      As a prime contractor, we often rely significantly upon other companies as subcontractors to perform work we are obligated to deliver to our customers. A failure by one or more of our subcontractors to satisfactorily perform the agreed-upon services on a timely basis may cause us to be unable to perform our duties as a prime contractor. We have limited involvement in the work our subcontractors perform, and as a result, we may have exposure to problems our subcontractors cause. Performance deficiencies on the part of our subcontractors could result in a government customer terminating our contract for default. A default termination could expose us to liability for the customer’s costs of reprocurement, damage our reputation, and hurt our ability to compete for future contracts.

If we fail to recover pre-contract costs, it may result in reduced fees or in losses.

      Any costs we incur before the execution of a contract or contract renewal are incurred at our risk, and it is possible that the customer will not reimburse us for these pre-contract costs. At September 30, 2003, we had pre-contract costs of $2.4 million. While such costs were associated with specific anticipated contracts and we believe their recoverability from such contracts is probable, we cannot be certain that contracts or contract renewals will be executed or that we will recover the related pre-contract costs.

If we do not accurately estimate the expenses, time and resources necessary to satisfy our contractual obligations, our profit will be lower than expected.

      Cost-reimbursement contracts provided approximately 62% of our revenues for the fiscal year ended September 30, 2003, and 60% of our revenues for the fiscal year ended September 30, 2002. Fixed-price contracts provided approximately 16% of our revenues for fiscal year 2003, and 18% of our revenues for the fiscal year 2002.

      In a cost-reimbursement contract, we are allowed to recover our approved costs plus a negotiated fee. The total price on a cost-reimbursement contract is based primarily on allowable costs incurred, but generally is subject to a maximum contract funding limit. Federal government regulations require us to notify our customers of any cost overruns or underruns on a cost-reimbursement contract. If we incur costs in excess of the funding limitation specified in the contract, we may not be able to recover those cost overruns. As a result, on a cost-reimbursement contract we may not earn the full amount of the anticipated fee.

      In a fixed-price contract, we estimate the costs of the project and agree to deliver the project for a definite, predetermined price regardless of our actual costs to be incurred over the life of the project. We must fully absorb cost overruns. Our failure to anticipate technical problems, estimate costs accurately or control costs during performance of a fixed-price contract may reduce the fee margin of a fixed-price contract or cause a loss. Although we have not historically experienced significant contract losses on fixed-price contracts, the provisions in our financial statements for estimated losses on our fixed-price contracts may not be adequate to cover all actual future losses.

As a federal government contractor, we must comply with complex procurement laws and regulations and our failure to do so could have a negative impact upon our business.

      We must comply with and are affected by laws and regulations relating to the formation, administration and performance of federal government contracts, which may impose added costs on our business. If a government review or investigation uncovers improper or illegal activities, we may be subject to civil and criminal penalties and administrative sanctions, including termination of contracts, forfeiture of fees, suspension of payments, fines and suspension or debarment from doing business with federal government agencies, which may impair our ability to conduct our business. To the knowledge of management, we are not at present the subject of any investigation that may adversely affect our ability to secure future government work.

Our failure to obtain and maintain necessary security clearances may limit our ability to carry out confidential work for government customers, which could cause our revenues to decline.

      As of September 30, 2003, forty-six of our government contracts required us to maintain facility security clearances and some of our employees to maintain individual security clearances. Each security-cleared facility has at least one key manager and a facility security officer who hold security clearances. Additional personnel security clearances for technical, management or administrative staff are based on a particular employee’s need to have access to classified information in order to perform the classified tasks required by the contract. Types of employees that may require security clearances include program or project managers, scientists, researchers, managers and administrators. If we lose a facility clearance or our employees lose or are unable to timely obtain security clearances, the government customer can terminate the contract or decide not to renew it upon its expiration. If we cannot obtain the required security clearances for our facilities or employees, or we fail to obtain them on a timely basis, we may be unable to perform a contract, bid on or win new contracts, which may cause us to have to terminate current research activities, and may damage our reputation. If this were to occur, our revenues would likely decline.

We derive significant revenues from contracts awarded through a competitive bidding process which is an inherently unpredictable process.

      We obtain most of our government contracts through a competitive bidding process that subjects us to risks associated with:

•	the frequent need to bid on programs in advance of the completion of their design, which may result in unforeseen technological difficulties and/or cost overruns;

•	the substantial time and effort, including design, development and promotional activities, required to prepare bids and proposals for contracts that may not be awarded to us; and

•	the design complexity and rapid rate of technological advancement of most of our research offerings.

      Upon expiration, government contracts may be subject to a competitive rebidding process. We may not be successful in winning contract awards or renewals in the future. Our failure to win contract awards, or to renew or replace existing contracts when they expire, would negatively impact our future business and the value of your investment.

Intense competition in the technology and defense industries could limit our ability to win and retain government contracts.

      We expect to encounter significant competition for government contracts from other companies, especially in our information technology and defense operations units. Some of our competitors will have substantially greater financial, technical and marketing resources than we do.

      Our ability to compete for these contracts will depend on:

•	the effectiveness of our research and development programs;

•	our ability to offer better performance than our competitors at a lower or comparable cost;

•	the readiness of our facilities, equipment and personnel to perform the programs for which we compete; and

•	our ability to attract and retain key personnel.

      If we do not continue to compete effectively and win contracts, our future business will be materially compromised.

If we are unable to manage our growth, our business could be adversely affected.

      Sustaining our company’s growth has placed significant demands on management, as well as on our administrative, operational and financial resources. To continue to manage our growth, we must continue to improve our operational, financial and management information systems and expand, motivate and manage our workforce. If we are unable to successfully manage our growth without compromising our quality of service and our profit margins, or if new systems we implement to assist in managing our growth do not produce the expected benefits, our business, prospects, financial condition or operating results could be adversely affected.

We depend on key management and personnel and may not be able to retain those employees due to competition for their services.

      We believe that our future success will be due, in part, to the continued services of our senior management team. The loss of any one of these individuals could cause our operations to suffer. On December 20, 2002, we entered into new employment agreements with most of these individuals for five-year terms. We do not, however, maintain key man life insurance policies on any members of management.

      In addition, competition for certain employees, such as scientists and engineers, is intense. Our ability to implement our business plan is dependent on our ability to hire and retain these technically skilled professionals. Our failure to recruit and retain qualified scientists and engineers may cause us to be unable to obtain and perform future contracts.

Our business could suffer if we fail to attract, train and retain skilled employees.

      The availability of highly trained and skilled professional, administrative and technical personnel is critical to our future growth and profitability. Competition for scientists, engineers, technicians, management and professional personnel is intense and competitors aggressively recruit key employees. Due to our growth and this competition for experienced personnel, particularly in highly specialized areas, it has become more difficult to meet all of our needs for these employees in a timely manner. We intend to continue to devote significant resources to recruit, train and retain qualified employees; however, we cannot be certain that we will be able to attract and retain such employees on acceptable terms. Any failure to do so could have a material adverse effect on our operations. If we are unable to recruit and retain a sufficient number of these employees, our ability to maintain and grow our business could be negatively impacted. In addition, some of our contracts contain provisions requiring us to commit to staff a program with certain personnel the customer considers key to our successful performance under the contract. In the event we are unable to provide these key personnel or acceptable substitutions, the customer may terminate the contract, and we may not be able to recover our costs.

We may undertake acquisitions that could increase our costs or liabilities or be disruptive.

      One of our key operating strategies is to selectively pursue acquisitions. We have made a number of acquisitions in the past, are currently pursuing a number of potential acquisition opportunities, and will consider other acquisitions in the future. We may not be able to consummate the acquisitions we are currently pursuing on favorable terms, or at all. We may not be able to locate other suitable acquisition candidates at prices we consider appropriate or to finance acquisitions on terms that are satisfactory to us. If we do identify an appropriate acquisition candidate, we may not be able to successfully negotiate the terms of an acquisition, finance the acquisition or, if the acquisition occurs, integrate the acquired business into our existing business. Negotiations of potential acquisitions and the integration of acquired business operations could disrupt our business by diverting management away from day-to-day operations. Acquisitions of businesses or other material operations may require additional debt or equity financing, resulting in additional leverage or dilution of ownership. The difficulties of integration may be increased by the necessity of coordinating geographically dispersed organizations, integrating personnel with disparate business backgrounds and combining different corporate cultures. We also may not realize cost efficiencies or synergies that we anticipated when selecting our acquisition candidates. In addition, we may need to record write-downs from future impairments of intangible assets, which could reduce our future reported earnings. At times, acquisition candidates may have liabilities or adverse operating issues that we fail to discover through due diligence prior to the acquisition, but which we generally assume as part of an acquisition. Such liabilities could have a material adverse effect on our financial condition.

Covenants in our credit facility may restrict our financial and operating flexibility.

      Our credit facility contains covenants that limit or restrict, among other things, our ability to borrow money outside of the amounts committed under the credit facility, make other restricted payments, sell or otherwise dispose of assets other than in the ordinary course of business, or make acquisitions, in each case without the prior written consent of our lenders. Our credit facility also requires us to maintain specified financial covenants relating to fixed charge coverage, interest coverage, debt coverage, and minimum consolidated net worth. Our ability to satisfy these financial ratios can be affected by events beyond our control, and we cannot assure ourselves that we will meet these ratios. Default under our credit facility could allow the lenders to declare all amounts outstanding to be immediately due and payable. We have pledged substantially all of our assets, to secure the debt under our credit facility. If the lenders declare amounts outstanding under the credit facility to be due, the lenders could proceed against those assets. Any event of default, therefore, could have a material adverse effect on our business if the creditors determine to exercise their rights. We also may incur future debt obligations that might subject us to restrictive covenants that could affect our financial and operational flexibility or subject us to other events of default. Any such restrictive covenants in any future debt obligations we incur could limit our ability to fund our business operations or expand our business. Because our credit facility contains cross-default provisions entitling the lenders to declare all amounts outstanding to be due and payable upon an event of default under our other indebtedness, expanding the events of default under future indebtedness increases the risks of default under our credit facility.

      From time to time we may require consents or waivers from our lenders to permit actions that are prohibited by our credit facility. If in the future our lenders refuse to provide waivers of our credit facility’s restrictive covenants and/or financial ratios, then we may be in default under the terms of the credit facility, and we may be prohibited from undertaking actions that are necessary or desirable to maintain and expand our business.

Environmental laws and regulations and our use of hazardous materials may subject us to significant liabilities.

      Our operations are subject to federal, state and local environmental laws and regulations, as well as environmental laws and regulations in the various countries in which we operate. In addition, our operations are subject to environmental laws and regulations relating to the discharge, storage, treatment, handling, disposal and remediation of regulated substances and waste products, such as radioactive materials and explosives. The following may require us to incur substantial costs in the future:

•	modifications to current laws and regulations;

•	new laws and regulations;

•	new guidance or new interpretation of existing laws and regulations; or

•	the discovery of previously unknown contamination.

      Some risks relate to the possibility of damages or personal injuries caused by the escape into the environment of dangerous substances that we use in our research activities or that our customers use in their activities. Others relate to the possibility of remediation costs, fines, and penalties imposed under environmental laws and regulations for any contamination at our past or present facilities and at third party sites and for liabilities to customers and to third parties for damages arising from performing contract research. Environmental laws sometimes impose strict liability, without regard to negligence or fault, on those who handle regulated substances.

      Although a significant portion of our ongoing environmental costs are recoverable from other parties or allowable as costs under the terms of many of our federal government contracts, we may incur material unrecoverable or unallowable costs in the future. In addition, environmental costs we expect to be reimbursed by other parties or allowed as charges in federal government contracts may not in fact be reimbursed or allowed. A decline in such reimbursement or allowability could have a negative effect on our financial condition and results of operations.

In order to succeed, we will have to keep up with rapid technological change in a number of industries and various factors could impact our ability to keep pace with these changes.

      Our success will depend on our ability to keep pace with technology changes in the following research fields:

•	wireless communications,

•	defense operations,

•	information technology,

•	industrial technology,

•	chemical, environmental and biological defense technology,

•	explosive science,

•	transportation technology, and

•	nuclear safety and analysis.

      Technologies in these fields change rapidly. Even if we remain abreast of the latest developments and available technology, the introduction of new services or technologies in these industries could have a negative effect on our business. The integration of diverse technologies involved in our research services is complex and in many instances has not been previously attempted. Our success as a for-profit company will depend significantly on our ability to develop, integrate and deliver technologically advanced products and services at the same pace as our competitors, many of which have greater resources than we do.

Actual or perceived conflicts of interest may prevent us from being able to bid on or perform contracts.

      Government agencies have conflict of interest policies that may prevent us from bidding on or performing certain contracts. Typically, a conflict of interest policy prohibits a contractor that assisted the government agency in the design of a program and/or the associated procurement process from competing to perform the resulting contract. When dealing with government agencies that have conflict of interest policies, we must decide, at times with insufficient information, whether to participate in the design process and lose the chance of performing the contract or to turn down the opportunity to assist in the design process for the chance of performing on the contract. We have, on occasion, declined to bid on particular projects because of actual or perceived conflicts of interest, and we are likely to continue encountering such conflicts of interest in the future, particularly if we acquire other government contractors. Future conflicts of interest could cause us to be unable to secure key research and technology contracts with government customers.

We may not be successful in running our business in a for-profit environment.

      We may not be successful in making the transition from having been a not-for-profit corporation to being a for-profit corporation, and we may not be able to operate our business profitably. As a for-profit corporation, competition to design and deliver products and services may intensify, which may require us to develop products and services outside of our traditional research activities. Our reputation with some customers and employees may be negatively affected because we are no longer associated with the Illinois Institute of Technology or any other academic institution. If we are not able to adapt to the for-profit environment, the value of your investment will decline.

The carrying value of our assets could be subject to impairment write-down.

      Effective January 1, 2002, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards 142, Goodwill and Other Intangible Assets establishing a new standard of accounting for goodwill acquired in business combinations. SFAS 142 requires recognition of goodwill as an asset, but does not permit amortization of this goodwill. As a result, SFAS 142 could make our acquisition-related charges less predictable in any given reporting period. Using a fair-value based approach, goodwill will be separately tested at least once per year for impairment or when an event occurs indicating the potential for impairment. If the carrying value of our goodwill, which was $65.5 million as of September 30, 2003, exceeds the fair value at some time in the future, we would be required to report goodwill impairment charges as an operating expense in the income statement. The change from an amortization approach to an impairment approach applies to goodwill related to the acquisition, as well as goodwill arising from other acquisitions completed by us after October 1, 2002.

      In the future, it is possible we may incur significant impairment charges related to the goodwill associated with the acquisition or arising out of future acquisitions. As a result, our future earnings may be subject to significant volatility, particularly on a period-to-period basis, which could have a negative effect on our results of operations.

Special Note Regarding Forward-Looking Statements

        This prospectus contains forward-looking statements that involve known and unknown risks and uncertainties. These statements relate to our future plans, objectives, expectations and intentions and are for illustrative purposes only. These statements may be identified by the use of words such as “believe,” “expect,” “intend,” “plan,” “anticipate,” “likely,” “will,” “pro forma,” “forecast,” “projections,” “could,” “estimate,” “may,” “potential,” “should,” “would” and similar expressions.

      The factors that could cause actual results to differ materially from those anticipated include, but are not limited to, the following: changes to the ERISA laws related to our KSOP; changes to the tax laws relating to the treatment and deductibility of goodwill, our subchapter S status, or any change in our effective tax rate; additional costs associated with compliance with the Sarbanes-Oxley Act of 2002, including any changes in the SEC’s rules, and other corporate governance requirements; failure of government customers to exercise options under contracts; funding decisions relating to U.S. Government projects; the results of current and/or future legal proceedings and government agency proceedings which may arise out of our operations (including our contracts with government agencies) and the attendant risks of fines, liabilities, penalties, suspension and/or debarment; material changes in laws or regulations applicable to our businesses; as well as other risk factors discussed elsewhere in this prospectus.

      Readers are cautioned not to place undue reliance on these forward-looking statements. We undertake no obligation to update any of these factors or to publicly announce any change to our forward-looking statements made herein, whether as a result of new information, future events, changes in expectations or otherwise. Section 27A(b)(2)(D) of the Securities Act of 1933, as promulgated by the Private Securities Litigation Reform Act of 1995, states that the safe harbor for forward-looking statements does not apply to statements made in connection with an initial public offering. You are cautioned not to place undue reliance on these forward-looking statements.

S Corporation Status

        The Internal Revenue Code provides that a corporation that meets certain requirements may elect to be taxed as an S corporation for federal income tax purposes. These requirements provide that an S corporation may only have:

•	one class of stock;

•	up to 75 shareholders; and

•	some types of shareholders, such as individuals, trusts and some tax-exempt organizations, including ESOPs.

      Since the ESOP (which counts as one shareholder for S corporation purposes) is our only stockholder, we currently meet the requirements to be taxed as an S corporation.

      Alion filed an election with the IRS to be treated as an S corporation under the Internal Revenue Code. The election was accepted and became effective on October 11, 2001. An S corporation, unlike a C corporation, generally does not pay federal corporate income tax on its net income, but rather such income is allocated to the S corporation’s shareholders, and the shareholders must take into account their allocable share of income when filing their income tax returns. In the case of a shareholder that is an ESOP, the ESOP, because it is a tax-exempt entity, does not pay tax on its allocable share of S corporation income. Because neither we nor the ESOP should be required to pay federal corporate income tax, we expect to have substantially more cash available to repay our debt and invest in our operations than we would if Alion were to be taxed as a C corporation.

      Many states follow the federal tax treatment of S corporations. It is possible, however, that in some states we may be subject to different tax treatment for state income tax purposes than federal income tax purposes. Alion and its subsidiary may operate in certain jurisdictions that will subject the corporations to state income tax. Alion may also be subject to additional types of taxes in certain jurisdictions, including franchise and business taxes.

      Alion filed an election under the Internal Revenue Code with the IRS to treat HFA, all the stock of which was purchased in the IITRI acquisition, as a qualified subchapter S subsidiary, which we refer to as a Q-Sub. The election was accepted and became effective on December 21, 2002. As a Q-Sub, HFA will not be treated as a separate corporation for federal income tax purposes, and all of HFA’s assets and liabilities, and all of HFA’s items of income, deduction and credit should be treated as assets and liabilities, and items of income, deduction and credit of Alion for federal income tax purposes.

      At the closing of the IITRI acquisition, our board of directors and State Street, the ESOP trustee, received an opinion from Baker & McKenzie, Washington, D.C. to the effect that Alion should be treated as an S corporation under the Internal Revenue Code upon completion of the acquisition. The Baker & McKenzie opinion also provided that HFA should be treated as a Q-Sub under the Internal Revenue Code upon completion of the acquisition. This opinion was based and conditioned on the final terms and conditions of the acquisition, the senior credit facilities, the mezzanine note, the subordinated note, the warrants, and other executive compensation plans, as represented to Baker & McKenzie, Washington, D.C., by Alion and IITRI. The conclusions expressed in the opinion were conditioned on the facts, circumstances and representations relied upon being true and accurate.

      The opinion was based upon the Internal Revenue Code, regulations promulgated thereunder and other existing precedent, all of which are subject to change, including on a retroactive basis. The opinion is not binding upon the IRS or any other taxing authority.

      Under a provision of the Internal Revenue Code, significant penalties can be imposed on a subchapter S employer which maintains an ESOP (i) if the amount of ESOP stock allocated to certain “disqualified persons” exceeds certain statutory limits or (ii) if disqualified persons together own 50% or more of the company’s stock. For this purpose, a “disqualified person” is generally someone who owns 10% or more of the subchapter S employer’s stock (including deemed ownership through stock options, warrants, stock appreciation rights, or SARs, phantom stock, and similar rights). The KSOP, the SAR plan and the phantom stock plan include provisions designed to prohibit allocations in violation of these Internal Revenue Code limits. We expect never to exceed the 50% limit. Apart from the warrants representing approximately 38% of our common stock that were issued to IITRI at the closing of the acquisition, no one person is expected to hold ownership interests representing more than 5% of Alion.

The Acquisition and Deal Terms for the Purchase of Assets from IITRI

        Acquired Business. Effective as of December 20, 2002, pursuant to the terms of an asset purchase agreement, Alion acquired substantially all of the assets, rights and liabilities of IITRI’s business except for, amongst others,

•	those assets, rights and liabilities associated with the Life Sciences Operation (other than its deferred revenues and accounts receivable which Alion did acquire), and

•	IITRI’s real property, some of which we leased upon completion of the acquisition.

      Purchase Price. The aggregate purchase price we paid to IITRI for its assets was approximately $127.3 million which included the following components:

• a $57.0 million cash component, which consisted of
— approximately $25.8 million from the sale of our common stock to the ESOP;	$ 25.8 million	(approximately)
— approximately $31.2 million in proceeds from a loan to Alion arranged by LaSalle Bank National Association;	$ 31.2 million	(approximately)

• an approximate $60.2 million debt component, which consisted of
— issuance of a promissory note, the mezzanine note, by Alion to IITRI with a face value of approximately $20.3 million;	$ 20.3 million	(approximately)
— issuance of a promissory note, the subordinated note, by Alion to IITRI with a face value of $39.9 million;	$ 39.9 million

• the payment by Alion at closing of IITRI’s approximately $6.2 million in outstanding bank debt for working capital;	$ 6.2 million	(approximately)

• the payment by Alion following closing of approximately $0.5 million in net cost of the Life Sciences Operation purchase price adjustment (as described below);	$ 0.5 million	(approximately)

• the payment by Alion following closing of the net income purchase price adjustment net of credits due Alion (as described below);	$ 1.1 million	(approximately)

• warrants issued to IITRI to purchase up to approximately 38 percent of our common stock, on a fully diluted basis (assuming the exercise of all outstanding warrants), at the closing date;	Warrants

• payment of $2.3 million of IITRI’s costs related to the acquisition	$ 2.3 million

	$127.3 million	(approximately) plus warrants, plus assumption of additional liabilities.

      Alion also assumed IITRI’s contingent contractual liabilities to AB Technologies related to an earnout arrangement, which will not exceed $11.5 million.

      Purchase Price Adjustments. The purchase price included two post-closing adjustments. One was for the amount of the deferred revenues, the accrued payroll expenses, and the accounts payable of the Life Sciences Operation at the closing date. The purchase price adjustment of $0.5 million made pursuant to this provision resulted from a credit of approximately $1.1 million due to Alion offset by a cash payment due IITRI of approximately $1.6 million for accounts receivable collections on behalf of the Life Sciences Operation.

      The second post-closing adjustment was 75% of the net income that IITRI’s business, excluding the Life Sciences Operation, earned from October 1, 2002 to December 20, 2002 because the closing occurred after October 15, 2002. We paid this addition to the purchase price in cash to IITRI. The actual amount paid was approximately $1.3 million, which included an offset of approximately $0.2 million representing an overpayment of transaction expenses by Alion on behalf of IITRI.

      Assumption of Liabilities. Alion assumed substantially all of the liabilities of IITRI’s business, including certain liabilities with respect to:

•	employees of IITRI who became Alion employees;

•	certain employees of IITRI whose employment terminated prior to closing;

•	trade creditors, contracts transferred to Alion and existing claims incurred since October 1, 1997;

•	workers compensation claims and general liability claims related to the assets Alion acquired; and

•	the initial one-time ESOP investment election offered by us to IITRI’s employees.

      IITRI, however, retained, and we did not assume:

•	liabilities associated with the Life Sciences Operation;

•	liabilities associated with real property of IITRI;

•	tax liabilities for periods prior to closing;

•	liabilities of IITRI to the Illinois Institute of Technology;

•	liabilities associated with multi-employer benefits plans under ERISA; and

•	liabilities incurred prior to October 1, 1997.

      The liabilities we assumed included IITRI’s contractual obligation under the earnout provisions of the AB Technologies acquisition agreement, which obligation will not exceed $11.5 million. In addition, we paid $2.3 million of IITRI’s out-of-pocket expenses incurred in the acquisition transaction.

      Indemnification. IITRI agreed to indemnify us against any losses resulting from its breach of any of its representations, warranties or covenants and against losses resulting from liabilities retained by IITRI. We, in turn, indemnified IITRI against losses resulting from our breach of any of our representations, warranties or covenants and against losses resulting from liabilities we assumed.

      The liability of IITRI and Alion under the purchase agreement is limited as follows:

•	except for a number of specific representations and warranties which will survive until the end of the applicable statute of limitations period, there is no obligation for either IITRI or us to indemnify the other party for breaches occurring after the 18-month anniversary of the closing;

•	only losses due to a party’s breaches of representations and warranties exceeding a total amount of $750,000 will be indemnified;

•	except for a number of specific exceptions, the total amount of indemnified losses due to a party’s breaches of representations and warranties cannot exceed $25.0 million; and

•	we are entitled to set off any indemnification payments payable by IITRI under the purchase agreement against any cash purchase price adjustment and against our obligations under the subordinated note, unless such notes have been transferred to a party other than IITRI, the Illinois Institute of Technology or their affiliates. Any set-off against the principal amount of the subordinated note will be at the rate of $2.723 of the principal amount of the subordinated note for any $1.0 of our indemnifiable loss.

      Guarantee of the Illinois Institute of Technology. In a separate agreement, the Illinois Institute of Technology gave us a guarantee that IITRI will fulfill all its payment and performance obligations arising under the purchase agreement.

Purchase of Alion Common Stock by ESOP Trust

      On December 20, 2002, we entered into a stock purchase agreement with the ESOP trust pursuant to which at closing we issued 2,575,408 shares of our common stock, at a price of $10 per share, to the ESOP trust in exchange for the funds that our employees directed to be invested in the ESOP component of the KSOP in the initial one-time ESOP investment election.

      Representations and Warranties. Within the stock purchase agreement, we made representations and warranties to the ESOP trust, relating to:

•	our and HFA’s organization and corporate standing, authority to enter into the stock purchase agreement and the binding effect of the agreement on us;

•	the compliance of the stock purchase agreement with our and HFA’s charter documents and material agreements and with third parties’ rights, governmental permits and applicable laws;

•	the accuracy, compliance with U.S. generally accepted accounting principles and consistency with past practice of the financial statements with respect to the portion of IITRI’s business transferred to Alion;

•	the absence of facts and events materially adversely affecting us, HFA, and IITRI’s transferred business and the absence of undisclosed liabilities;

•	the absence of materially adverse litigation proceedings against us, HFA or IITRI’s transferred business;

•	the identification of employee plans and major contracts;

•	the property ownership rights and the condition of the transferred assets;

•	taxes and tax returns of Alion and HFA;

•	audits, security clearances and pre-contract costs relating to our, HFA’s and IITRI’s government contracting businesses; and

•	our obligation to repurchase any shares of our common stock distributed to ESOP participants.

      Some of the representations and warranties that we gave were subject to the knowledge of certain members of our management.

      The ESOP trustee, on behalf of the ESOP trust, made representations and warranties to us, relating to:

•	the trustee’s authority to enter into the stock purchase agreement and the binding effect of the agreement on the ESOP trust;

•	the compliance of the stock purchase agreement with third parties’ rights, governmental permits and applicable laws; and

•	the investment intent of the ESOP trust.

      Covenants. As part of the stock purchase agreement, we and the ESOP trust agreed that:

1.	we will repurchase any shares of common stock distributed to participants in the ESOP component of the KSOP, to the extent required by the ESOP, any ESOP related documents and applicable laws;

2.	we will submit the ESOP and ESOP trust documents to the Internal Revenue Service for determination of qualified plan and tax-exempt status;

3.	we will maintain the KSOP and the ESOP trust so that they will remain in compliance with the qualification and tax exemption requirements under the Internal Revenue Code;

4.	we will not take any steps without the ESOP trust’s consent to change our status as an S corporation;

5.	we will not enter into any transactions with any of our officers or directors without approval from our board of directors or compensation committee;

6.	we will enforce our obligations under the asset purchase agreement with IITRI and other related agreements;

7.	we will obtain the ESOP trust’s consent before effecting our first public offering of stock to be listed on any securities exchange;

8.	we will not take actions that would prevent the ESOP trust from acquiring any additional shares of our stock under the control share acquisition provisions of the Delaware General Corporation Law; and

9.	we will use our best efforts to ensure that the ESOP trust fully enjoys its right to elect a majority of our board of directors and to otherwise control Alion.

      Covenants 4, 5, 6, 7 and 8 listed above will survive for as long as the ESOP trust owns or otherwise controls at least 20% of the voting power of all our capital stock. Covenant 9 will survive for as long as the ESOP trust owns or otherwise controls at least a majority of the voting power of all our capital stock.

      Indemnification. We agreed to indemnify the ESOP trust against any losses resulting from our breach of any of our representations, warranties or covenants and against losses resulting from earnout payments and for any other payments in excess of $5.4 million under IITRI’s asset purchase agreement with AB Technologies, Inc. and litigation in connection with that agreement.

      The ESOP trust will indemnify us against losses resulting from its breach of any of its representations, warranties or covenants.

      The liability of the ESOP trust and Alion under the stock purchase agreement is limited as follows:

•	except for a number of specific representations and warranties which will survive without any expiration, and certain others that survive until the end of the applicable statute of limitations period, there is no obligation for us or the ESOP trust to indemnify the other party for breaches occurring after the 18-month anniversary of the closing;

•	except for a number of specific exceptions, only losses due to a party’s breaches of representations and warranties exceeding a total amount of $250,000 will be indemnified; and

•	except for a number of specific exceptions, the total amount of indemnified losses due to a party’s breaches of representations and warranties will not exceed the aggregate purchase price paid by the ESOP trust to us in connection with the stock purchase agreement.

Description of Notes and Warrants

Senior Credit Facility

      General. In connection with the IITRI acquisition, on December 20, 2002 we entered into a senior credit facility with a syndicate of banks and other financial institutions for which LaSalle Bank National Association serves as agent and arranger in an amount up to $60.0 million, which we refer to as the senior credit facility. Set forth below is a summary of the terms of the senior credit facility.

      The senior credit facility has a term of five years and consists of

•	a senior term loan of up to $35.0 million, of which we have borrowed the full $35.0 million and

•	a $25.0 million revolving credit commitment, of which we had no borrowings as of September 30, 2003.

      Under the revolving credit facility, up to $3.0 million of commercial and standby letters of credit may be issued, of which LaSalle has issued letters of credit aggregating $0.46 million as of September 30, 2003. The letters of credit are primarily associated with facility lease obligations which terminate at various intervals extending through fiscal year 2008. All principal obligations under the revolving credit facility are to be repaid in full no later than December 20, 2007.

      On the senior term loan, principal repayments will be payable in quarterly installments. As of September 30, 2003, annual repayments are scheduled as follows:

Fiscal Year Ending September 30, 2004	$5.0 million
Fiscal Year Ending September 30, 2005	$6.9 million
Fiscal Year Ending September 30, 2006	$8.3 million
Fiscal Year Ending September 30, 2007	$8.9 million
Fiscal Year Ending September 30, 2008	$0.3 million

      We may prepay our borrowings under the senior credit facility in designated minimum amounts without premium or penalty, other than (i) customary breakage costs related to repayment of Eurodollar-based loans prior to the end of an interest period, and (ii) breakage costs associated with the early termination of any interest rate swap, cap or collar entered into in relation to the senior credit facilities. We are required to prepay our borrowings with proceeds of any permitted debt or equity issuance or asset sale and with a portion of our excess cash flow each year.

      We used proceeds from the senior credit facility to pay a portion of the purchase price of the IITRI acquisition. In addition, we have used and will continue to use proceeds from the senior credit facility to:

•	finance capital expenditures;

•	finance working capital and for general corporate purposes;

•	refinance existing indebtedness;

•	finance the payment of certain fees and expenses associated with the closing of the acquisition and the senior credit facilities; and

•	finance certain permitted acquisitions.

      Security. The senior credit facility is secured by a first priority, perfected security interest in all of Alion’s current and future tangible and intangible property.

      Interest and Fees. From December 20, 2002 until January 31, 2004, the term note and the revolving line of credit under the senior credit facility bears interest at either of two floating rates at the Company’s choice: an annual rate equal to the Eurodollar rate plus 350 basis points, or the LaSalle Bank prime rate plus 200 basis points. After January 31, 2004, the interest rate will equal the Eurodollar rate or the prime rate plus margins which will vary depending upon our leverage ratio. Leverage is the ratio of total funded debt, excluding the subordinated note (described below), to our earnings before interest, taxes, depreciation, amortization, ESOP repurchase obligations and non-cash compensation expenses.

Revolving Credit and Term
Loan	Level I	Level II	Level III	Level IV

Leverage ratio	Less than 2.0 to 1.0	Less than 2.5 to 1.0 and greater than or equal to 2.0 to 1.0	Less than 3.0 to 1.0 and greater than or equal to 2.5 to 1.0	Greater than or equal to 3.0 to 1.0
Base rate margin	125 basis points	150 basis points	175 basis points	200 basis points
Eurodollar margin	275 basis points	300 basis points	325 basis points	350 basis points
Commitment fee (usage less than 40%)	100 basis points	100 basis points	100 basis points	100 basis points
Commitment fee (usage greater than or equal to 40%)	50 basis points	50 basis points	50 basis points	50 basis points

      Effective February 14, 2003, we exercised our right to have the term note bear interest at a Eurodollar rate. This does not affect the interest rate on the revolving line of credit. Interest on the term note was payable at the LaSalle Bank prime rate plus 200 basis points from December 20, 2002 until February 14, 2003. Thereafter and until January 31, 2004, the term note bears interest at the Eurodollar rate plus 350 basis points (4.61% as of September 30, 2003).

      We entered into an interest rate cap agreement effective as of February 3, 2003 with one of our senior lenders. Under this agreement, our maximum effective rate of interest payable on the first $25 million of principal under our term note will not exceed 6 percent. Any interest we pay on the first $25 million of principal in excess of 6 percent to the senior lenders pursuant to the terms of the senior credit facility will be calculated and reimbursed to us semi-annually by the one senior lender pursuant to the cap agreement. This cap agreement expires February 3, 2007.

      Each time a standby letter of credit is issued on our behalf under the revolving credit facility, we will pay a fronting fee equal to 0.25 percent of the face amount of the letter of credit issued. In addition, we will pay, quarterly in arrears, a letter of credit fee, equal to the applicable Eurodollar margin applied to the average daily amount outstanding on letters of credit issued pursuant to the credit facilities. Commercial letters of credit will include customary fees based on the agent’s published fee schedule.

      In addition to letter of credit fees, we have paid and will continue to pay certain other fees in connection with the senior credit facility. We paid a one-time upfront fee for the services of the administrative agent in connection with the syndication of the senior credit facilities, and we will pay an annual agent’s fee.

      Covenants. The senior credit facility requires us to meet the following financial tests over the life of the facility:

•	Maximum senior leverage ratio. The maximum senior leverage ratio is calculated by dividing the total amount outstanding under our term loan and our revolving line of credit by our EBITDAE for the previous four quarters on a rolling basis, and will be measured as of the end of each fiscal quarter. For each of the following time periods, we will be required to maintain a maximum senior leverage ratio not greater than the following:

Time Period	Senior Leverage Ratio

fiscal quarter ending December 19, 2003 through fiscal quarter ending September 30, 2004	2.50 to 1.00
fiscal quarter ending December 17, 2004 through fiscal quarter ending September 30, 2005	2.00 to 1.00
fiscal quarter ending December 16, 2005 through fiscal quarter ending September 30, 2006	1.75 to 1.00
each fiscal quarter thereafter	1.30 to 1.00

•	Maximum total leverage ratio. The maximum total leverage ratio is calculated by dividing the total outstanding amount of all of our interest bearing obligations including all amounts outstanding under the senior credit facility, the mezzanine note (described below) and any other obligation under which interest accrues or is attributable to us, but excluding the subordinated note and ordinary course trade payables, by our EBITDAE for the previous four quarters on a rolling basis. The maximum total leverage ratio will be measured as of the end of each of our fiscal quarters. For each of the following time periods, we will be required to maintain a maximum total leverage ratio not greater than the following:

Time Period	Total Leverage Ratio

fiscal quarter ending December 19, 2003 through fiscal quarter ending September 30, 2004	3.60 to 1.00
fiscal quarter ending December 17, 2004 through fiscal quarter ending September 30, 2005	3.25 to 1.00
fiscal quarter ending December 16, 2005 through fiscal quarter ending September 30, 2006	3.00 to 1.00
each fiscal quarter thereafter	2.50 to 1.00

•	Minimum fixed charge coverage ratio. The minimum fixed charge coverage ratio is computed by dividing our EBITDAE, less amounts we spend attributable to property, plant, equipment and other fixed assets, by the sum of certain cash payments we make including taxes, principal, interest paid and other cash payments we make on indebtedness and certain restricted payments paid in cash and net ESOP repurchase obligations. The minimum fixed charge coverage ratio will be measured as of the end of each of our fiscal quarters and will take into account results for the previous four fiscal quarters on a rolling basis. We will be required to maintain a minimum fixed charge coverage ratio of at least the following:

Fiscal Quarter Ending		Fiscal Quarter Ending	Coverage Ratio
through
December 19, 2003		March 10, 2006	1.25 to 1.00
June 30, 2006		September 30, 2007	1.35 to 1.00

•	Minimum EBITDAE. We are required to maintain minimum EBITDAE of the following in each of our fiscal quarters on a rolling basis

Fiscal Quarter Ending		Fiscal Quarter Ending	Minimum EBITDAE
through
March 12, 2004		March 12, 2004	$17.5 million
July 2, 2004		September 30, 2004	$18.0 million
December 17, 2004		September 30, 2005	$18.5 million
December 16, 2005		September 30, 2006	$19.0 million
December 15, 2006		September 30, 2007	$20.0 million

•	Capital expenditures. We are restricted from spending, on a consolidated basis with our subsidiaries, more than the following amounts for property, plant, equipment and other fixed assets for the following time periods:

Time Period	Maximum Capital Expenditure

fiscal quarter ending December 20, 2002 through fiscal quarter ending June 30, 2005	$3.0 million
fiscal quarter ending September 30, 2005 through fiscal quarter ending June 30, 2006	$3.5 million
fiscal quarter ending September 30, 2006 through fiscal quarter ending June 30, 2007	$4.0 million
each fiscal quarter thereafter	$4.5 million

      We are allowed to carry over unspent capital expense reserves from one period to another; however, we are restricted from spending, on a consolidated basis with our subsidiaries, above certain levels for property, plant, equipment and other fixed assets in any one of our fiscal years during the term of the senior credit facility.

      The senior credit facility includes covenants which, among other things, restrict our ability to do the following without the prior consent of syndicate bank members that have extended two-thirds or more of the outstanding aggregate senior credit facility:

•	incur additional indebtedness, including guarantees, hedging obligations and capital leases;

•	amend our certificate of incorporation or bylaws;

•	liquidate or dissolve Alion;

•	consolidate, merge or sell all or substantially all of our assets;

•	make loans and investments;

•	repay principal on the mezzanine note or the subordinated note;

•	pay dividends or distributions other than distributions needed for the ESOP to satisfy its repurchase obligations;

•	pay management fees or enter into transactions with our shareholders and affiliates;

•	issue certain kinds of capital stock;

•	enter certain transactions not permitted under ERISA;

•	terminate our S corporation status;

•	fail to maintain the ESOP and ESOP trust’s qualification under the Internal Revenue Code;

•	grant certain liens and security interests or enter into sale and leaseback transactions; or

•	change lines of business.

      The senior credit facility requires that we satisfy customary affirmative covenants to our senior lenders. Affirmative covenants include:

•	financial statements;

•	reports on material litigation;

•	compliance with law;

•	corporate existence, authority and licenses;

•	notices of default;

•	notices about labor and environmental matters;

•	maintenance of property and insurance;

•	payment of taxes;

•	inspection of books and records;

•	ERISA and employee benefits requirements;

•	use of proceeds; and

•	Federal Assignment of Claims Act compliance.

      Rate Hedging Agreements. The senior credit facility requires interest rate protection in the form of hedging agreements, such as swaps, caps or collars, regarding at least 50 percent of the principal amount of the senior term loan for a period of at least three years following the closing of the senior credit facility. We have entered into an interest rate cap agreement under which we will pay a maximum effective rate of interest of 6 percent on the first $25 million of principal under our senior term note until February 3, 2007.

      Events of Default. The senior credit facility contains customary events of default, including, without limitation:

•	payment default;

•	breach of representations and warranties;

•	uncured covenant breaches;

•	default under certain other debt exceeding an agreed amount;

•	bankruptcy and insolvency events;

•	ERISA violations;

•	unstayed judgments in excess of agreed amounts;

•	change of control; and

•	final negative determination that the ESOP is not a qualified plan.

      For the purposes of the senior credit facility, a change of control generally occurs when (i) a third party (other than IITRI, the ESOP, the holders of the warrants and in each case their assignees or affiliates) acquires beneficial ownership of more than 50 percent of our voting stock; (ii) there is a sale of all or substantially all of our assets; (iii) the majority of our board of directors changes to individuals other than our directors as of the closing of the acquisition (or successors approved by those directors); (iv) we merge into another person; (v) we cease to own at least 80 percent of the economic and voting rights in each of our material subsidiaries; (vi) a change of control within the meaning of the mezzanine note, the seller note, the mezzanine warrant or the seller warrant or the rights agreement occurs; or (vii) the ESOP ceases to have beneficial ownership of more than 50 percent of our voting stock.

Notes

      Mezzanine Note. We issued to IITRI a mezzanine note securities purchase agreement, which we refer to as the mezzanine note, with a face value of approximately $20.3 million. The mezzanine note served as part of the consideration for the transfer of the assets, rights and liabilities of IITRI pursuant to the acquisition. Set forth below is a summary of the material terms of the mezzanine note. The monetary thresholds relate to determining the applicability of certain representations and warranties, covenants and events of default in relation to ERISA, environmental matters, litigation, taxes, judgments, permitted indebtedness, permitted liens, permitted asset and subsidiary sales, permitted acquisitions and cross defaults as well as certain adjustments to EBITDAE.

      The mezzanine note bears interest at a rate of 12 percent per year, based on a year of twelve 30-day months and a 360 day year, payable quarterly in cash and the principal amount is repayable in a single sum on December 20, 2008. The mezzanine note is subordinate to the senior credit facility, but ranks senior to the subordinated note. Except upon the occurrence of a qualified initial public offering, as defined below, the mezzanine note can be prepaid only after December 20, 2004, which we refer to as the “no call provision,” and thereafter may be prepaid in whole or in designated minimum amounts subject to a make-whole payment computed on the principal amount prepaid multiplied by six percent in year three, three percent in year four, one percent in year five and zero percent thereafter. If the principal amount of the mezzanine note is declared due and payable by the holders due to an event of default, in the first two years, a prepayment premium of seven percent will apply; after the first two years, in such event the make-whole percentages set forth above will apply. Make-whole and no call provisions will not apply to prepayments made pursuant to the exercise of the holder’s rights upon a change of control as described below. In the event of one or more underwritten public offerings of Alion common stock resulting in aggregate gross proceeds to the sellers (excluding proceeds received from certain affiliates of Alion) of at least $30.0 million (which we refer to collectively as a qualified public offering) the no call provision will not apply if Alion pays a prepayment premium, which will be calculated so that, at the time of repayment, the amounts paid in respect of the mezzanine notes, together with the increase in value of the associated warrants, from date of issuance to the closing of the qualified public offering, results in an annual internal rate of return of at least 25 percent, which we refer to as the required return. If such return is less than the required return, the holders of the mezzanine note will receive the difference between the required return and the internal rate of return actually produced on the mezzanine note and associated warrants.

      Mezzanine Note Transfer Restrictions. The holders of the mezzanine note are not entitled to transfer any portion of the note to a competitor of Alion, as such term is defined in the mezzanine note, or to a non-

US person or entity. However these transfer restrictions on sale or assignment to competitors shall not apply in the event of any Alion payment default or bankruptcy. Holders of the mezzanine note shall also be entitled to transfer less than the entire mezzanine note but only in amounts of at least $2.5 million and in increments of $500,000 in excess thereof except to transfer their remaining portion of the note.

      Mezzanine Note Issuer Right of First Offer. In the event of a proposed transfer of the mezzanine note, we will have a right of first offer in respect of the mezzanine note. The right of first offer will allow Alion to make the holder of the note the first offer prior to any sale or assignment of the note. In the event that the holder declines Alion’s offer, the holder will be entitled to sell or assign the note portion to any third party, subject to certain limitations, and provided it does not offer to sell the note portion for less than 90 percent of our offer price, or on a date that is more than nine months after our offer. If the holder proposes to sell or assign the note for less than 90 percent of the amount Alion has offered, it must make an offer to us to purchase the note portion at that lower price, before it may sell or assign it to a third party. If the holder proposes to sell a note portion on a date that is more than nine months from the date of our offer, then we will have a right of first offer over such proposed sale as if it were a newly proposed sale.

      Mezzanine Note Representations and Warranties. We made certain representations and warranties under the mezzanine note that are similar to the representations and warranties contained in the senior credit facility, with appropriate conforming revisions and revisions reflecting customary market provisions or as otherwise agreed to by the parties. Pursuant to a separate agreement, IITRI has waived any event of default arising under the mezzanine note based on breach of any designated operational representation and warranty so long as IITRI and its affiliates hold 50% or more of the mezzanine notes. In general, operational representations and warranties include representations and warranties that relate to IITRI’s historic business, financial results or condition and include matters for which IITRI makes representations and warranties to Alion under the purchase agreement. This waiver will bind any assignee of the mezzanine note.

      Mezzanine Note Covenants. We issued on December 20, 2002 a mezzanine note under a securities purchase agreement which contains customary negative and affirmative covenants. The negative covenants restrict our ability to do the following without the prior consent of the holders:

•	incur additional indebtedness, including guarantees and capital leases;

•	make loans and investments;

•	grant certain liens and security interests or enter into sale and leaseback transactions;

•	pay dividends and distributions;

•	pay management fees or enter into transactions with our shareholders and affiliates;

•	enter into certain transactions not permitted under ERISA;

•	amend our certificate of incorporation or bylaws;

•	change lines of business; and

•	liquidate or dissolve Alion.

      The affirmative covenants require us to:

•	provide holders with annual and quarterly financial statements;

•	provide holders with reports on any material litigation;

•	comply with applicable laws;

•	maintain our corporate existence and authority to conduct business; and

•	provide notice to holders of any defaults, certain labor and environmental matters, and certain employee benefits matters.

      Mezzanine Note Financial Covenants. The mezzanine note requires us to meet the following financial tests:

•	Maximum senior leverage ratio. The maximum senior leverage ratio is calculated by dividing the total amount outstanding under our term loan and our revolving line of credit by our EBITDAE for the previous four quarters on a rolling basis, and will be measured as of the end of each fiscal quarter. For each of the following time periods, we are required to maintain a maximum senior leverage ratio not greater than the following:

Time Period	Senior Leverage Ratio

fiscal quarter ending December 19, 2003 through fiscal quarter ending September 30, 2004	2.90 to 1.00
fiscal quarter ending December 17, 2004 through fiscal quarter ending September 30, 2005	2.30 to 1.00
fiscal quarter ending December 16, 2005 through fiscal quarter ending September 30, 2006	2.00 to 1.00
each fiscal quarter thereafter	1.50 to 1.00

•	Maximum total leverage ratio. The maximum total leverage ratio is calculated by dividing the total outstanding amount of all of our interest bearing obligations including all amounts outstanding under the senior credit facility, the mezzanine note and any other obligation under which interest accrues or is attributable to us, but excluding the subordinated note (described below) and ordinary course trade payables, by our EBITDAE for the previous four quarters on a rolling basis. The maximum total leverage ratio will be measured as of the end of each of our fiscal quarters. For each of the following time periods, we will be required to maintain a maximum total leverage ratio not greater than the following:

Time Period	Total Leverage Ratio

fiscal quarter ending December 19, 2003 through fiscal quarter ending September 30, 2004	4.10 to 1.00
fiscal quarter ending December 17, 2004 through fiscal quarter ending September 30, 2005	3.75 to 1.00
fiscal quarter ending December 16, 2005 through fiscal quarter ending September 30, 2006	3.50 to 1.00
each fiscal quarter thereafter	2.75 to 1.00

•	Minimum fixed charge coverage ratio. The minimum fixed charge coverage ratio is computed by dividing our EBITDAE, less amounts we spend attributable to property, plant, equipment and other fixed assets, by the sum of certain cash payments we make including taxes, principal, interest paid and other cash payments we make on indebtedness and certain restricted payments paid in cash and net ESOP repurchase obligations. The minimum fixed charge coverage ratio will be measured as of the end of each of our fiscal quarters and will take into account results for the previous four fiscal quarters on a rolling basis. We are required to maintain a minimum fixed charge average ratio of at least the following:

Fiscal Quarter Ending		Fiscal Quarter Ending	Average Ratio
through
December 19, 2003		March 31, 2006	1.05 to 1.00
June 30, 2006		each fiscal quarter thereafter	1.15 to 1.00

      We are required to maintain minimum EBITDAE of the following in each of our fiscal quarters on a rolling basis.

Fiscal Quarter Ending		Fiscal Quarter Ending	Minimum EBITDAE
through
July 4, 2003		March 12, 2004	$15 million
July 2, 2004		September 30, 2004	$15.75 million
December 17, 2004		September 30, 2005	$16 million
December 16, 2005		September 30, 2006	$17 million
December 15, 2006		each fiscal quarter thereafter	$18 million

•	Capital expenditures. We are restricted from spending, on a consolidated basis with our subsidiaries, more than the following amounts for property, plant, equipment and other fixed assets for the following time periods:

Time Period	Maximum Capital Expenditure

fiscal quarter ending December 20, 2002 through fiscal quarter ending June 30, 2005	$3.6 million
fiscal quarter ending September 30, 2005 through fiscal quarter ending June 30, 2006	$4.2 million
fiscal quarter ending September 30, 2006 through fiscal quarter ending June 30, 2007	$4.8 million
each fiscal quarter thereafter	$5.4 million

      We are allowed to carry over unspent capital expense reserves from one period to another.

      Mezzanine Note Events of Default. The mezzanine note securities purchase agreement contains customary event of default provisions, including:

•	payment default;

•	breach of representations and warranties;

•	uncured covenant breaches;

•	default under certain other debt exceeding an agreed amount;

•	bankruptcy and insolvency events;

•	ERISA violations; and

•	unstayed judgments in excess of agreed amounts.

      Change of Control. Upon the occurrence of a change of control of Alion, each holder of mezzanine notes shall have the right to require us to repurchase its mezzanine note, at a repurchase price equal to the principal amount plus accrued interest and a premium equal to one percent of the principal amount subject to prepayment. For this purpose, a change of control generally occurs when (i) a third party (other than IITRI, the ESOP, the holders of the warrants and in each case their assignees or affiliates) acquires beneficial ownership of more than 50 percent of our voting stock, (ii) there is a sale of substantially all of our assets, or (iii) Alion merges into another person.

      Subordinated Note. We issued on December 20, 2002 to IITRI a seller note under a seller note securities purchase agreement, which we refer to as the subordinated note, with a face value of $39.9 million. The subordinated note served as part of the purchase price paid for IITRI’s assets in the acquisition. Set forth below is a summary of the material terms of the subordinated note.

      The subordinated note bears simple interest at a rate of six percent per year in the years one through six payable quarterly by the issuance of non-interest-bearing notes maturing at the same time as the subordinated note and 16 percent per year payable quarterly in cash during the seventh and eighth years following closing of the IITRI acquisition, in each case based on a year of twelve 30-day months and a 360 day year. Half of the principal amount outstanding under the subordinated note becomes due in 2009. The other half becomes due in 2010. The subordinated note is subordinated debt and ranks behind both the senior credit facility and the mezzanine note.

      Subordinated Note Transfer Restrictions. The holders of the subordinated note are not entitled to transfer any portion of the note to a competitor of Alion, as such term is defined in the subordinated note, or to a non-US person or entity. These transfer restrictions on sale or assignment to competitors do not apply in the event of any Alion payment default or bankruptcy. Holders of the subordinated note are entitled to transfer less than the entire subordinated note but only in amounts of at least $5.0 million and in increments of $1.0 million in excess thereof, except to transfer their remaining portion of the note.

      Subordinated Note Issuer Right of First Offer. In the event of a proposed transfer of the subordinated note, we will have a right of first offer in respect of the subordinated note. The right of first offer will allow Alion to make the holder of the note the first offer prior to any sale or assignment of the note. In the event that the holder declines Alion’s offer, the holder will be entitled to sell or assign the note portion to any third party, subject to certain limitations, and provided it does not offer to sell the note portion for less than 90% of our offer price, or on a date that is more than nine months after our offer. If the holder proposes to sell or assign the note for less than 90% of the amount Alion has offered it must make an offer to us to purchase the note portion at that lower price, before it may sell or assign it to a third party. If the holder proposes to sell a note portion on a date that is more than 9 months from the date of our offer, then we will have a right of first offer over such proposed sale as if it were a newly proposed sale.

      Subordinated Note Covenants. The subordinated note, among other things, contains customary covenants regarding timely payment of principal and interest, as well as a covenant restricting the payment of cash and property distributions, or dividends, in respect of Alion’s capital stock other than distributions needed for the ESOP to satisfy its repurchase obligations and other customary exceptions subject to any restrictions contained in the senior bank debt or negotiated by the parties.

      Subordinated Note Events of Default. The subordinated note securities purchase agreement contains customary events of default provisions, including:

•	payment default;

•	breach of representations and warranties;

•	uncured covenant defaults; and

•	bankruptcy and insolvency events.

Warrants

      Mezzanine Warrant. In connection with the issuance of the mezzanine note, we issued to IITRI, as the holder of the mezzanine note, a warrant to purchase shares of our common stock, so that upon exercise of the warrant, the shares would account for approximately 12 percent of our stock at the closing date of the acquisition, on a fully diluted basis (assuming the exercise of all outstanding warrants). The holder may exercise the mezzanine warrant at any time until the mezzanine warrant expires and becomes void, as long as the holder notifies us of its intention to exercise the mezzanine warrant 90 days before the holder intends to exercise it. The mezzanine warrant expires, if the ESOP still exists on September 30, 2008 and no public market exists for our common stock, 30 days after we deliver to the holder an appraisal of the per share value of our common stock as of September 30, 2008. If the ESOP does not exist on September 30, 2008, or a public market price exists for our common stock, the mezzanine warrant expires six years after issuance of the mezzanine warrant. The warrant is exercisable at $10 per share, subject to adjustments. Set forth below is a summary of the material terms of the mezzanine warrant.

      Mezzanine Warrant Call and Put Rights. For a period of thirty days prior to the expiry of the mezzanine warrant, we have the right to demand that the holder sell all or part of the mezzanine warrant to us, which we refer to as a call right, and the holder has the right to demand that we purchase all or part of the mezzanine warrant, which we refer to as a put right. Upon receipt of a notice from the holder that it intends to exercise all or any part of the mezzanine warrant, we also have a call right over the portion of the warrant that the holder intends to exercise. Furthermore, the holder also has a put right with respect to the mezzanine warrant for a period of 30 days prior to the expiry of the mezzanine warrant or during the 30-day period immediately following the occurrence of a change of control of Alion. For purposes of the mezzanine warrant, a change of control generally occurs when (i) a third party (other than IITRI, the ESOP, the holders of the warrants and in each case their assignees or affiliates) acquires beneficial ownership of more than 50 percent of our voting stock, (ii) there is a sale of all or substantially all of our assets or (iii) we merge into another person. In connection with each of the call and put rights, the purchase price per share for the shares underlying the portion of warrant to be purchased will be the same per share price established in the most recent ESOP valuation, if the ESOP is still in existence and no public market price exists for our common stock. If the ESOP is not still in existence, or a public market price exists for our common stock, the purchase price per share will be the fair value of our common stock as determined by one of several methods enumerated in the mezzanine warrant. ESOP valuations or other appraisals used to establish the purchase price in connection with the exercise of a call or a put right, will be made without applying a discount for any lack of liquidity or absence of control.

      Mezzanine Warrant Issuer Right of First Offer. In the event of a proposed transfer of a portion of the mezzanine warrant and/or shares of our common stock obtained upon exercise of some or all of the warrant, we will have a right of first offer over the proposed transfer. The right of first offer will allow Alion to make the holder of the warrant portion and/or shares that are proposed to be transferred, the first offer prior to any sale or assignment of the warrant portion and/or shares. In the event that the holder declines Alion’s offer, the holder will be entitled to sell or assign the warrant portion and/or shares to any third party, subject to certain limitations, and provided it does not offer to sell the warrant portion and/or shares for less than 90% of our offer price, or on a date that is more than nine months after our offer. If the holder proposes to sell the warrant portion and/or shares for less than 90 percent of the amount Alion has offered, it must make an offer to us to purchase the warrant portion and/or shares at that lower price, before it may sell or assign it/them to a third party. If the holder proposes to sell the warrant portion and/or shares on a date that is more than 9 months from the date of our offer, then we will have a right of first offer over such proposed sale as if it were a newly proposed sale.

      Mezzanine Warrant Holder Right of First Offer. As long as at least 25 percent of the mezzanine warrant remains outstanding, before we may make an offer to a third party to sell any shares of our common stock (or any securities convertible or exercisable into our common stock, or any rights to acquire our common stock), we must first make an offer to sell to the holder, at a price and on other terms we may determine, a pro rata share of such securities, based on the holder’s current percentage holdings in Alion. If the holder does not elect to buy the securities at our price and on our terms, we will be entitled to sell the securities to any third party, provided that we do not offer to sell the securities for less than 90 percent of the price offered to the holder and provided further that we do not sell the securities on a date more than nine months after the date of our offer to the holder. If we propose to sell the securities for less than 90 percent of our offer price to the holder, we must make an offer to the holder to purchase a pro rata share of the securities at such lower price, before we may sell the securities to a third party. If we propose to sell the securities on a date that is more than nine months after the date of our offer to holder, then the holder will have a right of first offer over such proposed sale as if it were a newly proposed offer on sale.

      The above described right of first offer does not apply to:

•	any securities issued to employees, consultants, officers or directors of Alion, in connection with any stock option, stock warrant, stock purchase, or stock compensation arrangement

•	SARs issued to employees, consultants, officers, or directors of Alion

•	shares of common stock issued by us to any Alion benefit plan, including the ESOP

•	any securities, including our common stock, issuable upon exercise or conversion of any option, warrant, convertible security or other right

•	interests or rights designated as phantom stock issued or granted by the Company to employees, consultants, officers or directors

•	any securities issued pursuant to a stock split, combination of stock, stock dividend or other similar stock recapitalization

•	any securities issued in connection with a merger of Alion, or our subsidiary, with a third party, or a transaction in which we acquire an operating division or substantially all of the assets of a third party

      Mezzanine Warrant Anti-Dilution Rights. In the event of any changes in our outstanding common stock due to stock dividends, splits, reverse splits or other similar changes, the number of shares of our common stock subject to the outstanding portion of the mezzanine warrant and the exercise price will be adjusted accordingly. Subject to certain limitations, if we sell any common stock, or warrants or rights to purchase common stock, securities convertible into common stock or stock appreciation rights, at a per share sale price lower than the then current fair market value of one share of common stock, the per share exercise price of the mezzanine warrant will be lowered. Fair market value is determined in the first instance by the board of directors of Alion, and with respect to anti-dilution protection for holders of the mezzanine warrant, such determinations are made without applying a discount for any lack of liquidity or absence of control. The downward adjustment of the exercise price will be made on a weighted average basis of the difference between the per share sale price, the then current fair market value of our common stock, taking into account the number of shares being sold at the lower sale price, the number of shares still subject to the outstanding portion of the mezzanine warrant, and the number of shares in our capital structure.

      In connection with any issuance of our securities that has an aggregate value of one million dollars or more, the holders of a majority of the outstanding portion of the mezzanine warrant are entitled to challenge a determination of the fair market value of our common stock, if they believe that such value is too low and that they should receive anti-dilution protection in relation to the issuance. If the holders challenge a determination of the fair market value of our common stock, a new determination of such value will be made by an independent accounting firm or an independent investment banking firm. If the determination of fair value in connection with an issuance is based on either an ESOP appraisal that is no more than six months old, or a fairness opinion that is no more than six months old, the holders of the mezzanine warrant may only challenge that determination if some recent event or events had occurred that lead the holders to reasonably conclude that the fair market value of our common stock is greater than the value set forth in the ESOP appraisal or the fairness opinion.

      Mezzanine Warrant Drag-Along and Tag-Along Rights. Subject to certain limitations, if the ESOP trust plans to sell at least 75 percent of its shares of our common stock to a third party, it may exercise its drag-along right and require the holders of the mezzanine warrant to participate in such sale on a pro-rata basis. Subject to certain limitations, if the ESOP trust plans to sell at least 25 percent of its shares of our common stock to a third party and did not already exercise its drag-along right, the holders of the mezzanine warrant may exercise their tag-along right and participate in such sale on a pro-rata basis. In either case, the holders of the mezzanine warrant will participate in the sale by exercising an appropriate portion of the warrant, and then selling the shares of our common stock obtained through such exercise as well as some or all of any shares of our common stock it has previously obtained by exercising the warrant, on the same terms and at the same price.

      Expiry of Certain Rights. The call rights, put rights, drag-along rights and tag-along rights in the mezzanine warrant all expire in the event of one or more underwritten public offerings of Alion common stock resulting in aggregate gross proceeds to the sellers (excluding proceeds received from certain affiliates of Alion) of at least $30 million. The holders’ right of first offer in the mezzanine warrant expires upon the consummation by us of our initial public offering.

      Subordinated Warrant. In connection with the issuance of the subordinated note, we issued to IITRI, as the holder of the subordinated note, a warrant to purchase shares of our common stock, so that upon exercise of the warrant, the shares would account for approximately 26 percent of our common stock at the closing of the acquisition, on a fully diluted basis (assuming the exercise of all outstanding warrants). We refer to this seller warrant in the prospectus as the subordinated warrant. The holder may exercise the subordinated warrant at any time until the subordinated warrant expires and becomes void, as long as the holder notifies us of its intention to exercise the subordinated warrant 90 days before the holder intends to exercise it. The subordinated warrant expires, if the ESOP still exists on September 30, 2010 and no public market price exists for our common stock, 30 days after we deliver to the holder an appraisal of the per share value of our common stock as of September 30, 2010. If the ESOP does not exist on September 30, 2010 or a public market price exists for our common stock, the subordinated warrant expires eight years after issuance of the subordinated warrant. The warrant is exercisable at $10 per share, subject to adjustments. Set forth below is a summary of the material terms of the subordinated warrant.

      Subordinated Warrant Call and Put Rights. Following the date we deliver to the holder an appraisal of the per share value of our common stock as of September 30, 2009, if the ESOP still exists on September 30, 2009 and no public market price exists for our common stock, or, if the ESOP does not still exist on September 30, 2009, or a public market price exists for our common stock, then at any time during the period 30 days before the seventh anniversary of the issuance of the subordinated warrant, and continuing until the expiry of the warrant, we have the right to demand that the holder sell up to 50 percent of the subordinated warrant, which we refer to as a call right, and the holder has the right to demand that we purchase up to 50 percent of the subordinated warrant, which we refer to as a put right. For a period of thirty days prior to the expiry of the subordinated warrant, we have the right to call up to 100 percent of the warrant, and the holder has the right to put up to 100 percent of the warrant. Furthermore, upon receipt of a notice from the holder that it intends to exercise all or any part of the subordinated warrant, we also have the right to exercise a call right over the portion of the warrant that the holder intends to exercise. In connection with each of the call and put rights, the purchase price per share for the shares underlying the portion of warrant to be purchased will be the same per share price established in the most recent ESOP valuation, if the ESOP is still in existence and no public market price exists for our common stock. If the ESOP is not still in existence or a public market price exists for our common stock, the purchase price per share will be the fair value of our common stock as determined by one of several methods enumerated in the subordinated warrant. ESOP valuations or other appraisals used to establish the purchase price in connection with the exercise of a call or a put right, will be made without applying a discount for any lack of liquidity or absence of control.

      Subordinated Warrant IITRI Right of First Offer. As long as IITRI still holds at least 25 percent of the Subordinated Warrant, before we may make an offer to a third party to sell any shares of our common stock (or any securities convertible or exercisable into our common stock, or any other rights to acquire our common stock), we must first make an offer to sell to IITRI, at a price and on other terms we may determine, a pro rata share of such securities, based on IITRI’s current percentage holdings in Alion. If IITRI does not elect to buy the securities, we will be entitled to sell the securities to any third party, provided that we do not offer to sell the securities for less than 90 percent of the price offered to IITRI and provided further that we do not sell the securities on a date that is more than nine months after the date of our offer to IITRI. If we propose to sell the securities for less than 90 percent of our offer price to IITRI, we must make an offer to IITRI to purchase a pro rata share of the securities at such lower price before we may sell the securities to a third party. If we propose to sell the securities on a date that is more than nine months from the date of our offer to IITRI, then IITRI will have a right of first offer over such proposed sale as if it were a newly proposed sale.

      The above described right of first offer does not apply to:

•	any securities issued to employees, consultants, officers or directors of Alion, in connection with any stock option, stock warrant, stock purchase, or stock compensation arrangement

•	SARs issued to employees, consultants, officers, or directors of Alion

•	shares of common stock issued by us to any Alion benefit plan, including the ESOP

•	any securities, including our common stock, issuable upon exercise or conversion of any option, warrant, convertible security or other right

•	interests or rights designated as phantom stock issued or granted by the Company to employees, consultants, officers or directors

•	any securities issued pursuant to a stock split, combination of stock, stock dividend or other similar stock recapitalization

•	any securities issued in connection with a merger of Alion, or our subsidiary, with a third party, or a transaction in which we acquire an operating division or substantially all of the assets of a third party

      Subordinated Warrant Issuer Right of First Refusal. Subject to certain exceptions, prior to any sale by a holder to a third party of any portion of the subordinated warrant and/or shares of our common stock it has obtained by exercising all or some portion of the subordinated warrant, we are entitled to a right of first refusal over such proposed sale, which means that the holder must offer to sell the warrant portion and/or shares to us on the same terms and at the same price as it has proposed to sell to the third party, before it may complete the proposed transaction with the third party.

      Subordinated Warrant Anti-Dilution Rights. In the event of any changes in our outstanding common stock due to stock dividends, splits, reverse splits or other similar changes, the number of shares of our common stock subject to the outstanding portion of the subordinated warrant and the exercise price will be adjusted accordingly. Subject to certain limitations, if we sell any common stock, or warrants or rights to purchase common stock, securities convertible into common stock or stock appreciation rights, at a per share sale price lower than the then current fair market value of one share of common stock, the per share exercise price of the subordinated warrant will be lowered. Fair market value is determined in the first instance by the board of directors of Alion. The downward adjustment of the exercise price will be made on the basis of a weighted average difference between the per share sale price and the then current fair market value of our common stock, taking into account the number of shares being sold at the lower sale price, the number of shares still subject to the outstanding portion of the subordinated warrant, and the number of shares in our capital structure.

      In connection with any issuance of our securities that has an aggregate value of one million dollars or more, the holders of a majority of the outstanding portion of the subordinated warrant are entitled to challenge a determination of the fair market value of our common stock, if they believe that such value is too low and that they should receive anti-dilution protection in relation to the issuance. If the holders challenge a determination of the fair market value of our common stock, a new determination of such value will be made by an independent accounting firm or an independent investment banking firm. If the determination of fair value in connection with an issuance is based on either an ESOP appraisal that is no more than six months old or a fairness opinion that is no more than six months old, the holders of the subordinated warrant may only challenge that determination if some recent event or events had occurred that lead the holders to reasonably conclude that the fair market value of our common stock is greater than the value set forth in the ESOP appraisal or the fairness opinion.

      Subordinated Warrant Drag-Along and Tag-Along Rights. Subject to certain limitations, if the ESOP trust plans to sell at least 75 percent of its shares of our common stock to a third party, it may exercise its drag-along right and require the holders of the subordinated warrant to participate in such sale on a pro-rata basis. Subject to certain limitations, if the ESOP trust plans to sell at least 25 percent of its shares of our common stock to a third party and did not already exercise its drag-along right, the holders of the mezzanine warrant may exercise their tag-along right and participate in such sale on a pro-rata basis. In either case, the holders of the subordinated warrant will participate in the sale by exercising an appropriate portion of the warrant, and then selling the shares of our common stock obtained through such exercise as well as some or all of any shares of our common stock it has previously obtained by exercising the warrant, on the same terms and at the same price.

      Expiry of Certain Rights. The call rights, put rights, drag-along rights and tag-along rights in the subordinated warrant all expire in the event of one or more underwritten public offerings of Alion common stock resulting in aggregate gross proceeds to the sellers (excluding proceeds received from certain affiliates of Alion) of at least $30 million. IITRI’s right of first offer in the subordinated warrant expires upon the consummation by us of our initial public offering.

      Transfer Restrictions. The holders of the mezzanine warrant and the subordinated warrant are not entitled to transfer any portion of the warrants and/or any shares that the holders have obtained by exercising the warrants to a competitor of Alion, as such term is defined in the mezzanine warrant and the subordinated warrant, to a non-US person or entity, or to any third party whose ownership of our common stock would cause us to lose our S-corporation status. The restrictions will not apply in the event of any Alion payment default or bankruptcy.

      IITRI is not entitled to transfer its right of first offer under the subordinated warrant.

      Rights Agreement. In connection with the mezzanine warrant and the subordinated warrant, we entered into a Rights Agreement with the ESOP trust and IITRI as the holder of the warrants. The Rights Agreement addresses the following issues:

      Voting Agreement. Subject to certain limitations, the holders of the mezzanine warrant and the subordinated warrant agreed to vote those shares of common stock issued to them upon exercise of the respective warrants, in the manner in which the ESOP trustee instructs on behalf of the ESOP. This voting agreement is not binding upon any assignee or transferee of the mezzanine warrant, or shares of common stock issued upon exercise of a portion of the mezzanine warrant, that is not an affiliate of IITRI. This voting agreement is binding upon any assignee or transferee of the subordinated warrant or shares of common stock issued upon exercise of a portion of the subordinated warrant, except for any purchaser that buys the common stock in a broadly distributed public offering, as defined in the Rights Agreement.

      Registration Rights. After 180 days following the date that our common stock first becomes available to the public on a stock exchange, if ever, the holders of the mezzanine warrant will collectively be entitled to one right, and the holders of the subordinated warrant will collectively be entitled to one separate right, to require that we register with the SEC for public sale by the holders some or all of the shares underlying the remaining portion of the warrants as well as some or all of the shares that the holders have obtained by exercising the warrants. If the holders of a majority of the mezzanine warrant and the subordinated warrant taken together are unable to sell at least 60 percent of the shares they required us to register in the demand registrations, the holders will be entitled to one more right to require us to register some or all of shares underlying the remaining portion of the warrants as well as some or all of the shares that the holders have obtained by exercising the warrants.

      Subject to certain limitations, the holders are also entitled to require that we register some or all of the shares underlying the remaining portions of the mezzanine and subordinated warrants as well as some or all of the shares that the holders have obtained by exercising the warrants, in any registration that we have initiated or that another shareholder has initiated.

      Designation Rights for Three Alion Directors. The mezzanine note, the subordinated note and the warrants each entitle their holders, respectively, to each designate one member of our board of directors, provided that the board of directors shall not have more than twelve members and provided that such directors otherwise meet the eligibility requirements for our directors. These rights to designate directors may be transferred at IITRI’s discretion with any transfer of the mezzanine note, the subordinated note and the warrants. The director designation right with respect to the mezzanine note will survive until the earlier of the date of consummation of our initial public offering, and the time at which all indebtedness evidenced by the mezzanine note has been repaid. The director designation right with respect to the subordinated note will survive until the earlier of the date of consummation of our initial public offering, and the time at which all indebtedness evidenced by the subordinated note has been repaid. The director designation right with respect to the warrants will survive until the earlier of the date of consummation of our initial public offering, and the time at which less than 25% of the warrants, in the aggregate, remains outstanding.

      Rights to Acquire Additional Stock. Subject to certain exceptions, including their rights to purchase Alion common stock under the subordinated warrant and the mezzanine warrant, the holders of any shares obtained by exercising some or all of either the subordinated warrant or the mezzanine warrant are not entitled to acquire any of our common stock or any other securities that could be converted or exercised into our common stock. Also such holders are restricted from soliciting proxies, joining a group (other than with the ESOP trustee) for the purpose of acquiring or voting shares, depositing shares in a voting trust and subjecting any shares to a voting agreement.

Use of Proceeds

        State Street, the ESOP trustee, used the $25.8 million in proceeds from the initial one-time ESOP investment election to purchase shares of Alion common stock on behalf of the ESOP. We then used the proceeds received from the ESOP as part of the purchase price we paid to acquire IITRI’s assets on December 20, 2002. State Street will use all additional proceeds from this offering to purchase shares of our common stock, for allocation to accounts of ESOP participants. We will then use these additional proceeds from the sale of our common stock for fulfillment of our ESOP repurchase obligations, repayment of our debt obligations, and general corporate purposes.

      We will pay our expenses related to the sale of KSOP interests from available cash and funds available under our senior credit facility.

Plan of Distribution

        Neither underwriters nor broker-dealers will participate in selling efforts related to the sale of our KSOP interests

•	in any individual one-time ESOP investment elections available to eligible employees; or

•	relating to pre-tax payroll deferrals made by Alion employees.

      The KSOP interests are not traded and may not be sold except to Alion upon your separation from service with Alion. We are making the offering of our KSOP interests pursuant to exemptions from registration under state securities laws. In the event that an applicable exemption from registration is not available under the laws of any state, or in the event that qualification of the securities in any state is impracticable in the judgment of management, the offering and any future sales of KSOP interests will not be available to employees in those states.

Distribution, or Dividend, Policy

        Unlike regular C corporations, S corporations do not pay “dividends.” Rather, S corporations make “distributions.” Use of the term “distributions” in this context is unrelated to the term when used in the context of our repurchase obligations under the KSOP. To avoid confusion, when referring to a distribution that would constitute a dividend in a C corporation, we will use the term distribution/ dividend. We do not expect to pay any distributions/ dividends. We currently intend to retain future earnings, if any, for use in the operation of our business. Any determination to pay cash distributions/ dividends in the future will be at the discretion of our board of directors and will be dependent on our results of operations, financial condition, contractual restrictions and other factors our board of directors determine to be relevant, as well as applicable law. The terms of the senior credit facility, the mezzanine note and the subordinated note prohibit us from paying distributions/ dividends without the consent of the respective lenders.

Capitalization

        The following table sets forth our capitalization as of September 30, 2003 on an historical basis and reflects the incurrence of debt in connection with the December 20, 2002 acquisition of substantially all of IITRI’s assets and the capital structure of Alion.

      You should read this table together with “Selected Financial Data,” “Unaudited Pro Forma Consolidated Financial Data,” our consolidated financial statements of Alion Science and Technology Corporation and the notes to those statements, and “Management’s Discussion and Analysis of Financial Condition and Operating Results” included elsewhere in this prospectus.

(in thousands)
As of
September 30,
2003

Cash	$494

Current portion of long-term debt	5,000
Long-term debt, excluding current portion:
Existing acquisition related obligations/long-term debt	2,928
Payable under agreement with officer	743
Senior term note	22,903
Mezzanine note	17,636
Subordinated note	33,437

Total long-term debt	82,647
Redeemable common stock warrants	14,762
Shareholder’s equity, subject to redemption	17,900

Total capitalization	$115,803

Selected Financial Data

        The following table presents selected historical and pro forma consolidated financial data for Alion or the Selected Operations of IITRI for each of the fiscal years in the five-year period ended September 30, 2003. The information set forth below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical consolidated financial statements and notes to those statements included elsewhere in this prospectus. The consolidated operating data for the fiscal year ended September 30, 2003 and the consolidated balance sheet data as of September 30, 2003 are derived from, and are qualified by reference to, the consolidated financial statements of Alion included elsewhere in this prospectus.

      The consolidated operating data for the fiscal years ended September 30, 2002, 2001, and 2000 and the consolidated balance sheet data as of September 30, 2002 and 2001 are derived from and are qualified by reference to, the consolidated financial statements of Selected Operations of IIT Research Institute, included elsewhere in this prospectus. The consolidated operating data for the year ended September 30, 1999 are derived from and are qualified by reference to the consolidated statement of income of Selected Operations of IIT Research Institute, not included in this prospectus. The consolidated balance sheet data as of September 30, 2000 and 1999 are derived from unaudited financial data that are not included in this prospectus. The historical consolidated financial information for the Selected Operations of IITRI has been carved out from the consolidated financial statements of IITRI using the historical results of operations and bases of assets and liabilities of the portion of IITRI’s business that was sold to Alion and gives effect to allocations of expenses from IITRI.

      Alion completed the acquisition of substantially all of the assets and the assumption of certain of the liabilities of IITRI on December 20, 2002 (the IITRI acquisition). The pro forma consolidated data for fiscal years ended September 30, 2002 and 2003, assume that the acquisition had been consummated as of October 1, 2001.

      Our historical consolidated financial information may not be indicative of our future performance and does not necessarily reflect what our financial position and results of operations would have been had we operated as a separate, stand-alone entity during the periods presented.

Selected Financial Data of Alion Science and Technology Corporation

For Years Ended September 30,
(in thousands except per share data)

						Pro Forma	Pro Forma
						Fiscal	Fiscal
	2003(1)	2002(2)	2001(2)	2000(2)	1999(2)	2003(10)	2002(10)

Consolidated Operating Data
Contract revenue	$165,917	$201,738	$193,152	$156,137	$117,500	$213,182	$201,738
Direct contract expenses	120,559	147,377	140,555	111,122	88,731	155,214	147,377
Operating expenses	45,467	48,488	41,726	39,641	25,416	64,037	57,942

Operating income (loss)(3)	(109)	5,873	10,871	5,374	3,353	(6,069)	(3,581)
Other income (expense)(4)	(12,507)	(586)	(1,072)	(694)	12	(14,652)	(9,652)
Income tax (expense) benefit(5)	—	(589)	(302)	(398)	246	(27)	(589)

Net income (loss)(6)	$(12,616)	$4,698	$9,497	$4,282	$3,611	$(20,748)	$(13,822)

Unaudited pro forma as adjusted basic and diluted earnings (loss) per common share (7)						$(7.83)	$(5.37)

Consolidated Balance Sheet Data at End of Period
Net accounts receivable	$42,777	$49,051	$56,095	$56,473	$37,706
Total assets	144,754	71,096	76,309	82,702	65,328
Current portion of long-term debt	5,000	3,330	141	3,646	5,500
Long-term debt, excluding current portion	77,647	1,654	11,886	22,289	2,642
Redeemable common stock warrants	14,762	—	—	—	—
Long-term deferred gain on sale of building to Illinois Institute of Technology, excluding current portion	—	3,523	4,054	—	—

	2003(1)	2002(2)	2001(2)	2000(2)	1999(2)

Other Data
Depreciation and amortization	$9,553	$3,447	$3,488	$3,754	$1,832
Capital expenditures	1,329	3,643	1,940	2,795	4,213
Cash flows provided by (used in):
Operating activities	$14,264	$14,713	$7,907	$(5,306)	$1,608
Investing activities	(61,273)	(4,466)	9,863	(2,967)	(12,264)
Financing activities	47,497	(9,851)	(17,770)	4,961	4,683
Funded contract backlog(8)	107,000	72,000	67,000	88,000
Unfunded contract backlog(9)	1,075,000	997,000	737,000	849,000
Number of employees	1,604	1,622	1,458	1,334	1,074

(1)	For historical operating year 2003 (October 1, 2002 to September 30, 2003), the operations data presented reflect approximately nine months of Alion operations since the IITRI acquisition occurred on December 20, 2002 which was at the end of IITRI’s first quarter of operations for 2003. During the period October 1, 2002 to December 20, 2002, Alion was organizationally a business shell, operationally inactive until the IITRI acquisition occurred.

(2)	Represents consolidated operating and balance sheet data of the Selected Operations of IIT Research Institute which was acquired by Alion on December 20, 2002.

(3)	Operating income (loss) include (i) non-recurring transaction expenses of approximately $6.7 million and $6.4 million for fiscal years ended September 30, 2003 and 2002, respectively, (ii) non-recurring, conversion and roll-out expenses of approximately $1.5 million for the fiscal year ended September 30, 2003, and (iii) intangible amortization expense of approximately $7.9 million for the fiscal year ended September 30, 2003 that is associated with estimated value of $30.6 million attributed to the customer contracts purchased from the Selected Operations of IITRI. The intangible assets have an estimated use life of three years and have been amortized accordingly using the straight line method.

(4)	Other income (expense) for the year ended September 30, 2003, includes approximately $7.5 million in interest-related expense associated with the debt financing resulting from the IITRI acquisition. For the year ended September 30, 2000, other income includes a gain of $1.3 million on the sale of land in Annapolis, Maryland and a $0.5 million loss in equity of an affiliate.

(5)	Income tax (expense) benefit primarily relates to income (loss) of our for-profit, wholly-owned subsidiary, Human Factors Applications, Inc. prior to Human Factors Applications, Inc. becoming a qualified subchapter S subsidiary beginning on December 21, 2002.

(6)	The decrease in net income for the year ended September 30, 2002, as compared to the year ended September 30, 2001 is primarily attributable to approximately $6.4 million in non-recurring costs (e.g., outside legal, finance, accounting and audit fees) related to the acquisition of the Selected Operations of IITRI. Decrease in net income for the year ended September 30, 2003 as compared to the year ended September 30, 2002 is primarily attributable to (i) approximately $6.7 million in non-recurring transaction expenses, (ii) approximately $10.5 million in amortization expense related to customer contracts purchased from IITRI, and (iii) approximately $7.5 million in interest-related expense associated with the debt financing resulting from the IITRI acquisition.

(7)	IITRI has operated as a non-stock, not-for-profit corporation since its inception. Therefore, prior to 2003 our historical capital structure is not indicative of our current capital structure and, accordingly, historical earnings per share information has not been presented. Pro forma basic and diluted earnings per common share are computed based upon approximately 2.575 million shares of our stock outstanding after closing of the IITRI acquisition and completion of the one-time ESOP investment election being reflected as outstanding for the period prior to the closing of the IITRI acquisition. As of September 30, 2003, the pro forma basic and diluted earnings per common share are computed based upon approximately 2.65 million weighted average shares outstanding.

(8)	Funded backlog represents the total amount of contracts that have been awarded and whose funding has been authorized minus the amount of revenue booked under the contracts from their inception to date.

(9)	Unfunded backlog refers to the estimated total value of contracts which have been awarded but whose funding has not yet been authorized for expenditure.

(10)	See “Unaudited Pro Forma Consolidated Financial Data” section for further explanation.

Unaudited Pro Forma Consolidated Financial Data

        The unaudited pro forma consolidated statements of operations set forth below should be read in connection with, and are qualified by reference to, our consolidated financial statements and related notes, as well as “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” included elsewhere in this prospectus. We believe that the assumptions used in the preparation of this unaudited pro forma information provide a reasonable basis for presenting the significant effects directly attributable to the transactions discussed below. The unaudited pro forma consolidated operating data are not necessarily indicative of the results that would have been reported had such events actually occurred on the dates described below, nor are they indicative of our future results. The unaudited pro forma consolidated operating data have been prepared to reflect the following adjustments to our historical results of operations, which include the historical results of operations of the Selected Operations of IIT Research Institute for the period from October 1, 2001 through December 20, 2002 and the historical results of operations of Alion Science and Technology Corporation for the period from October 10, 2001 (inception) through September 30, 2003, and to give effect to the following transactions as if those transactions had been consummated on October 1, 2001:

•	our incurrence of approximately $96.1 million of debt with detachable warrants to purchase common stock, in connection with the purchase of IITRI’s assets — please read “Management’s Discussion and Analysis of Financial Condition and Operating Results — Liquidity and Capital Resources” for further discussion about the debt we are assuming and about the warrants; and

•	the acquisition of IITRI’s assets, which was accounted for under the purchase method of accounting, including a preliminary estimate of fair value of the identifiable net assets acquired; and

•	the purchase of our common stock for approximately $25.8 million by the ESOP trust.

ALION SCIENCE AND TECHNOLOGY CORPORATION

Unaudited Pro Forma Consolidated Statements of Operations
For the Years Ended September 30, 2003 and September 30, 2002
(In thousands, except share and per share information)

	Year Ended September 30, 2003					Year Ended September 30, 2002

		Pro Forma					Pro Forma
	Historical	Adjustments		Pro Forma		Historical	Adjustments		Pro Forma

Contract revenue	$213,182			$213,182		$201,738			$201,738
Direct contract expense	155,214			155,214		147,377			147,377

Gross profit	57,968			57,968		54,361			54,361

Operating expenses:
Indirect contract expense	11,253			11,253		11,153			11,153
Research and development	213			213		575			575
General and administrative	24,165	29	(1)	24,194		19,093	126	(1)	19,219
Deferred compensation	527			527		—			—
Non-recurring transaction expense	6,726			6,726		6,361			6,361
Rental and occupancy expense	8,981	112	(2)	9,093		7,796	483	(2)	8,279
Depreciation and amortization	10,439	(474	)(3)	12,436		3,447	(1,953	) (3)	12,201
		2,471	(4)				10,707	(4)
Bad debt expense (recovery)	(405)			(405)		154			154

Total operating expenses	61,899			64,037		48,579			57,942

Operating income (loss)	(3,931)			(6,069)		5,782			(3,581)
Other income (expense):
Interest income	43			43		40			40
Interest expense	(11,811)	(1,685	) (5)	(13,905)		(563)	(7,298	) (5)	(9,629)
		(106	)(6)				(459	)(6)
		(303	)(7)				(1,309	) (7)
Other	(790)			(790)		(63)			(63)

Loss before income taxes	(16,489)			(20,721)		5,196			(13,233)
Income tax expense	(27)			(27)		(589)			(589)

Net (loss)	$(16,516)			$(20,748)		$4,607			$(13,822)

Basic and diluted (loss) per share				$(7.83	) (8)				$(5.37	) (8)
Basic and diluted weighted average common shares outstanding				2,649	(8)				2,575	(8)

See accompanying notes to unaudited pro forma consolidated financial statements.

Notes to Unaudited Pro Forma Consolidated Financial Statements

(in thousands except for share amounts)

(1)	Represents Alion board of director expenses and interest expense on the $0.9 million note due to officer under terms of a compensation agreement, net of estimated fair value of detachable warrants.

(2)	Represents the elimination of the amortization of the deferred gain related to the sale of real estate during the year ended September 30, 2001.

(3)	Reversal of IITRI’s historical amortization expense related to pre-acquisition goodwill.

(4)	Under the provisions of SFAS No. 142, “Goodwill and Other Intangible Assets”, the IITRI acquisition purchase price was allocated between net tangible assets, the value attributed to identifiable intangible assets (purchased contracts) and goodwill. For purposes of the pro forma consolidated statements of operations, the excess purchase price over the identifiable net assets acquired is considered to be goodwill with an indefinite life and therefore is not amortizable. The estimated value of $30.6 million attributed to intangible assets has an estimated useful life of three years and has been amortized accordingly using the straight-line method in the pro forma statements of operations. Additionally, an estimated value of approximately $1.5 million was assigned to a single lot of non-capitalized assets (e.g., office furnishings, laptop computers, etc.). This asset has an estimated useful life of three years and has been amortized accordingly using a straight-line method in the pro forma statement of operations.

(5)	Represents interest expense on approximately $96.1 million of debt, utilizing a weighted average interest factor of approximately 8.1% per year, issued to finance the IITRI acquisition. The senior term note is a variable rate note that is indexed to the prime rate. The prime rate used for the weighted average interest rate calculation was 4.25%.

(6)	Represents amortization of debt issuance costs under the effective interest method over the life of the senior term note of five years.

(7)	Represents accretion of long-term debt to face value over the term of the debt using the effective interest method. Discount to debt reflects estimated fair value of detachable warrants of $10.3 million.

(8)	Our historical capital structure is not indicative of our current capital structure and, accordingly, historical earnings per share information has not been presented. Unaudited pro forma basic and diluted loss per share of common stock has been calculated in accordance with the rules for initial public offerings. These rules require that the weighted average share calculation give retroactive effect to any changes in our capital structure. Accordingly, pro forma weighted average shares assume the approximately 2.575 million shares issued by Alion after completion of the initial one-time ESOP investment election were outstanding for the entire period presented.

Management’s Discussion and Analysis of Financial Condition

and Operating Results

        You should read the following discussion together with our consolidated financial statements and the related notes included elsewhere in this prospectus. This discussion contains forward-looking statements about our business and operations that involve risks and uncertainties. Our actual results may differ materially from those we currently anticipate as a result of the factors we describe under “Risk Factors” on page 9 and elsewhere in this prospectus.

      Alion completed the acquisition of substantially all of the assets and the assumption of certain of the liabilities of IITRI on December 20, 2002. The operating data contained in this “Management’s Discussion and Analysis of Financial Condition and Operating Results” for the fiscal years ended September 30, 2003, 2002, and 2001, have been presented on a pro forma basis assuming that the Company completed the IITRI acquisition on October 1, 2000.

Overview

      We apply our scientific and engineering expertise to research and develop technological solutions for problems relating to national defense, public health and safety. We provide our research and development and engineering services primarily to agencies of the federal government, but also to state, local and foreign governments as well as commercial customers both in the U.S. and abroad. On a pro forma basis, our revenues increased 5.7%, 4.4%, and 23.7% for the years ended September 30, 2003, 2002, and 2001, respectively, through a combination of internal growth and acquisitions.

      The acquisition of the Selected Operations of IITRI and the resulting structure of the IITRI acquisition had two significant impacts on net income. First, the value assigned to the purchased contracts being amortized on a straight-line basis over three years resulted in approximately a $10.5 million, non-cash expense per year, for fiscal years ended September 30, 2003, 2002 and 2001. Second, there are two additional line item expenses because of the transaction: non-recurring third party transaction expenses (e.g. outside legal, finance, accounting and audit fees of approximately $6.7 million and $6.4 million for fiscal years 2003 and 2002, respectively) and the expense associated with the Company’s indebtedness as a result of the IITRI acquisition (approximately $13.9 million, $9.6 million, and $9.2 million for the fiscal years ended September 30, 2003, 2002 and 2001, respectively).

      The following information reflects summary results of operations and backlog data for the periods set forth below:

	For the Years Ended September 30,

	2003	2002	2001

	(in millions)
Revenue	$213.2	$201.7	$193.2

Net Income (Loss)	(20.8)	(13.8)	(9.1)

Contract Backlog:
Funded	107.0	72.0	67.0
Unfunded	1,075.0	997.0	737.0

Total	$1,182.0	$1,069.0	$804.0

      The following table sets forth, for each fiscal year indicated, the percentage of the Company’s revenue derived from each of its major types of customers:

	For the Years Ended
	September 30,

	2003	2002	2001

U.S. Department of Defense (DoD)	95%	90%	93%
Other Federal Civilian Agencies	3	8	5
Commercial/State/Local and International	2	2	2

Total	100%	100%	100%

      Our objective is to continue to grow by capitalizing on our highly educated work force and our established position in our core research fields, and by synergistic acquisitions. The Company and its predecessor, IITRI, have completed four acquisitions since 1998 through September 30, 2003. In September 1998, we acquired Human Factors Applications, Inc. (HFA), a supplier of ordnance and explosive waste remediation services. HFA has core competencies in demilitarization, de-mining, environmental remediation, explosion sciences, ordnance management, and training. In May 1999, we acquired EMC Science Center, Inc. which has technical expertise in electromagnetic environmental effects research and training, and an analytical laboratory. In February 2000, we completed our acquisition of AB Technologies, Inc. which specializes in defense operations research, training-related modeling and simulation, education and training support, complex problem analysis, and military policy development for the federal government. In May 2002, we acquired Daedalic, Inc., which develops modeling and simulation software for large-scale vehicle and air mobility operations.

      Additionally, in October 2003, we completed the acquisition of Innovative Technology Solutions Corporation which provides nuclear safety and analysis services for the U.S. Department of Energy (DOE) and the commercial nuclear power industry. Except for HFA, which is a separately operated wholly-owned subsidiary, we have fully integrated, or are integrating, these acquired entities into our research base and capabilities, enabling us to expand our research offerings for our government and commercial customers. Management believes that synergistic acquisitions like these provide several potential benefits to our organization and the public in that they:

•	help us expand our research base to include increasingly large and complex programs;

•	increase our opportunities to exploit the synergies between different research fields in which we work to broaden our offerings to our existing customers;

•	bring new strengths to our technical capabilities through cross-utilization of research technology and engineering skills; and

•	increase the overall depth and experience of our management.

      We contract primarily with the federal government. Revenue derived from government contracts as a percentage of total revenue was 98% in fiscal years 2003, 2002 and 2001. We expect most of our revenues to continue to come from government contracts and we expect that most of these contracts will be with the U.S. Department of Defense. The balance of our revenue comes from a variety of commercial customers, state and local governments, and foreign governments.

      Our largest single contract is to provide spectrum engineering services to the U.S. Department of Defense’s Joint Spectrum Center. The Joint Spectrum Center contract generated revenue of $45.4 million, $41.9 million, and $41.1 million for the fiscal years ended September 30, 2003, 2002, and 2001, respectively, and accounted for approximately 21% of our total annual revenues in each of these years. The table below provides a summary of annual revenues by significant contracts performed by the Company.

Summary of Annual Revenues by Customer/Government Agency

				Percentage		Percentage		Percentage
			FY03	of FY03	FY02	of FY02	FY01	of FY01
	Sponsor/ Government		Annual	Annual	Annual	Annual	Annual	Annual
Core Research Area	Agency	Title	Revenue	Revenue	Revenue	Revenue	Revenue	Revenue

			(in thousands)
Wireless Communications	Dept of Defense Joint Spectrum Center	Joint Spectrum Center Engineering Support Services	$45,409	21%	$41,929	21%	$41,123	21%
Defense Operations	Dept of Defense — Defense Information Systems Agency	Modeling and Simulation Information Analysis Center	$38,553	18%	$29,517	16%	$30,917	16%
Defense Operations	Dept of Defense — Defense Information Systems Agency	Weapons Systems Technology Information Analysis Center	$9,304	4%	$9,629	5%	$11,942	6%
Explosive Science	Dept of Defense — Navy (subcontractor to Raytheon Technical Services Corporation)	Guam Ordnance Services	$8,315	4%	$8,035	4%	$8,653	5%
Industrial Technology	Dept of Defense — Defense Information Systems Agency	Reliability Analysis Center	$6,895	3%	$8,316	4%	$6,213	3%
Industrial Technology	Dept of Defense — Defense Information Systems Agency	Manufacturing Technology Information Analysis Center	$2,767	1%	$7,563	3%	$5,177	3%
Wireless Communications	Dept of Defense — Navy	Extremely Low Frequency Communication Systems	$4,350	2%	$4,323	2%	$4,020	2%
Chemical and Biodefense	Department of Defense — Army	Newport Chemical Agent Disposal Facility	$8,734	4%	$1,140	1%	$823	—
Industrial Technology	Department of Defense	Mobile Parts Hospital	$5,649	3%	$102	—	—	—

	Subtotal		$129,976	60%	$110,554	56%	$108,868	56%
	Other Sponsors/ Agencies		$83,206	40%	$91,184	44%	$84,284	44%

	Total Revenues		$213,182	100%	$201,738	100%	$193,152	100%

      We intend to expand our research offerings in commercial and international markets; however, the expansion, if any, will be incremental. Revenues from commercial and international research together amounted to approximately 1%, 2%, and 6% of total revenues for fiscal years 2003, 2002, and 2001, respectively. We derive our international revenue from spectrum management research and software tools and our locomotive simulation and training services to foreign governmental customers.

      Our revenues and our operating margins are affected by, among other things, our mix of contract types (e.g., cost-reimbursement, fixed-price, and time-and-material), as well as the proportion of our revenues that come from higher margin commercial and international work. Significant portions of our revenues are generated by services performed on cost-reimbursement contracts under which we are reimbursed for approved costs, plus a fee, which reflects our profit on the work performed. We recognize revenue on cost-reimbursement contracts based on actual costs incurred plus a proportionate share of the fees earned. We also have a number of fixed-price government contracts. We use the percentage-of-completion method to recognize revenue on fixed-price contracts. These contracts involve higher financial risks, and in some cases higher margins, because we must deliver the contracted services for a predetermined price regardless of our actual costs incurred in the project. Our failure to anticipate technical problems, estimate costs accurately or control costs during performance of a fixed-price contract may reduce the overall fee on the contract or cause a loss. Under time-and-material contracts, labor and related costs are reimbursed at negotiated, fixed hourly rates. Revenue on time-and-material contracts is recognized at contractually billable rates as labor hours and direct expenses are incurred. The following table summarizes the percentage of revenues attributable to each contract type for the periods indicated.

	For the Years Ended September 30,

Contract Type	2003		2002		2001

Cost-plus	$133	62%	$121	60%	$114	59%
Fixed-price	34	16	37	18	44	23
Time-and-material	46	22	44	22	35	18

Total	$213	100%	$202	100%	$193	100%

      For the three years ended September 30, 2003, 2002, and 2001, the percentage distribution among these three types of contracts has remained relatively constant. Nonetheless, the distribution reflects to some extent the increased use by governmental procuring agencies of General Services Administration Schedules which usually involve an increased number both of time-and-material and fixed-price orders.

Results of Operations

Year Ended September 30, 2003 Compared to Year Ended September 30, 2002

Contract Revenue

      Contract revenue increased $11.4 million, or approximately 5.7%, to $213.2 million for the year ended September 30, 2003 from $201.7 million for the year ended September 30, 2002. The $11.4 million increase is attributable primarily to additional work performed under contracts that were in existence during the prior year. As a percentage of revenue, material and subcontract cost-based revenue represents an increase of approximately $2.3 million for the year ended September 30, 2003 compared to the year ended September 30, 2002. In both years material and subcontract cost-based revenue represented approximately 19.8% of total revenue.

      The following activities generated large revenue increases during the year ended September 30, 2003:

Additional services under the Modeling and Simulation Information Analysis Center contract with the Department of Defense	$9.1 million increase
Demilitarization support services to the U.S. Army’s Newport Chemical Agent Disposal Facility	$7.6 million increase
Increased utilization of the Mobile Parts Hospital and related services for the Department of Defense	$5.5 million increase
Support to the Joint Spectrum Center of the Department of Defense	$3.5 million increase

      The following activities resulted in large revenue decreases during the year ended September 30, 2003:

Decline in support to the Internal Revenue Service on various contracts and subcontracts	$6.4 million decrease
Decrease in support on various other contracts	$6.2 million decrease
Decline in ordnance management and unexploded ordnance support services business area at HFA	$1.1 million decrease

      During the year ended September 30, 2003, increases in revenue were partially offset by $0.6 million in revenue reductions related to certain amounts booked on a fixed-price contract and on a cost-reimbursement contract, which were not recoverable under these contracts.

Direct Contract Expenses

      Direct contract expenses increased approximately $7.8 million, or 5.3%, to $155.2 million for the year ended September 30, 2003, from $147.4 million for the year ended September 30, 2002. Direct contract expenses as a percentage of revenue decreased to 72.8% for the year ended September 30, 2003, from 73.1% for the year ended September 30, 2002. Direct labor costs for the year ended September 30, 2003, increased by approximately 9.5% or $9.2 million when compared to the year ended September 30, 2002, to support the revenue increases discussed above. Other direct costs increased by approximately 2.0% or $0.2 million when compared to the year ended September 30, 2002. Material and subcontract costs decreased approximately $1.6 million, or 3.8%, to $42.4 million for the year ended September 30, 2003, compared to $44.0 million for the year ended September 30, 2002. Material and subcontract costs vary with schedule requirements of the contract.

Gross Profit

      Gross profit increased approximately $3.6 million or 6.6%, to $58.0 million for the year ended September 30, 2003, from $54.4 million for the year ended September 30, 2002. Gross profit margin as a percentage of revenue increased to 27.2% for the year ended September 30, 2003, compared to 26.9% for the year ended September 30, 2002. The increase in gross margin is primarily related to improved performance on firm-fixed price contracts involved.

Operating Expenses

      Operating expenses increased approximately $6.1 million, or approximately 10.5%, to $64.0 million for the year ended September 30, 2003 from approximately $57.9 million for the year ended September 30, 2002 as described below. Operating expenses, net of depreciation and amortization expense, and non-recurring expenses related to the IITRI acquisition (described below), increased approximately $5.5 million, or approximately 14.0%, to $44.9 million for the year ended September 30, 2003, from approximately $39.4 million for the year ended September 30, 2002. Of this $5.5 million increase, expenses for indirect personnel and occupancy costs increased approximately $0.9 million, or approximately 2.0%, to $20.4 million for the year ended September 30, 2003, from $19.4 million for the year ended September 30, 2002, primarily for infrastructure to support contract requirements. Bad debt expense decreased approximately $0.4 million for the year ended September 30, 2003, compared to the year end September 30, 2002. This decrease was related to approximately a $0.4 million release of reserves associated with the Company’s performance on a subcontract to a prime contractor. General and administrative expense increased approximately $5.0 million, or 26.0%, to $24.2 million for the year ended September 30, 2003, compared to $19.2 million for the year ended September 30, 2002. As a percentage of revenue, general and administrative expense was 11.3% and 9.5% for the years ended September 30, 2003 and September 30, 2002, respectively. Of the $5.0 million increase in general and administrative expense, approximately $4.0 million of the increase can be categorized as follows:

Expense associated with the SAR and phantom stock programs ($0.5 million); outside legal costs in support of litigation and arbitration matters ($0.5 million); increased expenses for ESOP benefit administration ($0.3 million); and resources for additional financial accounting staff ($0.3 million)	$1.6 million increase
Non-recurring expenses associated with the conversion and roll-out of the newly created employee-owned entity. Expenses included: conversion and upgrade of information technology, system applications, financial systems, and desktop software ($0.4 million); outside legal support on ESOP and SEC matters ($0.4 million); additional required financial audits in order to comply with government regulations ($0.4 million); and company communications and branding ($0.4 million)	$1.6 million increase
Expenses related to state business taxes ($0.4 million), post-retirement benefits ($0.1 million), and idle facility costs ($0.1 million)	$0.6 million increase
Other administrative expenses for areas including, but not limited to, human resources, payroll, procurement, security and facilities management	$0.2 million increase

Non-recurring Expenses Related to the IITRI Acquisition

      Non-recurring expense related to the IITRI acquisition (e.g., third party legal, accounting, and finance) was approximately $6.7 million for the year ended September 30, 2003. For the year ended September 30, 2002, expenses related to the IITRI acquisition were approximately $6.4 million. The increase in expense is associated with activities related to the closing of the IITRI acquisition on December 20, 2002 which was the last day of the first quarter of fiscal year 2003. Of the approximate $6.7 million in related expense for the year ended September 30, 2003, approximately $6.4 million was incurred in the first quarter.

Depreciation and Amortization

      Depreciation and amortization expense was approximately $12.4 million for the year ended September 30, 2003 and $12.2 million for the year ended September 30, 2002. In each year, approximately $10.2 million of amortization expense related to customer contracts purchased from IITRI and approximately $0.4 million of depreciation expense was associated with the fair value of tangible assets acquired in the IITRI acquisition.

Loss from Operations

      For the year ended September 30, 2003, the Company sustained a loss from operations of approximately $6.1 million compared with approximately a $3.6 million operating loss for the year ended September 30, 2002. The $6.1 million operating loss for the year ended September 30, 2003 included approximately $6.7 million of non-recurring expenses related to the IITRI acquisition and approximately $1.6 million in non-recurring expenses associated with the conversion and roll-out of Alion (see above, “Operating Expenses”). For the year ended September 30, 2002, the operating loss of $3.6 million included approximately $6.4 million in non-recurring expenses related to the IITRI acquisition. The operating losses for the respective years also included non-cash depreciation and amortization expenses of approximately $10.5 million per year which resulted from the IITRI acquisition.

Other Expense

      Other expenses were approximately $14.7 million for the year ended September 30, 2003 and approximately $9.7 million for the year ended September 30, 2002. In each respective year, there was approximately $13.9 and $9.6 million of interest expense related to the debt financing associated with the purchase of assets from IITRI.

Income Tax Expense

      Our wholly-owned subsidiary, Human Factors Applications, Inc. (HFA), had operating income of approximately $1.3 million for the year ended September 30, 2003, compared to $1.6 million for the year ended September 30, 2002. HFA recorded income tax provisions of approximately $0.03 and $0.6 million, for the years ended September 30, 2003 and September 30, 2002, respectively. We filed an election with the IRS to treat HFA as a qualified Subchapter S subsidiary exempt from federal income tax at the operating level, which became effective December 21, 2002.

Net Loss

      The net loss of approximately $20.8 million for the year ended September 30, 2003, which compared to the net loss of $13.8 million for the year ended September 30, 2002, is due to the factors discussed above.

Liquidity and Capital Resources

      Prior to December 20, 2002, the primary liquidity requirements of the business we acquired from IITRI were for debt service, working capital, capital expenditures, and acquisitions. The principal working capital need was to fund accounts receivable, which increased with the growth of the business. We are funding our present operations, and we intend to fund future operations, primarily through cash provided by operating activities and through use of our revolving credit facility.

      The following discussion relates to the cash flows of Alion for the year ended September 30, 2003 and the cash flows of the business that Alion acquired from IITRI for the year ended September 30, 2002.

      Net cash provided by operating activities of Alion was approximately $14.3 million for the year ended September 30, 2003, as compared to cash provided by operations of approximately $14.7 million for the year ended September 30, 2002. Accounts receivable management generated $4.6 million and $5.9 million in net cash for the years ended September 30, 2003 and 2002, respectively.

      Net cash used in investing activities was approximately $61.3 million for the year ended September 30, 2003. The selected operations of IITRI that Alion acquired on December 20, 2002 used approximately $4.5 million of cash for investing activities for the year ended September 30, 2002. During the year ended September 30, 2003, Alion paid approximately $59.9 million in cash as part of the purchase price for substantially all of the assets of IITRI and used approximately $1.3 million for capital expenditures.

      Net cash provided by financing activities was approximately $47.5 million for the year ended September 30, 2003, compared to cash used in financing activities of approximately $9.9 million for the year ended September 30, 2002. The financing was required to complete the purchase of substantially all of the assets of IITRI. Alion generated $25.8 million in cash from the initial sale of the Company’s common stock to the ESOP Trust and another approximately $0.8 million from a subsequent sale of common stock to the ESOP Trust. Alion also obtained $33.3 million from borrowings under the senior term note. During the year ended September 30, 2003, Alion repaid approximately $5.7 million of principal on the senior term loan and approximately $6.2 million of principal on the Company’s revolving credit facility. In addition, approximately $0.2 million was paid related to the Daedalic acquisition and approximately $0.2 million was paid for the interest rate cap arrangement.

Discussion of Debt Structure:

      On December 20, 2002, the Company entered into a senior credit agreement among LaSalle Bank National Association, US Bank, National Cooperative Bank, Orix Financial Services, Inc. and BB&T Bank to refinance and replace IITRI’s prior credit arrangements. The new agreement consists of a $25.0 million revolving credit facility and a $35.0 million term loan to finance, in part, the IITRI acquisition. Principal repayments under the term loan are payable in quarterly installments. As of September 30, 2003 annual repayments are scheduled as follows:

Fiscal Year Ending September 30, 2004	$5.0 million
Fiscal Year Ending September 30, 2005	$6.9 million
Fiscal Year Ending September 30, 2006	$8.3 million
Fiscal Year Ending September 30, 2007	$8.9 million
Fiscal Year Ending September 30, 2008	$0.3 million

      The Company must repay all principal obligations under the revolving credit facility no later than December 20, 2007. The senior credit facility is secured by a first priority, perfected security interest in all of the Company’s current and future tangible and intangible property.

      From December 20, 2002 until January 31, 2004, the term note and the revolving line of credit under the senior credit facility bore interest at either of two floating rates at the Company’s choice: an annual rate equal to the Eurodollar rate plus 350 basis points, or the LaSalle Bank prime rate plus 200 basis points. After January 31, 2004, the interest rate equals the Eurodollar rate or the prime rate plus margins which will vary depending upon the Company’s leverage ratio. Leverage is the ratio of total funded debt, excluding the subordinated note (described below), to earnings before interest, taxes, depreciation, amortization, ESOP repurchase obligations and non-cash compensation expenses.

Revolving Credit and Term
Loan	Level I	Level II	Level III	Level IV

Leverage ratio	Less than 2.0 to 1.0	Less than 2.5 to 1.0 and greater than or equal to 2.0 to 1.0	Less than 3.0 to 1.0 and greater than or equal to 2.5 to 1.0	Greater than or equal to 3.0 to 1.0
Base rate margin	125 basis points	150 basis points	175 basis points	200 basis points
Eurodollar margin	275 basis points	300 basis points	325 basis points	350 basis points
Commitment fee (usage less than 40%)	100 basis points	100 basis points	100 basis points	100 basis points
Commitment fee (usage greater than or equal to 40%)	50 basis points	50 basis points	50 basis points	50 basis points

      Effective February 14, 2003, the Company exercised its right to have the term note bear interest at a Eurodollar rate. This does not affect the interest rate on the revolving line of credit. Interest on the term note was payable at the LaSalle Bank prime rate plus 200 basis points from December 20, 2002 until February 14, 2003. Thereafter and until January 31, 2004, the term note bore interest at the Eurodollar rate plus 350 basis points (4.61% as of September 30, 2003).

      The Company and one of its senior lenders entered into an interest rate cap agreement which runs from February 3, 2003 through February 3, 2007. Under this agreement, the Company’s maximum effective interest rate on the first $25.0 million of term loan principal will not exceed 6%. The senior lender counterparty to the cap agreement will semiannually calculate and reimburse the Company for all interest payments in excess of this 6% ceiling.

      On July 3, 2003, July 18, 2003, and September 18, 2003, the Company made $0.6 million, $0.7 million, and $0.7 million advance payments, respectively, on the senior term loan. The Company paid the second and third quarterly installments of $1.25 million each on the senior term loan on Monday, July 7, 2003 (with the approval of the senior lender because Friday, July 4, 2003, was a bank holiday) and September 30, 2003, respectively. On September 30, 2003, the Company had approximately $29.3 million in borrowings outstanding under the senior term note with no amounts outstanding under the revolving credit facility.

      The revolving credit facility bears interest at the LaSalle Bank prime rate plus 200 basis points, which was 6.0% as of September 30, 2003. The approximately $29.3 million balance remaining under the senior term note bears interest at the Eurodollar rate plus 350 basis points, which was 4.61% as of September 30, 2003.

      The Company may prepay its borrowings under the senior credit facility in designated minimum amounts without premium or penalty, other than (i) customary breakage costs related to repayment of Eurodollar-based loans prior to the end of an interest period, and (ii) breakage costs associated with the early termination of any interest rate derivative related to the senior credit facilities. The Company must prepay its borrowings with a portion of its excess cash flow each year along with proceeds of any permitted debt or equity issuance or asset sale.

      On December 20, 2002, the Company issued a mezzanine note to IITRI with a face value of approximately $20.3 million, as part of the consideration for the IITRI acquisition. The mezzanine note is junior to the senior credit facility, but ranks senior to the subordinated note. The Company must pay the outstanding mezzanine note principal in a lump sum on December 20, 2008. Each quarter, the Company must pay interest on the mezzanine note, in cash, at a rate of 12% per year, based on a 360-day year of twelve 30-day months.

      Also on December 20, 2002, the Company issued a seller note to IITRI (the subordinated note), with a face value of $39.9 million, as part of the consideration for the IITRI acquisition. The subordinated note bears interest at a rate of 6% per year through December 2008, payable quarterly by the issuance of non-interest bearing notes, called paid-in-kind or (PIK) notes, which mature at the same time as the subordinated note. Issuance of the PIK notes will have the effect of deferring the underlying cash interest expense on the subordinated note. The PIK notes do not bear interest and therefore will not compound any interest on these payment obligations. Commencing December 2008, the subordinated note will bear interest at 16% per year payable quarterly in cash until the subordinated note has been repaid in full. Principal on the subordinated note is payable in equal installments of $19.95 million in December 2009 and December 2010; the PIK notes are also due in equal installments of $7.2 million on these same dates.

      On December 20, 2002, the Company entered into a $0.9 million deferred compensation agreement with Dr. Atefi, with payment terms substantially equivalent to those of the mezzanine note previously described.

      The Company issued detachable warrants with the mezzanine note and the subordinated note. The outstanding warrants associated with the mezzanine note represent the right to buy approximately 12% of the Company’s shares of common stock on a fully diluted basis (assuming the exercise of all warrants outstanding on September 30, 2003), at an exercise price of $10.00 per share. These warrants are exercisable until December 20, 2008 and contain a put right giving the holder the right to require the Company to purchase the warrants back at the then-current fair value of the Company’s common stock, minus the warrants’ exercise price. The put right can be exercised within thirty days after a change in control, or within thirty days prior to December 20, 2008, or within thirty days after delivery to the current holders of an appraisal of the per share value of the Company’s common stock as of September 30, 2008, if the ESOP still exists and no public market price exists for the Company’s common stock. The warrants associated with the subordinated note represent the right to buy approximately 26% of the Company’s shares of common stock on a fully diluted basis (assuming the exercise of all warrants outstanding on September 30, 2003), at an exercise price of $10.00 per share. These warrants are exercisable until December 20, 2010 and also contain a put right giving the holder the right to require the Company to purchase the warrants back at the then-current fair value of the Company’s common stock, minus the warrants’ exercise price. This put right applies to up to 50% of these warrants within thirty days prior to December 20, 2009 (or within thirty days after delivery to the warrantholders of an appraisal of the per share value of the Company’s common stock as of September 30, 2009, if the ESOP still exists and no public market price exists for its common stock), and up to 100% of these warrants within thirty days prior to December 20, 2010 (or within thirty days after delivery to the warrant holders of an appraisal of the per share value of its common stock as of September 30, 2010, if the ESOP still exists and no public market value exists for its common stock). All put rights terminate upon one or more underwritten public offerings of Alion common stock resulting in aggregate gross proceeds of at least $30.0 million to the sellers (excluding proceeds received from certain affiliates of Alion).

      Under the terms of the senior credit facility, the Company is subject to covenants including financial covenants with respect to minimum fixed charge coverage, maximum total senior leverage, maximum total leverage, maximum capital expenditures and minimum EBITDAE. EBITDAE is defined in the senior credit facility as earnings before interest, taxes, depreciation, amortization, ESOP repurchase obligations and non-cash compensation expenses. The mezzanine note contains financial covenants similar to those contained in the senior credit facility, but on less onerous terms mutually agreed upon by the Company, IITRI and the senior lenders. The subordinated note includes covenants customary for deeply subordinated obligations, such as the timely payment of principal and interest.

      During the next seven fiscal years, at a minimum, the Company anticipates that it will have to make the estimated interest and principal payments set forth below.

	7-Year Period ($ in thousands)

	2004	2005	2006	2007	2008	2009	2010

Bank revolving credit facility
- Interest(1)	$438	$491	$549	$615	$689	$772	$865
Senior term note
- Interest(2)	1,800	1,192	611	135	—	—	—
- Principal(3)	3,286	3,838	1,757	2,256	—	—	—
- Mandatory prepayment(3)	6,855	5,846	6,162	—	—	—	—
Mezzanine note and agreement with officer(4)
- Interest	2,544	2,544	2,544	2,544	2,544	—	—
- Principal	—	—	—	—	21,200	—	—
Subordinated note
- Interest(5)	—	—	—	—	—	6,384	3,192
- Principal	—	—	—	—	—	27,132	27,132

Total cash – Pay interest	4,782	4,227	3,704	3,294	3,233	7,156	4,057
Total cash – Pay principal	10,141	9,684	7,919	2,256	21,200	27,132	27,132

Total	$14,923	$13,911	$11,623	$5,550	$24,433	$34,288	$31,189

(1)	The Company anticipates a continuing requirement for a $25.0 million revolving credit facility available for working capital. The average balance on the revolving credit facility was approximately $5.2 million for the nine-month period from December 21, 2002 to September 30, 2003, in which it was in place, bearing interest at 6.25%. In 2004, the average balance on the revolving credit facility is expected to be $7.0 million, bearing interest at 6.25%. In subsequent years (2005 — 2010), the balance on the revolving credit facility, and the amount of interest payable, will depend upon the Company’s working capital needs. The Company expects that working capital needs will increase if revenue increases. The forecast interest rate is 6.25% for all years.

(2)	Effective February 14, 2003, and pursuant to the terms of the senior credit facility, the Company elected to have $25.0 million of the $35.0 million principal amount of the term note bear interest at a Eurodollar rate. Effective February 3, 2003, the Company entered into an interest rate cap arrangement to limit the maximum interest rate on the first $25.0 million of the Eurodollar portion of the principal to 6%.

(3)	The senior term note is subject to mandatory prepayments of principal if there is excess cash flow in a given year. Based upon projected cash flow, the Company expects these mandatory prepayments to occur during the years 2004, 2005, and 2006. This assumption is reflected in the table above. If the prepayment conditions do not occur, the remaining four-year principal repayment schedule will apply: $5.0 million in year 2004, $7.5 million in year 2005, $8.5 million in year 2006, and $9.0 million in year 2007.

(4)	The payment of mezzanine note interest and principal includes $20.3 million in mezzanine note principal plus $0.9 million for Dr. Atefi’s deferred compensation agreement.

(5)	Interest expense on the subordinated note during the five year term (2004 to 2008) is six percent simple interest, paid by the issuance of non-interest bearing paid-in-kind (PIK) notes. Interest amounts accrue to principal during this period, increasing the principal of the subordinated note. No interest will be paid on interest accrued under the subordinated note. In years 2004 to 2008, the PIK interest on the subordinated note will be approximately $2.4 million in each year. These amounts are included in the principal payments in fiscal years 2009 and 2010. In years 2009 and 2010, interest will be 16% paid quarterly in cash. The principal, together with the outstanding balance of the PIK notes, will be paid in equal amounts at the end of fiscal years 2009 and 2010.

      The Company has a maximum $11.5 million earnout payment obligation to the former shareholders of AB Technologies arising from IITRI’s acquisition of their company. The earnout arrangement applies to results of certain operations for part of fiscal year 2000, all of fiscal years 2001 through 2004, and part of fiscal year 2005. Due to the pending dispute associated with this earnout arrangement, payments will only occur after completion of the current arbitration proceedings. The AB Technologies lawsuit is discussed in detail below in the “Legal Proceedings” section of this prospectus.

      The Company’s minimum lease payment obligations under non-cancelable operating leases for years ending 2004, 2005, 2006, 2007 and 2008, are $8.3 million, $7.5 million, $5.4 million, $5.2 million and $5.2 million, respectively. The remaining aggregate obligations on these leases thereafter are approximately $7.5 million. Commercial facility lease expenses are included in these amounts. These commercial facility lease obligations are currently reimbursable costs under the Company’s government contracts.

      Other contingent liabilities which will impact the Company’s cash flow relate to:

•	Repurchase obligations under the KSOP which may be significant commencing in 2004;

•	Obligations related to the holders’ put right associated with the Mezzanine Note warrants;

•	Obligations related to the holder’s put right associated with the Subordinated Note warrants;

•	Obligations relating to our stock appreciation rights and phantom stock programs; and

•	Obligations relating to deferred compensation programs for senior managers.

      The Company believes that cash flow from operations and cash available under its revolving credit facility will provide it with sufficient capital to fulfill its current business plan and to fund its working capital needs for at least the next 36 months. Although the Company expects to continue to have positive cash flow from operations, it will need to generate significant additional revenues beyond its current revenue base and to earn net income in order to repay principal and interest on the indebtedness it assumed to finance the IITRI acquisition.

      Additionally, the Company’s business plan calls for it to continue to acquire companies with complementary technologies. If the Company does not have sufficient cash on hand to fund such acquisitions, it will be required to obtain financing to do so. Such financing may not be available to us on favorable terms, if at all.

      Given the Company’s significant obligations that become due in years 2007 through 2010, it expects that it will need to refinance a portion of its indebtedness at least by fiscal year 2007. The Company’s cash from operations will be insufficient to satisfy all of its obligations and it cannot be certain that it will be able to refinance on terms that will be favorable to the Company, if at all. Moreover, if the Company’s plans or assumptions change, if its assumptions prove inaccurate, if it consummates investments in or acquisitions of other companies, if it experiences unexpected costs or competitive pressures, or if its existing cash and projected cash flow from operations prove insufficient, it may need to obtain greater amounts of additional financing and sooner than expected. While it is the Company’s intention only to enter into new financing or refinancing that it considers advantageous, it cannot be certain that such sources of financing will be available to the Company in the future, or, if available, that financing could be obtained on terms favorable to the Company.

Critical Accounting Policies

Revenue Recognition

      The Company’s revenue results from contract research and other services under a variety of contracts, some of which provide for reimbursement of cost plus fees and others of which are fixed-price or time-and-material type contracts. The Company generally recognizes revenue when a contract has been executed, the contract price is fixed or determinable, delivery of the services or products has occurred and collectibility of the contract price is considered probable. The Company maintains an approval process for the authorization of “at risk” projects. “At risk” projects refer to those contractual-performance risk factors as described in the section “Risks Related to Our Business”, beginning on page 13 of this prospectus. For those projects that are in an “at risk” status, the Company monitors the receipt of contracts, contract modifications and contract funding increases on a monthly basis. As of September 30, 2003 the Company had approximately $2.4 million of contract work in an “at risk” status.

      Revenue on cost-plus contracts is recognized as costs are incurred and include a proportionate share of the fees earned.

      The percentage of completion method is used to recognize revenue on fixed-price contracts based on various performance measures. From time to time, facts develop that require the Company to revise its estimated total costs or revenues expected. The cumulative effect of revised estimates is recorded in the period in which the facts requiring revisions become known. The full amount of anticipated losses on any type of contract are recognized in the period in which they become known. The Company prepares Estimates-To-Complete (ETCs) on its largest fixed-price contracts on at least a quarterly basis.

      Under time-and-material contracts, labor and related costs are reimbursed at negotiated, fixed hourly rates. Revenue on time-and-material contracts is recognized at contractually billable rates as labor hours and direct expenses are incurred.

      Contracts with agencies of the federal government are subject to periodic funding by the contracting agency concerned. Funding for a contract may be provided in full at inception of the contract or ratably throughout the term of the contract as the services are provided. If funding is not assessed as probable, revenue recognition is deferred until realization is probable. In the event that there is a concern with respect to receipt of contract funding, the concern is addressed during the “at-risk” process referenced above.

      Contract costs on federal government contracts, including indirect costs, are subject to audit by the federal government and adjustment pursuant to negotiations between the Company and government representatives. All of the Company’s federal contract indirect costs have been audited and agreed upon through fiscal year 2001. Contract revenues on federal government contracts have been recorded in amounts that are expected to be realized upon final settlement. The Company has submitted its fiscal year 2002 indirect cost submission to its cognizant government audit agency; this submission is undergoing the audit process at this time. The Company intends to submit its fiscal year 2003 indirect cost submission on or about March 31, 2004.

      The Company recognizes revenue on unpriced change orders as expenses are incurred only to the extent that the Company expects it is probable that such costs will be recovered. The Company recognizes revenue in excess of costs on unpriced change orders only when management can also reliably estimate the amount of excess and experience provides a sufficient basis for recognition. The Company recognizes revenue on claims as expenses are incurred only to the extent that the Company expects it is probable that such costs will be recovered and the amount of recovery can be reliably estimated. In the event there is a concern with respect to cost recovers on an unpriced change order, the concern is addressed during the “at-risk” process referenced above.

Goodwill and Intangible Assets

      The Company accounts for goodwill and other intangible assets in accordance with the provisions of SFAS No. 142, which requires, among other things, the discontinuance of goodwill amortization. In addition, goodwill is to be reviewed at least annually for impairment. The Company has elected to perform this review annually at the end of each fiscal year. The accompanying pro forma statements of operations exclude historical goodwill amortization expense.

      As of September 30, 2003, the Company has goodwill of approximately $65.5 million, which will be subject to the aforementioned annual impairment review. In addition, in connection with the IITRI acquisition, the Company recorded intangible assets of approximately $30.6 million, comprised primarily of purchased contracts. The intangible assets have an estimated useful life of three years and will be amortized using the straight-line method. The Company has recently completed its impairment review of the goodwill and intangible asset amounts on its balance sheet. The Company has determined that no adjustment to the goodwill or intangible asset levels was required as of September 30, 2003.

Contractual Obligations

      The following table summarizes our contractual and other long-term obligations. For contractual obligations, we included payments that we have a legal obligation to make.

		Payments Due by Fiscal Year

	Total	2004	2005-2007	2008-2009	2010 and After

	(Amounts in thousands)
Contractual obligations:
Long-term debt(1)	$135,917	$14,923	$31,084	$58,721	$31,189
Lease obligations	38,976	8,293	18,035	5,188	7,460

Total contractual obligations	$174,893	$23,216	$49,119	$63,909	$38,649

(1)	Includes interest payments.

Off-Balance Sheet Financing Arrangements

      The Company has no off-balance sheet financing arrangements. In addition, the Company does not have any relationship with unconsolidated entities or any special purpose entities and has not issued any guarantees.

Qualitative and Quantitative Disclosure about Market Risk

        Our exposure to interest rate risk is primarily due to the additional debt we incurred to finance the IITRI acquisition. The mezzanine note and subordinated note have fixed interest rates, and therefore present no risk of change to interest charges as a result of an increase in market interest rates. The balance drawn under the $25.0 million senior revolving credit facility and $4.3 million of our $29.3 million remaining balance on its senior term note, however, bear interest at variable rates tied to the Eurodollar rate. Such variable rates increase the risk that interest charges will increase materially if market interest rates increase. We have reduced, in part, the maximum total amount of variable interest rate risk by entering into an interest rate cap agreement which caps at 6% the first $25.0 million of principal borrowed under the term note effective until February 3, 2007. For a description of the arrangement, refer to “Discussion of Debt Structure” in “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

      We do not use derivatives for trading purposes. We invests our excess cash in short-term, investment grade, and interest-bearing securities.

      Because our expenses and revenues from our international research contracts are generally denominated in U.S. dollars, we do not believe that our operations are subject to material risks associated with currency fluctuations.

      Our exposure to change in the fair market value of Alion’s stock as the economic basis for the estimate of contingent liabilities relating to:

•	Repurchase obligations under the KSOP which may be significant commencing in 2004;

•	Obligations related to the holders’ put rights associated with the Mezzanine Note warrants;

•	Obligations related to the holder’s put rights associated with the Subordinated Note warrants;

•	Obligations relating to its stock appreciation rights and phantom stock programs; and

•	Obligations relating to deferred compensation programs for senior managers.

Business

Background

      Alion completed the acquisition of substantially all of the assets and the assumption of certain of the liabilities of IITRI on December 20, 2002. The operating data contained in the “Business” section for the years ended September 30, 2003, 2002, and 2001 has been presented on a pro forma basis assuming that the Company completed the IITRI acquisition on October 1, 2000.

Overview

      Alion is employee-owned (subject to exercise of warrants owned by holders of the mezzanine note and the subordinated note). We apply our scientific and engineering experience to research and develop technological solutions for problems relating to national defense, public health and safety. We provide our research and development and engineering services primarily to agencies of the federal government, but also to departments of state and local government and foreign governments, as well as commercial customers both in the U.S. and abroad. Federal government contracts accounted for approximately 98% of our revenues in the fiscal year ended September 30, 2003, of which approximately 95% came from the U.S. Department of Defense alone. For the fiscal year ended September 30, 2002, federal government contracts accounted for approximately 98% of our revenues and approximately 90% came from the U.S. Department of Defense alone.

      We apply our expertise to a range of specialized fields, which we describe below.

      The estimated percentage distribution of our annual revenues by core research field is provided in the table below.

	Estimated Percentage
	of Total Revenues by
	Fiscal Year*

Core Research Field	2003	2002	2001

- Wireless communications	22%	21%	21%
- Defense operations	52	38	34
- Information technology	10	15	17
- Industrial technology	6	17	15
- Chemical, environmental and biodefense technologies	4	3	4
- Explosive science	5	5	7
- Transport systems	1	1	2
- Nuclear safety and analysis**	N/A	N/A	N/A

	100%	100%	100%

*	Percentages based on management estimates.

**	Revenues associated with the core research field of nuclear safety and analysis will commence beginning in fiscal year 2004 as it relates to our acquisition of Innovative Technology Solutions Corporation (ITSC), which occurred in October 2003.

      Wireless Communications and Spectrum Engineering. We provide wireless communications research and spectrum engineering services primarily to the U.S. Department of Defense, but also to other agencies of the federal government. To a lesser extent, we provide wireless communications research and spectrum engineering services to commercial customers and foreign governments. We have expertise in three primary areas:

•	wireless and communications-electronics engineering,

•	spectrum management, and

•	electromagnetic environmental effects.

      The spectrum engineering services that we provide to the U.S. Department of Defense’s Joint Spectrum Center were responsible for approximately 21% of total revenues for each fiscal year ended September 30, 2003, 2002, and 2001.

      Wireless and communications-electronics engineering: We perform work for the government “communications-electronics” and commercial wireless communities. The term “communications-electronics” refers to all devices or systems that use the radio frequency spectrum. Our work for the government sector includes such tasks as conducting modeling and simulation of communications networks, testing and evaluating navigational systems, and analyzing radar and space systems performance. For our commercial customers, both foreign and domestic, we determine whether wireless communication networks have the geographic coverage the customers desire, and whether the systems operate free of interference, and we make recommendations designed to improve network performance. We also evaluate and make recommendations for the design of radio transmitters, receivers and antennas for our commercial customers.

      Spectrum Management: We perform studies and analyses related to the manner in which the radio frequency spectrum may be utilized without interruption or interference by both new and existing users and technologies. In addition, we assess existing and new technologies for their ability to utilize the radio frequency spectrum efficiently — in other words, to accomplish designated tasks without using too much of the available radio frequency spectrum. Our services, which include providing spectrum policy advice, are used to support decisions of senior government officials in the U.S. and abroad.

      We also develop automated spectrum management software to assign frequencies to multiple users of the radio frequency spectrum in an effort to minimize interference. Our software tool, Spectrum XXI, is the automated spectrum management system used worldwide by the U.S. Department of Defense, and it is now also being used by other agencies of the federal government. We also design, integrate and deploy spectrum monitoring software to locate and track violators of the rules and regulations of spectrum usage.

      Electromagnetic Environmental Effects: We perform studies and analyses to measure and predict electromagnetic environmental effects for both government and commercial customers. Our work has involved building automated tools designed to predict the effects of potential hazards of electromagnetic radiation to ordnance, fuel and personnel. We also analyze electronic components in automotive parts such as brakes and airbags for electromagnetic interference issues on behalf of various commercial customers.

      Defense Operations. Our defense operations units provide the following services to the U.S. Department of Defense, including individual service components:

•	Homeland security: we provide integrated solutions for protecting people, systems, and critical infrastructure tools for decision support, risk assessment, information assurance, and physical security.

•	Strategic planning and operational analysis to the federal government: we assist the U.S. Army in its objective to become a more technologically sophisticated and versatile combat force, by providing readiness studies that employ decision support tools to improve strategic planning and decision making. We participate in operational support by providing staffing of critical roles supporting policy development, mission planning, and program management.

•	Modeling, simulation, and analysis of military operations: we assist our customers in examining, in a virtual environment, the likely outcome of events without the risk or expense present in the real world.

•	Distance learning services: we research and develop policy and technology to permit training and education from remote locations. We develop the necessary technology, compile the information to be used in the courseware, and then translate this into an electronic or web-based medium so that the student can interact with the courseware at a remote location.

•	Development of technology to improve weapons and systems support: we assist the U.S. Department of Defense in weapons systems design enhancement to achieve each system’s designated military purposes while minimizing collateral damage.

      In addition, we have researched and developed the following products on behalf of government and commercial customers:

•	Cave Dog: This tool is a hemispherical, multi-spectral vision robot used for surveillance and reconnaissance.

•	FiRST: This tool is a course-of-action and mission rehearsal tool designed to provide critical situational awareness to first responders.

      Information Technology. Our information technology operations provide the following research primarily to agencies of the federal government, like the U.S. Department of Defense, the Internal Revenue Service and the National Institutes of Health, but also to commercial customers:

•	Modernization of legacy systems: we assist customers in replacing their old information processing systems with more modern web-based or network solutions.

•	Knowledge management: we develop software applications for storage and retrieval of information. Our software is designed to facilitate data-gathering as part of routine inquiries or a fraud detection investigation.

•	Telemedicine research: we develop technology to allow for remote performance of medical procedures. An example of our service is the development of a robot that is designed to enter a contaminated area to attend to an injured person. A medical expert instructs the robot from a remote location how to tend to the patient. We also develop technology that permits the performance of triage monitoring by doctors from remote locations.

•	Medical informatics: we develop systems that are designed to sort through vast quantities of medical information for the purpose of identifying topic-specific relevant materials.

•	Creation of web-based systems: we develop software applications for use on unclassified, as well as secure, computer networks for purposes of information sharing.

      We have a sophisticated information technology laboratory which allows us to assess systems before our customers implement them.

      Industrial Technology. We provide the following services to the U.S. Department of Defense and, to a lesser extent, to commercial customers:

•	research in developing and optimizing manufacturing processes,

•	research in decision analysis designed to result in improved performance and extended lifetime for products, and also cost savings of materials,

•	research in reliability analysis of customer’s products and systems, and

•	provision of engineering design solutions that are intended to be practical, cost-effective and fast to implement.

      Chemical, Environmental and Biodefense Technologies. Our chemical, environmental and biodefense technology operations provide a wide range of research primarily to the U.S. Department of Defense and the Environmental Protection Agency, but also to other departments of federal, state and local governments, including:

•	chemical and biological research that examines the fundamentals necessary to improve defense strategy against chemical and biological weapons;

•	the pursuit of analytical and procedural methods to enhance safe handling of chemical substances;

•	the application of methods designed to convert harmful chemical and biological materials into harmless materials;

•	technical expertise to branches of the military, the FBI, police departments, hospitals, fire departments, and the federal government and commercial customers, to reduce the threat of chemical-biological terrorism; and

•	laboratory support to the U.S. Environmental Protection Agency for identifying and monitoring chemical contaminants in soil, air and water at specified Superfund sites.

      In addition, we have researched and developed the following products on behalf of government and commercial customers:

•	Emergency Personal Isolation and Containment (EPIC®) transport pod designed for isolation of individuals contaminated with biological or chemical agents while enabling first responders to administer emergency medical treatment.

•	Aerospace coating designed to protect spacecraft, such as defense and commercial satellites, from the environmental effects of outer space.

      Explosive Sciences. Our primary customer for our unexploded ordnance work is the U.S. Army Corps of Engineers. We also provide our services to other departments of the U.S. military. Through our wholly-owned subsidiary, Human Factors Applications, Inc. (HFA), we develop and use technologies for detection, recovery and disposal of unexploded ordnance in the U.S. and abroad. We also perform decontamination and demolition of buildings and equipment contaminated with explosive materials.

      We provide ordnance management services to the U.S. Navy, which includes the maintenance of, and accounting for, weapons inventories.

      Transport Systems. We design and build railroad car simulators and complementary training programs for railway carriers to train their employees. Participation in our simulation training is designed to improve safety and to minimize fuel consumption for carriers. Our training tools range from training simulators based on desktop computers to full motion simulators for both electric and diesel-electric locomotives. We have delivered our training tools and services to domestic government and commercial customers and to customers in the U.K., Brazil, Turkey, India, Australia and South Africa.

      Software Tools. We have developed a series of software tools that complement our core research fields. Examples of some of these tools include:

•	Frequency Assignment & Certification Engineering Tool (FACET™). This tool automates the assignment of radio frequencies, which we refer to as spectrum management, in a way that is designed to minimize interference between multiple users of the radio frequency spectrum. This software tool has been used by the government of South Africa and will soon be used by the government of Nigeria.

•	Advanced Cosite Analysis Tool (ACAT™). This tool is designed to permit co-location of numerous antennas on towers, rooftops and other platforms by predicting interference between the various systems and informing the user how to minimize interference.

•	Spectrum Monitoring Automatic Reporting and Tracking System (SMART™). This system characterizes the frequency usage in a given geographic area, allowing the customer to remotely monitor the spectrum to identify unauthorized users and to look for gaps in the spectrum usage.

•	Real Time Location System. This tool is designed to enable customers to track thousands of users in a defined area, such as a seaport, a football stadium or an office building, using low cost antennas and badges.

      Nuclear Safety and Analysis. Through our recent acquisition of Innovative Technology Solutions Corporation (ITSC), we provide nuclear safety and analysis services to the U.S. Department of Energy (DOE) and its National Laboratories as well as to the commercial nuclear power industry.

      Our services include:

•	Modeling and simulation services in the areas of computational fluid dynamics, structural response, materials behavior, and neutronics.

•	Safety and risk performance analysis in the areas of probabilistic safety assessments, accident consequence analysis, and source term dose assessment.

•	Design and performance assessment services related to nuclear power facilities in the areas of control room habitability, power rate analysis, and license extension.

•	Management systems and program services in the areas of compliance (e.g., regulatory analysis, policy development, and audits), project management, and training.

•	Regulatory compliance support services in the areas of nuclear plant operational readiness reviews and conduct of operations.

Corporate History

      Alion Science and Technology Corporation, formerly known as Beagle Holdings, Inc., was organized on October 10, 2001, as a for-profit Delaware corporation for the purposes of purchasing substantially all of the assets and assuming certain liabilities of IITRI, a not-for-profit Illinois corporation. Alion is the employee-owned purchaser of substantially all of the assets of IITRI, a government contractor in existence for more than sixty years. On December 20, 2002, some of the eligible employees of IITRI directed funds from their eligible retirement account balances into Alion’s Employee Stock Ownership Plan (ESOP). State Street Bank and Trust Company, the ESOP Trustee, used these proceeds, together with funds described elsewhere in this prospectus, to purchase substantially all of IITRI’s assets and certain liabilities (hereafter referred to as the “Selected Operations of IITRI”). See above, “The Acquisition and Deal Terms for the Purchase of Assets from IITRI” for more information regarding the acquisition.

        Five and a half years ago IITRI hired a new president to foster innovation, improve its financial administration and increase its prominence in its core research areas. The new president hired several new senior managers who undertook to assist in implementing these changes.

      Under the new management team, we:

•	created a new process to track proposal performance against pre-established annual goals. This process focused on increasing proposal volume, including bidding larger and more strategic proposals as a prime contractor. Our success rate in winning research contracts was approximately 49% and 60% for the fiscal years ended September 30, 2003, and 2002, respectively.

•	created an organizational structure designed to promote the development of new research opportunities and emphasize financial accountability at all levels of management,

•	developed a financial reporting system designed to provide a detailed understanding of our organization’s financial condition at all levels,

•	developed internal training programs in research and development, financial management, project management, fixed price management and people management,

•	created an information management system designed to enable managers to make decisions based on better and more timely information,

•	invested funds in internal research and development, hiring of key staff and increased promotional activities; and

•	completed five acquisitions and integrated, or are integrating, those acquisitions into our existing research fields.

Growth Strategy

      Our objective is to continue to grow by capitalizing on our highly educated work force, our established position in our core research fields and by synergistic acquisitions. Our strategies for meeting this objective are:

•	To build on our experience in wireless communications. We anticipate that U.S. Department of Defense budgets for the next few years will reflect an increased emphasis on communications and spectrum issues in which we have established expertise. For example, we expect to play a significant role for the U.S. Department of Defense in the development of software-defined radios, which could be the basis for advancements in the so-called “third generation” wireless communications arena. In addition, civilian agencies of the federal government are interested in the communications solutions we have developed for the U.S. Department of Defense. We also intend to try to expand our communications research base to include more foreign and commercial customers.

•	To expand our defense operations research. We will seek to provide new services to the U.S. Department of Defense. We intend to expand our military planning, operations, readiness assessment, and distance learning services to the Navy; historically, more of our services in the defense arena have been provided to the Army and Air Force. We also intend to use our technical capabilities to develop modeling and simulation systems for all branches of the U.S. armed forces.

•	To expand our information technology research. We intend to promote our specialized information technology expertise to a broader range of customers, including the civilian agencies of the federal government, primarily by applying technology research and solutions originally developed for military use.

•	To develop new software tools. We will seek to capture some of our intellectual property in the form of stand-alone tools to increase revenue. We intend to develop these tools to better serve existing customers, and to offer them separately as stand-alone tools for new customers.

•	To recruit and retain highly skilled employees. We will seek to recruit and retain engineers, scientists, and technical experts with the experience, skills and innovation necessary to design and implement solutions to the complex problems our customers face. We will also seek to attract and retain other motivated professionals who have the qualities necessary to assist us in implementing our future business strategy and meeting our future business goals. As a corporate structure with 100 percent employee ownership (subject to the exercise of warrants owned by IITRI or other holders of the mezzanine note and the subordinated note), we believe we will be able to provide enhanced financial incentives to our employees, and that those incentives will be important recruitment and retention tools.

•	To pursue strategic acquisitions. We intend to broaden our customer base and our capabilities in our core research fields by pursuing strategic acquisitions from companies with talent and technologies complementary to our current fields and to our future business goals in order to add new clients and expand our core competencies.

Market and Industry Background

Trends in government spending likely to affect our business.

      Funding for our federal government contracts is linked to trends in U.S. defense spending. We believe that domestic defense spending will grow over the next several years as a result of the following trends and developments:

•	Overall defense spending. Congress authorized $368.2 billion in defense spending for fiscal year 2004.

•	Increased interest in procurement and development. We expect that the U.S. Department of Defense budgets for research and development, testing and evaluation, and procurement, all of which fund our programs, will grow proportionately with overall defense spending.

•	Adoption of “capabilities based approach.” The Bush Administration’s Quadrennial Defense Review, published September 30, 2001, reflects a “capabilities based approach,” calling for the U.S. military to maintain its current capabilities while developing new areas of military advantage. This review calls for an increase in military readiness through the upgrade of existing force structure and continued investment in next-generation technologies and capabilities to enable U.S. military forces to more effectively counter emerging threats.

      We believe that the increase in defense spending will result in a growth of our revenues because of the correlation between the areas of projected growth in defense spending and our core research fields. The following areas of projected growth in defense spending, as identified in the U.S. Budget for fiscal year 2004, have a direct correlation with our core research and service fields:

•	the enhancement of defenses against biological, chemical and nuclear attacks;

•	the use of information technology for national security;

•	an overall increase in spending for homeland defense;

•	training and training transformation; and

•	modeling and simulation as basis for mission planning and preparation.

We are primarily a government contractor.

      Approximately 98% of our revenues in the fiscal year ended September 30, 2003, and 98 percent of our revenues for the fiscal year ended September 30, 2002, were obtained from federal government contracts. The U.S. Department of Defense is our largest customer. We expect that most of our revenues will continue to result from contracts with the federal government. We perform our government contracts as a prime contractor or as subcontractor. As a prime contractor, we have direct contact with the applicable government agency. As a subcontractor, we perform work for a prime contractor, which serves as the point of contact with the government agency overseeing the program.

      Our federal government contracts are generally multi-year contracts but are funded on an annual basis at the discretion of Congress. Congress usually appropriates funds for a given program on an October 1 fiscal year commencement basis. That means that at the outset of a major program, the contract is usually only partially funded, and normally the procuring agency commits additional monies to the contract only as Congress makes appropriations for future fiscal years. The government can modify or discontinue any contract at its discretion or due to default by the contractor. Termination or modification of a contract at the government’s discretion may be for any of a variety of reasons, including funding constraints, modified government priorities or changes in program requirements. If one of our contracts is terminated at the government’s discretion, we typically get reimbursed for all of our services performed and costs incurred up to the point of termination, a negotiated amount of the fee on the contract, and termination-related costs we incur.

      Pricing of Contracts. During fiscal year 2003, approximately 62% of our federal government contracts were performed on a cost-reimbursement basis, 16% on a fixed-price basis and about 22 percent on a time-and-material basis. On a pro forma basis, during the fiscal year ended 2002, approximately 60%, 18%, and 22% of our federal government contracts were performed on a cost-reimbursement, fixed price, and time-and-material basis, respectively.

•	Cost-plus contracts allow us to recover our direct labor and allocable indirect costs, plus a fee which may be fixed or variable depending on the contract arrangement. Allocable indirect costs refer to those costs related to operating our business that can be recovered under a contract.

•	Under fixed-price contracts, customers pay us a fixed dollar amount to cover all direct and indirect costs, and fees. Under fixed-price contracts we assume the risk of any cost overruns and receive the benefit of any cost savings.

•	Time-and-material contracts allow us to recover our labor costs, based on negotiated, fixed hourly rates, as well as certain other costs.

      Any costs we incur prior to the award of a new contract or prior to modification of an existing contract are at our own risk. This is a practice that is customary in our industry, particularly when a contractor has received verbal advice of a contract award, but has not yet received the authorizing contract documentation. In most cases the contract is later executed or modified and we receive full reimbursement for our costs. We cannot be certain, however, when we commence work prior to authorization of a contract, that the contract will be executed or that we will be reimbursed for our costs. As of September 30, 2003, we had incurred $2.4 million in pre-contract costs at our own risk.

      Government Oversight. Our contract administration and cost accounting policies and practices are subject to oversight by federal government inspectors, technical specialists and auditors. All costs associated with a federal government contract are subject to audit by the federal government. An audit may reveal that some of the costs that we may have charged against a government contract are not in fact allowable, either in whole or in part. In these circumstances, we would have to return to the federal government any monies paid to us for non-allowable costs, plus interest and possibly penalties. The federal government has audited all indirect costs for our government contracts through fiscal year 2001, and any impact of these audits is reflected in our financial statements. Our contracts for fiscal year 2002 and subsequent periods have not yet been audited. The findings of an audit could result in adjustments that may change the financial data reported for fiscal year 2002 and subsequent periods.

      Backlog. Contract backlog represents an estimate, as of a specific date, of the remaining future revenues anticipated from our existing contracts. It consists of two elements:

•	funded backlog, which refers to contracts that have been awarded to us and whose funding has been authorized by the customer less revenue previously recognized under the same contracts, and

•	unfunded backlog, which refers to the total estimated value of contracts awarded to us, but whose funding has not yet been authorized by the customer.

      Options not yet exercised by a customer for additional years and other extension opportunities included in contracts are included in unfunded backlog. Contract backlog does include pre-negotiated options to continue existing contracts. Changes in our contract backlog calculation result from additions for future revenues as a result of the execution of new contracts or the extension or renewal of existing contracts, reductions as a result of completing contracts, reductions due to early termination of contracts, and adjustments due to changes in estimates of the revenues to be derived from previously included contracts. Estimates of future revenues from contract backlog are by their nature inexact and the receipt and timing of these revenues are subject to various contingencies, many of which are outside of our control. The table below shows the value of our funded and unfunded contract backlog as of September 30, 2003 and September 30, 2002, respectively.

	As of September 30, 2003			As of September 30, 2002

	Funded	Unfunded	Total	Funded	Unfunded	Total
	Backlog	Backlog	Backlog	Backlog	Backlog	Backlog

	(in millions)			(in millions)
Federal government, other government and commercial contracts	$107	$1,075	$1,182	$72	$997	$1,069

      Proposal backlog represents an estimate, as of a specific date, of the proposals we have in process or submitted and for which we are waiting to hear results of the award. It consists of two elements:

•	in-process backlog, which refers to proposals that we are preparing to submit following a request from a customer, and

•	submitted backlog, which refers to proposals that we have submitted to a customer and for which we are awaiting an award decision.

      The amount of our proposal backlog that ultimately may be realized as revenues depends upon our success in the competitive proposal process, and on the receipt of tasking and associated funding under the ensuing contracts. We will not be successful in winning contract awards for all of the proposals that we submit to potential customers. Our past success rates for winning contract awards from our proposal backlog should not be viewed as an indication of our future success rates. The table below shows the value of our proposal backlog as of September 30, 2003 and September 30, 2002, respectively.

	As of September 30, 2003			As of September 30, 2002

	In process	Submitted	Total	In process	Submitted	Total

	(in millions)			(in millions)
Proposal backlog	$31	$397	$428	$290	$205	$495

      Seasonality and Cyclicality. We believe that our business may be subject to seasonal fluctuations. The federal government’s fiscal year end (i.e., September 30) can trigger increased purchase requests from our customers for equipment and materials. Any increased purchase requests we receive as a result of the federal government’s fiscal year end would serve to increase our fourth quarter revenues but will generally decrease profit margins for that quarter, as these activities typically are not as profitable as our normal service offerings. In addition, expenditures by our customers tend to vary in cycles that reflect overall economic conditions as well as budgeting and buying patterns. Our revenue has in the past been, and may in the future be, materially affected by a decline in the defense budget or in the economy in general. Such future declines could alter our current or prospective customers’ spending priorities or budget cycles which has the affect of extending our sales cycle.

Corporate Culture, Employees and Recruiting

      We strive to create organizational culture that promotes excellence in job performance, respect for the ideas and judgment of our colleagues and recognition of the value of the unique skills and capabilities of our professional staff. We seek to attract highly qualified and ambitious staff. We strive to establish an environment in which all employees can make their best personal contribution and have the satisfaction of being part of a unique team. We believe that we have in the past successfully attracted and retained highly skilled employees because of the quality of our work environment, the professional challenges of our assignments, and the financial and career advancement opportunities we make available to our staff.

      We view our employees as our most valuable asset. Our success depends in large part on attracting and retaining talented, innovative and experienced professionals at all levels. We rely on the availability of skilled technical and administrative employees to perform our research, development and technological services for our customers. The market for certain skills in areas such as information technology and wireless communications is at times extremely competitive. This makes recruiting and retention of employees in these and other specialized areas extremely important. We recognize that our benefits package, work environment, incentive compensation, and employee-owned culture will be important in recruiting and retaining these highly skilled employees.

      As of September 30, 2003, we had 1,604 employees, of which 1,473 were full-time, 60 half-time, and 71 part-time employees. Approximately 4% of our employees have Ph.D.’s, approximately 33% have masters degrees, and approximately 64% of our employees have undergraduate degrees. We also use consultants from time to time for technical work, promotional activities, and proposal preparation. We believe that our relationship with our employees is good. None of our employees are covered by a collective bargaining agreement.

      Our facilities include laboratory facilities at locations in Chicago, Illinois; Annapolis, Maryland; West Conshohocken, Pennsylvania; Lanham, Maryland; Geneva, Illinois; Huntsville, Alabama; and Rome, New York where we provide our engineers and scientists with advanced tools to research and apply new technologies to issues of national significance.

Our Customers

      During the fiscal year ended September 30, 2003, we derived approximately 98% of our revenue from contracts with various agencies or departments of the federal government. Of our total revenue, we derived 95% from contracts with the U.S. Department of Defense. For the fiscal year ended September 30, 2002, approximately 98% of our revenue was from contracts with the federal government, and 90% was derived from contracts with the U.S. Department of Defense alone. The balance of our revenue was from a variety of commercial customers, U.S. state and local governments and foreign governments. We derived less than 1% of our revenues from international customers in the fiscal year ended September 30, 2003 and approximately 1% in the fiscal year ended September 30, 2002. The table below shows pro forma revenues, by customer, for fiscal years 2003 and 2002, respectively:

	For the year ended September 30,

	2003		2002

	Revenue		Revenue

U.S. Department of Defense (DoD)	$202	95%	$182	90%
Other U.S. Federal, state, and local government	7	3	16	8
Commercial and International	4	2	4	2

	$213	100%	$202	100%

Competition

      Our industry is very competitive. In most significant federal government procurements, we compete with much larger, well-established companies, as well as a number of smaller companies. They include Booz-Allen Hamilton, Computer Sciences Corporation, Science Applications International Corporation, Litton Industries, Sverdrup, Battelle Memorial Institute, and Mitretek Systems, Inc. In the commercial arena, we compete most often with smaller, but highly specialized technical companies, as well as a number of larger companies. They include CRIL Technology, Tadiran Communications Ltd., Spectrocan, Orthstar Incorporated, Elite Electronic Engineering, Inc., and L-3 Communications Corporation.

      In most cases, government contracts for which we compete are awarded based on a competitive process. We believe that in general, the key factors considered in awarding contracts are:

•	technical capabilities and approach,

•	quality of the personnel, including management capabilities,

•	successful past contract performance, and

•	price.

      It is our experience that in awarding contracts to perform complex technological programs, the two most important considerations for a customer are technical capabilities and price.

Business Development and Promotional Activities

      We primarily promote our contract research services by meeting face-to-face with customers or potential customers, by obtaining repeat work from satisfied customers, and by responding to requests for proposals, referred to as RFPs, and international tenders that our customers and prospective customers publish or direct to our attention from time to time. We use our knowledge of and experience with federal government procurement procedures, and relationships with government personnel, to help anticipate the issuance of RFPs or tenders and to maximize our ability to respond effectively and in a timely manner to these requests. We use our resources to respond to RFPs and tenders that we believe we have a good opportunity to win and that represent either our core research fields or logical extensions to those fields for new research. In responding to an RFP or tender we draw on our expertise in our various business areas to reflect the technical skills we could bring to the performance of that contract.

      Our technical staff is an integral part of our promotional efforts. They develop relationships with our customers over the course of contracts that can lead to additional work. They also become aware of new research opportunities in the course of performing tasks on current contracts.

      We hold weekly company-wide development meetings to review specific proposal opportunities and to agree on our strategy in pursuing these opportunities. At times we also use independent consultants for promotion, developing proposal strategies and preparing proposals.

      We spent approximately $0.2 million on internal research and development in fiscal year 2003, and $0.6 million in fiscal year 2002. This is in addition to the substantial research and development activities that we have undertaken on projects funded by our customers. We believe that actively fostering an environment of innovation is critical to our future success in that it allows us to be proactive in addressing issues of national concern in public health, safety, and national defense.

Resources

      For most of our work, we use computer and laboratory equipment and other supplies that are readily available from multiple vendors. As such, disruption in availability of these types of resources from any particular vendor should not have a material impact on our ability to perform our contracts. In some of the specialized work we perform in a laboratory, we depend on the supply of special materials and equipment whose unavailability could have adverse effects on the experimental tasks performed at the laboratory. However, we believe that the overall impact of these types of delays or disruptions on our total operations and financial condition is likely to be minimal.

Patents and Proprietary Information

      Our patent portfolio consists of sixteen issued and active U.S. patents, seven pending U.S. patents, three active foreign patents and thirteen pending foreign patents. We routinely enter into intellectual property assignment agreements with our employees to protect our rights to any patents or technologies developed during their employment with us. However, our research and development and engineering services do not depend on patent protection.

      Our federal government contracts often provide the federal government with certain rights to our inventions and copyright works, including use of the inventions by government agencies, and a right to exploit these inventions or have them exploited by third-party contractors, including our competitors. Similarly, our federal government contracts often license to us patents and copyright works owned by others.

Foreign Operations

      In fiscal year 2003, nearly 100% of the Company’s revenue was derived from services provided under contracts with U.S.-based customers. In 2002, approximately 99% and 1% of revenue was derived from services provided for U.S. and foreign-based customers, respectively.

Company Information Available on the Internet

      The Company’s internet address is www.alionscience.com. The Company makes available free of charge through its internet site, via a hyperlink to the U.S. Securities and Exchange Commission EDGAR filings web site, its annual report on Form 10-K; quarterly reports on Form 10-Q; current reports on Form 8-K; and any amendments to those reports filed or furnished pursuant to the Securities Exchange Act of 1934, or the “Exchange Act,” as soon as reasonably practicable after such material is electronically filed with, or unfurnished to, the U.S. Securities and Exchange Commission.

Environmental Matters

      Our operations are subject to federal, state and local laws and regulations relating to, among other things:

•	emissions into the air,

•	discharges into the environment,

•	handling and disposal of regulated substances, and

•	contamination by regulated substances.

      Operating and maintenance costs associated with environmental compliance and prevention of contamination at our facilities are a normal, recurring part of our operations, are not material relative to our total operating costs or cash flows, and are generally allowable as contract costs under our contracts with the federal government. These costs have not been material in the past and, based on information presently available to us and on federal government environmental policies relating to allowable costs in effect at this time, all of which are subject to change, we do not expect these to have a materially adverse effect on us. Based on historical experience, we expect that a significant percentage of the total environmental compliance costs associated with our facilities will continue to be allowable costs.

      Under existing U.S. environmental laws, potentially responsible parties are jointly and severally liable and, therefore, we would be potentially liable to the government or third parties for the full cost of remediating contamination at our sites or at third-party sites in the event contamination is identified and remediation is required. In the unlikely event that we were required to fully fund the remediation of a site, the statutory framework would allow us to pursue rights of contribution from other potentially responsible parties.

Properties

        Our principal operating facilities are located in Chicago, Illinois and McLean, Virginia, and consist of approximately 66,675 square feet and 21,573 square feet of office space, respectively, held under leases. We also lease an additional 28 office facilities totaling approximately 299,844 square feet. Of these, our largest offices are located in Hampton, Virginia; West Conshohocken, Pennsylvania; Huntsville, Alabama; Rockville, Maryland; Annapolis, Maryland; Waldorf, Maryland; Lanham, Maryland; Orlando, Florida; Rome, New York; Fairborn, Ohio; O’Fallon, Illinois; Mt. Clements, Michigan; Charlottesville, Virginia; Warren, Michigan; Ishpeming, Michigan; King George County, Virginia; San Diego, California; Albuquerque, New Mexico; Los Alamos, New Mexico; Naperville, Illinois; and three in Alexandria, Virginia.

      We lease thirteen laboratory facilities totaling 125,472 square feet, for research functions in connection with the performance of our contracts. Of these, our largest laboratories are located in Geneva, Illinois; Lanham, Maryland; Annapolis, Maryland; West Conshohocken, Pennsylvania; Huntsville, Alabama; Rome, New York; Orlando, Florida; and three in Chicago, Illinois. The lease terms are annual varying from one to eight years and are generally at market rates.

      The aggregate average monthly base rental expense for fiscal year 2003 was $667,043 and the aggregate average monthly base rental expense for fiscal year 2002 was $670,628.

      We periodically enter into other lease agreements that are, in most cases, directly chargeable to current contracts. These obligations are usually either covered by currently available contract funds or cancelable upon termination of the related contracts.

Legal Proceedings

        On September 16, 2002, IITRI filed a lawsuit against Clyde Andrews and William Bewley, former shareholders of AB Technologies, Inc., in the U.S. District Court for the Eastern District of Virginia. IITRI acquired substantially all of the assets of AB Technologies in February 2000.

      The lawsuit sought to compel the defendants to submit disputed issues to an independent accounting firm, in accordance with the terms of the asset purchase agreement. The Company also sought declaratory judgment that it is entitled to a downward adjustment to the purchase price and a finding that it properly computed the earnout required by the asset purchase agreement.

      Messrs. Andrews and Bewley filed a lawsuit against IITRI for breach of the AB Technologies asset purchase agreement claiming at least $8.2 million in damages. The Andrews-Bewley lawsuit was removed to federal court and consolidated into IITRI’s lawsuit. The federal court stayed the litigation and ordered both parties to submit the dispute to the independent accounting firm of Grant Thornton for arbitration. The consolidated federal action was subsequently dismissed without prejudice. Alion assumed responsibility for and acquired all claims under both of these lawsuits, and the ensuing arbitration, as part of its acquisition of IITRI’s assets.

      On January 20, 2004, the arbitrator issued a decision awarding $725,829 to Messrs. Andrews and Bewley as a purchase price adjustment under the AB Technologies asset purchase agreement and increasing the earnout payment amounts to be paid by the Company under the asset purchase agreement. The arbitrator’s adjustments reflect an increase from $457,086 to $771,038 for the fiscal year 2000 earnout payment, an increase from $395,734 to $1,165,651 for the fiscal year 2001 earnout payment, and an increase from $741,690 to $1,826,187 for the fiscal year 2002 earnout payment. In sum, the arbitrator awarded Messrs. Andrew and Bewley approximately $4.4 million of the at least $8.2 million in damages that they sought, and the arbitrator also established guidelines to be used to calculate future earnout payments through fiscal year 2005. As a result of the arbitrator’s decision, the total amount due to Messrs. Andrews and Bewley for purchase price adjustment and earnout payments through fiscal year 2002 under the AB Technologies asset purchase agreement is approximately $4.4 million, of which the Company had already accrued approximately $2.9 million as of September 30, 2003. The payment of the approximately $4.4 million amount is due from the Company in the second quarter of fiscal year 2004.

      On February 28, 2003, Alion filed a lawsuit against Isovac Products, L.L.C., Inteledatics, Inc., James R. Gauger, George L. Stefanek and Joseph J. Petrovic in the Circuit Court of Cook County, Illinois, Chancery Division. Messrs. Gauger, Stefanek and Petrovic were formerly employed by IITRI.

      Alion’s complaint alleges that:

•	Under contract to the U.S. Army, IITRI developed a mobile rescue device — an Emergency Personal Isolation and Containment (“EPIC®”) Pod — to enable rescuers to safely attend to and support victims of chemical or biological attacks;

•	IITRI assembled a team of employees to conceive the device, including Messrs. Gauger, Stefanek and Petrovic, each of whom executed an agreement assigning to IITRI all intellectual property rights arising out of his employment. Messrs. Gauger, Stefanek and Petrovic also acknowledged receipt of the IITRI Code of Ethics prohibiting outside activities in conflict with IITRI’s interests;

•	In December 1998, IITRI filed a provisional patent application for the device;

•	In August 1999, Messrs. Gauger, Stefanek and Petrovic and IITRI employee Robert Mullins jointly filed a patent application, which assigned the patent to IITRI and that related back to IITRI’s December 1998 provisional patent application. The patent was awarded to IITRI in November 2001;

•	Messrs. Gauger, Stefanek and Petrovic began a process starting in March 1999, while they were still IITRI employees, to form companies that would compete with IITRI using IITRI’s trade secrets;

•	Isovac Products, L.L.C., Inteledatics, Inc., James R. Gauger, George L. Stefanek and Joseph J. Petrovic, collectively the defendants, misappropriated IITRI’s trade secrets and filed a patent application on behalf of Isovac Products, L.L.C.;

•	Mr. Petrovic defamed IITRI’s product in an interview with the New York Times for the defendants’ pecuniary gain and to cause harm to the reputation of IITRI’s products; and

•	IITRI assigned to Alion its intellectual property rights in the EPIC Pod and its rights to claims against the defendants as part of Alion’s purchase of substantially all of IITRI’s assets.

      Discovery has commenced and is ongoing. Alion is seeking an injunction barring the defendants from using Alion’s trade secrets, as well as exemplary damages.

      Other than the foregoing actions, the Company is not involved in any legal proceeding other than routine legal proceedings occurring in the ordinary course of business. The Company believes that these routine legal proceedings, in the aggregate, are not material to its financial condition and results of operations.

      As a government contractor, the Company may be subject from time to time to federal government inquiries relating to its operations and audits by the Defense Contract Audit Agency. Contractors found to have violated the False Claims Act, or which are indicted or convicted of violations of other federal laws, may be suspended or debarred from federal government contracting for some period. Such an event could also result in fines or penalties. Given the Company’s dependence on federal government contracts, suspension or debarment could have a material adverse effect on it. The Company is not aware of any such pending federal government claims or investigations.

The Alion Science and Technology Corporation Employee Ownership,

Savings and Investment Plan

Introduction

An Overview of the KSOP

      Our board of directors adopted The Beagle Holdings, Inc. ESOP and 401(k) Plan and The Beagle Holdings, Inc. Employee Ownership, Savings and Investment Trust on December 19, 2001. On May 31, 2002, we amended and restated The Beagle Holdings, Inc. ESOP and 401(k) Plan, including renaming the plan “The Beagle Holdings, Inc. Employee Ownership, Savings and Investment Plan.” On September 30, 2002, we amended the plan, including renaming the plan “The Alion Science and Technology Corporation Employee Ownership, Savings and Investment Plan.” On March 20, 2003, March 27, 2003, May 19, 2003, June 18, 2003, September 30, 2003, October 31, 2003 and December 23, 2003,we adopted the First, Second, Third, Fourth, Fifth, Sixth and Seventh Amendments, respectively, to the Alion Science and Technology Corporation Employee Ownership, Savings and Investment Plan.

      The Alion Science and Technology Corporation Employee Ownership, Savings and Investment Plan, which we refer to as the KSOP or the plan, is a qualified retirement plan. A qualified retirement plan is one that qualifies for tax benefits under Section 401(a) of the Internal Revenue Code. The KSOP interests offered in this prospectus will be issued under this plan. The IRS has issued a favorable letter of determination stating that the plan as amended through the Fourth Amendment is qualified and the trusts for the ESOP component and the non-ESOP component are exempt from tax under the Internal Revenue Code. We will apply to the IRS to issue a similar determination letter for the remaining three amendments.

      Our KSOP includes an employee stock ownership plan component, which we refer to as the ESOP component, and a non-ESOP component. Both the ESOP component and the non-ESOP component have a 401(k) feature which gives you the ability to defer pre-tax income, which we refer to as pre-tax deferrals, to either component of the KSOP by electing to defer payment of a percentage of your compensation. All pre-tax deferrals that you make are contributed to your KSOP account.

      If you participate in the non-ESOP component, you will be able to direct your pre-tax deferrals to various investment options which Fidelity Investments offers. You will also be able to direct that portion of the retirement plan contribution you receive from us that is paid into your non-ESOP account to be invested among the various Fidelity investment options.

      Eligible employees, acting as “named fiduciaries” under the terms of the KSOP, are offered an individual one-time ESOP investment election to acquire a beneficial interest in Alion’s common stock, by directing State Street, the ESOP trustee, to invest eligible funds in the ESOP component of Alion’s KSOP.

      You are eligible to participate in the individual one-time ESOP investment election if you

•	are hired by Alion on or after December 21, 2002; and

•	are an employee of Alion on the last day of your individual one-time ESOP election period and on the date that shares of our common stock are purchased by the ESOP trust according to your directions.

      If you direct the investment of your existing eligible retirement account balances in the ESOP component of our KSOP, shares of our common stock will be allocated to your account in the ESOP trust and you will acquire a beneficial ownership interest in our common stock. For more information about the mechanics of the one-time ESOP investment election, please read “The Alion Science and Technology Corporation Employee Ownership, Savings and Investment Plan  — Your Individual One-Time ESOP Investment Election” below.

      The ESOP trustee will use all proceeds that are directed to the ESOP component, by virtue of your election, to purchase our common stock on behalf of the ESOP. As a result of this purchase, the ESOP component of our KSOP will own 100 percent of our outstanding common stock, subject to any future exercise of warrants owned by IITRI or other holders of the warrants, and also warrants held by Dr. Atefi.

Although the ESOP component of our KSOP owns all of our outstanding shares of common stock, our certificate of incorporation authorizes us to issue additional shares of common stock. The ESOP trustee may purchase additional shares of our common stock on behalf of the ESOP with pre-tax deferrals you make to the ESOP component, and also with eligible retirement account balances of new Alion employees. We will also contribute additional shares of our common stock to the ESOP component in the form of a company matching contribution or a company retirement plan contribution.

      Upon completion of your individual one-time ESOP investment election period, you will have no future opportunity to direct the investment of any eligible retirement funds into the ESOP component, nor will you be able to transfer funds from the non-ESOP component to the ESOP component. Any decision you make to invest all or any portion of your eligible retirement account balances in our common stock is voluntary on your part. No right to employment or continuing employment with Alion or HFA currently exists or is created by any offering of interests in the KSOP.

      You may, however, at any time rollover funds from any eligible retirement plan, including any existing IITRI plans, to the non-ESOP component and invest in the various mutual fund investment alternatives which Fidelity Investments offers by completing the necessary rollover paperwork.

      As an Alion employee, you will have the choice to direct your future pre-tax deferrals to either:

•	the non-ESOP component;

•	the ESOP component; or

•	any combination of the two.

      Your pre-tax deferrals to the ESOP component, however, may not exceed seven percent of your compensation. Any deferrals you direct in excess of this limit will automatically be redirected to the non-ESOP component according to your then current investment allocation on file with Fidelity.

      We will make a matching contribution to the ESOP component on your behalf, based on your pre-tax deferrals after one year of service with us. We will also make a retirement plan contribution to all employees eligible to participate in the KSOP after one year of service with us. This retirement plan contribution will be made to both the ESOP and non-ESOP components of the KSOP. (All HFA and IITRI employees who became Alion employees upon closing of the acquisition did not need to satisfy the requirement to complete one year of service with us. Also, if you were employed by IITRI prior to December 20, 2002, and became an Alion employee within five years of your termination of employment with IITRI on or before December 20, 2002, you do not need to satisfy this one-year-of-service eligibility requirement.)

      In addition, if you become an eligible employee as a result of Alion’s acquisition of your former employer, you will be granted eligibility service for the KSOP, matching contributions and retirement plan contributions based on your retirement plan service or uninterrupted employment with that former employer.

      While you are building savings through the KSOP, you are not taxed on your pre-tax deferrals, your retirement plan contributions, or any matching contributions we make to your account until you receive a distribution from the KSOP. In addition to the benefit associated with deferring your taxes, you may also qualify for capital gains tax treatment when you take your distribution.

      An ESOP committee administers the KSOP. The ESOP committee is responsible for the financial management and administration of the ESOP component of our KSOP. It also serves as trustee for the non-ESOP component and in this capacity is charged with the financial management of the non-ESOP component. The ESOP committee is not responsible or liable for any losses that are the direct result of investment decisions or instructions that you or your beneficiary give. The current members of the ESOP committee are employees of our company: Bahman Atefi, Barry Watson, Randy Crawford, Stacy Mendler, Dan Katz, Warrant Lamont, and Steve Sprinkle.

      The board of directors has appointed State Street Bank & Trust Company, which we refer to as State Street, as the trustee of the ESOP component. Alion’s board of directors may remove the trustee and appoint a new trustee. The ESOP committee directs the ESOP trustee on all matters related to the plan, except for appointment of the independent appraiser and valuation of the Alion common stock held by the trust, and on all shareholder votes by the ESOP as our sole shareholder, except on votes for certain corporate transactions that require shareholder approval under state law and certain other transactions for which participants may direct the ESOP trustee as permitted under the plan. The direction of the ESOP committee or the participants, however, is not absolute. If the trustee determines that the direction of the ESOP committee or the participants is not in accordance with the terms of the KSOP or is not a proper direction under ERISA, it has an obligation to vote the shares as it determines appropriate to fulfill its fiduciary duty under ERISA.

Eligibility and Enrollment

Who Can Participate in the KSOP?

      Full-, half-, and part-time employees, and adjunct employees, of Alion are eligible to participate in the KSOP. Leased employees, union employees, and nonresident aliens, are not eligible to participate in the KSOP.

      If you are eligible to participate in the KSOP but choose not to participate on the first payroll date after you meet the eligibility requirements, you may, in the future, participate in the KSOP and authorize the deduction of your pre-tax deferrals by completing and submitting an enrollment form. Your participation will be effective as of the next payroll date. If your individual one-time investment election period has expired at the time that you choose to enroll in our KSOP, you will not have another opportunity to direct the investment of your existing retirement account balances into the ESOP component.

      New employees are eligible to make pre-tax deferrals to the KSOP and rollover contributions to the non-ESOP component immediately upon employment. Our retirement plan and matching contributions start after a new employee has completed one year of service with us. If you become our employee as a result of Alion’s acquisition of your former employer, a year of service for eligibility includes the period of your uninterrupted employment with your former employer or your qualified retirement plan service in your former plan. New employees may also elect to invest other eligible retirement account balances in the ESOP component during the individual one-time ESOP investment election period following their employment date.

Designating a Beneficiary

      When you enroll in the KSOP, you will be asked to name, in writing, one or more beneficiaries. A beneficiary is the person or estate you have named to receive the value of your KSOP account if you die before receiving your entire account balance. If you are married, your spouse is automatically your beneficiary unless he or she provides written, notarized consent to the designation of a different beneficiary or someone in addition to your spouse as your beneficiary.

      If you are married and die without naming a beneficiary or your named beneficiary (who is not your current spouse) dies before you, then the value of your account balance will be paid to your surviving spouse. If you do not have a surviving spouse and you have not named any other beneficiary, the value of your account will go to your children, parents, siblings or your estate, in that order.

      You may change your beneficiary at any time by completing the appropriate forms available from our human resources office.

Pre-Tax Deferrals to the KSOP

      The KSOP is a defined contribution plan. This means that as a participant in the KSOP, you build an account in your own name. In general, the value of your account is based on contributions made to your KSOP account, increased by any investment gains or decreased by any investment losses.

Employee Pre-Tax Contributions

      You may defer from one percent to 60 percent of your gross pay into the KSOP on a tax-deferred basis up to maximum dollar limits under federal tax law. Your pre-tax deferrals must be made in whole percentages. For example, you may choose to contribute 10 percent of your pay to the KSOP, but you may not choose to contribute 10 1/2 percent. The dollar amount of your contribution will vary as your pay increases or decreases.

Federal Limitations on Pre-Tax Deferrals

      Federal tax law places limits on the amount that you may contribute to the KSOP in each calendar year. In 2004, the limit is $13,000 (excluding investment earnings and company contributions) and $16,000 for those who are over age 50 before the end of 2004. The IRS will periodically increase this dollar amount.

Limitations on Your Pre-Tax Deferrals Imposed by the ESOP Component

      Pre-tax deferrals you direct to be invested in the ESOP component may not exceed seven percent of your eligible compensation. In addition, if the aggregate pre-tax deferrals that all participants direct to be invested in the ESOP component exceed three percent of Alion’s aggregate compensation from the date of closing to the last day of each plan year, the ESOP committee may choose to redirect, on a non-discriminatory basis, all or any portion of the excess over three percent, and any interest accrued on such amounts, to the non-ESOP component. Any redirection of funds will be applied proportionally to all pre-tax deferrals originally directed for investment in the ESOP component during the most recent measurement period. Funds redirected to the non-ESOP component will be invested according to your then current investment allocation on file with Fidelity.

How to Establish Pre-Tax Deferrals

      If you wish to invest in the KSOP by making pre-tax deferrals, you will need to authorize the deduction of your pre-tax deferrals. This will require you to complete an enrollment form, designating how much you wish to defer on a pre-tax basis and invest in the KSOP, and how you wish to invest it.

      This enrollment period will begin immediately after your hire, and pre-tax deferral deductions will begin to be made as of the first possible pay period after you have completed and submitted your enrollment forms and we have processed your enrollment.

      You are permitted to defer up to 60 percent of your wages into the KSOP, up to $13,000 in 2004 ($16,000 if age 50 or older).

Can You Change Your Pre-Tax Deferral Percentage?

      When you enroll in the KSOP you indicate the percentage of your pay that you would like deferred to the KSOP. You may change the percentage of your pre-tax deferral at any time. You may also change your decision to invest in the ESOP and/or the non-ESOP components of the plan at any time provided you do not exceed the seven percent maximum applicable to the ESOP component. Both changes are made by completing the appropriate forms and submitting them to your human resources office. As a general rule, your changes will be effective as of the date of our next payroll.

How Do You Stop Pre-Tax Deferrals?

      You may stop your pre-tax deferrals at any time by completing the appropriate forms and submitting them to your human resources office. Any termination of pre-tax deferrals will generally take effect on the next payroll date after your human resources office receives and processes the form. You may begin deferring a percentage of your pay again by completing the appropriate forms and submitting them to your human resources office.

How Do Pre-Tax Deferrals Work?

      Pre-tax deferrals are made with dollars that are deducted from your pay before federal income tax withholding is calculated. Those pre-tax dollars do not escape income tax completely; the tax is simply deferred until you receive a distribution from the KSOP. As long as your money is invested in the KSOP, you do not pay taxes on those dollars or on earnings on those dollars. Taxes are paid only when your money is withdrawn from the plan.

      Following is an example to illustrate how this pre-tax deferral works.

Example of How Pre-Tax Deferrals Work:

John earns $30,000 in pay from the company during the taxable year. During that year, he defers five percent of his pay in each pay period:

$30,000	gross earnings
× 5%	deferral rate

$1,500	John’s total pre-tax deferral

$30,000	previous earnings
-1,500	deferred to KSOP

$28,500	earnings reported on W-2

Because John must pay income taxes on $28,500 instead of $30,000, he will realize a current tax savings. For example, assume John is single, takes the standard deduction, and his federal income tax on $30,000 pay would be about $3,285.

On $28,500 in pay, his federal income tax would be about $3,060. Therefore, John’s federal income taxes would be less by about $225 (any state or local tax savings would be additional); his net current cost to invest $1,500 in his KSOP account would be about $1,275 ($1,500 - $225) after taxes.

In addition, assuming John qualifies for the company matching contribution, he would receive $1,200 ($1 for $1 match on the first three percent of pay, and 50 cents on every $1 John defers on the next two percent of pay) in common stock allocated to his account.

In this example, for a net current cost of $1,275, John would have a total of $2,700 added to his KSOP account.

      A Word About Taxes — Constantly changing tax laws and your particular situation make generalizations about the tax implications of the KSOP difficult. You should consult with your tax advisor regarding the particular details of your own situation.

Selecting Your Investments in Your KSOP Account

  The Non-ESOP Component

      You may elect to direct your pre-tax deferrals to the non-ESOP component of the KSOP. It offers, through Fidelity, numerous mutual funds in which you may invest. Since you have a number of options from which to choose, you will want to consider which of these options best meet your investment needs. Each investment option provides different investment opportunities for you, and each has different risk and potential earnings characteristics. Please read “Your Investment Options in the Non-ESOP Component” for a brief description of the various Fidelity mutual fund investment alternatives available to you. A prospectus or other description of each fund is also available from Fidelity, and we recommend that you obtain and read the prospectuses before investing in any of the Fidelity investment alternatives. You may change your investment options within the non-ESOP component at any time. The ESOP committee may, from time to time, change the number and type of investment options that are available.

      You may invest in as many of the available Fidelity options as you wish. If you choose to invest in the non-ESOP component, you must make your investment decisions in whole percentages. If you do not designate an option, your pre-tax deferrals and the cash portion of the Alion retirement plan contributions made on your behalf will be invested in the Fidelity Retirement Government Money Market account until such time as you redirect them to other investment options.

  The ESOP Component — Investing in Company Stock

      You may elect to direct your pre-tax deferrals, up to a maximum of seven percent of your eligible compensation, to the ESOP component. These funds will be allocated to your account in the ESOP component. If you invest in the ESOP component, you must make your investment decision in whole percentages. If you direct your pre-tax deferrals to the ESOP component, they will accumulate in a short-term interest-bearing account in your name inside the trust until the next valuation date. The shares of common stock purchased with your pre-tax deferrals and any Alion retirement plan and matching contributions allocated to your ESOP account will remain invested in our common stock until

      (1) you are eligible to, and choose to, diversify your company stock investment,

      (2) you are eligible for, and request, a distribution, or

      (3) until you request a loan from the ESOP component of the KSOP.

When are My Pre-Tax Deferrals Deposited into the KSOP?

      Your pre-tax deferrals are deposited every pay period, as deducted from your pay. The amounts directed to the non-ESOP component are sent to Fidelity, where they are invested according to your then current investment allocation on file with Fidelity. The amounts directed to the ESOP component are sent to State Street, the ESOP trustee, where they are invested in the SSgA Short-Term Investment Fund, which is a money market account, until the end of the then current six-month period, at which point the ESOP trustee will use your pre-tax deferrals and any accumulated interest to purchase common stock of Alion.

Illustration 1:

Pre-Tax Deferral Process

Your ESOP Deferral Purchases

At What Price will My Pre-Tax Deferrals Purchase Company Stock?

      Your pre-tax deferrals will be used to purchase shares of our common stock based on the per share price on the valuation date preceding or following the date on which you make each pre-tax payroll deferral, whichever is lower.

Your Responsibility for Your Decisions

      You are solely responsible for deciding whether or not to invest in the KSOP, whether through your individual one-time ESOP investment election and/or through pre-tax deferrals. If you decide to do so, your pre-tax deferrals will be deducted from your paycheck each pay period and credited to your KSOP account. You may elect to invest them in the ESOP component and/or in the non-ESOP component.

      The ESOP trustee, State Street, is charged with acting in the best interest of the ESOP. The trustee, however, generally has no responsibility or liability to make a determination of the advisability or prudence of your decisions relating to investment in the ESOP component. Because you are designated as a named fiduciary with respect to your individual one-time ESOP investment election and whether to direct the trustee to invest future pre-tax payroll deferrals in our common stock, the ESOP trustee is generally required to follow your directions to the extent they are in accordance with the terms of the KSOP and are not contrary to ERISA. Named fiduciaries are required to act prudently, solely in the interest of the plan’s participants and beneficiaries and for the exclusive purpose of providing benefits to the plan’s participants and beneficiaries. A fiduciary, including a named fiduciary, who breaches the fiduciary responsibility rules of ERISA, may be liable to the plan for any losses caused by the fiduciary’s conduct. Therefore, when you act as a named fiduciary, you should do so in a prudent manner.

      Although you direct the trustee to act on your behalf, State Street may only do so if, in its sole discretion, it determines that it is permissible under ERISA to accept your direction with regard to the investment in the ESOP component.

      Please remember that the ESOP trustee generally has no responsibility or liability under ERISA or any other law to make a determination of the advisability or prudence of any individual’s decision whether or not to direct the investment of all or any portion of your eligible account balances or pre-tax payroll deferrals in our common stock.

      The non-ESOP component is intended to satisfy the requirements of Section 404(c) of ERISA by providing investors with diversified investment options.

Company Contributions

Company Retirement Plan Contributions

  What is the Formula for Company Retirement Plan Contributions?

      Eligible employees will receive Alion retirement plan contributions in addition to our matching contribution on compensation received after becoming eligible to receive these company contributions. We will contribute 2.5 percent of each eligible participant’s compensation up to the IRS limit (which is $200,000 for the plan year ending September 30, 2004 and $205,000 for the plan year ending September 30, 2005) to the KSOP in the form of a retirement plan contribution, unless our board of directors, a committee of our board, or our chief executive officer, in their discretion, increase or decrease this retirement plan contribution amount from time to time. We anticipate that any decreases in Alion’s retirement plan contribution amount would apply to a limited number of employees and would be driven by changes in Alion’s contract performance levels as a result of the competitive bidding process.

      Our retirement plan contributions will be made to both the ESOP and the non-ESOP components of the plan. A contribution of:

•	up to 1.5 percent of your eligible compensation will be deposited in cash in the non-ESOP component of your KSOP account; and

•	up to an additional 1.0 percent of your eligible compensation will be deposited in the ESOP component of your KSOP account, in the form of our common stock.

      We will base our company retirement plan contributions on your compensation before subtraction of your pre-tax deferrals.

     When Will Alion Make Company Retirement Plan Contributions?

      Our retirement plan contribution made in cash to your Fidelity account in the non-ESOP component will be deposited at the end of each pay period, when we remit your pre-tax deferrals to Fidelity and/or State Street.

      The company retirement plan contribution made in the form of common stock allocated to your account in the ESOP component will be credited to your account at the end of each semi-annual period, on March 31 and September 30. Our retirement plan contribution will be based on the current fair market value of the shares at the end of each six-month valuation period.

Illustration 2:

Retirement Plan Contribution — Cash (each pay period)

Illustration 3:

Retirement Plan Contribution — Stock (at the end of each six-month period)

Company Matching Contributions

      You have the option of investing your pre-tax deferrals in the ESOP component (subject to the maximum seven percent limit), the non-ESOP component, or a combination of the two. We will make matching contributions based on your pre-tax deferrals to the KSOP subject to the IRS limit. The amount of our matching contribution you are eligible to receive is not dependent on whether you elect to invest your pre-tax deferrals in the ESOP component or in the non-ESOP component.

     What is the Formula for Company Matching Contributions?

      If you are an eligible employee, we will match $1 for every $1 you defer on the first three percent of your compensation up to the IRS limit. In addition, we will match 50 cents for every $1 you defer between three percent and five percent of your compensation up to the IRS limit. Our matching contributions will be based on your annual compensation and pre-tax deferrals received after you became eligible to receive the company matching contribution to the KSOP, irrespective of the amount you defer each pay period.

     When Will Alion Make Company Matching Contributions?

      Our matching contribution will be made by allocating additional shares of our common stock to the ESOP component of your KSOP account. Matching contributions will be credited to your account at the end of each semi-annual period, on March 31 and September 30. Our matching contribution is based on the current fair market value of the shares at the end of each six-month valuation period.

Illustration 4:

Company Match — Stock (at the end of each six-month period)

Example of Company Retirement Plan Contribution Only:

•	The Alion retirement plan contribution is up to 2.5 percent of pay, up to one percent in the form of Alion common stock contributed to the ESOP component, up to 1.5 percent in cash deposited into the non-ESOP component.

Example: John’s annual compensation is $50,000; he does not make pre-tax deferrals to the KSOP, and he receives a retirement plan contribution from Alion of 2.5 percent of pay.

	ESOP Component	Non-ESOP Component

Employee Pre-Tax Deferral	$0	$0
Company Matching Contribution	$0	$0
Company Retirement Plan Contribution	$500	$750

Annual Contribution to KSOP	$500	$750

Example of Company Retirement Plan and Matching Contributions:

•	Our matching contribution will apply to the first five percent of eligible compensation deferred.

•	We will match at a rate of $1 for $1 on the first three percent of eligible compensation and 50 cents on every $1 between three percent and five percent of eligible compensation. All matching contributions will be made in the form of Alion common stock and contributed to the ESOP component.

•	The Alion retirement plan contribution is, in total, up to 2.5 percent of eligible pay: up to 1.0 percent in the form of Alion common stock contributed to the ESOP component, up to 1.5 percent in cash deposited into the non-ESOP component.

Example: John’s annual compensation is $50,000; he elects to defer three percent to the ESOP component and two percent to the non-ESOP component, and he receives a retirement plan contribution from Alion of 2.5 percent of pay.

	ESOP Component	Non-ESOP Component

Employee Pre-Tax Deferral	$1,500	$1,000
Company Matching Contribution	$2,000	$0
Company Retirement Plan Contribution	$500	$750

Annual Contribution to KSOP	$4,000	$1,750

Allocation of Dividends

      If we declare a distribution/ dividend, it will be allocated proportionally among the accounts of all ESOP participants according to the number of shares of Alion common stock allocated to each ESOP account. Distributions/ dividends allocated in this way may be invested in short-term fixed-income investments, or used to purchase shares of our common stock to the extent our board of directors has authorized the issuance of common stock for this purpose. However, we do not anticipate declaring distributions/ dividends, and we expect that our senior credit facility, the mezzanine note and the subordinated note will prohibit distributions/ dividends without the consent of the respective lenders.

Vesting

How Do Contributions Vest?

      Vesting refers to your nonforfeitable ownership in your KSOP account. Your pre-tax deferrals, Alion matching contributions and any rollover contributions to the KSOP, in addition to earnings on those amounts, are 100 percent vested at all times.

      Alion retirement plan contributions vest according to your length of service with us, as described in the following schedule:

Service	Percent Vested

1 year	0%
2 years	25%
3 years	50%
4 years	75%
5 years	100%

      A year of service for vesting credit is determined by the amount of time that passed from your date of hire. In general, you will be credited with one year of service for each 12-month period that you work for us. (If you leave your employment with us and then return within a 12-month period, the period in which you were not an employee may still count as service for vesting purposes.) We will not pro rate your vesting by days worked if your employment terminates between anniversary dates.

      For example, if you leave your employment with us after you have completed five years of service, you will be 100 percent vested in the Alion retirement plan contributions. This means you are entitled to receive 100 percent of our contributions to your account balance. If you leave your employment with us after you have completed three years of service, you will be 50 percent vested, and entitled to receive 50 percent of our retirement plan contributions to your account. Your distributions will be prorated between your accounts in the ESOP component and the non-ESOP component. IITRI and HFA employees who commenced employment with us upon completion of the acquisition, received credit for all years of employment with IITRI or HFA. If you become our employee as a result of Alion’s acquisition of your former employer, a year of service for vesting credit will include your period of uninterrupted employment or retirement plan service with that former employer.

      If you leave our employment you are always entitled to receive 100 percent of the money in your pre-tax deferral, rollover, and Alion matching contribution accounts in both the ESOP and non-ESOP components of the plan.

      If you were a former employee of HFA or IITRI prior to December 20, 2002, but were not employed by Alion on December 20, 2002, the date of completion of the IITRI acquisition, and you are re-employed by us within five years of your termination date with IITRI or HFA, you would also receive credit under the KSOP, for vesting and eligibility purposes and for purposes of determining eligibility for company matching and retirement plan contributions, for the years for which IITRI or HFA had credited you as of your termination date.

Other Vesting

      You will be 100 percent vested in Alion retirement plan contributions, even if you have not completed five years of service, if, while you are still our employee, you retire on or after reaching age 65, die, or become disabled as defined in the KSOP.

Forfeitures

      If your employment with us terminates before you are 100 percent vested in your Alion retirement plan contributions, you will forfeit the portion of Alion’s retirement plan contributions that are not vested. The amount of any forfeiture may be restored to your KSOP account if you return to regular employment with us within five years after your termination. If you do not rejoin us within five years of your termination, the portion of the Alion retirement plan contribution that was not vested at the time of termination cannot be restored upon future re-employment.

Valuation of Your Accounts

Valuation

      The Non-ESOP Component: Your account will be adjusted periodically to reflect

•	the fair market value of the investment options in which you invest your funds,

•	your pre-tax deferrals, and

•	Alion’s retirement plan cash contributions made to your account.

      Your account balance in the non-ESOP component will be valued each day that the New York Stock Exchange is open for business. Any distributions from your account or transfers between investment options will be valued as of the date the request is processed.

      The ESOP Component: Employees who make an individual one-time ESOP investment election will receive a statement showing the value of their investment in the ESOP component as soon as possible after completion of the semi-annual valuation following the receipt of their one-time ESOP investment.

      An independent appraiser selected by the trustee will value the common stock held in the ESOP component semi-annually as of March 31 and September 30 of each year. This valuation will be reviewed and finalized by the trustee upon completion of each valuation, and the value of the common stock allocated to the ESOP component of your KSOP account as a result of your one-time ESOP investment election, in addition to the value of the common stock purchased with your pre-tax deferrals and any retirement plan and matching contributions made to your account, will be adjusted to reflect its then current fair market value.

      Distribution requests and other withdrawals will be processed at the current fair market value of Alion’s common stock at the end of the semi-annual valuation period immediately preceding the date of the distribution or withdrawal.

Account Statements

      You will receive a statement every three months from Fidelity that will show your account balances in the non-ESOP component. The statement also shows the sources and amounts of contributions, earnings, losses, outstanding principal and interest paid on any loan, and withdrawals or transfers during the quarter. The value of each investment option is also shown on this statement. For current information on your account balances in the non-ESOP component, you should call Fidelity’s toll-free help line at 1-800-835-5095.

      You will receive a statement showing your account balances in the ESOP component twice each year, after the completion of the valuation of our common stock as of March 31 and September 30. The statement also shows the sources and amounts of contributions, earnings, losses, outstanding principal and interest paid on any loan, diversification transfers, distributions, and withdrawals for the period.

      In addition to the statement of your accounts in the ESOP component, you will also receive what is known as the summary annual report from the ESOP recordkeeper. This report is the financial statement for the KSOP trust, and shows the total activity within the trust during the accounting period.

      You should save these statements and file them with your personal financial records.

March 31, 2003 Valuation

      In connection with the March 31, 2003 valuation, performed to determine the offering price of Alion’s common stock as of March 31, 2003, Duff & Phelps, LLC performed a valuation of Alion and its common stock using the following valuation methods:

•	discounted cash flow analysis;

•	comparable public company pricing; and

•	transaction values and multiples for acquired companies deemed comparable to Alion from an investment point of view.

      Based on the results from each of these methods, Duff & Phelps determined an enterprise value for Alion. The primary value drivers for this valuation included Alion’s year-to-date financial performance through March 14, 2003, and other pertinent financial metrics that supported management’s expectations with respect to its fiscal year 2003 forecast. The valuation also factored in external market conditions, including the performance of comparable public companies, as well as pricing for acquisition transactions involving companies deemed comparable to Alion. The valuation was tempered by an overall decline in valuation multiples for comparable public companies since the date of completion of the IITRI acquisition.

      After determining an enterprise value, Duff & Phelps deducted the estimated market value of the following items to calculate a value for Alion’s equity as of the valuation date:

•	debt outstanding, net of accumulated excess cash, if any;

•	warrants associated with the mezzanine and subordinated notes;

•	stock appreciation rights plan; and

•	the cost of redeeming the forecast vested shares of phantom stock and the put rights for all outstanding warrants.

      Finally, Duff & Phelps divided the indicated equity value by the number of shares outstanding as of March 31, 2003, to obtain a value per share for Alion’s common stock. Houlihan Lokey Howard & Zukin Financial Advisors, Inc. (“Houlihan Lokey”) acted as a consultant to the ESOP trustee, by performing its own valuation. Duff & Phelps recommended a specific per share price to the ESOP trustee. The ESOP trustee, in making its determination about a final value for our common stock, was also influenced by the valuation performed in connection with the IITRI acquisition. Based upon Duff & Phelps’ final report to the ESOP trustee, and upon review of Houlihan Lokey’s consulting valuation, the ESOP trustee ultimately selected a final value of $11.13 per share for Alion’s common stock as of March 31, 2003. This was the offering price in effect from March 31, 2003 until the succeeding valuation date, September 30, 2003.

      There is no assurance that Duff & Phelps or Houlihan Lokey or any other financial adviser that the ESOP trustee might choose will utilize the same process or methodologies in connection with future valuations of Alion common stock or that such adviser(s) will reach conclusions that are consistent with those presented herein.

September 30, 2003 Valuation

      In connection with the September 30, 2003 valuation performed to determine the offering price of our common stock as of September 30, 2003, Houlihan Lokey performed valuations of Alion to establish a range of values for its common stock as of September 30, 2003, using the valuation methods listed below:

•	discounted cash flow analysis;

•	public company market multiple analysis; and

•	transaction values and multiples for acquired companies similar to Alion.

      Based on the results of each of these methods, Houlihan Lokey determined an enterprise value range for Alion. Primary value drivers in the valuation were: (i) the Company’s reduction in debt outstanding due to early payment on its senior debt and pay-down under its revolving credit agreement; (ii) Alion’s trailing twelve months revenue and adjusted earnings before interest, taxes, depreciation and amortization; and (iii) an increase in multiples for comparable public companies and acquisitions. After determining the enterprise value range, Houlihan Lokey then added Alion’s cash balance and deducted the estimated market values of the following items to calculate a range of value for Alion’s common equity as of September 30, 2003:

•	debt outstanding and estimated acquisition earnout liabilities;

•	warrants associated with officer, mezzanine and subordinated notes;

•	stock appreciation rights; and

•	outstanding put rights.

      Finally, Houlihan Lokey divided the indicated equity value by the number of shares outstanding, including phantom stock shares, as of September 30, 2003, which yielded a per share value range for the Company’s common stock. Houlihan Lokey recommended this range of per share equity values, as well as a specific per share price, to the ESOP trustee, which selected the final value of $14.71 per share for Alion’s common stock as of September 30, 2003. This is the offering price that will be in effect until the next valuation date, scheduled for March 31, 2004.

      There is no assurance that Houlihan Lokey, or any other financial adviser that the ESOP trustee might choose, will utilize the same process or methodologies in connection with future valuations of Alion common stock or that such adviser(s) will reach conclusions that are consistent with those presented herein.

Voting Common Stock

      Although Alion common stock is allocated to your account in the ESOP component, you are considered to hold only a beneficial ownership interest in these shares and you will not be the legal title holder of the shares. In this context this means that you have the benefit of the value of the shares of common stock allocated to your account.

      State Street, the ESOP trustee, will hold record title to all shares of common stock held in the ESOP trust and as such, will usually vote those shares on your behalf, at the direction of the ESOP committee. If however, the ESOP trustee determines that the direction of the ESOP committee is not in accordance with the terms of the KSOP or is not a proper direction under ERISA, it will vote the shares as it determines appropriate to fulfill its fiduciary duties under ERISA.

      ERISA requires that you be able to direct the trustee to vote the shares of common stock allocated to your account on certain corporate transactions that require shareholder approval under state law. You will have the right to direct the ESOP trustee as to the manner in which to vote the shares allocated to your account on certain major events, which may include:

•	our merger with another company,

•	our liquidation and dissolution,

•	the sale of all or substantially all of our assets, and

•	any stock reclassification and recapitalization.

      We have extended to you an additional right, which is to direct the trustee to vote the shares of common stock allocated to your account on any tender offer for, or other offer to purchase, the shares of Alion common stock in the ESOP component. If, however, the ESOP trustee determines that the employee votes are not in accordance with the terms of the KSOP or is not a proper direction under ERISA, it will vote the shares as it determines appropriate to fulfill its fiduciary duty under ERISA.

      Alion common stock will be allocated to your account in the ESOP component:

•	with respect to your individual one-time ESOP investment election, based on the per share price of our common stock as of the end of each semi-annual valuation period immediately following the ESOP component’s receipt of your balance(s) directed by you pursuant to your individual one-time ESOP investment election;

•	with respect to your pre-tax deferrals, based on the price at which your pre-tax deferrals purchase common stock after each new valuation; and

•	with respect to company contributions to your account, based on the price at which the stock was contributed to your account.

      Each share of Alion common stock allocated to your account in the ESOP component will have one vote.

Diversification

      You will have the right to diversify your account in the ESOP component as described in the following sections. However, you are not required to diversify if you do not wish to do so.

      Age 55 Diversification: When you reach age 55 and have completed 10 years of active participation in the Alion KSOP, you will be eligible to move a portion of your account in the ESOP component to the non-ESOP component, provided your account balance exceeds $500. This right is made available to you after you have satisfied the eligibility requirements and have an account balance in the ESOP component, regardless of whether or not you are employed at the time you became eligible. Your years of participation in the former IITRI plans prior to the effective date of Alion’s KSOP are not counted in calculating the 10 years of participation. All participants hired by us as part of the IITRI acquisition will be credited with one year of participation for the first plan year which ended on September 30, 2003, even though it was not a full plan year. Because we merged the HFA plan with the KSOP, ERISA rules provide that HFA employees will receive the rights and benefits associated with their former plan, which means that if you are an HFA employee when you reach age 55 and have completed 10 years of participation in the KSOP, including all years of participation prior to the IITRI acquisition, you will be eligible to move a portion of your account balance to the non-ESOP component of the KSOP.

      Other eligible employees who became participants in the Alion KSOP as a result of their former employer being acquired by Alion and their former employer’s qualified retirement plan assets being merged into the Alion KSOP, will also pursuant to ERISA rules be entitled to receive the rights and benefits of their former plan with respect to diversification. This means that if you are this type of employee, when you reach age 55 and have completed 10 years of participation in the KSOP, including all years of participation under your former employer’s qualified retirement plan, you will be eligible to move a portion of your account balance to the non-ESOP component of the KSOP.

      The ESOP committee will provide you with information and an election form when you are eligible to diversify.

      During the 90 days immediately following the end of each of the five plan years after you have satisfied the requirements described above, you have the right to elect to diversify to the non-ESOP component up to 25 percent of the number of shares in your ESOP account. You have the right to diversify up to 50 percent of the number of shares in your ESOP account when you are in your sixth plan year after you have satisfied the diversification eligibility requirements.

      While you will be able to elect to diversify a portion of your account balance in the ESOP component in each year of the six-year diversification period, the amount eligible for diversification will be reduced by any amounts already diversified to the non-ESOP component. Once you elect to diversify to the non-ESOP component, you may not elect to transfer such amounts back to the ESOP component.

Example of Age 55 Diversification:

Helen will turn 55 in August 2014, and will at that time have 10 years of participation in the KSOP. In September 2014 she has the right to diversify up to 25 percent of the balance of her account in the ESOP component. By December 31, 2014, she decides to move 15 percent of her account balance to the non-ESOP component.

After the September 30, 2014, valuation is completed, it is determined that the value of Helen’s ESOP account held 800 shares of Alion common stock. Therefore, she will diversify 120 shares, which will be transferred to the non-ESOP component as soon as administratively feasible. This leaves her with 680 shares in her ESOP account.

In September 2015 (the second year), she again has the right to diversify up to 25 percent (including prior amounts diversified) of her account balance in the ESOP component balance to the non-ESOP component. Helen has until December 31, 2015, to decide.

Helen decides to diversify the maximum, 25 percent. If her account balance in the ESOP component contained 880 shares as of the September 30, 2015, valuation, her diversification calculation would look like this:

	880 shares	(current balance)
+	120 shares	(previous diversification)

1,000 shares
	× 25%	(Helen’s election percentage)

250 shares
	- 120 shares	(previous diversification)

	130 shares	(eligible diversification amount for the 2015 plan year)

The number of Alion shares in her ESOP account upon completion of her diversification transfer is 750 shares (880 - 130).

In September 2016 (the third year), Helen again has the right to diversify up to 25 percent (including prior amounts diversified) of the shares in her ESOP account. She decides to again diversify the maximum, 25 percent. Assuming Helen has 790 shares of stock in her ESOP account, as of the September 30, 2016, valuation, her diversification calculation would look like this:

	790 shares	(current balance)
+	250 shares	(previous diversifications)

1,040 shares
	× 25%	(Helen’s election percentage)

260 shares
	- 250 shares	(previous diversifications)

	10 shares	(eligible diversification amount for the 2016 plan year)

This process will repeat itself in September of 2017 (fourth year), 2018 (fifth year), and 2019 (sixth year). The only difference is that in 2019 (the sixth year) the percentage of shares that Helen may diversify will be 50 percent instead of 25 percent.

      Your Special Diversification Feature: Beginning in the first quarter of the plan year which begins on October 1, 2007, and then in the first quarter of each year thereafter, if you are a participant hired by us as part of the IITRI acquisition, you will be permitted to move 10 percent of your ESOP account balance to the non-ESOP component, provided this does not violate any of our loan agreements in effect at that time. New hires who begin their employment with us on or after December 21, 2002, will be eligible for this diversification feature following five years of service with Alion.

      Unlike the age 55 diversification right previously discussed, prior amounts diversified do not affect or limit this special diversification feature. In other words, you may transfer up to 10 percent of the number of shares then in your ESOP account to the non-ESOP component each year after you become eligible, regardless of whether you are employed by Alion at the time you became eligible.

Requesting a Distribution

Distributions from Your KSOP Accounts

      The value of your account balances will be paid to you, or your beneficiary in the case of your death, upon your retirement, death, disability, resignation or dismissal.

Separations from Service

      Retirement: Your retirement date is defined in our plan as the date you terminate your employment with us if the date is on or after you have reached age 65.

      Death: If you die, your designated beneficiary will be entitled to begin receiving the value of your total account balances after your death. If you resigned or were dismissed from employment prior to your death, your beneficiary will be entitled to the portion of your vested account balances remaining at death.

      Disability: You will be deemed to be disabled under the KSOP if you are determined to be disabled under Alion’s Long Term Disability Plan, as it may exist from time to time.

      Resignation, Dismissal, or Layoff: If you terminate your employment with us for any reason other than retirement, death, or disability, you will be entitled to a distribution of only the vested portion of your account balances in accordance with the distribution provisions described in the next section.

Distributions from the ESOP Component

      There are three elements integral to your distributions from the ESOP component:

•	the timing of the distribution;

•	the method of distribution; and

•	the form of the distribution.

     Timing of Distribution:

      When we refer to the timing of your distribution, we refer to the date upon which we are required by law or by the terms of the KSOP to begin making distributions to you of the value of your ESOP account. The timing of distributions from the ESOP component differs from the timing of distributions from the non-ESOP component. Our obligation to begin making distributions to you also varies based on the reason for your request for a distribution.

      Retirement, death or disability: If you retire on or after age 65, die or become disabled and you or your beneficiary requests that we distribute the value of your account in the ESOP component, we must begin to make distributions no later than the earlier of:

•	as soon as administratively feasible after the first valuation date following your death, disability or retirement; or

•	one year after the end of the plan year in which your death, disability or retirement occurred.

      Resignation, dismissal or layoff: If you separate from service with us because you resign, are dismissed or are laid off, and you request that we distribute to you the value of your account balance in the ESOP component, we must begin to make your distributions no later than the earlier of

•	the end of the sixth plan year following the plan year in which you resigned, were dismissed or were laid off; or

•	as soon as administratively feasible after the first valuation date following your 65th birthday.

Exceptions for Participants of Plans Merged into our KSOP because of an Acquisition

      If you were an HFA employee on December 20, 2002, and you separate from service with HFA for any reason, and you request that we distribute the value of your account in the ESOP component, we must begin to make your distribution of the shares related to your one-time ESOP investment election as soon as possible following the end of the semi-annual period in which the event occurred. If you were an Innovative Technology Solutions Corporation (ITSC) employee on October 31, 2003, and you separate from service with Alion for any reason and you request that we distribute the value of your account in the ESOP component, we must begin to make a distribution of the shares related to your individual one-time ESOP investment election as soon as possible following the end of the semi-annual period in which the event occurred. However, any additional shares in your account that are purchased with pre-tax deferrals or that are made to your account as a retirement plan or matching contribution will be treated as described above.

      Whether you are an Alion, HFA, or ITSC employee, if your account balance is greater than $5,000 at the time of your separation from service, you do not have to begin taking a distribution until age 70 1/2.

          Method of Distribution:

      When we refer to the method of distribution, we refer to whether your distribution will be paid in a lump sum or in a series of equal installments. Irrespective of why you separate from service, it is our intention to make distributions from the ESOP component to you in one lump sum, if possible. We may not be able to make a lump sum distribution due to our loan agreements or the application of uniform and non-discriminatory distribution policies adopted from time to time by the ESOP committee. If we are unable to make a lump sum distribution, then we will make your distribution in a series of equal installments over a period of not more than five years. The ESOP committee may, in its discretion, accelerate the distribution of your installments.

          Form of Distribution:

      The form of distribution most commonly refers to whether you will receive stock or cash. Distributions from the ESOP component will be made in the form of shares of our common stock, although you will be required to sell the shares to us immediately after you have received them. The effect of this is that, upon distribution, you will receive the value of the shares of common stock allocated to your account. We have elected to be taxed as an S corporation following completion of the acquisition. For as long as we are taxed as an S corporation, we may require that the shares of common stock that are distributed to participants following a separation from service must immediately be sold back to us. Alion reserves the right to make distributions from the ESOP component in cash.

      If we make your distribution in a series of equal installments, the undistributed portion of your account will continue to be invested in our common stock, in the ESOP component, and each installment distribution will be made at the then current fair market value of the common stock as of the date of distribution.

          Distribution Policy

      The ESOP committee will be responsible for formulating and implementing the distribution policy for the ESOP component. Requests for distributions from the ESOP component will be granted in a uniform, non-discriminatory manner and in accordance with our lender covenants.

      The policy we expect to follow when making distributions from the ESOP component is described below.

      In general, we expect that all requests for lump sum distributions during a plan year will be granted, to the extent that the total amount requested during that plan year does not exceed the amount of new pre-tax deferrals and new employee rollovers that employees direct to the ESOP component during that plan year.

      If the total amount of lump sum distribution requests exceed these amounts during a plan year, we may have to delay your distribution according to the terms of the KSOP, and/or convert it to a series of equal installments made over a period of not more than five years from when they begin.

      In any future plan years, if pre-tax deferrals exceed the amount of distribution requests to be processed in that plan year, the ESOP committee has the right to accelerate these installments and make your distribution earlier than scheduled.

      You may not delay your distributions beyond the later of the April 1 after the year you turn age 70 1/2, or the date that you terminate employment, if later.

          Special Price Protection

      If you are:

•	55 years of age or older as of December 31, 2002, and

•	you or your beneficiary request a distribution at any time prior to January 1, 2008 due to your death or disability, or separation from service on or after reaching age 60, then you qualify for special price protection, which means we will repurchase the shares of common stock allocated to your ESOP account related to the initial one-time ESOP investment election at a per share price equal to the greater of:

1.	the original per share purchase price of the common stock in the initial one-time ESOP investment election, or

2.	the then fair market value of the common stock.

      This provision expires at close of business on December 31, 2007.

      This special price does not apply if you choose to delay your distribution request beyond the five-year period. However, this special price applies even if the ESOP committee is required, in accordance with its uniform, non-discriminatory distribution policy, to delay your distribution or make it in a series of equal distributions that extend beyond December 31, 2007.

      This special price protection is only available to employees who made their one-time ESOP investment election and became Alion employees in connection with the IITRI acquisition.

Distributions from the Non-ESOP Component

Timing of Distribution:

      If you retire, die or become disabled, or if you resign, are dismissed or are laid off and you or your beneficiary requests that we distribute the value of your Fidelity account in the non-ESOP component, Fidelity will begin to make distributions as soon as administratively feasible following its receipt of your request.

Method of Distribution:

      Your distribution will always be made in one lump sum because there is no installment or annuity provision in the non-ESOP component of the KSOP, unless you have protected rights under the KSOP because the assets of your former employer’s qualified retirement plan in which you were a participant were merged into the KSOP.

Form of Distribution:

      Your distribution from the non-ESOP component will always be made in the form of cash, unless you elect a direct rollover to another qualified plan or an eligible IRA or unless you have protected rights under the KSOP because the assets of your former employer’s qualified retirement plan in which you were a participant were merged into the KSOP.

Direct Rollover of Distributions

      You may direct the ESOP committee to make a direct rollover of amounts payable from your KSOP account to another eligible tax qualified plan or individual retirement account. A written explanation regarding your right to have a direct rollover made by the KSOP on your behalf, if any, will be provided to you within a reasonable period before we make a distribution.

Loans

      As a KSOP participant you may be eligible to borrow against your vested account balance subject to the terms and conditions described below.

Loan Provisions

      In general, and subject to any restriction contained in our loan agreements from time to time, we will grant requests for loans from the ESOP component to the extent that the aggregate amount of total loan and distribution requests does not exceed the amount of new pre-tax deferrals and new employee rollovers to the ESOP component.

      If the aggregate loan and distribution requests exceed the aggregate new pre-tax deferrals to the ESOP component, plus any amount new employees rollover to the KSOP and elect to invest in the ESOP component, then we will process distributions from the ESOP component made on account of death, disability, retirement, separation from service for any other reason, or in the event of financial hardship or qualified domestic relations order, before we process loan requests.

      Following is an overview of the loan features.

•	You may only have two loans outstanding at any time. There must be a minimum of 12 months between loan requests.

•	You must use up your entire loan capacity from the non-ESOP component before receiving a loan from the ESOP component.

•	Requests for loans from the ESOP component will be processed twice each year, after the ESOP committee calculates the aggregate requests and determines the amount that is available for distributions and loans. In no event will a loan request take precedence over any request for distribution. Your loan from the ESOP component will come from the sale of shares in your ESOP account.

•	The maximum loan amount is 50 percent of your account balance in each component of the plan.

•	The term of the loans may not be less than one year or more than five years, except that a loan used to purchase a primary residence may extend up to 15 years.

•	Interest payable on these loans will be established by the ESOP committee based upon prevailing rates and will be fixed during the term of your loan.

•	If you receive a loan from the KSOP, your repayments, including interest, will be deducted from your pay each pay period. You may pay off the entire outstanding loan balance at any time, without penalty.

•	Loan repayments on loans taken from the non-ESOP component will be repaid to the non-ESOP component, and loans taken from the ESOP component will be repaid to the ESOP component. The repayments will be invested in the same manner as your then current pre-tax deferrals to that feature. If your loan came from the ESOP component, the dollar amount repaid plus interest will buy shares at the price in effect on the valuation date that your repayment is used to purchase shares.

•	Loan applications are subject to an origination fee plus an annual administrative fee for each year of the loan. These fees are subject to change.

      To obtain a loan from the non-ESOP component, call Fidelity Investments at 1-800-343-0860. Contact your human resources representative for information about requesting a loan from the ESOP component.

Hardship Withdrawals

      In cases of financial hardship, you may be able to make a withdrawal from your KSOP account. The hardship withdrawal cannot exceed your financial need, including any amounts necessary to pay any federal, state, or local income taxes or penalties reasonably anticipated to result from the withdrawal. In order to obtain a hardship withdrawal, you must previously have taken all other available loans under the KSOP and any other plan which we maintain. The amount available for an eligible hardship withdrawal is limited to your pre-tax deferrals (excluding investment earnings) and your ESOP and non-ESOP rollover accounts. Hardship withdrawals are taken first from the non-ESOP component (on a pro rata basis according to your investment allocations), and then only to the extent necessary from the ESOP component.

      If you take a hardship withdrawal, you may not make pre-tax deferrals to the KSOP for six months after the withdrawal.

      In general, a hardship withdrawal may be made upon satisfactory proof to the ESOP committee that the withdrawal is necessary for any of the following reasons:

•	Payment of unreimbursed medical expenses of the employee, spouse, or dependents;

•	Purchase of the employee’s principal residence (but not regular mortgage payments);

•	Preventing foreclosure on or eviction from the employee’s principal residence;

•	Payment of tuition for the next 12 months of postsecondary education for you, your spouse, or your dependents; or

•	Other circumstances that the ESOP committee determines constitute an immediate and heavy financial need.

      You may request a hardship withdrawal by submitting a written withdrawal form supplied by our human resources department. The availability of hardship withdrawals is also dependent on federal tax law requirements. Future changes in tax laws may affect this provision of the KSOP.

Other In-Service Withdrawal Provisions

      You may have special withdrawal rights on any balances that were merged into our KSOP due to our acquisition of your former employer.

      If you are a former HFA employee who transferred balances from the Human Factors Applications, Inc. Profit Sharing and 401(k) Plan (“HFA 401(k) Plan”) to the KSOP as part of the IITRI acquisition, when you are 59 1/2 years old, you may request an in-service withdrawal from your HFA transfer balance.

      If you are a former participant in the Innovative Technology Solutions 401(k) Profit Sharing Plan and Trust (“ITSC 401(k) Plan”), and your balance was merged into our KSOP, you may request an in-service withdrawal from your ITSC transfer balance (excluding amounts from the money purchase pension plan) when you are at least 65 years of age and have passed the fifth anniversary of your employment with ITSC prior to our acquisition of ITSC.

Taxation of Distributions

      In general, when you receive a distribution from the KSOP, you will be taxed on the value of the distribution, unless you immediately roll the proceeds into another qualified employer plan or an eligible IRA.

      There is a special rule for distributions from a plan that includes employer stock. To use this special rule, the payment must qualify as a lump sum distribution. Under this special rule, you have the option to pay favorable capital gains rates on the “net unrealized appreciation” of the stock when you sell the stock, which you must do immediately under the terms of the KSOP while the company is an S corporation. Net unrealized appreciation is the increase in the value of the employer stock while it was held by the plan. This special rule provides that you may elect capital gains treatment on the net unrealized appreciation, paying ordinary income tax on the cost basis of the stock. For example, if employer stock was allocated to your account, or if you purchased the stock, when the stock was worth $1,000 but the stock was worth $1,200 when you received your distribution, you would pay ordinary income tax on the $1,000 and could elect to treat the $200 increase in value as a capital gain.

      You may reduce or defer all or portion of tax due on your distribution through use of one of the following methods.

•	Rolling over all or a portion of the distribution to an eligible IRA or another qualified employer plan. Doing this will defer tax liability on the rollover portion until you begin withdrawing funds from the IRA or other qualified employer plan. However, you must elect rollover of the distribution within specified time frames — normally within 60 days after you receive your distribution.

•	Electing to subject the distribution to favorable income tax treatment if you had attained age 50 as of January 1, 1986, under the 10-year forward averaging method.

      If you do not elect to have the trustee transfer your distribution directly to another qualified employer plan or an eligible IRA, the trustee will be required to withhold 20 percent of the amount of the distribution for federal income taxes, to the extent that amount is available from the cash portion of your distribution. You may still rollover your distribution, but to defer taxes on the entire amount, you must rollover the remaining 80 percent, as well as an amount equal to the 20 percent that was withheld. The 20 percent mandatory withholding requirement does not apply to share distributions you receive from the ESOP component. Some states may also impose a withholding obligation on distributions that are not transferred directly to an IRA or another qualified plan.

      You may incur a nondeductible 10 percent penalty tax on any distribution you receive prior to attaining age 59 1/2. Generally, this penalty will not apply if you rollover the distribution to an eligible IRA or another qualified employer plan or if you received the distribution on account of your separation from service on or after reaching age 55, your death or disability.

      You will receive a general description of potential tax consequences prior to receiving your distribution. There are transitional rules applicable to certain participants that could result in significant tax savings. Since these rules can be complicated, you should consult a qualified tax advisor before receiving a distribution.

Other Important Facts

Other Rights and Protections of Participants

      As a participant in our KSOP, you are entitled to certain rights and protections under ERISA. ERISA provides that all KSOP participants shall be entitled to the following rights and protections.

•	Receive information about your KSOP and benefits.

•	Examine, without charge, at the ESOP committee’s office and at other specified locations such as worksites and union halls, certain KSOP documents, including collective bargaining agreements and copies of all documents filed by the KSOP with the U.S. Department of Labor, such as the latest annual reports (Form 5500 series).

•	Obtain copies of certain KSOP documents and other information upon written request to the ESOP committee. The administrator may assess a reasonable charge for the copies.

•	Receive a summary of the KSOP’s annual financial report. The ESOP committee is required by law to furnish each participant with a copy of this summary annual report.

•	Obtain a statement telling you whether you have a right to receive a benefit at normal retirement age and if so, what your benefits would be under the KSOP at normal retirement age if you were to stop working. If you do not have a right to any benefit under the KSOP, the statement will tell you how many more years you have to work at Alion to get a right to a benefit. This statement will be provided to you, free of charge, if you request it in writing, but it is not required to be given more than once a year.

      In addition to creating rights for KSOP participants, ERISA imposes duties upon the people who are responsible for the operation of the plan. In our case, the people upon whom ERISA imposes special duties are the ESOP trustee and members of the ESOP committee.

KSOP Amendment and Termination

      Although we intend to continue the KSOP indefinitely, we have the right to change or terminate the KSOP at any time. If the KSOP is terminated, all contributions will stop and you will be deemed fully vested in your KSOP account.

      We will not be able to amend the KSOP in a way that will

•	reduce any vested interest you have under the plan, or

•	cause any trust assets to be used for purposes other than the exclusive benefit of participants and their beneficiaries and the payment of reasonable plan expenses.

      Any amendment to the KSOP that modifies the vesting provisions must

•	ensure that no participant’s vested interest is diminished by such an amendment, and

•	provide that any adversely affected participant who has been an employee of Alion for at least three years may elect to remain under the previously existing vesting schedule.

Loss of Benefits

      Under certain circumstances, your participation in the KSOP could be suspended, or you might receive lower benefits than expected. Your right to continue to make contributions to the KSOP may be discontinued or suspended for the following reasons:

•	we freeze or suspend the plan, as we have the right to do;

•	you transfer to a job classification that does not meet the eligibility requirements for participation;

•	you receive a hardship withdrawal, which would require a six-month suspension; or

•	you reach the limit on benefits and contributions set by law, which limits are quite high.

      Your benefit may be less than you expected if:

•	we amend or terminate the KSOP, as we have the right to do, and as a result you are not permitted to continue to invest in the KSOP;

•	your investments in either the ESOP component or the non-ESOP component suffer losses; or

•	you or your beneficiary does not submit the necessary documents or the completed forms that are required for processing a distribution.

Other Information

      Formal Plan Name:

      The formal name of the KSOP is “The Alion Science and Technology Corporation Employee Ownership, Savings and Investment Plan.” The KSOP is a retirement plan, a stock bonus, and an employee stock ownership plan, all of which allow for pre-tax deferrals. The KSOP is considered an “individual account plan” under ERISA. The non-ESOP component of the KSOP also is intended to be an ERISA Section 404(c) plan.

      KSOP Sponsor:

               Alion Science and Technology Corporation

               1750 Tysons Boulevard
               Suite 1300
               McLean, VA 22102
               (703) 918-4480

      Employer Identification Number:

           54-2061691

      KSOP Plan Number:

           001

      KSOP Administrator:

           The ESOP committee administers the KSOP. You may send inquiries to:

               The ESOP Committee

               c/o Alion Science and Technology Corporation
               1750 Tysons Boulevard
               Suite 1300
               McLean, VA 22102
               (703) 918-4480

      The ESOP committee is responsible for the control and management of the operation and administration of the KSOP.

      KSOP Trustee:

           The ESOP committee is the trustee of the non-ESOP component.

           The ESOP committee has selected as trustee of the ESOP component:

               State Street Bank & Trust Company

               Batterymarch Park III
               Three Pine Hill Drive
               Quincy, MA 02169
               (617) 786-3000

      KSOP Recordkeeper:

           The recordkeeper for the non-ESOP component of the KSOP is Fidelity. Fidelity can be reached at:

               Fidelity Investments

               One Utah Center
               201 South Main Street, Suite 200
               Salt Lake City, Utah 84111
               (801) 537-4101

           The recordkeeper for the ESOP component of the KSOP is:

               Principal Financial Group

               1025 East South River Street
               Appleton, WI 54915-9903
               (920) 734-0144

      Service of Legal Process:

      Legal process may be served on the ESOP committee or the plan’s trustee at the business addresses noted above.

      KSOP Year:

      All KSOP records are maintained on a plan year basis, which is October 1 through September 30.

      Assignment of Benefits:

      The KSOP is intended to pay benefits only to you or your beneficiaries. Your account cannot be used as collateral for loans outside of loans from the KSOP or be assigned in any other way, except pursuant to: (1) a Qualified Domestic Relations Order; (2) certain IRS levies; or (3) certain judgments or settlements obtained by the plan for crimes involving the plan, violations of fiduciary duties or other judgments or settlements pursuant to Section 401(a)(13)(C) of the Internal Revenue Code.

Your Individual One-Time ESOP Investment Election

      Eligible employees hired on or after December 21, 2002, may invest in Alion common stock by making an individual one-time ESOP investment election. For purposes of individual one-time ESOP investment elections, rehired employees are treated as new employees. In making an individual one-time ESOP investment election, you will within 90 days of your employment with us elect to direct the investment of all or any portion of your eligible funds into the ESOP component of Alion’s KSOP. The ESOP committee may, in its discretion, extend this election period to address specific timing issues related to acquisitions and the treatment of qualified retirement plan assets that are merged into the Alion KSOP as a result of those acquisitions.

Eligible Funds

      The plans from which employees may rollover funds are:

•	an Individual Retirement Account or IRA;

•	an individual retirement annuity;

•	an employer’s qualified retirement plan;

•	a qualified annuity plan, or 403(a) plan;

•	a tax-sheltered annuity, or 403(b) plan; or

•	an eligible deferred compensation plan of a state, political subdivision of a state, any agency or instrumentality of a state or political subdivision of a state, or governmental 457(b) plan.

Other eligible funds you may use for the individual one-time ESOP investment election are funds from your former employer’s qualified retirement plan which have been merged into the KSOP following Alion’s acquisition of your former employer.

Individual One-Time ESOP Investment Election Period

      To make an individual one-time ESOP investment election, you

•	must have completed and turned in to our Human Resources department a valid rollover form within 90 days of your first day of employment by Alion; and

•	your rollover account balance(s) must be received by the ESOP component no later than the last day of the semi-annual valuation period following your 90th day of employment.

      The trustee will use your rollover account balance(s) to purchase Alion common stock at the fair market value, or per share price, ascribed to Alion stock as of the end of the semi-annual valuation period immediately following receipt of your rollover account balance(s) by the ESOP component.

      If your rollover proceeds have not been received by the ESOP component by the last day of the semi-annual valuation period following your 90th day of employment, the form will expire and you will be deemed to have forgone your opportunity to make an individual one-time ESOP investment election.

      You may make your rollover to the ESOP component directly from an eligible retirement plan. If, however, a distribution of your eligible retirement account balance(s) was made directly to you, you may make an indirect rollover to the ESOP component within 60 days of your receipt of your distribution from the eligible retirement plan. Your indirect rollover check must be a certified check or money order.

How Do You Make An Individual One-Time ESOP Investment Election?

      You must complete, sign and submit a rollover contribution form. Your spouse does not need to sign this form. If you do not have this form, you may obtain one by asking your human resources office for this form.

      When Alion has received your executed rollover contribution form and when the ESOP component has received your rollover balance(s), we will deposit these funds in the SSgA Short-Term Investment Fund where they will remain, accruing interest, until the end of that semi-annual valuation period. At that time, the trustee will purchase Alion stock on your behalf and shares of Alion common stock will be allocated to your account in the ESOP component.

      If your rollover form is incomplete, it will be returned to you along with the accompanying check, and you may jeopardize your ability to meet the timing requirements of your individual one-time ESOP investment election.

The Individual One-Time ESOP Investment Election Period for Employees of Companies Acquired by Alion:

      If you became an employee of Alion as a result of Alion acquiring your former employer, you are a participant in that former employer’s retirement plan, and the assets of that plan are merged into our KSOP, the ESOP committee will work with our Human Resources department to address the timing related to the integration of those assets. If there is a need to extend the individual one-time ESOP investment election period with respect to those assets, the ESOP committee may do so in its discretion.

      If you are eligible to participate in an individual one-time ESOP investment election, we will provide you with the election form and instructions, which will include the timing related to your individual one-time ESOP investment election period.

Your Investment Options in the Non-ESOP Component

        The non-ESOP component of our KSOP, in which you may invest some or a portion of your future pre-tax deferrals and any retirement account balances eligible for rollover, as well as the retirement plan contributions we make to your non-ESOP component account, will provide a choice of mutual fund investment alternatives which Fidelity Investments offers.

      Our retirement plan contributions to your non-ESOP component account will be invested proportionally among the mutual fund options you have selected. If you do not select any mutual fund options, we will, by default, place your investments in the non-ESOP component, as well as the cash portion of our retirement plan contributions contributed to your non-ESOP component account, into the Fidelity Retirement Government Money Market Fund. For more information about investment in the non-ESOP component, please read “The Alion Science and Technology Corporation Employee Ownership, Savings and Investment Plan.”

      The following tables summarize, as of the dates indicated, the investment performance for the last five years of each of the 18 Fidelity mutual fund options available to you for investment in the non-ESOP component of our KSOP. The summary is based on an initial investment of $100 in each investment alternative as of September 30, 1999, except for the Fidelity Freedom 2040 Fund which is as of September 30, 2000. Performance information about a fund is based on the fund’s past performance only and is no indication of future performance. A prospectus or other description of each fund is available from Fidelity. You should obtain and carefully review the relevant prospectus and other available information before investing in any of these funds.

Fidelity Retired Government Money Market Fund
Valuation as of	Unit Value	Percent Increase/ Decrease for Year

September 30, 1999	$100.00
September 30, 2000	$105.86	5.9%
September 30, 2001	$111.22	5.1%
September 30, 2002	$113.28	1.9%
September 30, 2003	$114.38	1.0%

Fidelity U.S. Bond Index Fund
Valuation as of	Unit Value	Percent Increase/ Decrease for Year

September 30, 1999	$100.00
September 30, 2000	$106.76	6.8%
September 30, 2001	$120.47	12.8%
September 30, 2002	$129.87	7.8%
September 30, 2003	$138.27	6.5%

Fidelity Spartan U.S. Equity Index Fund
Valuation as of	Unit Value	Percent Increase/ Decrease for Year

September 30, 1999	$100.00
September 30, 2000	$113.16	13.2%
September 30, 2001	$82.88	-26.8%
September 30, 2002	$65.82	-20.6%
September 30, 2003	$81.76	24.2%

Fidelity Magellan Fund
Valuation as of	Unit Value	Percent Increase/ Decrease for Year

September 30, 1999	$100.00
September 30, 2000	$116.11	16.1%
September 30, 2001	$83.59	-28.0%
September 30, 2002	$65.99	-21.1%
September 30, 2003	$79.88	21.1%

Fidelity Low-Priced Stock Fund
Valuation as of	Unit Value	Percent Increase/ Decrease for Year

September 30, 1999	$100.00
September 30, 2000	$118.88	18.9%
September 30, 2001	$136.74	15.0%
September 30, 2002	$141.05	3.2%
September 30, 2003	$184.80	31.0%

Fidelity Investment Grade Bond Fund
Valuation as of	Unit Value	Percent Increase/ Decrease for Year

September 30, 1999	$100.00
September 30, 2000	$106.63	6.6%
September 30, 2001	$119.75	12.3%
September 30, 2002	$128.30	7.1%
September 30, 2003	$137.14	6.9%

Fidelity Freedom 2000 Fund
Valuation as of	Unit Value	Percent Increase/ Decrease for Year

September 30, 1999	$100.00
September 30, 2000	$113.90	13.9%
September 30, 2001	$107.97	-5.2%
September 30, 2002	$107.36	-0.6%
September 30, 2003	$116.62	8.6%

Fidelity Freedom 2010 Fund
Valuation as of	Unit Value	Percent Increase/ Decrease for Year

September 30, 1999	$100.00
September 30, 2000	$117.75	17.7%
September 30, 2001	$101.65	-13.7%
September 30, 2002	$96.56	-5.0%
September 30, 2003	$111.40	15.4%

Fidelity Freedom 2020 Fund
Valuation as of	Unit Value	Percent Increase/ Decrease for Year

September 30, 1999	$100.00
September 30, 2000	$121.27	21.3%
September 30, 2001	$93.74	-22.7%
September 30, 2002	$83.63	-10.8%
September 30, 2003	$101.68	21.6%

Fidelity Freedom 2030 Fund
Valuation as of	Unit Value	Percent Increase/ Decrease for Year

September 30, 1999	$100.00
September 30, 2000	$122.48	22.5%
September 30, 2001	$89.33	-27.1%
September 30, 2002	$76.88	-13.9%
September 30, 2003	$95.56	24.3%

Fidelity Freedom 2040 Fund
Valuation as of	Unit Value	Percent Increase/ Decrease for Year

September 30, 2000	$100.00
September 30, 2001	$69.90	-30.1%
September 30, 2002	$58.70	-16.0%
September 30, 2003	$74.31	26.6%

Fidelity Freedom Income Fund
Valuation as of	Unit Value	Percent Increase/ Decrease for Year

September 30, 1999	$100.00
September 30, 2000	$110.61	10.6%
September 30, 2001	$110.49	-0.1%
September 30, 2002	$110.96	0.4%
September 30, 2003	$118.55	6.8%

Fidelity Equity-Income Fund
Valuation as of	Unit Value	Percent Increase/ Decrease for Year

September 30, 1999	$100.00
September 30, 2000	$108.39	8.4%
September 30, 2001	$97.80	-9.8%
September 30, 2002	$80.97	-17.2%
September 30, 2003	$100.66	24.3%

Fidelity Dividend Growth Fund
Valuation as of	Unit Value	Percent Increase/ Decrease for Year

September 30, 1999	$100.00
September 30, 2000	$119.83	19.8%
September 30, 2001	$104.02	-13.2%
September 30, 2002	$83.70	-19.5%
September 30, 2003	$103.43	23.6%

Fidelity Growth Company Fund
Valuation as of	Unit Value	Percent Increase/ Decrease for Year

September 30, 1999	$100.00
September 30, 2000	$161.89	61.9%
September 30, 2001	$82.44	-49.1%
September 30, 2002	$60.19	-27.0%
September 30, 2003	$86.85	44.3%

Fidelity Diversified International Fund
Valuation as of	Unit Value	Percent Increase/ Decrease for Year

September 30, 1999	$100.00
September 30, 2000	$121.50	21.5%
September 30, 2001	$94.48	-22.2%
September 30, 2002	$88.25	-6.6%
September 30, 2003	$115.72	31.1%

Fidelity Capital and Income Fund
Valuation as of	Unit Value	Percent Increase/ Decrease for Year

September 30, 1999	$100.00
September 30, 2000	$102.04	2.0%
September 30, 2001	$84.23	-17.5%
September 30, 2002	$78.30	-7.0%
September 30, 2003	$115.13	47.0%

Fidelity New Millennium Fund
Valuation as of	Unit Value	Percent Increase/ Decrease for Year

September 30, 1999	$100.00
September 30, 2000	$170.67	70.7%
September 30, 2001	$89.82	-47.4%
September 30, 2002	$88.24	-1.8%
September 30, 2003	$114.71	30.0%

Description of Our Common Stock and KSOP Interests

Authorized Capital Stock and KSOP Interests

      Our authorized capital stock consists of 15 million shares of common stock, par value $.01 per share. We have the ability to issue an indeterminate number of KSOP interests. As of the date of this prospectus, 2,973,813 shares of our common stock are issued and outstanding and are held in an ESOP trust of which State Street is the trustee. Both the KSOP interests and the common stock underlying investments in the ESOP component of Alion’s KSOP are being registered with the SEC.

      The shares of common stock currently outstanding are validly issued, fully paid and non-assessable. The KSOP interests currently outstanding are validly issued, fully paid and non-assessable.

      Voting Rights. A description of the voting rights of the ESOP trustee, and your voting rights as the holders of beneficial interests in our common stock, is provided under the heading “The Alion Science and Technology Corporation Employee Ownership, Savings and Investment Plan  — Voting Common Stock.”

      Dividends/ Distributions. The ESOP is entitled to receive dividends, which in an S corporation are called distributions, which we refer to as distributions/ dividends, when, as and if declared by our board of directors in its discretion out of funds legally available for the payment of distributions/ dividends. Such distributions/ dividends will be allocated among all ESOP participants’ accounts according to the number of shares of common stock allocated to each participant’s account. We will, however, be subject to covenants restricting our ability to pay distributions/ dividends to the ESOP under the terms of agreements governing the senior credit facilities, the mezzanine note, and the subordinated note. For more information about Alion’s distribution/ dividend policy, please read the section entitled “Distribution, or Dividend, Policy.”

      Other Rights. In the event of our liquidation or dissolution, after payment of all amounts owed to lenders and other creditors, the ESOP will be entitled to our remaining assets for distribution to investors in the ESOP component. The ESOP does not have any preemptive or other subscription rights, and the shares of our outstanding common stock held in the ESOP trust are not subject to further calls or assessment by us. There are no conversion rights or sinking fund provisions applicable to the shares of common stock.

Authorized but Unissued Shares

      Delaware law does not require shareholder approval for issuance of authorized shares. However, under the stock purchase agreement, we are required to obtain the ESOP trust’s consent prior to making the first public offering of our stock on a securities exchange. We also are required to comply with our contractual obligations under the stock purchase agreement, the mezzanine note, the warrants and the senior credit facility to maintain our S corporation status. These contractual obligations limit the number of persons to whom we may issue shares of capital stock, and they also limit the type of persons to whom we may issue capital stock to those who are eligible to be S corporation shareholders. We will issue additional KSOP interests to employees who elect to invest their pre-tax deferrals in the ESOP component and to new employees when they join Alion if they elect to rollover their eligible retirement account balances by making a one-time ESOP investment election. In addition, Alion matching contributions, as well as a portion of our retirement plan contributions, are made by issuing additional shares of our common stock to the ESOP component.

Delaware Law and Certain Certificate of Incorporation and Bylaw Provisions

      Number of Directors; Vacancies; Removal. Our bylaws provide that our board of directors must consist of at least three and not more than 12 members. Under the terms of the rights agreement entered into between Alion, the ESOP trust and IITRI and subject to certain requirements, IITRI may nominate three individuals for election to Alion’s board. The ESOP trust is required to vote its shares to elect IITRI’s three nominees. IITRI’s right to nominate these directors arises out of it being the holder of each of the subordinated note, the mezzanine note and the warrants. The right to nominate a director under each of these instruments is transferable with the related note or warrant, as the case may be. Our board of directors is classified, with respect to the time for which they hold office, into three classes, each with approximately the same number of directors. The first class of directors has a one-year term, the second class has a two-year term, and the third class has a three-year term. After completion of these initial terms, each class of directors will serve for a term of three years, staggered to ensure that each annual shareholder meeting elects only one of the three classes in any given year. Each class of directors holds office until its respective successors are duly elected and qualified. At each annual meeting of Alion’s shareholder(s), the successors of the class of directors whose term expires at that meeting will be elected to hold office for a term expiring at the annual meeting of Alion’s shareholder(s) held in the third year following the year of their election. The board of directors is authorized to fill vacancies resulting from resignation or removal of a director. The ESOP trustee, voting at the direction of the ESOP committee, is authorized to create new directorships. The ESOP trustee, voting at the direction of the ESOP committee, will fill any new directorships. The board of directors, or its remaining members, even though less than a quorum, is also empowered to fill vacancies on the board of directors occurring for any reason. Directors may be removed with or without cause, by the vote, either in person or represented by proxy, of a majority of the shares of stock issued and outstanding and entitled to vote at a special meeting held for such purpose or by the written consent of a majority of the shares of stock issued and outstanding. A description of the composition of Alion’s board of directors and the committees of the board is provided under the heading “Management — Information Regarding the Directors of the Registrant.”

      Actions Taken by the Board. In order for Alion’s board to approve an action at a board meeting, the presence and affirmative vote of a majority of all of the directors then in office are required. Alion’s board can take an action without holding a meeting if it does so by unanimous written consent.

      Shareholder Action by Written Consent; Special Meetings. Our bylaws provide that our shareholders, if we have more than one, may act by written consent, if the written consent is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. The ESOP trustee may take action as the sole shareholder of Alion at the direction of the ESOP committee, unless it determines that any such action would be a breach of its fiduciary duties to ESOP participants. Our chairman of the board, chief executive officer, a majority of our board of directors or the ESOP trustee as the sole shareholder may call a special meeting of the shareholders.

      Amendments to the Certificate of Incorporation. The Delaware General Corporation Law allows us to amend our certificate of incorporation at any time to add or change a provision that is required or permitted to be included in the certificate of incorporation or to delete a provision that is not required to be included in the certificate of incorporation. The board of directors may amend our certificate of incorporation only with the approval of our stockholder(s).

      Amendments to the Bylaws. Our bylaws provide that our board of directors has the power to adopt, amend, alter or repeal the bylaws by the vote of at least a majority of the entire board of directors then in office.

      Indemnification of Directors and Officers. Our bylaws provide that, to the fullest extent permitted by the Delaware General Corporation Law, we will indemnify our directors and officers and any employee who acts as a fiduciary of the ESOP, who was or is a party to any action, suit or proceeding by reason of the fact that the person is or was a director or officer or employee acting as a fiduciary of the ESOP, against any (i) expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with any action, suit or proceeding (other than an action by or in the right of the corporation) if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to our best interests or the interests of the ESOP participants, as applicable, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful; and (ii) expenses actually and reasonably incurred by the person in connection with the defense or settlement of any action, suit or proceeding by or in the right of Alion if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to our bests interests or in the interests of the ESOP participants, as applicable.

      In addition, the bylaws permit us to indemnify other employees and agents of our corporation who are made party to an action, suit or proceeding, by reason of the fact that any such person is or was one of our employees or agents. Our bylaws also provide that we may purchase insurance on behalf of any director, officer, employee or agent against any expenses, liabilities and losses, whether or not we would have the authority to indemnify these persons against these expenses, liabilities or losses under the Delaware General Corporation Law. We have purchased such insurance and have binders in place. We believe that these provisions will assist us in attracting and retaining qualified individuals to serve as directors, officers and employees and members of the ESOP committee.

      Restrictions on Share Ownership and Transfer. Our bylaws provide that approval from our board of directors is required for any transfer of shares of our capital stock in order to preserve our status as an S corporation. In addition, the bylaws provide that we will not recognize any transfer of shares, whether voluntary or involuntary, that the board of directors determines could cause us to lose our status as an S corporation.

      The above noted provisions do not apply to any transfer by the ESOP trust or its transferees, in any circumstance. The above noted provisions also do not apply to a transfer by IITRI or its permitted transferees of shares of common stock that were obtained by exercising the mezzanine warrant if an event of default has occurred under the mezzanine warrant, or to a transfer by IITRI or its permitted transferees of shares that were obtained by exercising the subordinated warrant if an event of default has occurred under the subordinated warrant. Events of default under the mezzanine warrant and the subordinated warrant include the failure to make payments due under the mezzanine note and the subordinated note, respectively, and certain bankruptcy and insolvency events.

Management

Information Regarding the Directors of the Registrant

      The names, ages and positions of our directors, as of September 30, 2003, are set forth below (except for Mr. Aldridge who became a director in November 2003).

			Term	Director
Name	Age	Position	Expires	Since

Bahman Atefi	50	President, Chief Executive Officer and Chairman	2005	2001
Leslie Armitage	35	Director	2004	2002
Lewis Collens	65	Director	2004	2002
Admiral (Ret.) Harold W. Gehman, Jr.	60	Director	2004	2002
Donald E. Goss	72	Director	2006	2002
Robert L. Growney	60	Director	2006	2002
General (Ret.) George A. Joulwan	63	Director	2005	2002
General (Ret.) Michael E. Ryan	61	Director	2005	2002
Edward C. “Pete” Aldridge	65	Director	2006	2003

      Our directors are divided into three classes. The first class of directors consists of three directors — Donald E. Goss, Edward C. Aldridge, and Robert L. Growney. Their term expires on the date of the annual meeting of Alion’s shareholder(s) in 2006. The second class of directors consists of three directors — Leslie Armitage, Lewis Collens and Admiral Harold W. Gehman, Jr. Their term expires on the date of the annual meeting of Alion’s shareholder(s) in 2004. The third class of directors consists of three directors — Bahman Atefi, General George A. Joulwan and General Michael E. Ryan. The term of the third class of directors expires on the date of the annual meeting of Alion’s shareholder(s) in 2005. Under the terms of the mezzanine and subordinated notes and warrants, subject to certain requirements, IITRI may nominate three directors for election to Alion’s board. Messrs. Collens, Goss, and Growney are IITRI’s board appointees.

      The following sets forth the business experience, principal occupations and employment of each of the directors.

      Bahman Atefi was appointed chief executive officer of Alion in December 2001. He is also chairman of Alion’s board of directors. Dr. Atefi also serves as chairman of the ESOP committee. Dr. Atefi served as president of IITRI from August 1997, and as its chief executive officer from October 2000 until December 20, 2002, the closing date of the IITRI acquisition. Dr. Atefi has also been chairman of the board of directors of Human Factors Applications, Inc. since February 1999. From June 1994 to August 1997, Dr. Atefi served as manager of the energy and environmental group at Science Applications International Corporation. In this capacity, he was responsible for operation of a 600-person business unit, with annual revenues in 1997 of approximately $80 million, which provided scientific and engineering support to the U.S. Department of Energy, Nuclear Regulatory Commission, Environmental Protection Agency, U.S. Department of Defense, as well as commercial and international customers. Dr. Atefi is a member of the board of trustees of the Illinois Institute of Technology. Dr. Atefi received a BS in Electrical Engineering from Cornell University, a master’s degree in nuclear engineering and a doctor of science in nuclear engineering from the Massachusetts Institute of Technology.

      Leslie Armitage has served as a director of Alion since May 2002. Since January 1999, Ms. Armitage has served as a Partner of The Carlyle Group. In June 1997, Ms. Armitage became a founding member of Carlyle Europe. Ms. Armitage currently serves on the board of directors of Vought Aircraft Industries, Inc., Honsel International Technologies, and United Component, Inc.

      Lewis Collens has served as a director of Alion since May 2002. Since 1990, Mr. Collens has served as president of the Illinois Institute of Technology. Mr. Collens has also served as chief executive officer of IITRI from 1990 to October 2000. Mr. Collens also serves as chairman of the board for IITRI and as a director for Dean Foods Company, Taylor Capital, Amsted Industries and Colson Group. Mr. Collens is one of the three members of the board of directors designated by the holders of the mezzanine notes, the subordinated note and the warrants.

      Admiral (Ret.) Harold W. Gehman, Jr. has served as a director of Alion since September 2002. Admiral Gehman retired from over 35 years of active duty in the U.S. Navy in October 2000. While in the U.S. Navy, Admiral Gehman served as NATO’s Supreme Allied Commander, Atlantic and as the Commander in Chief of the U.S. Joint Forces Command from September 1997 to September 2000. Since his retirement in November 2000, Admiral Gehman has served as an independent consultant to the U.S. Government from October 2000 to present and Science Applications International Corporation from January 2002 to present. Admiral Gehman currently serves on the board of directors of Maersk Lines, Ltd., Transystems Corp., and Burdeshaw Associates. Ltd. He also currently serves as a member of the board of advisors for Anser Institute for Homeland Security, Old Dominion University Research Foundation, and Old Dominion University College of Engineering. In addition, Admiral Gehman is a senior fellow at the National Defense University and is chairman of the Government of Virginia’s Advisory Commission for Veterans Affairs. Most recently, Admiral Gehman agreed to chair the Space Shuttle Mishap Interagency Investigation Board, which will provide an independent review of the events and activities that led up to the loss of seven astronauts on February 1, 2003 on board the Space Shuttle Columbia.

      Donald E. Goss has served as a director of Alion since May 2002. Mr. Goss has served as trustee and chairman of the audit committee for the Illinois Institute of Technology since 1982, as well as the chairman of the audit committee and a member of the board of governors for IITRI since 1985. Mr. Goss has also served on the Finance Council and as chair of the audit committee for the Catholic Archdiocese of Chicago, Illinois since 1985. Mr. Goss has also served as a member of the board of governors for the Chicago Zoological Society at Brookfield Zoo since 1998. Mr. Goss retired from Ernst & Young as partner, after 37 years of service, in March 1990, and he has remained retired since that date. Mr. Goss is one of the three members of the board of directors designated by the holders of the mezzanine notes, the subordinated note and the warrants.

      Robert L. Growney has served as a director of Alion since May 2002. Up until his retirement from Motorola in April 2002, Mr. Growney had served as a member of the board of directors for Motorola since January 1997 and as vice chairman of Motorola’s board of directors since January 2002. From January 1997 to January 2002, Mr. Growney served as president and chief operating officer for Motorola. Mr. Growney currently serves as a trustee for the Illinois Institute of Technology as well as serves as a member of its executive committee. Since May 2002, Mr. Growney has been a venture partner with Edgewater Funds. Mr. Growney is one of the three members of the board of directors designated by the holders of the mezzanine notes, the subordinated note and the warrants.

      General (Ret.) George A. Joulwan has served as a director of Alion since May 2002. General Joulwan retired from 36 years of service in the military in September 1997. While in the military, General Joulwan served as commander in chief for the U.S. Army, for U.S. Southern Command in Panama from 1990-1993 and served as commander in chief of the U.S. European Command and NATO Supreme Allied Command from 1993-1997. From 1998 to 2000, General Joulwan served as an Olin Professor at the U.S. Military Academy at West Point. General Joulwan has also served as an adjunct professor at the National Defense University from 2001 to 2002. Since 1998, General Joulwan has served as president of One Team, Inc., a strategic consulting company. General Joulwan also currently serves as a director for General Dynamics Corporation.

      General (Ret.) Michael E. Ryan has served as a director of Alion since May 2002. General Ryan entered active duty in the United States Air Force after graduating with a Bachelor of Science degree from the Air Force Academy. He also earned a Masters degree in Business Administration from Auburn University and completed the National Security Program at Harvard University. General Ryan flew over 150 combat missions in fighter aircraft and commanded at all levels in the Air Force, from squadron through major command. From September 1994 to April 1996, he served as the Nato Air Commander directing combat operations in Bosnia, which led to the Dayton Peace Accords. General Ryan also served as commander of U.S. Air Forces in Europe and commander, Allied Air Forces Central Europe, from April 1996 to October 1997. From October 1997 to September 2001 he served as the 16th Chief of Staff of the United States Air Force, responsible for organizing, training, and equipping a force of over 700,000 active duty, reserve, and civilian members. He is president of the consulting firm, Ryan Associates, focused on national defense. In addition to serving as a member of Alion’s Board of Directors, he serves on the Board of Directors of the Air Force Association, United Services Automobile Association, CAE USA and is a senior trustee of the Air Force Academy Falcon Foundation.

      Edward C. “Pete” Aldridge has served as a director of Alion since November 2003. Mr. Aldridge retired from government service in May 2003 as the Under Secretary of Defense for Acquisition, Technology, and Logistics where he had served since May 2001. In this position, Mr. Aldridge was responsible for all matters relating to U.S. Department of Defense (DoD) acquisition, research and development, advanced technology, international programs, and the industrial base. From March 1992 to May 2001, Mr. Aldridge served as president and CEO of the Aerospace Corporation. Mr. Aldridge also served as president of McDonnell Douglas Electronic Systems from December 1988 to March 1992. From June 1986 to December 1988, Mr. Aldridge served as Secretary of the Air Force and has also held numerous other positions within the U.S. Department of Defense.

Compensation of Directors

      Our non-employee directors receive an annual retainer of $25,000, payable in quarterly installments, for their services as members of the board of directors. These services include preparation for and attendance in person at four board meetings per year and all committee meetings that take place on the same day as a full board meeting. In addition, each director receives a fee of $1,000 for in-person attendance at each additional board meeting, and $250 for telephone attendance at each additional board meeting. Each chairman of a board committee receives $2,500 per year for each year he or she serves in such capacity. All board committee members receive $1,000 per committee meeting if the committee meeting occurs on a day other than the day of a full Alion board meeting. Alion reimburses directors for reasonable travel expenses in connection with attendance at board of directors and board committee meetings.

      Each director is eligible for a one-time award under our stock appreciation rights, or SAR, plan at the beginning of each board term that he or she serves. For more information about our SAR plan, please read “Executive Compensation — Stock Appreciation Rights Plan.” A director’s SAR awards will vest on a schedule coincident with his or her term on our board. With the exception of Dr. Atefi, each of our initial directors, irrespective of their terms, was awarded 4,200 SARs in December 2002. Each future class of directors will be elected for a three-year term and will receive 4,200 SAR awards upon the commencement of each three-year term. Our directors also have the option to participate in a deferred compensation plan for tax deferral of their annual compensation and/or payments to be made upon exercise of their SAR awards.

      Our employee directors will not receive any additional compensation for their services as members of the board.

Compensation Committee Interlocks and Insider Participation

      In October 2003, the Board of Directors established a Compensation Committee. As indicated above, the members of the Committee are Lewis Collens (Chairman), Leslie Armitage, Harold Gehman, and Pete Aldridge. Dr. Atefi is a member of the board of trustees of the Illinois Institute of Technology, of which Mr. Collens is the President.

Information Regarding the Executive Officers of the Registrant

      The names, ages and positions of our executive officers as of the date of this prospectus, and the dates from which these positions have been held are set forth below.

Name	Age	Office	Position Since

Bahman Atefi	50	Chief Executive Officer(1)	December 2001
Randy Crawford	53	Sector Senior Vice President and Sector Manager — Spectrum Engineering(1)	May 2002
Barry Watson	49	Sector Senior Vice President and Sector Manager — Systems Technology(1)	May 2002
John (Jack) Hughes	52	Senior Vice President, Chief Financial Officer and Treasurer	October 2002
Stacy Mendler	40	Senior Vice President and Chief Administrative Officer	May 2002

(1)	Member of the ESOP committee

      The following sets forth the business experience, principal occupations and employment of each of the current executive officers who do not serve on the board. Please read “Information Regarding the Directors of the Registrant” above for the information with respect to Dr. Atefi:

      Randy Crawford has served as sector senior vice president and sector manager for Alion’s spectrum engineering sector since May 2002. He is also a member of Alion’s ESOP committee. Mr. Crawford has been a member of the board of directors of Human Factors Applications, Inc. since September 2000. Mr. Crawford served IITRI as spectrum engineering sector senior vice president and manager from October 2000 through December 20, 2002, the date of completion of the IITRI acquisition. From January 1997 to October 2000, Mr. Crawford served as group manager of IITRI’s spectrum engineering group. Mr. Crawford received a BSEE from Virginia Tech and an MSE from The George Washington University.

      Barry Watson has served as sector senior vice president and sector manager for Alion’s systems technology sector since May 2002. Mr. Watson is also a member of Alion’s ESOP committee. Mr. Watson served IITRI as systems technology sector senior vice president and manager from May 1999 until December 20, 2002, the closing date of the IITRI acquisition. From May 1997 to April 1999, Mr. Watson was senior vice president and group manager of IITRI’s advanced technology group. Mr. Watson received a BA in Mathematics from Western Maryland College and a MS in Numerical Science from Johns Hopkins University.

      John Hughes has served as senior vice president, chief financial officer and treasurer of Alion since October 2002. From July 1998 to September 2002, Mr. Hughes served as co-founder and principal of Phoenix Financial & Advisory Services LLC, responsible for providing strategic planning, operations, financing, merger/ acquisition, marketing/ communications and business development support to small and mid-sized companies in the technology, media and entertainment industries. Mr. Hughes has also served as principal consultant of HKSBS, LLC from July 2002 to September 2002 and currently serves on the HKSBS advisory board; in his position as a principal consultant, Mr. Hughes functioned as the team leader for the financial advisory services division. From November 1992 to May 1998, Mr. Hughes served as senior vice president and chief financial officer of BTG Inc., responsible for business and operations management, strategic planning, mergers and acquisitions, and arranging financing for a $600 million business with 1650 employees. Mr. Hughes received a BS in Economics and Business from Frostburg State University and has performed graduate coursework in contract formation, government procurement and financial management.

      Stacy Mendler has served as senior vice president and chief administrative officer of Alion since May 2002. She is also a member of Alion’s ESOP committee. Ms. Mendler served IITRI as senior vice president and director of administration from October 1997 until December 20, 2002, the closing date of the IITRI acquisition. As of May 2002, Ms. Mendler was IITRI’s chief administrative officer, as well as senior vice president. She also served as IITRI’s assistant corporate secretary from November 1998 through completion of the IITRI acquisition and has been a member of the board of directors of Human Factors Applications, Inc. since February 1999. From February 1995 to October 1997, Ms. Mendler was vice president and group contracts manager for the energy and environment group at Science Applications International Corporation where she managed strategy, proposals, contracts, procurements, subcontracts and accounts receivable. Ms. Mendler received a BBA in Marketing from James Madison University and a MS in Contracts and Acquisition Management from Florida Institute of Technology.

Executive Compensation

        The following table sets forth all compensation with respect to our chief executive officer and our other most highly paid executive officers (the “Named Executive Officers”), whose total salary and bonus exceeded $100,000 for the fiscal years ended September 30, 2003, 2002, and 2001, and also for Jack Hughes whom we hired in September 2002. The Selected Operations of IITRI we acquired paid all compensation for the Named Executive Officers earned or paid prior to December 20, 2002.

Summary Compensation Table

						Long-Term
	Annual Compensation					Compensation
								All
Name and					Other Annual	LTIP		Other
Principal Position	Year	Salary	Bonus		Compensation(1)	Payouts(2)		Compensation

Bahman Atefi	2003	387,115	365,000	(4)	—		(3)	873,078	(5),(19)
Chief Executive Officer	2002	370,195	350,000		—		(3)	21,868	(5)
	2001	350,012	300,000		—			18,905	(5)
Barry Watson	2003	255,860	110,000	(4)	—		(6)	310,276	(7),(19)
Systems Technology Sector	2002	228,196	100,000		—		(6)	17,278	(7)
Senior VP and Sector Manager	2001	218,344	70,000		—			37,021	(7)
Randy Crawford	2003	245,475	90,000	(4)	—		(8)	285,441	(9),(19)
Spectrum Engineering	2002	218,144	80,000		—		(8)	23,697	(9)
Sector Senior VP and	2001	204,248	70,000		—			22,295	(9)
Sector Manager
Stacy Mendler	2003	196,238	90,000	(4)	—		(10)	233,331	(12),(19)
Senior VP and Chief	2002	176,244	80,000		—	20,000	(11),(10)	12,224	(12)
Administrative Officer	2001	158,341	65,000		—	70,000	(13)	14,575	(12)
Jack Hughes(14),(16)	2003	220,677	65,000	(4)	—		(15)	11,675	(18)
Senior VP, Chief Financial	2002	4,335	35,000	(17)	—		(15)	N/A
Officer and Treasurer	2001	N/A	N/A		N/A	N/A		N/A

(1)	Unless otherwise indicated, no executive officer named in this summary compensation table received personal benefits or perquisites with an aggregate value equal to or exceeding the lesser of $50,000 or 10% of his or her aggregate salary and bonus.

(2)	See the “Long Term Incentive Plan — Awards in Last Fiscal Year” table, set forth below, for details related to phantom stock grants. See the “SAR Grants in Last Fiscal Year” and “Aggregate SAR Exercises in Last Fiscal Year and Fiscal Year End SAR Values” tables, set forth below, for details related to SAR grants.

(3)	In February 2003, Dr. Atefi was awarded 65,500 shares of phantom stock. In November 2003, Dr. Atefi was awarded 18,695 shares of phantom stock as described more fully below.

(4)	Bonus amounts for fiscal year 2003 were paid in December 2003.

(5)	2003 includes company matching contribution of $11,000 under Alion’s KSOP. Includes $857,000 vested under a deferred compensation with the Company. See below, “Deferred Compensation Arrangement for Babman Atefi”. Includes $648 in term life insurance premiums paid by Alion. Includes $4,430 in club membership dues.

    2002 includes company matching contributions of $6,000 and $9,453 under IITRI’s 403(b) and 401(a) plans, respectively. Includes $700 in term life insurance premiums paid by IITRI. Includes $5,215 in club membership dues. Includes $500 for preparation of employee’s taxes.

    2001 includes company matching contributions of $6,434 and $7,788 under IITRI’s 403(b) and 401(a) plans, respectively. Includes $702 in term life insurance premiums paid by IITRI. Includes $3,981 in club membership dues.

(6)	In February 2003, Mr. Watson was awarded 34,000 shares of phantom stock. In November 2003, Mr. Watson was awarded 6,798 shares of phantom stock as described more fully below.

(7)	2003 includes company matching contributions of $955 and $1,910 under IITRI’s 403(b) and 401(a), plans respectively. These contributions cover the period October 1, 2002 to December 20, 2002, prior to the IITRI acquisition. Includes company matching contribution of $11,878 under Alion’s KSOP. Includes $295,000 vested under a Retention Incentive Agreement. Includes $533 in term life insurance premiums paid by Alion.

    2002 includes company matching contributions of $6,580 and $8,093 under IITRI’s 403(b) and 401(a) plans, respectively. Includes $482 in term life insurance premiums paid by IITRI. Includes $2,123 in club membership dues.

    2001 includes $22,644 in cash payout for unused vacation time. Includes company matching contributions of $4,825 and $8,438 under IITRI’s 403(b) and 401(a) plans, respectively. Includes $439 in term life insurance premiums paid by IITRI. Includes $675 in club membership dues.

(8)	In February 2003, Mr. Crawford was awarded 33,000 shares of phantom stock. In November 2003, Mr. Crawford was awarded 6,798 shares of phantom stock as described more fully below.

(9)	2003 includes company matching contributions of $1,175 and $2,350 under IITRI’s 403(b) and 401(a), plans respectively. These contributions cover the period October 1, 2002 to December 20, 2002, prior to the IITRI acquisition. Includes company matching contribution of $11,404 under Alion’s KSOP. Includes $270,000 vested under a Retention Incentive Agreement. Includes $512 in term life insurance premiums paid by Alion.

    2002 includes $8,465 in cash payout for unused vacation time. Includes company matching contributions of $6,675 and $8,095 under IITRI’s 403(b) and 401(a) plans, respectively. Includes $462 in term life insurance premiums paid by IITRI.

    2001 includes $8,178 in cash payout for unused vacation time. Includes company matching contributions of $4,604 and $9,102 under IITRI’s 403(b) and 401(a) plans, respectively. Includes $411 in term life insurance premiums paid by IITRI.

(10)	In February 2003, Ms. Mendler was awarded 28,500 shares of phantom stock. In November 2003, Ms. Mendler was awarded 6,798 shares of phantom stock as described more fully below.

(11)	Reflects payment received pursuant to an executive deferred compensation plan, dated September 16, 1997, by and between IITRI and Ms. Mendler.

(12)	2003 includes company matching contribution of $3,001 under IITRI’s 401(a). These contributions cover the period October 1, 2002 to December 20, 2002, prior to the IITRI acquisition. Includes company matching contribution of $9,504 under Alion’s KSOP. Includes $215,000 vested under a Retention Incentive Agreement. Includes $425 in term life insurance premiums paid by Alion. Includes $400 in club membership dues.

    2002 includes company matching contributions of $3,325 and $8,028 under IITRI’s 403(b) and 401(a) plans, respectively. Includes $371 in term life insurance premiums paid by IITRI. Includes $500 for preparation of employee’s taxes.

    2001 includes $3,694 in cash payout for unused vacation time. Includes company matching contributions of $3,173 and $7,088 under IITRI’s 403(b) and 401(a) plans, respectively. Includes $319 in term life insurance premiums paid by IITRI. Includes $300 in club membership dues.

(13)	Reflects payment received pursuant to an executive deferred compensation plan, dated September 16, 1997, by and between IITRI and Ms. Mendler.

(14)	Jack Hughes was appointed senior vice president, chief financial officer and treasurer of Alion as of October 1, 2002.

(15)	In February 2003, Mr. Hughes was awarded 10,000 shares of phantom stock. In November 2003, Mr. Hughes was awarded 6,798 shares of phantom stock.

(16)	Jack Hughes entered into an employment agreement with IITRI in September 2002, pursuant to which he received an initial base annual salary of $225,000.

(17)	Represents a signing bonus paid to Mr. Hughes upon his execution of his employment agreement with IITRI.

(18)	2003 includes company matching contribution of $10,687 under Alion’s KSOP. Includes $488 in term life insurance premiums paid by Alion. Includes $500 in club membership dues.

(19)	Retention Incentive Agreements. In September 2001, IITRI entered into and funded retention incentive agreements with Bahman Atefi, Stacy Mendler, Randy Crawford and Barry Watson for $550,000, $295,000, $270,000 and $215,000, respectively, via non-qualified deferred compensation agreements. Alion’s acquisition of IITRI’S assets constituted a change in control of IITRI and these retention incentive awards vested fully upon closing of the IITRI acquisition.

Stock Appreciation Rights Plan

      Our board of directors adopted an Alion Science and Technology Corporation 2002 Stock Appreciation Rights Plan in November 2002, which we refer to as the SAR plan. The purpose of the plan is to attract, retain, reward and motivate employees that are responsible for our continued growth and development and future financial success.

      The SAR plan has a term of 10 years, and provides that stock appreciation rights, which we refer to as “SAR” awards, may be granted to directors, officers and employees and/or consultants of Alion. The SAR awards granted under this plan shall not exceed 10 percent of the shares of Alion common stock outstanding from time to time on a fully diluted basis (assuming the exercise of all outstanding options, warrants and rights (including, without limitation, SARs), and assuming the conversion into stock of any outstanding securities convertible into stock). The chief executive officer, with the approval of the board of directors or its compensation committee, has the authority to grant SAR awards under this plan as he deems appropriate.

      Awards, when granted, will provide the grantee with the right to receive payment upon exercise for the difference between the appraised value of a share of Alion common stock as of the grant date and the appraised value of a share of Alion common stock as of the exercise date. In effect, each award represents the right to receive a payment based on the appreciation of a share of Alion common stock over a fixed period of time. The SAR plan contains a provision that prevents the grant of SAR awards to any employee who, by virtue of a SAR award or otherwise, would be a “disqualified person.” For this purpose, a “disqualified person” is generally someone who holds an aggregate of 10 percent or more of Alion equity taking into account outstanding stock and the tested person’s “synthetic equity.” More specifically, each person’s percentage interest is a fraction,

•	the numerator of which is the sum of that person’s ESOP interest and synthetic equity, which is that person’s stock options or warrants or other rights to acquire Alion equity and any right of that person under an Alion compensation arrangement, the benefit of which is based on the value of Alion stock; and

•	the denominator of which is the sum of all issued and outstanding Alion stock and any synthetic equity of the tested person (but only the tested person).

      The plan further provides that any grant of SAR awards in violation of these provisions — whether or not erroneous — will be void.

      Awards may be exercised at any time after they are granted to the extent the grantee has at least a partial vested interest in such award. Each award, with the exception of those granted to a member of the board of directors, becomes vested at the rate of 20 percent per year, beginning on the date of the grant. Awards granted to Alion board members, other than Dr. Atefi, vest on a schedule coincident with their term as a board member. SAR awards granted to Dr. Atefi, who is a member of the board, but also president and chief executive officer of Alion, vest at a rate of 20 percent per year.

      In the event that a participant exercises a grant before the grant is 100 percent vested, the participant will retain the rights to both the vested unexercised awards and the unvested awards as long as the remaining unvested awards are still subject to a vesting schedule. All awards must be exercised within 60 days of 100 percent vesting. If a recipient’s vested awards are not exercised within this time-frame, the recipient will forfeit the right to the vested and unexercised award.

      If a grantee dies before an award becomes fully vested, one-third of the unvested portion of the award shall automatically become fully vested and shall be deemed to have been exercised immediately prior to the employee’s death. For grantees whose exercise is deemed prior to death, the price shall be at the appraised value per share established by the most recent valuation preceding the employee’s death, less the appraised value on the grant date.

      As of September 30, 2003, we have awarded an aggregate of 96,950 SARs. Payments due and owing under these SAR awards are intended to be made in one lump sum following the next semi-annual valuation of Alion stock after the date of exercise, but they may be delayed for a period not to exceed five years after the date of the exercise. If payment is delayed beyond 90 days after the semi-annual valuation following the date of exercise, interest will accrue from the date of such valuation. Interest will be calculated at the prime rate as announced in the Wall Street Journal on the date of exercise. In making the determination about payments owing under these SAR awards, the plan administrator will examine Alion’s available cash and anticipated cash needs. In general, we expect that Alion will consider the payment obligations resulting from SAR exercises at the same time as the ESOP repurchase obligations and will make payment determinations in a uniform and non-discriminatory manner.

        Our board of directors, who serves as the fiduciary for the SAR plan, may amend or terminate the SAR plan at any time.

        The following table sets forth information regarding grants of SARs, to the Named Executive Officers pursuant to the SAR Plan. No grants of options have been made to any Named Executive Officer. This table does not include warrants purchased from the Company described elsewhere in this prospectus. The only Named Executive Officer who held warrants to purchase Alion common stock as of the date of this prospectus was Dr. Atefi (22,062 shares).

SAR Grants in Last Fiscal Year (in dollars)*

Individual Grants

Percent of
	No. of	SARs granted	Exercise of	Expiration	Grant date
Name	SARs granted	to employees in FY	base price	date	present value(1)

Bahman Atefi(2)
Barry Watson(2)
Randy Crawford(2)
Stacy Mendler(2)
Jack Hughes(2)

*	Refers to the “Alion Science and Technology Corporation 2002 Stock Appreciation Rights (SAR) Plan” (see above, “Stock Appreciation Rights Plan” for more information regarding the SAR Plan).

(1)	The present value of the grant at the date of grant has been calculated using the Black-Scholes method. The Black-Scholes method takes into account assumptions about future interest rates, stock price volatility, and expected SAR life. There is no assurance that these assumptions will prove to be true in the future. The actual value, if any, that may be realized by each individual will depend upon the market price of Alion’s common stock on the date of exercise.

(2)	No SAR awards as of the date of the prospectus.

      The following table sets forth information regarding the exercise of SARs during Fiscal 2003 to the Named Executive Officers and held by them as of the date of this prospectus.

Aggregated SAR Exercises in Last Fiscal Year and Fiscal Year End / SAR Values

(in dollars)*

			Number of securities	Value of unexercised
			underlying unexercised	in-the-money
	Shares		options/SARs at fiscal	options/SARs at fiscal
	acquired on		year end (number)	year end (dollars)
Name	exercise	Value realized	Exercisable/ Unexercisable	Exercisable/ Unexercisable

Bahman Atefi(2)
Barry Watson(2)
Randy Crawford(2)
Stacy Mendler(2)
Jack Hughes(2)

*	Refers to the “Alion Science and Technology Corporation 2002 Stock Appreciation Rights (SAR) Plan” (see above, “Stock Appreciation Rights Plan” for more information regarding the SAR Plan).

(1)	The exercise price of the SAR is $10.00/share. As of September 30, 2003 the value of Alion common stock is $14.71 per share.

(2)	No SAR awards as of the date of this prospectus.

Phantom Stock Plan

      State Street, the ESOP trustee, engaged Ernst & Young to perform an analysis of the compensation of each member of Alion’s senior management team. The ESOP trustee requested this analysis to determine how Alion’s executive officers should be compensated so as to incentivize these officers to serve Alion over the long term and thereby benefit participants in the ESOP. As a result of this analysis, it was determined that additional incentive compensation would be provided to Alion’s senior management, and that this additional incentive compensation would take the form of awards of phantom stock.

      The terms of Alion’s phantom stock plan were approved by the compensation committee of Alion’s board of directors in February 2003. Although not required by the provisions of Alion’s bylaws, the compensation committee then submitted the plan to the full Alion board of directors for its approval and adoption. The phantom stock plan was adopted by the full board in February 2003. The purpose of the plan is to retain our key management employees and to provide them with a proprietary interest in our company.

      Phantom stock refers to hypothetical shares of Alion common stock. Each recipient of phantom stock receives a one-time award of a specified number of shares of phantom stock. Recipients, upon vesting, are entitled to receive an amount of money equal to the product of the number of hypothetical shares vested and the then current value of our common stock, based on the most recent valuation of the shares of common stock held by the ESOP. Alion will make cash payments pursuant to vested phantom stock awards within a certain specified number of days after vesting. Phantom stock may increase, or decrease, in value over time, resulting in cash payments under the phantom stock awards that may be greater, or less than, the value of the phantom stock at the date of grant.

      The phantom stock plan has a term of ten years and provides that key management employees may be granted awards of phantom stock by the compensation committee of our board of directors. The board of directors may also grant awards of phantom stock. An employee who has received a grant of phantom stock has no right to receive payment for any share of phantom stock until it is vested.

      Under the plan, the compensation committee, or our full board, may:

•	Select which employees are to be awarded phantom stock and determine when it will be awarded;

•	Determine the number of shares of common stock to be covered by or used for reference purposes for a grant of phantom stock;

•	Adjust the number and price of shares as a result of special circumstances or certain business actions, including but not limited to mergers, reorganizations and the like;

•	Determine, modify, and waive from time to time the terms and conditions, including without limitation vesting and other restrictions, of any grant of phantom stock;

•	Accelerate or otherwise change the time in which a grant of phantom stock may be exercised;

•	Impose limitations on grants of phantom stock, including limitations on transfer provisions;

•	Modify, extend, or renew outstanding awards of phantom stock, or accept the surrender of outstanding awards of phantom stock and substitute new awards of phantom stock;

•	Administer and interpret the provisions of the plan;

•	Terminate the plan;

•	Decide all questions of fact arising in the application of the plan; and

•	Prescribe, amend, and rescind rules and regulations relating to the plan, including rules and regulations relating to sub-plans established for the purpose of qualifying for preferred tax treatment under foreign tax laws.

      Under the plan, members of our compensation committee who are eligible to receive phantom stock or who have been granted phantom stock may vote on any matters affecting the administration of the plan or the grant of phantom stock, except that a member cannot act upon the granting of phantom stock to himself or herself. These voting provisions also apply to members of our board of directors when the board resolves to act under the plan.

      When granted, phantom stock provides the employee with the right to receive payment upon exercise of the phantom stock. The terms of each phantom stock grant are evidenced in a phantom stock agreement which determines the:

•	Date of grant;

•	Number of shares of the phantom stock awarded; and

•	Provisions governing vesting of the phantom stock awarded.

      The plan also provides that phantom stock awarded at different times need not contain similar provisions.

      As provided by the compensation committee, or our full board, the phantom stock awards, as currently granted, vest according to the following schedule:

	The Vested Amount for grants in

Anniversary from Grant Date	February 2003	November 2003

1st	—	20%
2nd	—	20%
3rd	50%	20%
4th	25%	20%
5th	25%	20%

      Other events, such as if we experience a change in control (as defined in the plan) or if an employee becomes disabled or dies, may entitle the affected employee to vest immediately in 100% of all phantom stock that has been awarded.

      Terminated employees will usually forfeit their rights to all unvested phantom stock. In certain instances, however, an employee may receive a pro rata portion of his or her unvested phantom stock upon termination. For example, when an employee voluntarily terminates for good reason or when he or she is involuntarily terminated for any reason other than cause or just cause, as defined in his or her employment agreement with us, then that employee will receive a pro rata portion of his or her unvested phantom stock based on a ratio

•	the numerator of which is the number of months from the date of grant of the phantom stock through the end of the month of such termination; and

•	the denominator of which is 60.

      The payment we will make upon the vesting of phantom stock is intended to be made in one lump sum within 60 days of the date of vesting. The compensation committee, or our board of directors if it resolves to do so, may delay payment for five years. If the payment is delayed, it will include interest accrued at the prime rate as of the date of vesting until the payment date. Payments from the exercise of phantom stock may be rolled over into any non-qualified deferred compensation plan available to the employee. In general, we expect that the compensation committee, or the board if it resolves to do so, will examine our available cash and anticipated cash needs in determining whether to delay payment.

      Subject to adjustment as set forth in the plan, the number of shares of our common stock used for reference purposes with respect to grants of phantom stock was not to exceed 173,000. As of February 14, 2003 we issued an aggregate of 171,000 shares of phantom stock. As of November 11, 2003, the plan was amended to expand the number of shares of our common stock used for reference purposes with respect to grants of phantom stock to not more than 232,600. On November 11, 2003, the compensation committee issued an aggregate of 49,286 shares of phantom stock.

      No voting or other rights associated with ownership of our common stock is given to phantom stockholders. References to shares of common stock under the plan are for accounting and valuation purposes only. As a result, an employee who receives phantom stock does not have any of the rights of a stockholder as a result of a grant of phantom stock.

      The plan also prevents the grant of phantom stock to any employee who would be a “disqualified person” as long as we maintain the ESOP. For this purpose, a “disqualified person” is generally someone who holds an aggregate of 10 percent or more of Alion equity taking into account outstanding stock and the tested person’s “synthetic equity.” The plan further provides that any grant of phantom stock in violation of these provisions — whether or not erroneous — will be void.

      The following table sets forth information regarding phantom stock granted to the Named Executive Officers pursuant to the Phantom Stock Plan.

Long-Term Incentive Plan* Awards in Last Fiscal Year

		Performance or
	Number of shares,	other period until
Name	units, or rights(1)	maturation or payout(2)

Bahman Atefi	65,500	February 2008
	18,695	November 2008
Barry Watson	34,000	February 2008
	6,798	November 2008
Randy Crawford	33,000	February 2008
	6,798	November 2008
Stacy Mendler	28,500	February 2008
	6,798	November 2008
Jack Hughes	10,000	February 2008
	6,798	November 2008

*	Refers to the “Alion Science and Technology Corporation 2003 Phantom Stock Plan” (see above, “Phantom Stock Plan” for information regarding the terms of the Phantom Stock Plan).

(1)	The awards made in November 2003 were made to executive and senior management of Alion. The initial set of awards made in February 2003 were made solely to Alion’s executive management team.

(2)	Pursuant to the Phantom Stock Plan, recipients will become fully vested on the fifth anniversary from the grant date, or approximately February 2008 and November 2008, respectively. See vesting schedules on page 120 above.

Employment Agreements

      Alion has entered into employment agreements with Bahman Atefi, Barry Watson, Randy Crawford, John Hughes, and Stacy Mendler, the terms of which are set forth below.

      Under his employment agreement, Dr. Atefi will serve as president and chief executive officer of Alion for a term of 60 months, commencing on December 20, 2002 and ending on December 20, 2007.

      He will receive a base annual salary of $410,000 for fiscal year 2004 and will be eligible for a performance-based annual incentive bonus. If certain levels of EBITDA performance are met, then Dr. Atefi’s incentive bonus payments may range between $100,000 and $475,000 for fiscal year 2004 and $100,000 and $500,00 for fiscal year 2005. Dr. Atefi is also eligible to participate in Alion’s deferred compensation plan, stock appreciation rights plan, and phantom stock plan. Under the terms of his employment agreement, Dr. Atefi will be given an allowance for a company car. In addition, his initiation fee and membership dues for a country club for business entertainment purposes are provided for under Dr. Atefi’s employment agreement. Dr. Atefi may terminate his employment agreement with 30 days advance written notice. If he does so, however, he will forfeit any incentive payments which might otherwise have been due him. Alion may terminate Dr. Atefi’s employment agreement for just cause, which includes, amongst others, theft or embezzlement of our material property, gross negligence, willful misconduct or neglect by Dr. Atefi of his duties. Alion may also terminate Dr. Atefi’s employment agreement without cause, although if Alion does so, it will have to make a lump sum severance payment to Dr. Atefi equal to the greater of

•	Dr. Atefi’s annual base salary at the time of termination, for the unexpired term of the employment agreement up to a maximum of three years; or

•	an amount equal to Dr. Atefi’s base salary plus $100,000.

      Under his employment agreement, Dr. Atefi is entitled to terminate his employment and receive the same lump sum severance payment described above, if he terminates his employment for any of the following reasons within 24 months following a change of control event:

•	his authority or responsibility is materially diminished;

•	he is assigned duties inconsistent with his position, responsibility and status;

•	there is an adverse change in his title or office;

•	his base pay or incentive compensation is reduced; and

•	his principal work location is more than ten miles away from his principal work location immediately prior to the change of control event.

      For a minimum of one year after termination of Dr. Atefi’s employment, he is not permitted, in any way, to compete with Alion or solicit our employees.

      Under his employment agreement, Mr. Watson will serve as systems technology sector senior vice president and sector manager for Alion for a term of 60 months, commencing on December 20, 2002 and ending on December 20, 2007. He will receive a base annual salary of $260,000 for the fiscal year 2004 and will be eligible for a performance-based annual incentive bonus. Mr. Watson is also eligible to participate in Alion’s deferred compensation plan, stock appreciation rights plan, and phantom stock plan. Under the terms of his employment agreement, Mr. Watson will be given an allowance for a company car. Mr. Watson may terminate his employment agreement with 30 days notice. If he does so, however, he will forfeit any incentive payments which might otherwise have been due him. Alion may terminate Mr. Watson’s employment agreement for cause, which includes, amongst others, commission of a crime involving fraud, theft or embezzlement, reckless, willful or criminal misconduct, or gross negligence in Mr. Watson’s performance of his duties. Alion may also terminate Mr. Watson’s employment without cause, although if Alion does so, it will have to make a lump sum severance payment to Mr. Watson equal to the greater of Mr. Watson’s annual base salary at the time of termination for the unexpired term of the employment agreement up to a maximum of two years; or an amount equal to Mr. Watson’s base salary.

      Under his employment agreement, Mr. Watson is entitled to terminate his employment and receive the same lump sum severance payment described above, if he terminates his employment for any of the following reasons within 24 months following a change of control event:

•	his authority or responsibility is materially diminished;

•	he is assigned duties inconsistent with his position, responsibility and status;

•	there is an adverse change in his title or office;

•	his base pay or incentive compensation is reduced; and

•	his principal work location is more than ten miles away from his principal work location immediately prior to the change of control event.

      For a minimum of one year after termination of Mr. Watson’s employment, he is not permitted, in any way, to compete with Alion or solicit our employees.

      Under his employment agreement, Mr. Crawford will serve as spectrum engineering sector senior vice president and sector manager for Alion for a term of 60 months, commencing on December 20, 2002 and ending on December 20, 2007. He will receive a base annual salary of $250,000 for fiscal year 2004 and will be eligible for a performance-based annual incentive bonus. Mr. Crawford is eligible to participate in Alion’s deferred compensation plan, stock appreciation rights plan, and phantom stock plan. Under the terms of his employment agreement, Mr. Crawford will be given an allowance for a company car. Mr. Crawford may terminate his employment agreement with 30 days notice. If he does so, however, he will forfeit any incentive payments which might otherwise have been due him. Alion may terminate Mr. Crawford’s employment agreement for cause, which includes, amongst others, commission of a crime involving fraud, theft or embezzlement, reckless, willful or criminal misconduct, or gross negligence in Mr. Crawford’s performance of his duties. Alion may also terminate Mr. Crawford’s employment without cause, although if Alion does so, it will have to make a lump sum severance payment to Mr. Crawford equal to the greater of

•	Mr. Crawford’s annual base salary at the time of termination for the unexpired term of the employment agreement up to a maximum of two years; or

•	an amount equal to Mr. Crawford’s base salary.

      Under his employment agreement, Mr. Crawford is entitled to terminate his employment and receive the same lump sum severance payment described above, if he terminates his employment for any of the following reasons within 24 months following a change of control event:

•	his authority or responsibility is materially diminished;

•	he is assigned duties inconsistent with his position, responsibility and status;

•	there is an adverse change in his title or office;

•	his base pay or incentive compensation is reduced; and

•	his principal work location is more than ten miles away from his principal work location immediately prior to the change of control event.

      For a minimum of one year after termination of Mr. Crawford’s employment he is not permitted, in any way, to compete with Alion or solicit our employees.

      Under his employment agreement, Mr. Hughes will serve as senior vice president and chief financial officer of Alion for a term of 60 months, commencing on December 20, 2002 and ending on December 20, 2007. He will receive a base annual salary of $250,000 for fiscal year 2004 and will be eligible for a performance-based annual incentive bonus. Mr. Hughes is also eligible to participate in Alion’s deferred compensation plan, stock appreciation rights plan, and phantom stock plan. Under the terms of his employment agreement, Mr. Hughes will be given an allowance for a company car. Mr. Hughes may terminate his employment agreement with 30 days notice. If he does so, however, he will forfeit any incentive payments which might otherwise have been due him. Alion may terminate Mr. Hughes’ employment agreement for cause, which includes, amongst others, fraud, theft or embezzlement, reckless, willful or criminal misconduct, or gross negligence in Mr. Hughes’ performance of his duties. Alion may also terminate Mr. Hughes’ employment without cause, although if Alion does so, it will have to make a lump sum severance payment to Mr. Hughes equal to the greater of

•	Mr. Hughes’ annual base salary at the time of termination for the unexpired term of the employment agreement up to a maximum of two years; or

•	an amount equal to Mr. Hughes base salary.

      Under his employment agreement, Mr. Hughes is entitled to terminate his employment and receive the same lump sum severance payment described above, if he terminates his employment for any of the following reasons within 24 months following a change of control event:

•	his authority or responsibility is materially diminished;

•	he is assigned duties inconsistent with his position, responsibility and status;

•	there is an adverse change in his title or office;

•	his base pay or incentive compensation is reduced; and

•	his principal work location is more than ten miles away from his principal work location immediately prior to the change of control event.

      For a minimum of one year after termination of Mr. Hughes employment he is not permitted, in any way, to compete with Alion or solicit our employees.

      Under her employment agreement, Ms. Mendler will serve as senior vice president for Alion for a term of 60 months, commencing on December 20, 2002 and ending December 20, 2007. She will receive a base annual salary of $220,000 for fiscal year 2004 and will be eligible for a performance-based annual incentive bonus. Ms. Mendler is also eligible to participate in Alion’s deferred compensation plan, stock appreciation rights plan, and phantom stock plan. Under the terms of her employment agreement, Ms. Mendler will be given an allowance for a company car. Ms. Mendler may terminate her employment agreement with 30 days notice. If she does so, however, she will forfeit any incentive payments which might otherwise have been due her. Alion may terminate Ms. Mendler’s employment agreement for cause, which includes, amongst others, fraud, theft or embezzlement, reckless, willful or criminal misconduct, or gross negligence, in Ms. Mendler’s performance of her duties. Alion may also terminate Ms. Mendler’s employment without cause, although if Alion does so, it will have to make a lump sum severance payment to Ms. Mendler equal to the greater of

•	Ms. Mendler’s annual base salary at the time of termination for the unexpired term of the employment agreement up to a maximum of two years; or

•	an amount equal to Ms. Mendler’s base salary.

      Under her employment agreement, Ms. Mendler is entitled to terminate her employment and receive the same lump sum severance payment described above, if she terminates his employment for any of the following reasons within 24 months following a change of control event:

•	her authority or responsibility is materially diminished;

•	she is assigned duties inconsistent with her position, responsibility and status;

•	there is an adverse change in her title or office;

•	her base pay or incentive compensation is reduced; and

•	her principal work location is more than ten miles away from her principal work location immediately prior to the change of control event.

      For a minimum of one year after termination of Ms. Mendler’s employment she is not permitted, in any way, to compete with Alion or solicit our employees.

Deferred Compensation Arrangement for Bahman Atefi

      Dr. Atefi entered into a deferred compensation agreement with Alion as a condition to completing the acquisition, pursuant to which he has forgone an aggregate of approximately $1.0 million in deferred compensation under his retention incentive agreement with IITRI and under an executive deferred compensation plan entered into between IITRI and Dr. Atefi in 1997. Alion used this amount to decrease the principal amount of the mezzanine note and warrants issued to IITRI at closing. On December 20, 2002 Alion entered into an agreement with Dr. Atefi, the payment terms of which resemble those of the mezzanine note, which entitle Dr. Atefi to payment by Alion of approximately $857,000 in principal amount on December 20, 2008, plus 12% cash interest per year. Under this agreement, Dr. Atefi was also granted warrants which entitle him to purchase approximately 22,062 shares of Alion’s common stock at an exercise price of $10 per share.

Deferred Compensation Plans

      We have implemented a deferred compensation plan pursuant to which certain members of management and other highly compensated employees may defer some portion of their compensation. We have also implemented a director deferred compensation plan pursuant to which the directors may defer some portion of their compensation.

      Under the plans, a director or officer may defer a portion of his or her compensation by making an irrevocable election to do so and submitting it to us. After submission of an election form, we withhold the specified percentage of compensation for payment at some future date as specified by that director or officer. We then make payment of the deferred compensation to the director or officer, beginning on that future date, in one lump sum or in ten substantially equal annual installments as specified on the election form. Full or partial payment may be made prior to this date in certain limited circumstances as specified in the plans. A director or officer may, at any time, receive payment of his or her deferred compensation subject to a 10% deduction penalty. Under the director-deferred compensation plan, a director may defer up to 50% of his or her compensation each fiscal year as well as up to 100% of payments the director is entitled to receive under our SAR plan. Under the executive officer-deferred compensation plan, an officer may defer up to 50% of his or her annual base salary each fiscal year as well as up to 100% of his or her annual bonus or other payments the officer is entitled to receive under our SAR plan or phantom stock plan. Generally, a director or officer may only change the percentage of compensation he or she is deferring during the open enrollment period.

Certain Relationships and Related Transactions

        In October 2002, the Company issued a promissory note to an officer for $1,000. The Company loaned $1,000 to the ESOP trust and received a promissory note. The ESOP trust then purchased the initial 100 shares of common stock of the Company for $1,000. Subsequently, the promissory note to that officer was redeemed.

      IITRI sold and Jon Emery purchased mezzanine notes in the principal amount of $750,000 and accompanying mezzanine warrants to purchase 19,327 shares of Alion common stock at an exercise price of $10 per share, for an aggregate purchase price of $750,000. On November 12, 2003, Alion purchased the mezzanine note and all accompanying warrants from Mr. Emery for an aggregate purchase price of $1,034,020, which amount consisted of $795,000 for the purchase of the notes, $193,270 for the purchase of the warrants, and $35,000 for reimbursement for legal and other professional fees and $10,750 for interest earned on the mezzanine note. The determination to purchase the notes and warrants for this amount was made by the Chief Executive Officer. The purchase price for the mezzanine notes represents a premium of 6% above the aggregate principal amount of the notes, which is derived from repurchase terms contained in the notes. The $10 per share purchase price for the warrants represents a negotiated amount with Mr. Emery in conjunction with his resignation.

      Except as described above, since the beginning of our last fiscal year, including any currently proposed transactions, no directors, executive officers or immediate family members of such individuals were engaged in transactions with us or any subsidiary involving more than $60,000, other than the arrangements described in the section “Executive Compensation.”

Where You Can Find More Information

        We are subject to the reporting requirements of the Securities Exchange Act of 1934 and must file annual, quarterly, and current reports, as well as other information with the SEC. You may read and copy any document we file with the SEC at the SEC’s public reference rooms in Washington, D.C., Chicago, Illinois or New York, New York. Please call the SEC at (800) SEC-0330 for further information on the operation of the public reference rooms. Our SEC filings are also available to the public at the SEC’s web site at http://www.sec.gov.

      This prospectus is a part of a registration statement we have filed with the SEC. You should rely only on the information or representations provided in this prospectus. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

Legal Matters

        The validity of the issuance of the common stock and the KSOP interests covered by this prospectus was passed upon for us by Baker & McKenzie, Washington, D.C.

      The compliance of the KSOP with the requirements of ERISA was passed upon for us by Sanders, Schnabel & Brandenburg, P.C., our ERISA counsel.

Experts

        The consolidated financial statements of Selected Operations of IIT Research Institute as of September 30, 2001 and 2002, and for each of the years in the three-year period ended September 30, 2002, and the consolidated financial statements of Alion Science and Technology Corporation as of September 30, 2003, September 30, 2002 and for the year ended September 30, 2003, and for the period from October 10, 2001 (inception) through September 30, 2002 have been included in this prospectus and registration statement in reliance upon the reports of KPMG LLP, independent accountants, appearing elsewhere in this prospectus, and upon the authority of said firm as experts in accounting and auditing.

Index to Financial Statements

Page

Consolidated Financial Statements of Alion Science and Technology Corporation
Independent Auditors’ Report	F-2
Consolidated Financial Statements:
Consolidated Balance Sheets as of September 30, 2003 and September 30, 2002	F-3
Consolidated Statements of Operations for the year ended September 30, 2003 and for the period from October 10, 2001 through September 30, 2002	F-4
Consolidated Statements of Shareholder’s Equity (Deficit) for the year ended September 30, 2003 and for the period from October 10, 2001 through September 30, 2002	F-5
Consolidated Statements of Cash Flows for the year ended September 30, 2003 and for the period from October 10, 2001 through September 30, 2002	F-6
Notes to Consolidated Financial Statements	F-7
Consolidated Financial Statement Schedule
Schedule II — Valuation and Qualifying Accounts	F-18
Consolidated Financial Statements of the Selected Operations of IIT Research Corporation
Independent Auditors’ Report	F-19
Consolidated Financial Statements:
Consolidated Balance Sheets as of September 30, 2002 and 2001	F-20
Consolidated Statements of Income for the years ended September 30, 2002, 2001 and 2000	F-21
Consolidated Statements of Changes in Owner’s Net Investment for the years ended September 30, 2002, 2001 and 2000	F-22
Consolidated Statements of Cash Flows for the years ended September 30, 2002, 2001 and 2000	F-23
Notes to Consolidated Financial Statements	F-24

Independent Auditors’ Report

The Board of Directors

Alion Science and Technology Corporation:

      We have audited the consolidated financial statements of Alion Science and Technology Corporation and subsidiary (the Company) as listed in the accompanying index. These consolidated financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule based on our audits.

      We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Alion Science and Technology Corporation and subsidiary as of September 30, 2003 and 2002 and the results of their operations and their cash flows for the year ended September 30, 2003 and the period from October 10, 2001 (inception) through September 30, 2002, in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

/s/ KPMG LLP

Chicago, Illinois

December 15, 2003

ALION SCIENCE AND TECHNOLOGY CORPORATION

Consolidated Balance Sheets

(In thousands, except share information)

	September 30,

	2003	2002

Current assets:
Cash	$494	$6
Restricted cash	5	—
Accounts receivable, less allowance of $2,484 at September 30, 2003	42,777	—
Stock subscriptions receivable	1,246	—
Note receivable from Trust	—	1
Prepaid expense	974	—
Other current assets	2,155	—

Total current assets	47,651	7
Fixed assets, net	8,696	—
Intangible assets, net	22,788	—
Goodwill	65,522	—
Other	97	—

Total assets	144,754	7

Current liabilities:
Note payable to bank	$—	$10
Note payable to officer	—	1
Current portion of senior note payable	5,000	—
Trade accounts payable and accrued liabilities	9,661	—
Accrued payroll and related liabilities	15,385	86
Advance payments	5	—
ESOP liabilities	320	—
Billings in excess of costs and estimated earnings on uncompleted contracts	409	—

Total current liabilities	30,780	97
Long-term debt	2,928	—
Senior note payable, excluding current portion	22,903	—
Mezzanine note payable	17,636	—
Subordinated note payable	33,437	—
Agreement with officer	743	—
Accrued postretirement benefit obligation	3,319	—
Deferred rent	346	—
Redeemable common stock warrants	14,762	—

Total liabilities	126,854	97
Shareholder’s equity, subject to redemption:
Common stock (subject to redemption), $0.01 par value, 15,000,000 shares authorized, 2,973,813 shares and 100 shares issued and outstanding at September 30, 2003 and September 30, 2002, respectively	29	—
Additional paid-in capital	30,578	1
Treasury stock, at cost	—	—
Accumulated deficit	(12,707)	(91)

Total shareholder’s equity (deficit), subject to redemption	17,900	(90)
Total liabilities and shareholder’s equity, subject to redemption	$144,754	$7

See accompanying notes to consolidated financial statements.

ALION SCIENCE AND TECHNOLOGY CORPORATION

Consolidated Statements of Operations

(In thousands, except share and per share information)

		Period from
		October 10, 2001
	Year Ended	(inception) through
	September 30,	September 30,
	2003	2002

Contract revenue	$165,917	$—
Direct contract expense	120,559	—

Gross profit	45,358	—

Operating expenses:
Indirect contract expense	8,685	—
Research and development	177	—
General and administrative	19,959	91
Non-recurring transaction expense	726	—
Rental and occupancy expense	6,892	—
Depreciation and amortization	9,553	—
Bad debt expense (recovery)	(525)	—

Total operating expenses	45,467	91

Operating loss	(109)	(91)
Other income (expense):
Interest income	21	—
Interest expense	(11,759)	—
Other	(769)	—

Loss before income taxes	(12,616)	(91)
Income tax expense	—	—

Net loss	$(12,616)	$(91)

Basic and diluted loss per share	$(6.05)

Basic and diluted weighted average common shares outstanding	2,085,274

See accompanying notes to consolidated financial statements.

ALION SCIENCE AND TECHNOLOGY CORPORATION

Consolidated Statement of Shareholder’s Equity (Deficit)

(In thousands, except share information)

			Additional
	Common	Common	Paid-in-	Treasury	Treasury	Accumulated
	Shares	Stock	Capital	Shares	Stock	Deficit	Total

Balances at October 10, 2001 (inception)	—	$—	$—	—	$—	$—	$—
Issuance of common stock to KSOP Trust at December 21, 2001	100	—	1	—	—	—	1
Net loss for the period from inception through September 30, 2002	—	—	—	—	—	(91)	(91)

Balances at September 30, 2002	100	$—	$1	—	$—	$(91)	$(90)
Issuance of common stock to KSOP Trust at December 20, 2002	2,575,408	26	25,728	—	—	—	25,754
Issuance of common stock to KSOP Trust at March 31 and May 31, 2003	161,582	1	1,735	—	—	—	1,736
Purchase of 5,248 shares of common stock from KSOP Trust at June 25, 2003	(5,248)	—	—	5,248	(58)	—	(58)
Purchase of 2,696 shares of common stock from KSOP Trust at July 9, 2003	(2,696)	—	—	2,696	(30)	—	(30)
Release of 7,944 shares of treasury stock to KSOP Trust at September 30, 2003	7,944	—	28	(7,944)	88	—	116
Issuance of common stock to KSOP Trust at September 30, 2003	236,723	2	3,086	—	—	—	3,086
Net loss for the year ended September 30, 2003	—	—	—	—	—	(12,616)	(12,616)

Balances at September 30, 2003	2,973,813	$29	$30,578	—	$—	$(12,707)	$17,900

See accompanying notes to consolidated financial statements

ALION SCIENCE AND TECHNOLOGY CORPORATION

Consolidated Statements of Cash Flows

(In thousands)

		Period from
		October 10, 2001
	Year Ended	(inception) through
	September 30,	September 30,
	2003	2002

Cash flows from operating activities
Net loss	$(12,616)	$(91)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	9,553	—
Accretion of debt to face value	1,024	—
Amortization of debt issuance costs	353	—
Change in fair value of redeemable common stock warrants	4,453	—
(Gain) loss on disposal of assets	7	—
(Gain) loss on investments	(113)	—
(Gain) loss on hedge	148
Changes in assets and liabilities, net of effect of acquisition:
Accounts receivable, net	4,571	—
Other assets	793	86
Trade accounts payable and accruals	6,520	—
Other liabilities	(429)	—

Net cash provided by (used in) operating activities	14,264	(5)
Cash flows from investing activities:
Cash paid for acquisition, net of cash acquired	(59,944)	—
Capital expenditures	(1,329)	—

Net cash used in investing activities	(61,273)	—
Cash flows from financing activities:
Proceeds from senior note payable	35,000	10
Payment of debt issuance costs	(1,700)	—
Repayment of senior note payable	(5,750)	—
Proceeds from note due to officer	—	1
Repayments under IITRI revolving credit agreement	(6,185)	—
Purchase of interest rate cap agreement	(245)	—
Cash paid for Daedalic acquisition earn out	(155)	—
Stock redemption	(88)	—
Issuance of common stock to ESOP Trust	26,620	—

Net cash provided by financing activities	47,497	11
Net increase in cash	488	6
Cash at beginning of period	6	—

Cash at end of period	$494	$6

Supplemental disclosure of cash flow information:
Cash paid for interest	$3,774	$—
Non-cash investing and financing activities:
Mezzanine note and warrants issued in connection with acquisition of selected operations of IITRI	20,343	—
Subordinated note and warrants issued in connection with acquisition of selected operations of IITRI	39,900	—
Bank debt assumed in connection with the acquisition of selected operations of IITRI	6,188	—
IITRI transaction costs assumed in connection with the acquisition of selected operations of IITRI	2,300	—
Additional non-cash consideration paid in connection with acquisition of selected operations of IITRI	1,520	—
Deferred compensation arrangement with officer	857	—
Common Stock issued to ESOP Trust in satisfaction of employer contribution liability	2,828

See accompanying notes to consolidated financial statements.

ALION SCIENCE AND TECHNOLOGY CORPORATION

Notes to Consolidated Financial Statements

(1) Description and Formation of the Business

      Alion Science and Technology Corporation (Alion or the Company) provides scientific and engineering expertise to research and develop technological solutions for problems relating to national defense, public health and safety. The Company provides these research services primarily to agencies of the federal government and, to a lesser extent, to commercial and international customers.

      Alion, a for-profit S Corporation, was formed in October 2001 for the purpose of purchasing substantially all of the assets and certain of the liabilities of IIT Research Institute (IITRI), a not-for-profit membership corporation affiliated with and controlled by the Illinois Institute of Technology. Prior to the acquisition of substantially all of the assets and liabilities of IITRI (the Transaction), the Company’s activities had been organizational in nature.

      On December 20, 2002, Alion acquired substantially all of the assets and liabilities of IITRI (Business), excluding the assets and liabilities of IITRI’s Life Sciences Operation, for aggregate total proceeds of $127.3 million consisting of (in thousands):

•	$58,571 cash, consisting of $56,721 paid to IITRI and $1,517 paid for certain transaction expenses on behalf of IITRI, and $333 paid for other transaction expenses;

•	$39,900 in seller notes to IITRI, with detachable warrants representing approximately 26% of the outstanding common stock of Alion (on a fully diluted basis). The seller notes bear interest at an effective interest rate of 6.71% per annum. See notes 4 and 6;

•	$20,343 in mezzanine notes to IITRI, with detachable warrants representing 12% of the outstanding common stock of Alion (on a fully diluted basis). The mezzanine notes bear interest at 12% per annum. See notes 4 and 6;

•	$2,300 in transaction costs less the $1,517 referenced above;

•	$6,188 in assumed IITRI debt due to its bank; and

•	$1,520 in additional amounts due to IITRI for purchase price adjustments related to the Life Sciences Operation.

      The acquisition was accounted for using the purchase method. The purchase price has been allocated to the acquired assets and assumed liabilities based on their estimated fair values at the date of acquisition. As a result of the Transaction, the Company recorded goodwill of approximately $63.6 million, which will be subject to an annual impairment review, as discussed below. In addition, the Company recorded intangible assets of approximately $30.6 million, comprised of purchased contracts. The intangible assets have an estimated useful life of three years and will be amortized using the straight-line method.

      The total purchase consideration of approximately $127.3 million was allocated to the fair value of the net assets acquired as follows (in thousands):

Cash and restricted cash	$1,187
Accounts receivable	47,485
Other current assets	3,784
Acquired contracts	30,645
Goodwill	63,610
Fixed assets	9,094
Liabilities assumed	(28,500)

$127,305

ALION SCIENCE AND TECHNOLOGY CORPORATION

Notes to Consolidated Financial Statements — (Continued)

(2) Summary of Significant Accounting Policies

     Basis of Presentation and Principles of Consolidation

      The consolidated financial statements are prepared on the accrual basis of accounting and include the accounts of Alion prior to the Transaction and the accounts of Alion and its wholly-owned subsidiary Human Factors Application, Inc. (HFA) subsequent to the Transaction. All significant intercompany accounts have been eliminated in consolidation.

     Use of Estimates

      The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of financial statements and the reported amounts of operating results during the reported period. Actual results are likely to differ from those estimates, but the Company’s management does not believe such differences will materially affect the Company’s financial position, results of operations, or cash flows.

     Revenue Recognition

      The Company’s revenue results from contract research and other services under a variety of contracts, some of which provide for reimbursement of cost plus fees and others of which are fixed-price or time-and-material type contracts. The Company generally recognizes revenue when a contract has been executed, the contract price is fixed or determinable, delivery of the services or products has occurred and collectibility of the contract price is considered probable.

      Revenue on cost-plus contracts is recognized as costs are incurred and include a proportionate share of the fees earned.

      The percentage of completion method is used to recognize revenue on fixed-price contracts based on various performance measures. From time to time, facts develop that require the Company to revise its estimated total costs or revenues expected. The cumulative effect of revised estimates is recorded in the period in which the facts requiring revisions become known. The full amount of anticipated losses on any type of contract are recognized in the period in which they become known.

      Under time-and-material contracts, labor and related costs are reimbursed at negotiated, fixed hourly rates. Revenue on time-and-material contracts is recognized at contractually billable rates as labor hours and direct expenses are incurred.

      Contracts with agencies of the federal government are subject to periodic funding by the contracting agency concerned. Funding for a contract may be provided in full at inception of the contract or ratably throughout the term of the contract as the services are provided. If funding is not assessed as probable, revenue recognition is deferred until realization is probable.

      Contract costs on federal government contracts, including indirect costs, are subject to audit by the federal government and adjustment pursuant to negotiations between the Company and government representatives. All of the Company’s federal contract indirect costs have been audited and agreed upon through fiscal year 2001. Contract revenues on federal government contracts have been recorded in amounts that are expected to be realized upon final settlement.

      The Company recognizes revenue on unpriced change orders as expenses are incurred only to the extent that the Company expects it is probable that such costs will be recovered. The Company recognizes revenue in excess of costs on unpriced change orders only when management can also reliably estimate the amount of excess and experience provides a sufficient basis for recognition. The Company recognizes revenue on claims

ALION SCIENCE AND TECHNOLOGY CORPORATION

Notes to Consolidated Financial Statements — (Continued)

as expenses are incurred only to the extent that the Company expects it is probable that such costs will be recovered and the amount of recovery can be reliably estimated.

     Income Taxes

      The Company is an S corporation under the provisions of the Internal Revenue Code. For federal and certain state income tax purposes, the Company is not subject to tax on its income. Such income is allocated to the Company’s shareholder, Alion Science and Technology Corporation’s Employee Stock Ownership Savings and Investment Plan. The Company may be subject to state income taxes in those states that do not recognize S corporations. Additionally, the Company may be subject to additional types of taxes including franchise and business taxes. As of September 30, 2003, the Company’s tax basis in its assets exceeds its book basis by approximately $11.4 million.

      On December 21, 2002, the Company’s subsidiary, HFA, was determined to be a qualified subchapter S subsidiary. Accordingly, HFA will not be treated as a separate corporation for federal income tax purposes.

     Restricted Cash

      Restricted cash represents short-term restricted cash received from a customer as an advance payment on a contract. This short-term restricted cash is utilized as work is performed in accordance with the contract.

Costs and Estimated Earnings in Excess of Billings and Billings in Excess of Costs and Estimated Earnings

      Costs and estimated earnings in excess of billings on uncompleted contracts represent accumulated project expenses and fees which have not been invoiced to customers as of the date of the consolidated balance sheet. These amounts, which are included in accounts receivable, are stated at estimated realizable value and aggregated $9.0 million at September 30, 2003. Billings in excess of costs and estimated earnings and advance collections from customers represent amounts received from or billed to commercial customers in excess of project revenue recognized to date. Costs and estimated earnings in excess of billings on uncompleted contracts at September 30, 2003 include $2.4 million related to costs incurred on projects for which the Company has been requested by the customer to begin work under a new contract or extend work under an existing contract, but for which formal contracts or contract modifications have not been executed. In addition, billed receivables at September 30, 2003 include $0.1 million of final bills that are not expected to be collected within one year. The allowance for doubtful accounts is the Company’s best estimate of the amount of probable losses in the Company’s existing billed and unbilled accounts receivable. The Company determines the allowance using specific identification and historical write-off experience based on the age of the population.

Goodwill and Other Intangibles

      The Company has adopted Statement of Financial Accounting Standards (SFAS) No. 142, Goodwill and Other Intangible Assets, which requires, among other things, the discontinuance of goodwill amortization. Under SFAS 142, goodwill is to be reviewed at least annually for impairment or more frequently if events or changes in circumstances indicates the asset might be impaired; the Company has elected to perform this review annually at the end of each fiscal year. An impairment loss would be recognized if the carrying amount of goodwill exceeds its fair value. The Company believes that no goodwill impairment exists as of September 30, 2003.

ALION SCIENCE AND TECHNOLOGY CORPORATION

Notes to Consolidated Financial Statements — (Continued)

Fixed Assets

      Leasehold improvements, software and equipment are recorded at cost. Expenditures for maintenance and repairs are charged to current operations. Software and equipment are depreciated over their estimated useful lives (2 to 15 years for the various classes of software and equipment) generally using the straight-line method. Leasehold improvements are amortized on the straight-line method over the shorter of the assets’ estimated useful life or the life of the lease. Upon sale or retirement of an asset, costs and related accumulated depreciation are deducted from the accounts, and the gain or loss is recognized in the consolidated statements of operations.

Fair Value of Financial Instruments

      The fair values of financial instruments are determined based on quoted market prices and market interest rates as of the end of the reporting period. The Company’s financial instruments include restricted cash, accounts and other receivables, accounts payable, accrued liabilities, notes payable, long-term debt and redeemable common stock warrants. The fair values of the Company’s financial instruments were not materially different from their carrying or contract values at September 30, 2003.

Fiscal and Interim Periods

      The Company’s fiscal year ends on September 30. The Company operates on a 13-period fiscal year consisting of three, four-week periods in its first interim period; three, four-week periods in its second interim period; four, four-week periods in its third interim period; and the balance of the fiscal year of approximately three, four-week periods in its fourth interim period.

(3)  Employee Stock Ownership Plan (ESOP) and Stock Ownership Trust

      On December 19, 2001, the Company adopted the Alion Science and Technology Corporation Employee Ownership, Savings and Investment Plan (the “Plan”) and the Alion Science and Technology Corporation Employee Ownership, Savings and Investment Trust (the “Trust”). The Plan, a tax qualified retirement plan, includes an ESOP component and a non-ESOP component. In March 2003, the Company filed an application for a determination letter from the Internal Revenue Service that the Plan and Trust qualify under Sections 401(a) and 501(a) of the Internal Revenue Code of 1986, as amended. The Company believes that the Plan and Trust is designed and is currently being operated in compliance with the applicable requirements of the IRC.

(4)  Pensions and Postretirement Benefits

      The Company sponsors a medical benefits plan providing certain medical, dental, and vision coverage to eligible employees and former employees. The Company has a self-insured funding policy with a stop-loss limit under an insurance agreement.

      The Company also provides postretirement medical benefits for employees who meet certain age and service requirements. Retiring employees may become eligible for those benefits at age 55 if they have 20 years of service, or at age 60 with 10 years of service. The plan provides benefits until age 65 and requires employees to pay one-quarter of their health care premiums. A small, closed group of employees is eligible for coverage after age 65. These retirees contribute a fixed portion of the health care premium.

ALION SCIENCE AND TECHNOLOGY CORPORATION

Notes to Consolidated Financial Statements — (Continued)

      Following is a reconciliation of the plan’s funded status with the accrued benefit cost shown on the consolidated balance sheet:

September 30, 2003

(In thousands)
Accumulated postretirement benefit obligation:
Retirees	$849
Fully eligible active plan participants	717
Other active plan participants	1,372

$2,938

Reconciliation of beginning and ending benefit obligation:
Benefit obligation at beginning of period	$3,113
Service cost	74
Interest cost	156
Actuarial gain	(381)
Benefits paid	(24)

Benefit obligation at September 30	$2,938

Change in fair value of plan assets:
Fair value of plan assets at October 1, 2002 and September 30, 2003	—
Funded status of the plan:
Obligation at September 30, 2003	(2,938)
Unrecognized net loss (gain)	(381)

Accrued postretirement benefits recognized in the consolidated balance sheets	$(3,319)

      The components of net periodic postretirement benefit cost for the year ended September 30, 2003 are as follows (in thousands):

2003

Service cost	$74
Interest cost	156

Net periodic postretirement benefit cost	$230

      Net periodic postretirement benefit cost for the period ended September 30, 2002 was zero.

      The health care cost trend rates used to determine the accumulated postretirement benefit obligation are 11.0% in fiscal year 2003, decreasing each year to an ultimate of 5.5% per year in fiscal 2014. Based on the number of employees currently participating in these plans, it is estimated that a 1% increase each year in the health care cost trend rates would result in increases of $0.029 million in the service and interest cost components of the net periodic postretirement benefit cost and $0.22 million in the accumulated postretirement benefit obligation. Similarly, a 1% decrease each year in the health care cost trend rates would result in decreases of $0.026 million in the service and interest cost components of the net periodic postretirement benefit cost and $0.2 million in the accumulated postretirement benefit obligation. The discount rate used to measure the accumulated postretirement benefit obligation at September 30, 2003 was 6.25%.

ALION SCIENCE AND TECHNOLOGY CORPORATION

Notes to Consolidated Financial Statements — (Continued)

(5) Earnings (Loss) Per Share

      Pro forma earnings (loss) per share has been computed as though the 2,575,408 shares sold by the Company to the employee stock ownership plan (ESOP) component of its Employee Ownership Savings and Investment Plan (KSOP) on December 20, 2002 to fund the Transaction described in Note 1 were outstanding for the entire period presented. Prior to the sale of shares of common stock to the ESOP, the Company’s capital structure consisted of 100 shares of common stock issued and outstanding. Accordingly, historical earnings per share information for periods prior to the Transaction has not been presented as it is not indicative of the Company’s capital structure.

      Loss per share excludes the impact of warrants and stock appreciation rights described herein as this impact would be anti-dilutive for all periods presented.

(6) Shareholder’s Equity, Subject to Redemption

      The Company’s common stock is owned by the Alion Science and Technology Corporation Employee Ownership, Savings and Investment Trust (the Trust). The Company provides a put option to any participant or beneficiary who receives a distribution of common stock which permits the participant or beneficiary to sell such common stock to the Company during certain periods, at the then current market value per share, which was at $14.71 per share as of September 30, 2003. Accordingly, all of the Company’s equity is classified as subject to redemption in the accompanying consolidated balance sheets. The per share market value is determined based upon a valuation performed by an independent, third-party firm. The Company may allow the Trust to purchase shares of common stock tendered to the Company under the put option.

      Certain participants have the right to sell their shares distributed from the participant’s account that were acquired on the closing date of the Transaction at a value per share equal to the greater of the original purchase price and the then current market value of the common stock.

(7) Goodwill and Intangible Assets

      The Company accounts for goodwill and other intangible assets in accordance with the provisions of SFAS No. 142, which requires, among other things, the discontinuance of goodwill amortization. In addition, goodwill is to be reviewed at least annually for impairment. The Company has elected to perform this review annually at the end of each fiscal year.

      As a result of the Transaction, the Company recorded goodwill of approximately $63.6 million, which is subject to the aforementioned annual impairment review. During fiscal year 2003, goodwill increased by $1.9 million as a result of recording additional obligations related to earnout arrangements. In addition, the Company recorded intangible assets of approximately $30.6 million, comprised primarily of purchased contracts. The intangible assets have an estimated useful life of three years and are being amortized using the straight-line method.

(8) Long-term Debt

      On December 20, 2002, the Company executed a senior credit agreement among LaSalle Bank National Association, US Bank, National Cooperative Bank, Orix Financial Services, Inc. and BB&T Bank to refinance and replace IITRI’s prior credit arrangements and to finance, in part, the Transaction. The senior credit facility consists of a $25.0 million revolving credit facility and a $35.0 million term loan. All principal obligations under the revolving credit facility are to be repaid in full no later than December 20, 2007. The senior credit facility is secured by a first priority, perfected security interest in all of the Company’s current and future tangible and intangible property. As of September 30, 2003, the Company had no amount borrowed under the revolving credit facility.

ALION SCIENCE AND TECHNOLOGY CORPORATION

Notes to Consolidated Financial Statements — (Continued)

      The remaining principal repayments of (taking into account previous repayments) $29.25 million under the term loan will be payable in quarterly installments, yielding annual fiscal year repayments in the following amounts:

Fiscal Year Ending September 30,:	(In thousands)

2004	$5,000
2005	$6,875
2006	$8,250
2007	$8,875
2008	$250

      For the periods until the receipt of the compliance certificate and audited financial statements for the fiscal year ended September 30, 2003, the Company’s borrowings under the senior credit facility will bear interest at either of two floating rates: a per year rate equal to the Eurodollar rate plus 350 basis points, or the prime rate (base rate) plus 200 basis points. After the lenders’ receipt of the Company’s audited financial statements for the fiscal year ended September 30, 2003, the interest rate will be reset to equal either the Eurodollar rate or the prime rate (base rate) plus a margin which will vary depending on the Company’s leverage ratio.

      Effective February 14, 2003, the Company exercised its right to elect that the term note will bear interest at a Eurodollar rate. This election does not affect the interest rate applicable to amounts borrowed under the revolving line of credit. As a result, interest under the term note was payable at the prime rate (base rate) plus 200 basis points until February 14, 2003. Thereafter and until the lenders’ receipt of the Company’s audited financial statements for fiscal year ending September 30, 2003, the term note bears interest at the Eurodollar rate plus 350 basis points.

      The Company entered into an interest rate cap agreement effective as of February 3, 2003 with one of its senior lenders. Under this agreement, the Company’s maximum effective rate of interest payable on the first $25 million of principal under of its term note will not exceed 6%. Any interest the Company pays on the first $25 million of principal in excess of 6% will be calculated and reimbursed to the Company semiannually by the senior lender pursuant to the cap agreement. This cap agreement expires February 3, 2007. The cap agreement had a fair value of $88,000 as of September 30, 2003, which has been recorded in the accompanying consolidated balance sheet.

      On December 20, 2002, the Company paid $1.7 million to obtain a senior credit facility that includes a $35 million Senior Term Note and a $25 million revolving credit facility. The Company is using the effective interest method to accrete the value of long-term debt, which was recorded as debt discount, to its face value. As of September 30, 2003, the Company had recognized $.353 million of interest expense related to this pre-payment.

      On December 20, 2002, the Company issued to IITRI a mezzanine note securities purchase agreement with a face value of approximately $20.3 million (mezzanine note). The mezzanine note served as part of the consideration for the Transaction. The Company is required to pay interest on the mezzanine note at a rate of 12% per year, based on a 360-day year of twelve 30-day months. Interest is payable quarterly in cash. The Company is required to pay the outstanding principal amount of the mezzanine note in a lump sum on December 20, 2008. The Mezzanine Note is subordinate to the senior credit facility, but ranks senior to the subordinated note.

      Also, on December 20, 2002, the Company issued a seller note to IITRI under a seller note securities purchase agreement (subordinated note) with a face value of $39.9 million. The subordinated note served as part of the purchase price for the Transaction. The subordinated note bears interest at a rate of 6% per year through December 2008 payable quarterly by the issuance of non-interest bearing notes (paid-in-kind notes or

ALION SCIENCE AND TECHNOLOGY CORPORATION

Notes to Consolidated Financial Statements — (Continued)

PIK notes) maturing at the same time as the subordinated note. The issuance of the PIK notes will have the effect of deferring the underlying cash interest expense on the subordinated note, but because the PIK notes will not themselves bear interest, they will not have the effect of compounding any interest on these interest payment obligations. Commencing December 2008, the subordinated note will bear interest at 16% per year payable quarterly in cash through the time of repayment in full of the subordinated note. Principal on the subordinated note will be payable in equal installments of $19.95 million in December 2009 and December 2010; the PIK notes are also due in equal installments of $7.2 million on these same dates.

      On December 20, 2002, the Company entered into a deferred compensation agreement with Dr. Atefi its President, CEO and Chairman, as a condition to completing the Transaction. Under the deferred compensation agreement, Dr. Atefi is entitled to a payment of approximately $857,000 on December 20, 2008, plus 12% cash interest per year.

      Under the terms of the Senior Credit Facility and Mezzanine Note, the Company is subject to covenants including financial covenants with respect to minimum fixed charge coverage, maximum total senior leverage, maximum total leverage, maximum capital expenditures, minimum EBITDAE, as defined, and other customary covenants. As of September 30, 2003, the Company was in compliance with these financial covenants.

      In summary, for the aforementioned debt agreements, the remaining annual fiscal year repayments (at face amount before debt discount) are as follows as of September 30, 2003 (in thousands):

Principal payments	2004	2005	2006	2007	2008	2009	2010	2011	Total

Senior term note	$5,000	$6,875	$8,250	$8,875	$250				$29,250
Mezzanine note and agreement with officer						21,200			21,200
Subordinated note							19,950	19,950	39,900

Total principal payments	$5,000	$6,875	$8,250	$8,875	$250	$21,200	$19,950	$19,950	$90,350

(9) Redeemable Common Stock Warrants

      In connection with the issuance of the Mezzanine Note, Subordinated Note, and the Deferred Compensation Agreement described in Note 8, the Company issued 524,229, 1,080,437, and 22,062, respectively, detachable redeemable common stock warrants (the Warrants) to the holders of those instruments. The Warrants have an exercise price of $10 per share and are exercisable until December 20, 2008 for the warrants associated with the Mezzanine Note and the Deferred Compensation Agreement and until December 20, 2010 for the warrants associated with the Subordinated Note. In addition, the Warrants enable the holders to sell the warrants back to the Company, at predetermined times, at the then current fair value of the common stock less the exercise price. Accordingly, the warrants are classified as debt instruments in accordance with Emerging Issues Task Force Issue No. 00-19, Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock. The estimated fair value of the Warrants of approximately $10.3 million on the date of issuance was recorded as a discount to the face value of the notes issued and as a liability in the accompanying consolidated balance sheet. The estimated fair value of the Warrants was $14.8 million as of September 30, 2003. Changes in the estimated fair value of the Warrants are recorded as interest expense in the accompanying consolidated statements of operations.

ALION SCIENCE AND TECHNOLOGY CORPORATION

Notes to Consolidated Financial Statements — (Continued)

(10) Leases

      Future minimum lease payments under non-cancelable operating leases for buildings, equipment, and automobiles at September 30, 2003, are as follows:

Fiscal Year Ending:	(In thousands)

2004	$8,293
2005	$7,477
2006	$5,385
2007	$5,173
2008	$5,188
and thereafter	$7,460

$38,976

      Rent expense under operating leases was $8.2 million for the year ended September 30, 2003.

(11) Fixed Assets

      Fixed assets at September 30 consisted of the following:

	2003	2002

	(In thousands)
Buildings and building improvements	$—	$—
Leasehold improvements	626	—
Equipment and software	9,784	—

Total cost	10,410	—
Less accumulated depreciation and amortization	1,714	—

Net fixed assets	$8,696	$—

      Depreciation and leasehold amortization expense for fixed assets was approximately $1.7 million for fiscal year ended September 30, 2003.

(12) Stock Appreciation Rights

      Alion’s board of directors adopted a Stock Appreciation Rights (SAR) Plan in November 2002. The SAR plan has a term of ten years. Awards may be granted under the plan to directors, officers, and employees. Outstanding SAR awards cannot exceed the equivalent of 10% of the Company’s outstanding shares of common stock on a fully diluted basis. A grantee has the right to receive payment upon exercise equal to the difference between the appraised value of a share of Alion common stock as of the grant date and the appraised value of a share of Alion common stock as of the exercise date based on the most recent valuation of the shares of common stock held by the ESOP. Awards vest at 20% per year for employees. Awards to members of the Company’s board of directors, other than Dr. Atefi, vest ratably over each member’s then-current term of office. SARs may be exercised at any time after grant to the extent they have vested. As of September 30, 2003, the Company had 92,750 outstanding SARs with an exercise price of $10.00 per share. All grants were effective December 23, 2002 except for 300 SARs issued in May 2003 and 300 issued in June 2003. The Company recognized approximately $0.2 million in compensation expense through September 30, 2003 related to this plan.

ALION SCIENCE AND TECHNOLOGY CORPORATION

Notes to Consolidated Financial Statements — (Continued)

(13) Phantom Stock Program

      In February 2003, the compensation committee of Alion’s board of directors approved the Company’s phantom stock plan which was subsequently adopted by the full board of directors. Phantom stock refers to hypothetical shares of Alion common stock. Upon vesting, recipients are entitled to receive an amount of money equal to the product of the number of hypothetical shares vested and the then-current value of Alion common stock, based on the most recent valuation of the shares of common stock held by the ESOP.

      The phantom stock plan has a term of ten years. The board of directors and the compensation committee may each grant key management employees awards of phantom stock. On February 11, 2003, the Company issued 171,000 shares of phantom stock to five executive officers of the Company. On November 11, 2003, the Company issued 49,286 shares of phantom stock to executive officers and senior management of the Company. The phantom stock awards vest according to the following schedule:

	The Vested Amount for Grant in

Anniversary from Grant Date	February 2003	November 2003

1st	—	20%
2nd	—	20%
3rd	50%	20%
4th	25%	20%
5th	25%	20%

      As of September 30, 2003, the Company had 171,000 shares of phantom stock outstanding with an exercise price of $10.00 per share. The Company recognized approximately $0.4 million in compensation expense associated with this plan during the year ended September 30, 2003.

(14) Segment Information and Customer Concentration

      The Company operates in one segment, delivering a broad array of scientific and engineering expertise to research and develop technological solutions for problems relating to national defense, public health and safety under contracts with the federal government, state and local governments, and commercial customers. The Company’s federal government customers typically exercise independent contracting authority, and even offices or divisions within an agency or department may directly, or through a prime contractor, use the Company’s services as a separate customer so long as that customer has independent decision-making and contracting authority within its organization.

      Contract receivables from agencies of the federal government represented approximately $42.1 million, or 98%, of accounts receivable at September 30, 2003. Contract revenues from agencies of the federal government represented approximately 99% of total contract revenues during the year ended September 30, 2003.

(15) Acquisition Information

      On December 20, 2002, Alion acquired substantially all of the assets and certain of the liabilities of IITRI, excluding the assets and liabilities of IITRI’s Life Sciences Operation for approximately $127.3 million as described in Note 1. In connection with the acquisition, the Company formed the KSOP, which has an ESOP component. The ESOP trustee, State Street Bank and Trust Company, used the proceeds from the ESOP aggregating approximately $25.8 million to acquire approximately 2.58 million shares or 100% of the Company’s outstanding common stock. The Company used the funds from the sale of common stock to the ESOP and proceeds from the other debt instruments described in Note 8, to fund the Transaction. The acquisition was accounted for using the purchase method. The acquisition occurred on the last day of the Company’s first interim period in fiscal 2003, and accordingly, the accompanying consolidated statements of

ALION SCIENCE AND TECHNOLOGY CORPORATION

Notes to Consolidated Financial Statements — (Continued)

operations exclude the results of operations of the acquired business prior to the acquisition. The purchase price has been allocated to the acquired assets and assumed liabilities based on their estimated fair values at the date of acquisition.

      Prior to the Transaction, the Company’s activities had been organizational in nature. The consolidated balance sheet as of September 30, 2002 reflects this level of activity.

      The following unaudited pro forma summary information presents the results of operations as if the acquisition had been completed at the beginning of the periods presented and are not necessarily indicative of the results of operations that would have been achieved had the acquisition been completed at the beginning of the periods specified, nor are they necessarily indicative of future operating results.

	Fiscal Years Ended

	September 30,	September 30,
	2003	2002

	(in thousands)
Revenue	$213,182	$201,738
Net loss	$(20,748)	$(13,822)
Net loss per share	(7.83)	(5.37)

(16) Related Party Transactions

      In October 2002, the Company issued a promissory note to an officer for $1,000. The Company loaned $1,000 to the Trust and received a promissory note. The Trust purchased the initial 100 shares of common stock issued by the Company for $1,000. Subsequently, the promissory note to an officer has been redeemed.

      On March 28, 2003, an officer of the Company purchased a portion of the Company’s mezzanine note owned by IITRI for $750,000, its face value, along with warrants to purchase 19,327 shares of Alion’s common stock at an exercise price of $10.00 per share. On November 12, 2003, the Company purchased the mezzanine note and warrants from the officer for an aggregate purchase price of $1,034,020.

(17) Commitments and Contingencies

     Legal Proceedings

      The Company is involved in various claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect upon the financial position, results of operations, or liquidity of the Company.

     AB Technologies Lawsuit

      On September 16, 2002, IITRI filed a lawsuit against Clyde Andrews and William Bewley, former shareholders of AB Technologies, Inc., in the U.S. District Court for the Eastern District of Virginia. IITRI acquired substantially all of the assets of AB Technologies in February 2000.

      The lawsuit sought to compel the defendants to submit disputed issues to an independent accounting firm, in accordance with the terms of the asset purchase agreement. The Company also sought declaratory judgment that it is entitled to a downward adjustment to the purchase price and a finding that it properly computed the earnout required by the asset purchase agreement.

      Messrs. Andrews and Bewley filed a lawsuit against IITRI for breach of the AB Technologies asset purchase agreement claiming at least $8.2 million in damages. The Andrews-Bewley lawsuit was removed to federal court and consolidated into IITRI’s lawsuit. The federal court stayed the litigation and ordered both parties to submit the dispute to the independent accounting firm of Grant Thornton for arbitration. The

ALION SCIENCE AND TECHNOLOGY CORPORATION

Notes to Consolidated Financial Statements — (Continued)

consolidated federal action was subsequently dismissed without prejudice. The arbitration hearing was held in October and November 2003. Alion expects a decision before the end of 2003. Alion assumed responsibility for and acquired all claims under both of these lawsuits, and ensuing arbitration, as part of its acquisition of IITRI’s assets.

      Other than the foregoing actions, the Company is not involved in any legal proceeding other than routine legal proceedings occurring in the ordinary course of business. The Company believes that these routine legal proceedings, in the aggregate, are not material to its financial condition and results of operations.

     Government Audits

      The amount of government contract revenue and expense reflected in the consolidated financial statements attributable to cost reimbursement contracts is subject to audit and possible adjustment by the Defense Contract Audit Agency (DCAA). The government considers the Company to be a major contractor and DCAA maintains an office on site to perform its various audits throughout the year. DCAA has concluded its audits of the Company’s indirect expense rates and cost accounting practices through fiscal year 2001. There were no significant cost disallowances for the fiscal years ended September 30, 2000 and 2001.

(18) Interim Period Information (Unaudited, in thousands)

      See Note 1 for a description of the Company’s interim periods.

	2003				2002

	1st	2nd	3rd	4th	from inception

Revenue	$—	$49,005	$65,134	$51,778	$—
Net income (loss)	$(41)	$(3,075)	$(2,693)	$(6,807)	$(91)

(19) Subsequent Events

     Acquisition of Innovative Technology Solutions Corporation.

      On October 31, 2003, Alion acquired 100% of all the outstanding shares of ITSC for $4.0 million. The transaction is also subject to an earnout provision not-to-exceed $2.5 million. ITSC is a New Mexico corporation with approximately 53 employees, the majority of whom are located in New Mexico. ITSC provides nuclear safety and analysis services to the U.S. Department of Energy (DOE) as well as to the commercial nuclear power industry.

      On November 12, 2003, Alion repurchased, $0.75 million of mezzanine note and all 19,327 of the associated warrants from an officer for the aggregate purchase price of $1,034,020 as described in Note 16 above.

Consolidated Financial Statement Schedule

Schedule II — Valuation and Qualifying Accounts (in thousands)

	Balance at	Credited to	Credited to
Allowance for Doubtful	Beginning of	Costs and	Contract		Balance at
Accounts Receivable	Year	Expenses	Revenue	Deductions(2)	End of Year

Fiscal year ended 2002	$—	$—	$—	$—	$—
Fiscal year ended 2003(1)	3,414	(525)	(18)	387	2,484

(1)	Beginning balance recorded pursuant to allocation of purchase price to assets acquired and liabilities assumed in Alion’s acquisition of the Selected Operations of IITRI.

(2)	Accounts receivable written off against the allowance for doubtful accounts.

ALION SCIENCE AND TECHNOLOGY CORPORATION

Notes to Consolidated Financial Statements — (Continued)

Independent Auditors’ Report

The Board of Governors
IIT Research Institute:

We have audited the accompanying consolidated balance sheets of Selected Operations of IIT Research Institute as of September 30, 2001 and 2002, and the related consolidated statements of income, changes in owner’s net investment, and cash flows for each of the years in the three-year period ended September 30, 2002. In connection with our audits of the consolidated financial statements, we also have audited the consolidated financial statement schedule listed in the accompanying Index to Financial Statements. These consolidated financial statements and consolidated financial statement schedule are the responsibility of Selected Operations of IIT Research Institute’s management. Our responsibility is to express an opinion on these consolidated financial statements and consolidated financial statement schedule based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Selected Operations of IIT Research Institute as of September 30, 2001 and 2002, and the results of their operations and their cash flows for each of the years in the three-year period ended September 30, 2002, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, the related consolidated financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

/s/ KPMG LLP

Chicago, Illinois
December 6, 2002 except as to note 13,
which is as of December 20, 2002

ALION SCIENCE AND TECHNOLOGY CORPORATION

Notes to Consolidated Financial Statements — (Continued)

SELECTED OPERATIONS OF IIT RESEARCH INSTITUTE

Consolidated Balance Sheets

As of September 30, 2002 and 2001

	September 30,

	2002	2001

	(In thousands)
Assets
Current assets:
Cash	$396	$—
Restricted cash	512	2,396
Accounts receivable	51,735	57,764
Other receivables	929	1,591

	52,664	59,355
Less allowance for doubtful accounts and contract losses	3,613	3,260

Net accounts receivable	49,051	56,095

Other current assets	2,965	1,619

Total current assets	52,924	60,110
Other assets	853	853
Fixed assets, net	8,388	5,835
Goodwill, less accumulated amortization	8,931	9,511

Total assets	$71,096	$76,309

Liabilities and Owner’s Net Investment
Current liabilities:
Bank overdraft	$—	$2,156
Current portion of long-term debt	3,330	141
Trade accounts payable	9,890	8,965
Accrued payroll and related liabilities	12,058	8,722
Advance payments	512	2,396
Billings in excess of costs and estimated earnings on uncompleted contracts	1,703	3,699
Due to the Illinois Institute of Technology	72	775
Current portion of deferred gain on sale of building to the Illinois Institute of Technology	487	493

Total current liabilities	28,052	27,347
Long-term debt, excluding current portion	1,654	11,886
Accrued post-retirement benefit obligation	1,520	1,345
Long-term deferred gain on sale of building to the Illinois Institute of Technology excluding current portion	3,523	4,054

Total liabilities	34,749	44,632
Owner’s net investment	36,347	31,677

Total liabilities and owner’s net investment	$71,096	$76,309

See accompanying notes to consolidated financial statements.

SELECTED OPERATIONS OF IIT RESEARCH INSTITUTE

Consolidated Statements of Income

For the years ended September 30, 2002, 2001, and 2000

	Year ended September

	2002	2001	2000

	(In thousands)
Contract revenue	$201,738	$193,152	$156,137
Direct contract expenses	147,377	140,555	111,122

Excess of contract revenue over direct contract expenses	$54,361	$52,597	$45,015

Operating expenses:
Indirect contract expenses	$11,153	$13,145	$12,348
Research and development	575	435	547
General and administrative	25,363	16,352	15,132
Rental and occupancy expense	7,796	7,083	7,536
Depreciation and amortization	3,447	3,488	3,754
Bad debt expense	154	1,223	324

	$48,488	$41,726	$39,641

Operating income	5,873	10,871	5,374
Other income (expense):
Interest income	40	50	105
Interest expense	(563)	(895)	(1,389)
Equity in loss of affiliate	—	—	(498)
Gain on sale of land	—	—	1,319
Other	(63)	(277)	(231)

Income before income taxes	$5,287	$9,799	$4,680
Income tax expense	(589)	(302)	(398)

Net income	$4,698	$9,497	$4,282

See accompanying notes to consolidated financial statements.

SELECTED OPERATIONS OF IIT RESEARCH INSTITUTE

Consolidated Statements of Changes in Owner’s Net Investment

For the years ended September 30, 2000, 2001, and 2002

Owner’s Net
Investment

(In thousands)
Balance at September 30, 1999	$26,787
Net Income	4,282
Distributions to the Illinois Institute of Technology	(1,315)
Unreimbursed losses and capital funding of Life Sciences Operation	(2,135)

Balance at September 30, 2000	$7,619
Net Income	9,497
Distributions to the Illinois Institute of Technology	(1,585)
Unreimbursed losses and capital funding of Life Sciences Operation	(3,854)

Balance at September 30, 2001	$31,677
Net income	4,698
Distributions to the Illinois Institute of Technology	(887)
Unreimbursed losses and capital funding from Life Sciences Operation	859
Balance at September 30, 2002	$36,347

See accompanying notes to consolidated financial statements.

SELECTED OPERATIONS OF IIT RESEARCH INSTITUTE

Consolidated Statements of Cash Flow

For the years ended September 30, 2002, 2001, and 2000

	Year ended September 30,

	2002	2001	2000

	(In thousands)
Cash flows from operating activities:
Net Income (loss)	$4,698	$9,497	$4,282
Adjustments to reconcile net income loss to net cash provided by (used in) operating activities:
Depreciation and amortization	3,447	3,488	3,754
Gain in investments	(77)	—	—
Equity in loss of affiliate	—	—	498
Amortization of deferred gain on sale of building to the Illinois Institute of Technology	(486)	(379)	—
Gain on sale of land	—	—	(1,319)
Loss on disposal of fixed assets	—	84	—
Changes in assets and liabilities, net of effect of acquisitions:
Accounts receivable, net	5,927	378	(8,369)
Other assets	(654)	(365)	1,088
Trade accounts payable and accrued liabilities	4,384	(1,696)	(136)
Other liabilities	(2,526)	(3,100)	(5,104)

Net cash provided by (used in) operating activities	14,713	7,907	(5,306)

Net cash flows from investing activities:
Proceeds from sale of land	—	—	2,328
Proceeds from sale of building to the Illinois Institute of Technology, net	—	12,181	—
Capital expenditures	(3,643)	(1,940)	(2,795)
Cash paid for acquisition of net assets of AB Tech	—	(378)	(2,500)
Cash paid for Daedelic	(823)	—	—

Net cash provided by (used in) investing activities	(4,466)	9,863	(2,967)

Cash flows from financing activities:
Increase in (repayment of) bank overdraft	(2,156)	2,156	855
Net borrowings (repayments) under revolving bank credit agreement	(7,526)	(10,838)	14,373
Payments under notes payable	(141)	(3,649)	(6,817)
Distributions to the Illinois Institute of Technology	(887)	(1,585)	(1,315)
Unreimbursed losses and capital funding (of) from Life Sciences Operation	859	(3,854)	(2,135)
Cash transferred to Alion in conjunction with the sale of the Business to Alion	—	—	—

Net cash provided by (used in) financing activities	(9,851)	(17,770)	4,961

Net increase (decrease) in cash	396	—	(3,312)
Cash at beginning of period	—	—	3,312

Cash at end of period	$396	$—	$—

Supplement disclosure of cash flow information:
Cash paid for interest	$776	$1,561	$1,318
Cash paid for income taxes	489	570	—
Supplemental disclosure of noncash financing activities:
Debt incurred related to earnout provisions of acquisitions	$624	$579	$2,952

See accompanying notes to consolidated financial statements.

SELECTED OPERATIONS OF IIT RESEARCH INSTITUTE

Notes to Consolidated Financial Statements

(1) Nature of Organization and Business

      IIT Research Institute (IITRI) is a not-for-profit membership corporation working for the advancement of knowledge and the beneficial application of science and engineering to meet the needs of society. IITRI’s articles of incorporation provide that in addition to its primary purpose, it will support and assist the Illinois Institute of Technology and, in the event of dissolution, IITRI’s assets are to be distributed to the Illinois Institute of Technology. In addition to its Chicago facilities, IITRI maintains offices in, amongst other places, McLean and Alexandria, Virginia; Lanham, Annapolis, and Waldorf, Maryland; Rome, New York; West Conshohocken, Pennsylvania; and Huntsville, Alabama.

      In October 2001, Alion Science and Technology Corporation, (formerly known as Beagle Holdings, Inc.) (Alion), a for-profit S Corporation, was incorporated in the state of Delaware for the purpose of purchasing substantially all of the assets and liabilities of IITRI (Selected Operations of IIT Research Institute or the Business). The Business includes substantially all of the assets and liabilities of IITRI with the exception of those assets and liabilities associated with IITRI’s Life Sciences Operation.

      As described in Note 13, on December 20, 2002 Alion purchased the Business.

(2) Basis of Presentation and Principles of Consolidation

      The consolidated financial statements of the Business have been carved out from the consolidated financial statements of IITRI using the historical results of operations and bases of the assets and liabilities of the transferred operations and give effect to certain allocations of expenses from IITRI to Life Sciences Operation. Such expenses represent costs related to general and administrative services that IITRI has provided to Life Sciences Operation including interest, accounting, tax, legal, human resources, information technology, and other corporate and infrastructure services. The costs of these services have been allocated to Life Sciences Operation using relative percentages of revenues, operating expenses and headcount, and other reasonable methods, and have been excluded in preparing the Business’ financial statements. Allocations of expenses are estimates based on management’s best assessment of actual expenses incurred by Life Sciences Operation. It is management’s opinion that the expenses charged to Life Sciences Operation and the underlying assumptions used to determine the expenses are reasonable. These allocations and estimates are not necessarily indicative of the costs and expenses that would have resulted had the Business been operated as a separate entity in the past, or of the costs the Business may incur in the future.

      The consolidated financial statements are prepared on the accrual basis of accounting and include the accounts of the Business and its wholly owned subsidiary Human Factors Applications, Inc. (HFA). All significant intercompany accounts have been eliminated in consolidation.

      The consolidated financial statements may not be indicative of the Business’ financial position, operating results, or cash flows in the future or what the Business’ financial position, operating results, and cash flows would have been had the Business been a separate, stand-alone entity during the periods presented. The consolidated financial statements do not reflect any changes that will occur in the Business’ funding or operations as a result of the Business becoming a stand-alone entity.

(3) Summary of Significant Accounting Policies

Use of Estimates

      The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of financial statements and the reported amounts of revenue and expenses during the reporting period.

SELECTED OPERATIONS OF IIT RESEARCH INSTITUTE

Notes to Consolidated Financial Statements — (Continued)

      Actual results are likely to differ from those estimates, but the Business’ management does not believe such differences will materially affect the Business’ financial position, results of operations, or cash flows.

Fiscal and Interim Periods

      The Business’ fiscal years end on September 30 and consist of 52 weeks. Interim periods were determined based upon the Business’ thirteen internal period closings, each of which ends on a Friday. During the fiscal year ended September 30, 2000, the interim periods ended on December 24, 1999, and March 17, July 7, and September 30, 2000. During the fiscal year ended September 30, 2001, the interim periods ended on December 22, 2000, and March 16, July 6, and September 30, 2001. During the fiscal year ended September 30, 2002, the interim periods ended on December 21, 2001, March 15, July 5, and September 30, 2002. For the fiscal year ending September 30, 2003, the first interim period ended on December 20, 2002. While the actual number of days within each interim period will vary from fiscal year to year, the first, second, and fourth interim periods will include approximately 12 weeks while the third interim period will include approximately 16 weeks. Accordingly, comparisons between interim periods will need to consider the differing length of the third interim period.

Unaudited Financial Information

      The interim period information included in the consolidated financial statements and Note 12 has been prepared by the Business and are unaudited. In the opinion of management, this financial information has been prepared in conformity with accounting principles generally accepted in the United States of America and reflects all adjustments necessary for a fair statement of the Business’ results of operations. All such adjustments are of a normal recurring nature.

Revenue Recognition

      The Business’ revenue results from contract research and other services under a variety of contracts, some of which provide for reimbursement of cost plus fees and others which are fixed-price or time-and- material type contracts. The Business generally recognizes revenue when a contract has been executed, the contract price is fixed or determinable, delivery of the services or products has occurred and collectibility of the contract price is considered probable.

      Revenue on cost-plus contracts is recognized as costs are incurred and include a proportionate share of the fees earned.

      The percentage of completion method is used to recognize revenue on fixed-price contracts generally based on costs incurred in relation to total estimated costs. From time to time, facts develop that require the Business to revise its estimated total costs or revenues expected. The cumulative effect of revised estimates is recorded in the period in which the facts requiring revisions become known. The full amount of anticipated losses on any type of contract are recognized in the period in which they become known.

      Under time-and-material contracts, labor and related costs are reimbursed at negotiated, fixed hourly rates. Revenue on time-and-material contracts is recognized at contractually billable rates as labor hours and direct expenses are incurred.

      Contracts with agencies of the federal government are subject to periodic funding by the contracting agency concerned. Funding for a contract may be provided in full at inception of the contract or ratably throughout the term of the contract as the services are provided. If funding is not assessed as probable, revenue recognition is deferred until realization is probable.

      Contract costs on U.S. Government contracts, including indirect costs, are subject to audit by the federal government and adjustment pursuant to negotiations between the Business and government representatives.

SELECTED OPERATIONS OF IIT RESEARCH INSTITUTE

Notes to Consolidated Financial Statements — (Continued)

All of the Business’ federal contract indirect costs have been audited and agreed upon through fiscal year 2000. Contract revenue on U.S. Government contracts have been recorded in amounts that are expected to be realized upon final settlement.

      The Business recognizes revenue on unpriced change orders as expenses are incurred only to the extent that the Business expects it is probable that such costs will be recovered. The Business recognizes revenue in excess of costs on unpriced change orders only when management can also reliably estimate the amount of excess and experience provides a sufficient basis for recognition. The Business recognizes revenue on claims as expenses are incurred only to the extent that the Business expects it is probable that such costs will be recovered and the amount of recovery can be reliably estimated.

Restricted Cash

      Restricted cash represents short-term restricted cash received from a customer as an advance payment on a contract. This short-term restricted cash is utilized as work is performed in accordance with the contract.

Costs and Estimated Earnings in Excess of Billings and Billings in Excess of Costs and Estimated Earnings

      Costs and estimated earnings in excess of billings on uncompleted contracts represent accumulated project expenses and fees which have not been invoiced to customers as of the date of the consolidated balance sheet. These amounts, which are included in accounts receivable, are stated at estimated realizable value and aggregated $24.2 million and $12.5 million at September 30, 2001 and 2002, respectively. Billings in excess of costs and estimated earnings and advance collections from customers represent amounts received from or billed to commercial customers in excess of project revenue recognized to date. Costs and estimated earnings in excess of billings on uncompleted contracts at September 30, 2001 and 2002 include $0.6 million and $2.9 million, respectively, related to costs incurred on projects for which the Business has been requested by the customer to begin work under a new contract or extend work under an existing contract, but for which formal contracts or contract modifications have not been executed. In addition, billed receivables at September 30, 2001 and 2002 include $0.6 million of final bills that are not expected to be collected within one year.

Goodwill

      Goodwill, which represents the excess of purchase price over fair value of net assets acquired, is amortized on a straight-line basis over the expected periods to be benefited, generally 7 years. The Business assesses the recoverability of this intangible asset by determining whether the amortization of the goodwill balance over its remaining life can be recovered through undiscounted future operating cash flows of the acquired operation. The amount of goodwill impairment, if any, is measured based on projected discounted future operating cash flows using a discount rate commensurate with the risks involved. The assessment of the recoverability of goodwill will be impacted if estimated future operating cash flows are not achieved.

Property, Plant, and Equipment

      Buildings, leasehold improvements, and equipment are recorded at cost. Expenditures for maintenance and repairs are charged to current operations. Buildings and equipment are depreciated over their estimated useful lives (40 years for buildings and 3 to 15 years for the various classes of equipment) generally using the straight-line method. Leasehold improvements are amortized on the straight-line method over the shorter of the assets’ estimated useful life or the life of the lease. Upon sale or retirement of an asset, costs and related accumulated depreciation are deducted from the accounts, and the gain or loss is recognized in the consolidated income statement.

SELECTED OPERATIONS OF IIT RESEARCH INSTITUTE

Notes to Consolidated Financial Statements — (Continued)

Income Taxes

      Under Subchapter S of the Internal Revenue Code, the stockholder of the Company will include the Company’s income in its own income for federal and most state income tax purposes. Accordingly, the Company is not subject to federal and most state income taxes.

      IITRI has received a determination letter from the Internal Revenue Service which indicates it is exempt from income taxes under Section 501(c)(3) of the Internal Revenue Code except for taxes pertaining to unrelated business income. Accordingly, the accompanying consolidated financial statements do not include provisions for income taxes except as described below.

      HFA, the Business’ for-profit subsidiary, accounts for income taxes under the asset and liability method. HFA recognizes deferred tax assets and liabilities based on the differences between financial statement carrying amounts and the tax bases of assets and liabilities. HFA uses the enacted tax rates expected to apply to taxable income in the years in which these temporary differences are expected to be recovered or settled. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.

Earnings per Common Share

      The Business’ historical structure is not indicative of its prospective capital structure and, accordingly, historical earnings per share information has not been presented.

Derivative Financial Instruments

      During 2000, the Business entered into forward contracts as a hedge against certain foreign currency commitments on a contract in the United Kingdom. The total amount of the contracts was approximately $0.4 million with the final contract maturing on May 7, 2002. No contracts were outstanding at September 30, 2002. The contracts were marked to market, with gains and losses recognized in the consolidated statements of income. The Business does not use derivatives for trading purposes.

Segment Information and Customer Concentration

      The FASB issued SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, in February 1998. SFAS No. 131 establishes standards for the way that public business enterprises report information about operating segments in annual financial statements. This statement also requires companies that have a single reportable segment to disclose information about products and services, geographic areas, and major customers. This statement requires the use of the management approach to determine the information to be reported. The management approach is based on the way management organizes the enterprise to assess performance and make operating decisions regarding the allocation of resources. It is management’s opinion that, at this time, the Business has one reportable segment.

      The Business provides technical services and products through contractual arrangements as either prime contractor or subcontractor to other contractors, primarily for departments and agencies of the U.S. Government. U.S. Government contracts are subject to specific regulatory accounting and contracting guidelines including the Cost Accounting Standards and Federal Acquisition Regulations. The Business also provides technical services and products to foreign, state, and local governments, as well as customers in commercial markets. During the years ended September 30, 2000, 2001, and 2002, revenues from foreign countries were not significant.

      Revenues from services provided to various agencies of the U.S. Government represented $137.5 million or 88%, $180.7 million or 94% and $198.8 million or 98% of revenues for the years ended September 30, 2000, 2001 and 2002, respectively. Contract receivables from agencies of the U.S. Government represented

SELECTED OPERATIONS OF IIT RESEARCH INSTITUTE

Notes to Consolidated Financial Statements — (Continued)

$54.3 million or 94% and $48.7 million or 94% of accounts receivable at September 30, 2001 and 2002, respectively.

Recently Issued Accounting Pronouncements

      In June 2001, the Financial Accounting Standards Board issued SFAS No. 141, Business Combinations, and SFAS No. 142, Goodwill and Other Intangible Assets. SFAS 141 requires the purchase method of accounting to be used for all business combinations initiated after June 30, 2001. SFAS 141 also specifies criteria that intangible assets acquired in a business combination must meet to be recognized and reported apart from goodwill. As the Business is a not-for-profit, SFAS No. 141 is not applicable.

      SFAS 142 is effective for fiscal years beginning after December 15, 2001. SFAS 142 will not be applied to previously recognized goodwill and intangible assets arising from the acquisition of a for-profit business enterprise by a not-for-profit organization until interpretive guidance related to the application of the purchase method to those transactions is issued. SFAS 142 will be required to be adopted by Alion in connection with the proposed acquisition of the Business discussed in Note 13. SFAS No. 142 changes the accounting for goodwill from an amortization method to an impairment-only approach. Goodwill and other intangible assets that have an indefinite life will not be amortized, but rather will be tested for impairment annually or whenever an event occurs indicating that the asset may be impaired.

      In June 2001, the FASB issued SFAS No. 143, Accounting for Asset Retirement Obligations. SFAS 143 addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and for the associated asset retirement costs. SFAS 143 must be applied starting with fiscal years beginning after June 15, 2002. Management is currently evaluating the impact that the adoption of SFAS 143 will have on the consolidated financial statements.

      In August 2001, the FASB issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. SFAS No. 144 addresses financial accounting and reporting for the impairment or disposal of long-lived assets. While SFAS No. 144 supersedes SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, it retains many of the fundamental provisions of that Statement. SFAS No. 144 also supersedes the accounting and reporting provisions of APB Opinion No. 30, Reporting the Results of Operations — Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual, and Infrequently Occurring Events and Transactions, for the disposal of a segment of a business. It retains, however, the requirement in APB Opinion No. 30 to report separately discontinued operations, and extends that reporting to a component of an entity that either has been disposed of (by sale, abandonment, or in a distribution to owners) or is classified as held for sale. SFAS No. 144 is effective for fiscal years beginning after December 15, 2001, and interim periods within those fiscal years. Management does not believe that the adoption of SFAS 144 will have a significant impact on its consolidated financial statements.

      During June 2002, the FASB issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities. Such standard requires costs associated with exit or disposal activities (including restructurings) to be recognized when the costs are incurred, rather than at a date of commitment to an exit or disposal plan. SFAS No. 146 nullifies Emerging Issues Task Force (“EITF”) Issue No. 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring). Under SFAS No. 146, a liability related to an exit or disposal activity is not recognized until such liability has actually been incurred whereas under EITF Issue No. 94-3 a liability was recognized at the time of a commitment to an exit or disposal plan. The provisions of this standard are effective for disposal activities initiated after December 31, 2002.

SELECTED OPERATIONS OF IIT RESEARCH INSTITUTE

Notes to Consolidated Financial Statements — (Continued)

Reclassifications

      Certain amounts in the prior years financial statements have been reclassified to conform to the current year’s presentation.

(4) Business Combinations

      Effective September 30, 1998, the Business completed the acquisition of Human Factors Applications, Inc. (HFA) for $3.0 million. HFA is a U.S. supplier of ordnance and explosive waste remediation with core competencies in the areas of demilitarization, demining, environmental remediation, explosion sciences, sensor and software integration, and training. The Business purchased all the outstanding shares of HFA’s common stock. The Business allocated a portion of the purchase price to the assets acquired and liabilities assumed at the date of acquisition based upon their estimated fair values and recorded the balance of $1.5 million as goodwill. The results of HFA’s operations are included in the Business’ consolidated financial statements beginning on October 1, 1998.

      Effective May 31, 1999, the Business acquired EMC Science Center, Inc. (EMC) for $3.0 million. EMC has technical expertise in electromagnetic environmental effects testing, standards and training, and operates a certified test laboratory. The Business acquired all the assets and assumed all the liabilities of EMC. The Business allocated a portion of the purchase price to the assets acquired and liabilities assumed at the date of acquisition based upon their estimated fair values and recorded the balance of $2.3 million as goodwill. The results of operations of EMC are included in the Business’ consolidated financial statements beginning on June 1, 1999.

      On June 12, 1999, the Business acquired 25% of the outstanding common stock of AB Technologies, Inc. (AB) for $6.0 million. AB Technologies specializes in modeling and simulation related to training exercises, education and training support, complex problem analysis and systems, and military policy development for the U.S. Government and other customers. A portion of the purchase price was allocated to the estimated fair value of the net assets acquired while the balance of $4.2 million was recorded as goodwill. The Business used the equity method to account for its initial common stock purchase. At September 30, 1999, the Business’ investment in AB Technologies reflected its proportionate share of net losses from June 13, 1999. At September 30, 1999, the Business owed the previous owners of AB Technologies $2.0 million under notes payable. AB Technologies reported revenue of approximately $28.5 million for the nine months ended September 30, 1999.

      Effective February 7, 2000, the Business acquired the remaining assets and liabilities from the other shareholders of AB Technologies for approximately $5.4 million. The acquisition was accounted for as a step acquisition. The Business allocated a portion of the purchase to the assets acquired and liabilities assumed at the date of acquisition based upon their estimated fair values. The Business recorded the remaining balance of $4.3 million as goodwill. The purchase agreement contains an earnout provision under which the Business could be required to make additional payments to the other former shareholders of AB Technologies. These payments cannot exceed $11.5 million and are based on the future net income of AB Technologies’ operations through February 7, 2005. For the years ended September 30, 2001 and 2002, the Business accrued contingent consideration obligations of $0.6 million and $0.6 million, respectively, under this purchase agreement. Such amounts are included in long-term debt in the accompanying consolidated balance sheets.

      From June 12, 1999 through February 7, 2000, the Business provided management and accounting services to AB Technologies under an administrative agreement. The Business recovered expenses under this agreement of $1.5 million for the period ended September 30, 1999 and an additional $2.8 million through February 7, 2000.

SELECTED OPERATIONS OF IIT RESEARCH INSTITUTE

Notes to Consolidated Financial Statements — (Continued)

      The following unaudited pro forma summary information presents the results of operations as if the AB Technologies acquisition had been completed at the beginning of the period presented and is not necessarily indicative of the results of operations of the Business that might have occurred had the acquisition been completed at the beginning of the period specified, nor is it necessarily indicative of future operating results:

2000

(In thousands)
Revenue	$169,268
Net income	$5,698

      In May 2002, the Business acquired the assets of Daedalic, Inc. for $0.8 million in a business combination to be accounted for as a purchase. The Business allocated the purchase price to the assets acquired and recorded the balance of $0.4 million as goodwill. The pro forma impact of this acquisition was not significant.

      Aggregate goodwill amortization expense related to the aforementioned business combinations was $1.5 million, $1.8 million, and $2.0 million during the years ended September 30, 2000, 2001, and 2002, respectively.

(5) Property, Plant, and Equipment

      Property, plant, and equipment at September 30 consisted of the following:

	2002	2001

	(In thousands)
Buildings and building improvements	$15,925	$15,780
Leasehold improvements	922	469
Equipment and software	28,647	25,201

Total cost	45,494	41,450
Less accumulated depreciation and amortization	37,106	35,615

Net property, plant, and equipment	$8,388	$5,835

      Depreciation and leasehold improvement amortization expense for property, plant and equipment was $2.3 million, $1.7 million, and $1.5 million in the fiscal years ended September 30, 2000, 2001, and 2002, respectively.

      In May 2000, the Business sold land in Annapolis, Maryland for $2.3 million, and recognized a gain of $1.3 million during fiscal year 2000.

      In December 2000, the Business sold its Chicago research tower, engineering buildings, and related assets for $12.5 million to the Illinois Institute of Technology. The Business leased back six of the 19 floors in the tower under a 10-year operating lease agreement. The Business applied sale/leaseback accounting and deferred recognition of the $4.9 million gain arising from this transaction. The Business recognized $0.4 million and $0.5 million of the gain in fiscal years 2001 and 2002, respectively, and the deferred balance at September 30, 2002 was $4.0 million. The deferred gain is being recognized over the remaining life of the lease. See Note 9 for further discussion regarding lease commitments.

      In fiscal year 2002, the Business completed the implementation of PeopleSoft’s human resource software. The Business capitalized $1.9 million of costs associated with the implementation including software license and consultant expenses. The Business accounted for the costs of the implementation in accordance with AICPA Statement of Position 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use.

SELECTED OPERATIONS OF IIT RESEARCH INSTITUTE

Notes to Consolidated Financial Statements — (Continued)

(6) Debt

      The Business maintains a revolving bank credit agreement with First Union Bank that is secured by qualifying billed and unbilled accounts receivable and allows borrowings of up to $25.0 million. The maximum amount available is calculated monthly using a borrowing base formula based on percentages of eligible billed and unbilled accounts receivable. Advances under the agreement bear interest, at the Business’ election, at either the prime rate (4.75% at September 30, 2002) or the London Interbank Offering Rate (LIBOR) plus a fee. Historically, the Business has elected the prime rate. The agreement extends through December 22, 2002. The Business also had $0.5 million in standby letters of credit outstanding at September 30, 2002 with First Union Bank.

      Long-term debt at September 30 consisted of the following:

	2002	2001

	(In thousands)
Note payable to First Union Bank, due in December 2002	$3,330	$10,820
Other notes payable, primarily to previous owners of EMC and AB Tech	1,654	1,207

Total long-term debt	4,984	12,027
Less current portion	3,330	141

Long-term debt, excluding current portion	$1,654	$11,886

      The Business is subject to certain debt covenants relating to the revolving bank credit agreement with First Union Bank. As of September 30, 2002, all debt covenants had been met.

      IITRI incurred interest expense of $1.8 million, $1.6 million, and $0.9 million and the Business was allocated interest expense of $1.4 million, $0.9 million, and $0.6 million for the years ended September 30, 2000, 2001, and 2002, respectively.

(7) Income Taxes

      For fiscal year 2000, the Business recorded an income tax provision of $0.2 million for unrelated business income arising from the AB Technologies acquisition.

      For the years ended September 30, 2000, 2001 and 2002, HFA had operating income of $0.5 million, $1.0 million and $1.6 million, respectively. The Business recorded an income tax provision of $0.4 million, $0.3 million, and $0.6 million for the years ended September 30, 2000, 2001 and 2002, respectively, related to HFA. Deferred taxes were not significant at September 30, 2001 and 2002.

(8) Pensions and Postretirement and Other Benefits

      The Business sponsors two defined contribution retirement plans that cover substantially all full-time employees. The plans are funded by contributions from the Business and its employees. The employer’s contributions under the plans were $1.5 million, $3.5 million, and $4.2 million for the years ended September 30, 2000, 2001 and 2002, respectively.

      The Business also sponsors a medical benefits plan providing certain medical, dental, and vision coverage to eligible employees and former employees. The Business has a self-insured funding policy with a stop-loss limit under an insurance agreement. Certain funds are set aside in a trust fund from which the medical benefit claims are paid. At September 30, 2001 and 2002, the trust fund balance was $0.9 million and $0.04 million, respectively.

      The Business also provides postretirement medical benefits for employees who meet certain age and service requirements. Retiring employees may become eligible for those benefits at age 55 if they have

SELECTED OPERATIONS OF IIT RESEARCH INSTITUTE

Notes to Consolidated Financial Statements — (Continued)

20 years of service, or at age 60 with 10 years of service. The plan provides benefits until age 65 and requires employees to pay one-quarter of their health care premiums. A small, closed group of employees is eligible for coverage after age 65. These retirees contribute a fixed portion of the health care premium.

      Following is a reconciliation of the plan’s funded status with the accrued benefit cost shown on the consolidated balance sheets at September 30:

	2002	2001

	(In thousands)
Accumulated postretirement benefit obligation:
Retirees	$287	$358
Fully eligible active plan participants	739	508
Other active plan participants	1,296	1,144

	$2,322	$2,010

Reconciliation of beginning and ending benefit obligation:
Benefit obligation at October 1	$2,010	$1,780
Service cost	112	61
Interest cost	253	152
Actuarial loss	158	135
Benefits paid	(211)	(118)

Benefit obligation at September 30	$2,322	$2,010

Change in fair value of plan assets:
Fair value of plan assets at October 1	—	—
Funded status of the plan:
Obligation at September 30	(2,322)	(2,010)
Unrecognized net transition obligation	953	900.00
Unrecognized prior service cost	(156)	(153.00)
Unrecognized net loss (gain)	5	(82)

Accrued postretirement benefits recognized in the consolidated balance sheets	$(1,520)	$(1,345)

      The components of net periodic postretirement benefit cost for the years ended September 30 are as follows:

	2002	2001	2000

Service cost	$112	$61	$112
Interest cost	253	152	253
Amortization of unrecognized net transition obligation	94	94	94
Amortization of unrecognized prior-service cost	(19)	(19)	(19)

Net periodic postretirement benefit cost	$440	$288	$440

      The health care cost trend rates used to determine the accumulated postretirement benefit obligation are 11.5% in fiscal year 2002, decreasing each year to an ultimate of 5.5% per year in fiscal 2014. Based on the number of employees currently participating in these plans, it is estimated that a 1% increase each year in the health care cost trend rates would result in increases of $0.014 million in the service and interest cost

SELECTED OPERATIONS OF IIT RESEARCH INSTITUTE

Notes to Consolidated Financial Statements — (Continued)

components of the net periodic postretirement benefit cost and $0.24 million in the accumulated postretirement benefit obligation. Similarly, a 1% decrease each year in the health care cost trend rates would result in decreases of $0.013 million in the service and interest cost components of the net periodic postretirement benefit cost and $0.2 million in the accumulated postretirement benefit obligation. The discount rate used to measure the accumulated postretirement benefit obligation at September 30, 2001 and 2002 was 7.5% and 7.0%, respectively.

      The Business provides other deferred compensation and participation in a flexible option plan for certain key executives. Aggregate amounts granted under the flexible option plan were $0.3 million and $2.0 million as of September 30, 2001 and 2002, respectively. These amounts vest over a five-year period from the original date of grant and vesting accelerates upon a change in control. No amounts have vested as of September 30, 2002. Funds granted under the plan are invested in a limited variety of mutual funds selected by the grantee. These assets are owned by the Business and subject to the claims of general creditors of the Business. The deferred compensation liability to the participants is recorded over the service period as compensation expense.

(9) Leases

      Future minimum lease payments under non-cancelable operating leases for buildings, equipment, and automobiles at September 30, 2002, are as follows:

(In thousands)
Fiscal years ending:
2003	$8,544
2004	7,913
2005	7,511
2006	5,637
2007	5,664
Thereafter	11,040

$46,309

      Rent expense under operating leases was $2.5 million, $6.3 million, and $8.3 million for the years ended September 30, 2000, 2001, and 2002, respectively.

      The Business periodically enters into other lease obligations which are directly chargeable to current contracts. These obligations are covered by current available contract funds or are cancelable upon termination of the related contracts.

(10)	Transactions between the Business and the Illinois Institute of Technology

      Except as noted in the following paragraph, the Business recognizes as operating expense amounts assessed by the Illinois Institute of Technology primarily for lease payments and utility costs related to shared facilities, including steam and electricity charges, and for shared grounds maintenance and security costs. For the fiscal years ended September 30, 2000, 2001, and 2002, such amounts totaled $1.8 million, $3.2 million, and $3.6 million, respectively.

      Distributions from the Business to the Illinois Institute of Technology are determined by and made on a voluntary basis and at the direction of IITRI’s Board of Governors. For fiscal years 2000, 2001, 2002, distributions amounted to $1.3 million, $1.6 million, and $0.9 million, respectively.

SELECTED OPERATIONS OF IIT RESEARCH INSTITUTE

Notes to Consolidated Financial Statements — (Continued)

      The accompanying consolidated statements of changes in owner’s net investment include adjustments that represent changes in net assets of Life Sciences Operation which included the period’s net loss and capital funding requirements. Such amounts will not be reimbursed to or refunded by the Business subsequent to the acquisition by Alion described in Note 13.

      See Note 5 for a discussion of the Business’ sale of assets to the Illinois Institute of Technology.

(11)	Commitments and Contingencies

Legal Proceedings

      The Business is involved in various claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect upon the financial position, results of operations, or liquidity of the Business.

AB Technologies Lawsuit

      On September 12, 2002, the former owners of AB Technologies (Former Owners) filed a lawsuit (AB Tech Lawsuit) against IITRI in Circuit Court for Fairfax County, Virginia. The complaint alleges breach of the AB Technologies asset purchase agreement (Asset Purchase Agreement), and claims damages of $8.2 million. The Former Owners asked the court to order an accounting of their earnout. IITRI has filed a Notice of Removal, asking the United States District Court for the Eastern District of Virginia to remove the AB Tech Lawsuit from the state court and assume jurisdiction over it in federal court.

      On September 16, 2002, IITRI filed a lawsuit against the Former Owners which asks the court to compel the Former Owners to submit disputed issues to an independent accounting firm in accordance with the requirements of the Asset Purchase Agreement, make a declaratory judgment concluding that IITRI is entitled to an approximately $1.1 million downward adjustment of the purchase price paid under the Asset Purchase Agreement, and conclude that IITRI properly computed the earnout in accordance with the earnout formula in the Asset Purchase Agreement.

      Upon the closing of the proposed acquisition of the Business by Alion, Alion assumed responsibility for and acquired all claims under these lawsuits.

      IITRI has accrued its estimate of the earnout liability based on the earnout formula in the Asset Purchase Agreement.

Government Audits

      The amount of U.S. Government contract revenue and expense reflected in the consolidated financial statements attributable to cost reimbursement contracts is subject to audit and possible adjustment by the Defense Contract Audit Agency (DCAA). The government considers the Business a major contractor and DCAA maintains an office on site to perform its various audits throughout the year. DCAA has concluded its audits of the Business’ indirect expense rates and cost accounting practices through fiscal year 2000. There were no significant cost disallowances for the fiscal years ended September 30, 1999 and 2000.

      IITRI, as a not-for-profit organization receiving federal funds, is required to have an annual compliance audit in accordance with the provisions of OMB Circular A-133, Audits of States, Local Governments, and Non-profit Organizations. Accordingly, for purposes of these financial statements, the Business is subject to similar audit requirements. Although DCAA has completed its incurred cost audit for the Business’ year ended September 30, 2000, the Business’ A-133 audit for the year ended September 30, 2001, has not been completed. It is the opinion of management that unallowable costs, if any, associated with this audit will be insignificant.

SELECTED OPERATIONS OF IIT RESEARCH INSTITUTE

Notes to Consolidated Financial Statements — (Continued)

(12)	Interim Period Information (Unaudited)

      See Note 1 for a description of the Business’ interim periods.

	2002				2001

	1st	2nd	3rd	4th	1st	2nd	3rd	4th

Revenue	$43,701	$44,853	$64,485	$48,699	$40,700	$44,465	$59,611	$48,376
Net income (loss)	$1,390	$1,037	$745	$745	$1,772	$2,090	$2,236	$3,399

(13)	Sale of Business (Unaudited)

      On December 20, 2002, Alion purchased the Business from IITRI for total aggregate proceeds of $127,879 consisting of:

•	$58,571 cash, consisting of $56,721 paid to IITRI and $1,517 paid for certain transaction expenses on behalf of IITRI, and $333 paid for other transaction expenses.

•	$39,900 in seller notes to IITRI with detachable warrants representing approximately 26% of the outstanding common of stock of Alion (on a fully diluted basis) attached. The seller notes bear a weighted average interest rate of 6.7% per annum,

•	$20,343 in mezzanine notes to the IITRI with detachable warrants representing 12% of the outstanding common stock of Alion (on a fully diluted basis) attached. The mezzanine notes bear interest at 12% per annum,

•	transaction costs of $2,300, less the $1,517 noted above;

•	assumption of debt from Wachovia (formerly First Union) of $6,188; and

•	amounts due to IITRI of $2,094.

ALION SCIENCE AND TECHNOLOGY CORPORATION

Common Stock

KSOP Interests

January 22, 2004

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.*

Securities and Exchange Commission registration fee	$—
Blue sky filing fees	350
Accounting fees and expenses	25,000
Legal fees and expenses	50,000
Trustee fees and expenses	50,000
Printing costs	150,000
Miscellaneous	10,000

Total	$285,350

*	The amounts represent an estimate of the specified expenses in connection with the issuance and distribution of the securities covered by this Registration Statement for the remainder of calendar year 2004, and do not represent cumulative expenses to date or any future expenses in respect of the Registrant or any securities previously issued, or which may in the future be issued, by the Registrant.

Item 14.	Indemnification of Directors and Officers.

      Subsection (a) of Section 145 of the Delaware General Corporation Law (the “DGCL”) empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation (to include any service as a director, officer, or employee or agent of the corporation which imposes duties on, or involves services by such individual with respect to an employee benefit plan, its participants or beneficiaries.) as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (which includes employee benefit plans) (an “agent”), against expenses (including attorneys’ fees), judgments, fines (to include any excise taxes assessed on a person with respect to any employee benefit plan) and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation (which includes if such person acted in good faith and in a manner he/she reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan) and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. A person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner not opposed to the best interests of the corporation.

      Subsection (b) of Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted as an agent of the corporation, against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only if the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

      Section 145 of the DGCL further provides, among other things, that to the extent a present or former director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145 of the DGCL or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred in connection therewith. Indemnification provided for by Section 145 of the DGCL shall not be deemed exclusive of any other rights to which the indemnified party may be entitled.

      Indemnification provided for by Section 145 of the DGCL shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators. Section 145 of the DGCL also empowers the corporation to purchase and maintain insurance on behalf of an agent of the corporation against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liabilities under Section 145 of the DGCL.

      Article Tenth of our Certificate of Incorporation and Article XI of our Bylaws entitles our officers and directors to indemnification to the full extent permitted by Section 145 of the DGCL. Article XI of our Bylaws allows us to purchase insurance for the benefit of our officers and directors.

      As of September 30, 2003, we have provided insurance from a commercial carrier against certain liabilities incurred by our directors and officers, including acts and omissions occurring prior to the closing date of the IITRI acquisition and relating to establishment and formation of Alion Science and Technology Corporation.

      We have entered into indemnification agreements with our directions and with our named executive officers. The form of indemnification agreement provides that we generally will indemnify our director and officers for expenses incurred by them in connection with their service to Alion to the fullest extent permitted by applicable law when:

•	the director or officer is, or is threatened to be made, a party to or a participant in any threatened, pending or completed action, suit, arbitration, administrative hearing, or other similar proceeding; and

•	the director or officer acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of our company.

      Only in certain limited circumstances would a director or officer not be entitled to indemnification.

Item 15.	Recent Sales of Unregistered Securities.

      On December 19, 2001, we issued 100 shares of our common stock for a purchase price of $1,000 to Alion Science and Technology Corporation Employee Ownership, Savings and Investment Trust (the “ESOP trust”) pursuant to a subscription agreement, dated December 19, 2001, between the ESOP trust and us. Shares were issued pursuant to an exemption by reason of Section 4(2) of the Securities Act of 1933. The issuance was made without general solicitation or advertising.

      As payment of a portion of the total purchase price for the acquisition of substantially of all IITRI’s assets, as of December 20, 2002, we issued to IITRI the Mezzanine Note together with 524,229 warrants to purchase shares of our common stock. The warrants have an exercise price of $10 per share, subject to adjustments and are exercisable until the sixth anniversary of the issue date. The warrants were offered pursuant to an exemption to registration provided under Section 4(2) of the Securities Act of 1933.

      As payment of a portion of the total purchase price for the acquisition of substantially all of IITRI’s assets, as of December 20, 2002, we issued to IITRI the Subordinated Note together with 1,080,437 warrants to purchase shares of our common stock. The warrants have an exercise price of $10 per share, subject to adjustments and are exercisable until the eighth anniversary of the issuance date. The warrants were offered pursuant to an exemption to registration provided under Section 4(2) of the Securities Act of 1933.

      In exchange for Dr. Atefi’s agreement to waive his right to payment to him of $0.86 million from his deferred compensation account with IITRI, as of December 20, 2002, we entered into a deferred compensation agreement with Dr. Atefi and issued him 22,062 warrants to purchase shares of our common stock. The warrants have an exercise price of $10 per share, subject to adjustments. The warrants were offered pursuant to an exemption to registration provided under Section 4(2) of the Securities Act of 1933.

      In March and May 2003, the Company raised approximately $0.7 million in cash through a private placement of its common stock. The Company sold 55,028 shares of common stock to the ESOP trust for $10.00 per share and 16,598 shares at $11.13 per share. The Company issued an additional 89,955 shares of common stock to the ESOP trust at $11.13 per share as a contribution to the KSOP Plan. The shares of common stock were offered pursuant to an exemption from registration under Section 4(2) of the Securities Act of 1933.

      In September 2003, the Company raised approximately $1.2 million in cash through a private placement of its common stock. The Company sold 109,627 shares of common stock to the ESOP trust for $11.13 per share and 2,649 shares at $14.71 per share. The Company also issued 124,447 additional shares of common stock to the ESOP trust at $14.71 per share as a contribution to the KSOP Plan. The shares of common stock were offered pursuant to an exemption from registration under Section 4(2) of the Securities Act of 1933.

Item 16.	Exhibits and Financial Statement Schedules.

(a) Exhibits

Exhibit
No.	Description

3.1	Second Amended and Restated Certificate of Incorporation of Beagle Holdings, Inc.(3)
3.2	Amended and Restated By-laws of Alion Science and Technology Corporation.(1)
4.1	Amended and Restated Alion Science and Technology Corporation Employee Ownership, Savings and Investment Plan.(2)
4.2	First Amendment to The Alion Science and Technology Corporation Employee Ownership, Savings and Investment Plan.(7)
4.3	Second Amendment to The Alion Science and Technology Corporation Employee Ownership, Savings and Investment Plan.(8)
4.4	Third Amendment to The Alion Science and Technology Corporation Employee Ownership, Savings and Investment Plan.(8)
4.5	Fourth Amendment to The Alion Science and Technology Corporation Employee Ownership, Savings and Investment Plan.(8)
5.1	Opinion of Baker & McKenzie, Washington D.C. regarding legality of securities issued.(2)
5.2	The Opinion of Sanders, Schnabel & Brandenburg, P.C., regarding compliance of the Alion Science and Technology Corporation Employee Ownership, Savings, and Investment Plan with the requirements of ERISA.
8.1	Opinion of Baker & McKenzie, Washington D.C. regarding S corporation status (tax matters).(7)
10.1	Fourth Amended and Restated Asset Purchase Agreement by and between Alion Science and Technology Corporation and IITRI. (6)
10.2	Alion Science and Technology Corporation 2002 Stock Appreciation Rights Plan by and between Alion Science and Technology Corporation, and its directors, officers, and employees.(1)
10.3	Revolving credit and term loan facility by and among LaSalle Bank National Association as agent, various lenders and Alion Science and Technology Corporation.(5)
10.4	Mezzanine Note Securities Purchase Agreement by and between IITRI and Alion Science and Technology Corporation.(5)

Exhibit
No.		Description

10	.4.1	Mezzanine Note Securities Purchase Agreement Waiver Letter Agreement.(2)
10.5		Seller Note Securities Purchase Agreement by and between IITRI and Alion Science and Technology Corporation.(7)
10.6		Mezzanine Warrant Agreement.(5)
10.7		Seller Warrant Agreement.(5)
10.8		Rights Agreement.(7)
10.9		First Amendment to The Alion Science and Technology Corporation 2002 Stock Appreciation Rights Plan.(8)
10.14		Employment Agreement between Alion Science and Technology Corporation and Bahman Atefi.(7)
10.15		Employment Agreement between Alion Science and Technology Corporation and Stacy Mendler.(7)
10.16		Employment Agreement between Alion Science and Technology Corporation and Randall Crawford.(7)
10.17		Employment Agreement between Alion Science and Technology Corporation and Barry Watson.(7)
10.18		Employment Agreement between Alion Science and Technology Corporation and John Hughes.(7)
10.20		Employment Agreement between IIT Research Institute and Gary Amstutz dated December 20, 2002.(5)
10.21		Alion Mezzanine Deferred Compensation Agreement between Alion Science and Technology Corporation and Bahman Atefi. (5)
10.22		Alion Mezzanine Warrant Agreement between Alion Science and Technology Corporation, Alion Science and Technology Corporation Employee Ownership, Savings and Investment Trust, and Bahman Atefi.(5)
10.23		Alion Executive Deferred Compensation Plan.(7)
10.24		Alion Director Deferred Compensation Plan.(7)
10.25		Stock Purchase Agreement between Alion Science and Technology Corporation and Alion Science and Technology Corporation Employee Ownership, Savings and Investment Trust.(5)
10.26		Alion Science and Technology Corporation Phantom Stock Plan.(7)
10.27		First Amendment to The Alion Science and Technology Corporation Employee Phantom Stock Plan.(9)
10.28		First Amendment to The Alion Science and Technology Corporation Director Deferred Compensation Plan.(8)
21		Subsidiaries of Alion Science and Technology Corporation: (i) Human Factors Applications, Inc., incorporated in the Commonwealth of Pennsylvania, and (ii) Innovative Technology Solutions Corporation, incorporated in the State of New Mexico, are wholly-owned by Alion Science and Technology Corporation.
23.1		Consent of KPMG LLP.
23.2		Consent of Baker & McKenzie, Washington, D.C. (included in Exhibit 5.1).
24.1		Power of Attorney.(4)

(1)	Incorporated by reference to the corresponding exhibit previously filed as an exhibit to the Company’s Post-Effective Amendment No. 2 to the Registration Statement on Form S-1 filed with the Securities and Exchange Commission on December 9, 2002 (File no. 950133-2-4018).

(2)	Incorporated by reference to the corresponding exhibit previously filed as an exhibit to the Company’s Pre-Effective Amendment No. 3 to the Registration Statement on Form S-1 filed with the Securities and Exchange Commission on October 7, 2002 (File no. 950133-2-3343).

(3)	Incorporated by reference to the corresponding exhibit previously filed as an exhibit to the Company’s Pre-Effective Amendment No. 2 to the Registration Statement on Form S-1 filed with the Securities and Exchange Commission on September 17, 2002 (File no. 950133-2-3224).

(4)	Incorporated by reference to the corresponding exhibit previously filed as an exhibit to the Company’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission on June 4, 2002 (File no. 950133-2-2198).

(5)	Incorporated by reference to the corresponding exhibit previously filed as an exhibit to the Company’s Amended Quarterly Report on Form 10-Q/A for the interim period ending December 20, 2002, filed with the Securities and Exchange Commission on February 6, 2003 (File no. 950133-3-267).

(6)	Incorporated by reference to the corresponding exhibit previously filed as an exhibit to the Company’s Post-Effective Amendment No. 1 to the Registration Statement on Form S-1 filed with the Securities and Exchange Commission on November 21, 2002 (File no. 950133-2-3909).

(7)	Incorporated by reference to the corresponding exhibit previously filed as an exhibit to the Company’s Post-Effective Amendment No. 3 to the Registration Statement on Form S-1 filed with the Securities and Exchange Commission on March 24, 2003 (File no. 950133-3-862).

(8)	Incorporated by reference to the corresponding exhibit previously filed as an exhibit to the Company’s quarterly report on Form 10-Q for the quarterly period ended July 4, 2003, filed with the Securities and Exchange Commission on August 15, 2003 (File no. 950133-03-002960).

(9)	Incorporated by reference to the corresponding exhibit previously filed as an exhibit to the Company’s annual report on Form 10-K for the fiscal year ended September 30, 2003, filed with the Securities and Exchange Commission on December 24, 2003 (File no. 950133-03-004374).

(b)	Consolidated Financial Statement Schedules

      The following consolidated financial statement schedule is filed as part of this registration statement and should be read in conjunction with the consolidated financial statements.

      Schedule II — Valuation and Qualifying Accounts

      Schedules other than those referred to above have been omitted because they are not applicable or not required or because the information is included elsewhere in the consolidated financial statements or the notes thereto.

Item 17.	Undertakings.

      The undersigned registrant hereby undertakes:

1. to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

2. that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

3. to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report (or employee benefit plan’s annual report) pursuant to Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of McLean, state of Virginia, on January 22, 2004.

ALION SCIENCE AND TECHNOLOGY CORPORATION

By:	/s/ BAHMAN ATEFI

Bahman Atefi

Chairman, Chief Executive Officer and Director

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ BAHMAN ATEFI Bahman Atefi	Chairman, Chief Executive Officer and Director	January 22, 2004

/s/ JACK HUGHES Jack Hughes	Chief Financial Officer (Principal Financial Officer)	January 22, 2004

/s/ GARY AMSTUTZ Gary Amstutz	Senior Vice President and Executive Director of Finance (Principal Accounting Officer)	January 22, 2004

/s/ LESLIE ARMITAGE Leslie Armitage*	Director	January 22, 2004

/s/ LEWIS COLLENS Lewis Collens*	Director	January 22, 2004

/s/ ADMIRAL HAROLD W. GEHMAN, JR. Admiral (Ret.) Harold W. Gehman, Jr.	Director	January 22, 2004

/s/ DONALD E. GOSS Donald E. Goss*	Director	January 22, 2004

/s/ ROBERT L. GROWNEY Robert L. Growney*	Director	January 22, 2004

/s/ GENERAL GEORGE A. JOULWAN General (Ret.) George A. Joulwan*	Director	January 22, 2004

/s/ GENERAL MICHAEL E. RYAN General (Ret.) Michael E. Ryan*	Director	January 22, 2004

/s/ EDWARD C. ALDRIDGE, JR. Edward C. Aldridge, Jr.	Director	January 22, 2004

* Executed pursuant to a power of attorney.

EXHIBIT INDEX

Exhibit
No.		Description

3.1		Second Amended and Restated Certificate of Incorporation of Beagle Holdings, Inc.(3)
3.2		Amended and Restated By-laws of Alion Science and Technology Corporation.(1)
4.1		Amended and Restated Alion Science and Technology Corporation Employee Ownership, Savings and Investment Plan.(2)
4.2		First Amendment to The Alion Science and Technology Corporation Employee Ownership, Savings and Investment Plan.(7)
4.3		Second Amendment to The Alion Science and Technology Corporation Employee Ownership, Savings and Investment Plan.(8)
4.4		Third Amendment to The Alion Science and Technology Corporation Employee Ownership, Savings and Investment Plan.(8)
4.5		Fourth Amendment to The Alion Science and Technology Corporation Employee Ownership, Savings and Investment Plan.(8)
5.1		Opinion of Baker & McKenzie, Washington D.C. regarding legality of securities issued.(2)
5.2		The Opinion of Sanders, Schnabel & Brandenburg, P.C., regarding compliance of the Alion Science and Technology Corporation Employee Ownership, Savings, and Investment Plan with the requirements of ERISA.
8.1		Opinion of Baker & McKenzie, Washington D.C. regarding S corporation status (tax matters).(7)
10.1		Fourth Amended and Restated Asset Purchase Agreement by and between Alion Science and Technology Corporation and IITRI. (6)
10.2		Alion Science and Technology Corporation 2002 Stock Appreciation Rights Plan by and between Alion Science and Technology Corporation, and its directors, officers, and employees.(1)
10.3		Revolving credit and term loan facility by and among LaSalle Bank National Association as agent, various lenders and Alion Science and Technology Corporation.(5)
10.4		Mezzanine Note Securities Purchase Agreement by and between IITRI and Alion Science and Technology Corporation.(5)
10	.4.1	Mezzanine Note Securities Purchase Agreement Waiver Letter Agreement.(2)
10.5		Seller Note Securities Purchase Agreement by and between IITRI and Alion Science and Technology Corporation.(7)
10.6		Mezzanine Warrant Agreement.(5)
10.7		Seller Warrant Agreement.(5)
10.8		Rights Agreement.(7)
10.9		First Amendment to The Alion Science and Technology Corporation 2002 Stock Appreciation Rights Plan.(8)
10.14		Employment Agreement between Alion Science and Technology Corporation and Bahman Atefi.(7)
10.15		Employment Agreement between Alion Science and Technology Corporation and Stacy Mendler.(7)
10.16		Employment Agreement between Alion Science and Technology Corporation and Randall Crawford.(7)
10.17		Employment Agreement between Alion Science and Technology Corporation and Barry Watson.(7)
10.18		Employment Agreement between Alion Science and Technology Corporation and John Hughes.(7)
10.20		Employment Agreement between IIT Research Institute and Gary Amstutz dated December 20, 2002.(5)
10.21		Alion Mezzanine Deferred Compensation Agreement between Alion Science and Technology Corporation and Bahman Atefi. (5)
10.22		Alion Mezzanine Warrant Agreement between Alion Science and Technology Corporation, Alion Science and Technology Corporation Employee Ownership, Savings and Investment Trust, and Bahman Atefi.(5)

Exhibit
No.	Description

10.23	Alion Executive Deferred Compensation Plan.(7)
10.24	Alion Director Deferred Compensation Plan.(7)
10.25	Stock Purchase Agreement between Alion Science and Technology Corporation and Alion Science and Technology Corporation Employee Ownership, Savings and Investment Trust.(5)
10.26	Alion Science and Technology Corporation Phantom Stock Plan.(7)
10.27	First Amendment to The Alion Science and Technology Corporation Employee Phantom Stock Plan.(9)
10.28	First Amendment to The Alion Science and Technology Corporation Director Deferred Compensation Plan.(8)
21	Subsidiaries of Alion Science and Technology Corporation: (i) Human Factors Applications, Inc., incorporated in the Commonwealth of Pennsylvania, and (ii) Innovative Technology Solutions Corporation, incorporated in the State of New Mexico, are wholly-owned by Alion Science and Technology Corporation.
23.1	Consent of KPMG LLP.
23.2	Consent of Baker & McKenzie, Washington, D.C. (included in Exhibit 5.1).
24.1	Power of Attorney.(4)

(1)	Incorporated by reference to the corresponding exhibit previously filed as an exhibit to the Company’s Post-Effective Amendment No. 2 to the Registration Statement on Form S-1 filed with the Securities and Exchange Commission on December 9, 2002 (File no. 950133-2-4018).

(2)	Incorporated by reference to the corresponding exhibit previously filed as an exhibit to the Company’s Pre-Effective Amendment No. 3 to the Registration Statement on Form S-1 filed with the Securities and Exchange Commission on October 7, 2002 (File no. 950133-2-3343).

(3)	Incorporated by reference to the corresponding exhibit previously filed as an exhibit to the Company’s Pre-Effective Amendment No. 2 to the Registration Statement on Form S-1 filed with the Securities and Exchange Commission on September 17, 2002 (File no. 950133-2-3224).

(4)	Incorporated by reference to the corresponding exhibit previously filed as an exhibit to the Company’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission on June 4, 2002 (File no. 950133-2-2198).

(5)	Incorporated by reference to the corresponding exhibit previously filed as an exhibit to the Company’s Amended Quarterly Report on Form 10-Q/A for the interim period ending December 20, 2002, filed with the Securities and Exchange Commission on February 6, 2003 (File no. 950133-3-267).

(6)	Incorporated by reference to the corresponding exhibit previously filed as an exhibit to the Company’s Post-Effective Amendment No. 1 to the Registration Statement on Form S-1 filed with the Securities and Exchange Commission on November 21, 2002 (File no. 950133-2-3909).

(7)	Incorporated by reference to the corresponding exhibit previously filed as an exhibit to the Company’s Post-Effective Amendment No. 3 to the Registration Statement on Form S-1 filed with the Securities and Exchange Commission on March 24, 2003 (File no. 950133-3-862).

(8)	Incorporated by reference to the corresponding exhibit previously filed as an exhibit to the Company’s quarterly report on Form 10-Q for the quarterly period ended July 4, 2003, filed with the Securities and Exchange Commission on August 15, 2003 (File no. 950133-03-002960).

(9)	Incorporated by reference to the corresponding exhibit previously filed as an exhibit to the Company’s annual report on Form 10-K for the fiscal year ended September 30, 2003, filed with the Securities and Exchange Commission on December 24, 2003 (File no. 950133-03-004374).